     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 23, 1998
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------
                            PEREGRINE SYSTEMS, INC.

             (Exact name of Registrant as specified in its charter)

           DELAWARE                          7372                  95-3773312
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                   Classification Code No.)      Identification
incorporation or organization)                                      Number)

                             12670 HIGH BLUFF DRIVE
                          SAN DIEGO, CALIFORNIA 92130
                                 (619) 481-5000

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                         ------------------------------

                               RICHARD T. NELSON
                       VICE PRESIDENT AND GENERAL COUNSEL
                            PEREGRINE SYSTEMS, INC.
                             12670 HIGH BLUFF DRIVE
                          SAN DIEGO, CALIFORNIA 92130
                                 (619) 481-5000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

       DOUGLAS H. COLLOM, ESQ.                     GARY L. GREEN, ESQ.
       ROBERT F. KORNEGAY, ESQ.                   DEBORAH A. HAYS, ESQ.
        MARK B. BAUDLER, ESQ.                    ALBERT C. BRISTOW, ESQ.
        PRIYA S. CHERIAN, ESQ.                       Archer & Greiner
   Wilson Sonsini Goodrich & Rosati              Professional Corporation
       Professional Corporation                   One Centennial Square
          650 Page Mill Road                  Haddonfield, New Jersey 08033
   Palo Alto, California 94304-1050                   (609) 795-2121
            (650) 493-9300

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT AND THE SATISFACTION OR WAIVER OF CERTAIN CONDITIONS UNDER THE AGREEMENT AND PLAN OF REORGANIZATION DESCRIBED HEREIN.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                           PROPOSED               PROPOSED
                                                     AMOUNT                 MAXIMUM                MAXIMUM
           TITLE OF EACH CLASS OF                     TO BE             OFFERING PRICE            AGGREGATE
        SECURITIES TO BE REGISTERED               REGISTERED(1)             PER(2)               OFFERING(2)
Common Stock, $0.001 par value per share....        3,764,497               $23.625              $88,936,242
Warrants to acquire Common Stock, $0.001 par
  value per share...........................         202,701                $23.625              $4,710,366


                                                    AMOUNT OF
           TITLE OF EACH CLASS OF                 REGISTRATION
        SECURITIES TO BE REGISTERED                  FEE(3)
Common Stock, $0.001 par value per share....       $26,236.19
Warrants to acquire Common Stock, $0.001 par
  value per share...........................        $1,412.70

(1) Based upon an estimate of the maximum number of shares of the Common Stock of the Registrant, $0.001 par value per share, issuable in connection with the Merger of the Registrant and Innovative Tech Systems, Inc. ("Innovative") described herein, consisting of shares (the "Registrant Shares") issuable upon the conversion of the Common Stock of Innovative.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Section 6(b) under the Securities Act of 1933, as amended (the "Securities Act"). The proposed maximum offering price is based on the average of the high and low sales prices of the Registrant's Common Stock on the Nasdaq National Market on June 16, 1998.

(3) A fee of $13,988.31 was previously paid by the Registrant pursuant to Rule 14a-6 promulgated under the Securities Exchange Act of 1934, as amended, in connection with the filing of the preliminary Proxy Statement/Prospectus on June 10, 1998. Pursuant to Rule 457(b) under the Securities Act, such fee is being credited against the registration fee, and accordingly, an additional $13,660.58 is being paid in connection with the Registration Statement.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      [INNOVATIVE TECH SYSTEMS, INC. LOGO]
                             444 JACKSONVILLE ROAD
                         WARMINSTER, PENNSYLVANIA 18974

                                 JUNE 24, 1998

Dear Shareholder:

    A Special Meeting of the Shareholders (the "Innovative Special Meeting") of Innovative Tech Systems, Inc., an Illinois corporation ("Innovative"), will be held at 10:00 a.m., local time, on Monday, July 27, 1998, at The Courtyard by Marriott, 2350 Easton Road, Willow Grove, Pennsylvania 19090.

    At the Innovative Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of May 7, 1998 (the "Merger Agreement"), by and among Innovative, Peregrine Systems, Inc., a Delaware corporation ("Peregrine"), and Homer Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Peregrine ("Merger Sub"), and the transactions contemplated thereunder, including a merger pursuant to which Merger Sub will be merged with and into Innovative (the "Merger"), whereby, among other things, Innovative will survive the Merger and become a wholly-owned subsidiary of Peregrine.

    In connection with the Merger, each share of Innovative's common stock, par value $0.0185 per share ("Innovative Common Stock"), issued and outstanding at the time the Merger becomes effective (the "Effective Time"), will be converted into 0.2341 of a share (the "Exchange Ratio") of Peregrine's common stock, par value $0.001 per share ("Peregrine Common Stock"). In addition, as a result of the Merger, each outstanding option to purchase shares of Innovative Common Stock (each, an "Innovative Option") will be assumed by Peregrine and become an option to acquire such number of shares of Peregrine Common Stock (rounded down to the nearest whole number) as the holder of such Innovative Option would have been entitled to receive pursuant to the Merger had such holder exercised such Innovative Option in full, including as to unvested shares, immediately prior to the Effective Time (each, a "Peregrine Option"). The exercise price per share of the Peregrine Option (rounded up to the nearest whole cent) will equal (i) the aggregate exercise price for the shares of Innovative Common Stock purchasable pursuant to the Innovative Option divided by (ii) the number of shares of Peregrine Common Stock purchasable pursuant to the Peregrine Option. Based upon the number of Innovative Options outstanding as of June 18, 1998, approximately 512,523 additional shares of Peregrine Common Stock would be reserved for issuance to holders of Innovative Options in connection with Peregrine's assumption of such options.

    In addition, simultaneously with the solicitation of proxies from shareholders of Innovative seeking approval of the Merger and the Merger Agreement, Innovative is soliciting the consent of holders of certain outstanding redeemable warrants to acquire Innovative Common Stock (the "Innovative Warrants") with respect to certain amendments to the terms of the Innovative Warrants and the terms of the Warrant Agreement, dated as of July 26, 1994 as amended through the date hereof (the "Warrant Agreement"), between Innovative and Continental Stock Transfer & Trust Company (the "Warrant Amendment"). The Warrant Agreement governs the Innovative Warrants, and the Innovative Warrants are subject to its terms. If holders representing the requisite percentage interest of Innovative Warrants consent to the Warrant Amendment, at the Effective Time, each Innovative Warrant will be exchanged for and converted into the right to receive that number of shares of Peregrine Common Stock, based on the Exchange Ratio, as would have been the case if such Innovative Warrant had been exercised for Innovative Common Stock immediately prior to the Effective Time on a net issuance basis, based on the average of the last reported sale prices of Peregrine Common Stock as reported on the Nasdaq National Market on the five most recent trading days ending on the trading day immediately prior to the Effective Time.

    In the event holders representing the requisite percentage interest of Innovative Warrants do not consent to the Warrant Amendment prior to the Effective Time, each outstanding Innovative Warrant will be assumed by Peregrine and become a warrant to acquire, on substantially the same terms and conditions as were applicable under such Innovative Warrant, that number of shares of Peregrine Common Stock (rounded down to the nearest whole number) that the holder of the Innovative Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such Innovative Warrant immediately prior to the Effective Time (the "Peregrine Warrant"). The exercise price per share of the Peregrine Warrant (rounded up to the nearest whole cent) will equal (i) the aggregate exercise price for the shares of Innovative Common Stock purchasable pursuant to the Innovative Warrant divided by (ii) the number of shares of Peregrine Common Stock purchasable pursuant to the Peregrine Warrant. In the event the requisite number of consents is not obtained and Peregrine is required to assume the Innovative Warrants in connection with the Merger, Peregrine will, promptly after the Effective Time, effect a redemption of the then-outstanding Peregrine Warrants in accordance with their terms. Peregrine, Innovative, and the holders of certain additional outstanding warrants to acquire Innovative Common Stock originally issued to A.S. Goldmen & Co., Inc., the underwriter of Innovative's 1994 public offering (the "Underwriter Warrants"), have previously entered an agreement providing for an amendment to the Underwriter Warrants on substantially the same terms as proposed for the Innovative Warrants pursuant to the Warrant Amendment. In addition, the terms of the Warrant Agreement require the consent of A.S. Goldmen & Co., Inc. in connection with the Warrant Amendment, which consent has already been obtained. In the event the Merger is terminated in accordance with the Merger Agreement, the Warrant Amendment and the amendment to the Underwriter Warrants will cease to be effective.

    Based upon the number of shares of Peregrine Common Stock, Innovative Common Stock, Innovative Warrants, and Underwriter Warrants outstanding as of June 18, 1998, an aggregate of approximately 2,959,164 shares of Peregrine Common Stock would be issued in connection with the Merger (including approximately 78,556 shares issuable upon exchange and conversion of the Underwriter Warrants and approximately 202,030 shares issuable upon exchange and conversion of the Innovative Warrants, assuming approval of the Warrant Amendment and, for purposes of the net issuance conversion feature, a price of $24.188 per share of Peregrine Common Stock), representing approximately 13.3% of the total number of shares of Peregrine Common Stock outstanding after giving effect to such issuance. Based on the last reported sale price of Peregrine Common Stock on the Nasdaq National Market on June 19, 1998, the Exchange Ratio would result in a per share purchase price of $6.06 for Innovative Common Stock. To receive certificates representing their Peregrine Common Stock, shareholders of Innovative holding certificated shares must, after the Merger, deliver the certificates representing their Innovative Common Stock (or a bond in respect thereof) in the manner described in the attached Innovative Tech Systems, Inc. Proxy Statement and Information Statement/Peregrine Systems, Inc. Prospectus (the "Proxy Statement/ Prospectus"). INNOVATIVE SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES AT THIS TIME.

    CONSUMMATION OF THE MERGER REQUIRES THAT THE SHAREHOLDERS OF INNOVATIVE APPROVE THE MERGER AGREEMENT. THE BOARD OF DIRECTORS OF INNOVATIVE HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND THAT THE MERGER IS IN THE BEST INTERESTS OF, INNOVATIVE AND ITS SHAREHOLDERS AND, THEREFORE, UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF INNOVATIVE COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

    At the May 5, 1998 meeting of the Innovative Board, NationsBanc Montgomery Securities LLC delivered its opinion that the consideration to be paid by Peregrine to the shareholders of Innovative in the Merger is fair to such shareholders, from a financial point of view, as of the date of such opinion. A complete copy of such opinion is attached to the accompanying Proxy Statement/Prospectus as Annex C.

    In the material accompanying this letter, you will find a Notice of Special Meeting of Shareholders, a proxy card, and a Proxy Statement/Prospectus relating to the actions to be taken by shareholders at the Innovative Special Meeting and by holders of the Innovative Warrants in connection with the Warrant Amendment. The Proxy Statement/Prospectus, which you should read carefully, more fully describes the terms of the Merger Agreement, the Merger, and includes information about Peregrine and Innovative. The Merger Agreement is attached as Annex A to the Proxy Statement/Prospectus.

    Certain shareholders of Innovative beneficially owning approximately 30.9% of the outstanding shares of Innovative Common Stock (24.7% excluding certain shares of Innovative Common Stock currently subject to separate voting agreements between certain registered shareholders of Innovative and certain executive officers of Innovative that are terminable upon a resale of such shares by the registered shareholder) have entered into shareholder voting agreements pursuant to which they have agreed to vote their shares of Innovative Common Stock at the Innovative Special Meeting in favor of the Merger Agreement. Notwithstanding these shareholder voting agreements, the vote of each shareholder of Innovative is important, and all shareholders are encouraged to vote. All shareholders are cordially invited to attend the Innovative Special Meeting in person. If you attend the Innovative Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy card.

                                          Sincerely,

                                          /s/ William M. Thompson

                                          William M. Thompson
                                          Chairman of the Board of Directors

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE INNOVATIVE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. YOUR PROXY MAY BE WITHDRAWN BY YOU AT ANY TIME BEFORE IT IS VOTED. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. PLEASE DO NOT SEND ANY INNOVATIVE STOCK CERTIFICATES IN YOUR PROXY ENVELOPE.

                      [INNOVATIVE TECH SYSTEMS, INC. LOGO]
                             444 JACKSONVILLE ROAD
                         WARMINSTER, PENNSYLVANIA 18974
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                             ---------------------

    NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Innovative Special Meeting") of Innovative Tech Systems, Inc., an Illinois corporation ("Innovative"), will be held at 10:00 a.m., local time, on Monday, July 27, 1998, at The Courtyard by Marriott, 2350 Easton Road, Willow Grove, Pennsylvania 19090 for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Reorganization (the "Merger Agreement"), dated as of May 7, 1998, by and among Peregrine Systems, Inc., a Delaware corporation ("Peregrine"), Homer Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Peregrine ("Merger Sub"), and Innovative, pursuant to which, among other things,
(a) Merger Sub will be merged with and into Innovative, whereby Innovative will be the surviving corporation and will become a wholly-owned subsidiary of Peregrine (the "Merger") and (b) each outstanding share of common stock, par value $0.0185 per share, of Innovative ("Innovative Common Stock") will be converted into the right to receive 0.2341 of a share of common stock, par value $0.001 per share, of Peregrine ("Peregrine Common Stock"); and

    2. To transact such other business as may properly come before the Innovative Special Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or to obtain additional votes in favor of the Merger, or any postponements or adjournments thereof.

    The Merger and related transactions are more fully described in the Innovative Tech Systems, Inc. Proxy Statement and Information Statement/Peregrine Systems, Inc. Prospectus and the annexes thereto, including the Merger Agreement, accompanying this Notice. Any action may be taken on any of the foregoing proposals at the Innovative Special Meeting on the date specified above or on any date to which the Innovative Special Meeting may be properly postponed or adjourned. Shareholders of record at the close of business on June 18, 1998, are entitled to notice of and to vote at the Innovative Special Meeting and any adjournment or postponement thereof. Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Innovative Common Stock. Certain shareholders of Innovative beneficially owning approximately 30.9% of the outstanding shares of Innovative Common Stock (24.7% excluding certain shares of Innovative Common Stock currently subject to separate voting agreements between certain registered shareholders of Innovative and certain executive officers of Innovative that are terminable upon a resale of such shares by the registered shareholder) have entered into voting agreements pursuant to which they have agreed to vote their shares of Innovative Common Stock at the Innovative Special Meeting in favor of the Merger Agreement and the Merger. The list of shareholders entitled to vote at the Innovative Special Meeting will be available for examination ten days prior to the Innovative Special Meeting at the principal executive offices of Innovative, 444 Jacksonville Road, Warminster, Pennsylvania 18974.

    ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO COMPLETE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ William M. Thompson

                                          WILLIAM M. THOMPSON
                                          CHAIRMAN

Warminster, Pennsylvania
June 24, 1998

 YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE INNOVATIVE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. YOUR PROXY MAY BE WITHDRAWN BY YOU AT ANY TIME BEFORE IT IS VOTED. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. PLEASE DO NOT SEND ANY INNOVATIVE STOCK CERTIFICATES IN YOUR PROXY ENVELOPE.

                      [INNOVATIVE TECH SYSTEMS, INC. LOGO]

                             444 JACKSONVILLE ROAD
                         WARMINSTER, PENNSYLVANIA 18974
                                 JUNE 24, 1998

Dear Warrant Holder:

    Innovative Tech Systems, Inc., an Illinois corporation ("Innovative"), has entered into an Agreement and Plan of Reorganization, dated as of May 7, 1998 (the "Merger Agreement"), by and among Innovative, Peregrine Systems, Inc., a Delaware corporation ("Peregrine"), and Homer Acquisition Corporation, a Delaware corporation ("Merger Sub"). Pursuant to the Merger Agreement, Merger Sub will be merged with and into Innovative (the "Merger"), and Innovative will survive the Merger and become a wholly-owned subsidiary of Peregrine.

    In connection with the Merger, each share of Innovative's common stock, par value $0.0185 per share ("Innovative Common Stock"), issued and outstanding at the time the Merger becomes effective (the "Effective Time"), will be converted into 0.2341 of a share (the "Exchange Ratio") of Peregrine's common stock, par value $0.001 per share ("Peregrine Common Stock"). In addition, as a result of the Merger, each outstanding option to purchase shares of Innovative Common Stock (each, an "Innovative Option") will be assumed by Peregrine and become an option to acquire such number of shares of Peregrine Common Stock (rounded down to the nearest whole number) as the holder of such Innovative Option would have been entitled to receive pursuant to the Merger had such holder exercised such Innovative Option in full, including as to unvested shares, immediately prior to the Effective Time (each, a "Peregrine Option"). The exercise price per share of the Peregrine Option (rounded up to the nearest whole cent) will equal (i) the aggregate exercise price for the shares of Innovative Common Stock purchasable pursuant to the Innovative Option divided by (ii) the number of shares of Peregrine Common Stock purchasable pursuant to the Peregrine Option.

    Consummation of the Merger will require the approval of holders of a majority of the outstanding shares of Innovative Common Stock, and a special meeting of shareholders of Innovative will be held at 10:00 a.m., local time, on Monday, July 27, 1998 (the "Innovative Special Meeting"), at The Courtyard by Marriott, 2350 Easton Road, Willow Grove, Pennsylvania 19090 for the purpose of approving the Merger. Innovative currently anticipates that the Merger will become effective immediately following shareholder approval at the Innovative Special Meeting. Certain shareholders of Innovative beneficially owning approximately 30.9% of the outstanding shares of Innovative Common Stock (24.7% excluding certain shares of Innovative Common Stock currently subject to separate voting agreements between certain registered shareholders of Innovative and certain executive officers of Innovative that are terminable upon a resale of such shares by the registered shareholder) have entered into shareholder voting agreements pursuant to which they have agreed to vote their shares of Innovative Common Stock at the Innovative Special Meeting in favor of the Merger Agreement.

    Simultaneously with the solicitation of proxies from shareholders of Innovative seeking approval of the Merger and the Merger Agreement, Innovative is soliciting your consent as a holder of outstanding redeemable warrants to acquire Innovative Common Stock (the "Innovative Warrants") to certain amendments to the terms of the Innovative Warrants and the Warrant Agreement, dated as of July 26, 1994, as amended through the date hereof (the "Warrant Agreement"), between Innovative and Continental Stock Transfer & Trust Company (collectively, the "Warrant Amendment"). The Warrant Agreement governs the Innovative Warrants, and the Innovative Warrants are subject to its terms. The Warrant Amendment will become effective at 5:00 p.m. (Eastern Time) on the date on which Innovative has received properly executed Warrant Consents approving the Warrant Amendment, and such Warrant Consents have not been revoked or otherwise withdrawn, from holders of 66 2/3% in interest of the Innovative Warrants (based on the number of shares of Innovative Common Stock issuable upon exercise of the Innovative Warrants) (the "Warrant Effective Time"). In the event that the Merger is terminated in accordance with the Merger Agreement after the Warrant Effective Time, the Warrant Amendment, and the amendment to the Underwriter Warrants discussed below, will cease to be effective. The Warrant Amendment is attached to the accompanying Innovative Tech Systems, Inc. Proxy Statement and Information Statement/Peregrine Systems, Inc. Prospectus (the "Proxy Statement/Prospectus") as Annex B and is described in specific detail in the section of the Proxy Statement/Prospectus captioned "The Warrant Amendment."

    If holders representing the requisite percentage interest of Innovative Warrants consent to the Warrant Amendment, at the Effective Time, each Innovative Warrant will be exchanged for and converted into the right to receive that number of shares of Peregrine Common Stock, based on the Exchange Ratio, as would have been the case if the Innovative Warrants had been exercised for Innovative Common Stock immediately prior to the Effective Time on a net issuance basis, based on the average of the last reported sale prices of Peregrine Common Stock as reported by the Nasdaq National Market on the five most recent trading days ending on the trading day immediately prior to the Effective Time. In the event holders representing the requisite percentage interest of holders of Innovative Warrants have not consented to the Warrant Amendment prior to the Effective Time, then at the Effective Time, each outstanding Innovative Warrant will be assumed by Peregrine and become a warrant to acquire, on substantially the same terms and conditions as were applicable under such Innovative Warrants, that number of shares of Peregrine Common Stock (rounded down to the nearest whole number) that the holder of the Innovative Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such Innovative Warrant immediately prior to the Effective Time (the "Peregrine Warrant"). The exercise price per share of the Peregrine Warrant (rounded up to the nearest whole cent) will equal (i) the aggregate exercise price for the shares of Innovative Common Stock purchasable pursuant to the Innovative Warrant divided by (ii) the number of shares of Peregrine Common Stock purchasable pursuant to the Peregrine Warrant.

    IN THE EVENT THE REQUISITE NUMBER OF WARRANT CONSENTS IS NOT OBTAINED AND PEREGRINE IS REQUIRED TO ASSUME THE INNOVATIVE WARRANTS IN CONNECTION WITH THE MERGER, PEREGRINE WILL, PROMPTLY AFTER THE EFFECTIVE TIME, EFFECT A REDEMPTION OF THE THEN-OUTSTANDING PEREGRINE WARRANTS IN ACCORDANCE WITH THEIR TERMS.

    Peregrine, Innovative, and the holders of certain additional outstanding warrants to acquire Innovative Common Stock originally issued to A.S. Goldmen & Co., Inc., the underwriter of Innovative's 1994 public offering (the "Underwriter Warrants"), have previously entered an agreement providing for an amendment to the Underwriter Warrants on substantially the same terms as proposed for the Innovative Warrants pursuant to the Warrant Amendment. In addition, the terms of the Warrant Agreement require the consent of A.S. Goldmen & Co., Inc. in connection with the Warrant Amendment, which consent has been previously obtained.

    THE BOARD OF DIRECTORS OF INNOVATIVE HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE MERGER, AND THE WARRANT AMENDMENT AND BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND THAT THE MERGER IS IN THE BEST INTERESTS OF, INNOVATIVE, ITS SHAREHOLDERS, AND THE HOLDERS OF THE INNOVATIVE WARRANTS AND, THEREFORE, UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF INNOVATIVE WARRANTS APPROVE THE WARRANT AMENDMENT IN CONNECTION WITH THE MERGER.

    At the May 5, 1998 meeting of the Innovative Board, NationsBanc Montgomery Securities LLC delivered its opinion that the consideration to be paid by Peregrine to the shareholders of Innovative in the Merger is fair to such shareholders, from a financial point of view, as of the date of such opinion. A complete copy of such opinion is attached to the accompanying Proxy Statement/Prospectus as Annex C.

    In the material accompanying this letter, you will find a Notice of Proposed Warrant Amendment, the Proxy Statement/Prospectus relating to the proposed Warrant Amendment and also to the actions to be taken by shareholders at the Innovative Special Meeting, and a Warrant Consent to be executed by you. The Proxy Statement/Prospectus, which you should read carefully, more fully describes the terms of the Merger Agreement, the Merger, and the Warrant Amendment and includes information about Peregrine and Innovative. The Merger Agreement is attached as Annex A to the Proxy Statement/Prospectus.

                                          Sincerely,

                                          /s/ William M. Thompson

                                          William M. Thompson
                                          Chairman of the Board of Directors

 YOUR WARRANT CONSENT IS IMPORTANT. PLEASE COMPLETE, SIGN AND DATE YOUR WARRANT CONSENT AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID
 ENVELOPE. YOUR WARRANT CONSENT MAY BE WITHDRAWN BY YOU ON WRITTEN NOTICE TO INNOVATIVE AT ANY TIME BEFORE THE WARRANT AMENDMENT HAS BECOME EFFECTIVE. PLEASE DO NOT SEND ANY INNOVATIVE STOCK CERTIFICATES OR WARRANT CERTIFICATES IN YOUR ENVELOPE.

                      [INNOVATIVE TECH SYSTEMS, INC. LOGO]

                             444 JACKSONVILLE ROAD

                         WARMINSTER, PENNSYLVANIA 18974
                             ---------------------

           NOTICE OF REQUEST FOR WRITTEN CONSENT TO WARRANT AMENDMENT

                             ---------------------

    NOTICE IS HEREBY GIVEN that the Board of Directors of Innovative Tech Systems, Inc., an Illinois corporation ("Innovative"), seeks the written consent (each, a "Warrant Consent") of holders of certain outstanding redeemable warrants (the "Innovative Warrants") to purchase Innovative's common stock, par value $0.0185 per share (the "Innovative Common Stock"), issued pursuant to, and governed by, the terms and provisions of the Warrant Agreement, dated as of July 26, 1994 as amended through the date hereof, between Innovative and Continental Stock Transfer & Trust Company (the "Warrant Agreement"), with respect to a proposed amendment of the Innovative Warrants and the Warrant Agreement (the "Warrant Amendment"). Innovative is soliciting consents to the Warrant Amendment in connection with the Agreement and Plan of Reorganization, dated as of May 7, 1998 (the "Merger Agreement"), by and among Peregrine Systems, Inc., a Delaware corporation ("Peregrine"), Homer Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Peregrine ("Merger Sub"), and Innovative, pursuant to which, among other things, (a) Merger Sub will be merged with and into Innovative, whereby Innovative will be the surviving corporation and will become a wholly-owned subsidiary of Peregrine (the "Merger") and (b) each outstanding share of Innovative Common Stock issued and outstanding at the time the Merger becomes effective (the "Effective Time") will be converted into the right to receive 0.2341 of a share (the "Exchange Ratio") of Peregrine's common stock, par value $0.001 per share ("Peregrine Common Stock").

    If the holders of 66 2/3% in interest of the Innovative Warrants consent to the Warrant Amendment, at the Effective Time, each Innovative Warrant will be exchanged for and converted into the right to receive that number of shares of Peregrine Common Stock, based on the Exchange Ratio, as would have been the case if the Innovative Warrants had been exercised for Innovative Common Stock immediately prior to the Effective Time on a net issuance basis, based on the average of the last reported sale prices of Peregrine Common Stock as reported by the Nasdaq National Market on the five most recent trading days ending on the trading day immediately prior to the Effective Time. In the event holders of the requisite percentage interest of Innovative Warrants do not consent to the Warrant Amendment prior to the Effective Time, each outstanding Innovative Warrant will be assumed by Peregrine and become a warrant to acquire, on substantially the same terms and conditions as were applicable under such Innovative Warrant that number of shares of Peregrine Common Stock (rounded down to the nearest whole number) that the holder of the Innovative Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such Innovative Warrant immediately prior to the Effective Time (the "Peregrine Warrant"). The exercise price per share of the Peregrine Warrant (rounded up to the nearest whole cent) will equal (i) the aggregate exercise price for the shares of Innovative Common Stock purchasable pursuant to the Innovative Warrant divided by (ii) the number of shares of Peregrine Common Stock purchasable pursuant to the Peregrine Warrant. The Warrant Amendment will become effective at 5:00 p.m. (Eastern Time) on the date on which Innovative has received properly executed Warrant Consents approving the Warrant Amendment, and such Warrant Consents have not been revoked or otherwise withdrawn, from holders of 66 2/3% in interest of the Innovative Warrants (based on the number of shares of Innovative Common Stock issuable upon exercise of the Innovative Warrants) (the "Warrant Effective Time"). In the event the Merger is terminated in accordance with the Merger Agreement after the Warrant Effective Time, the Warrant Amendment, and the amendment to the Underwriter Warrants discussed below, will cease to be effective. IN THE EVENT THE REQUISITE NUMBER OF CONSENTS IS NOT OBTAINED AND PEREGRINE IS REQUIRED TO ASSUME THE INNOVATIVE WARRANTS IN CONNECTION WITH THE MERGER, PEREGRINE WILL, PROMPTLY AFTER THE EFFECTIVE TIME, EFFECT A REDEMPTION OF THE THEN-OUTSTANDING PEREGRINE WARRANTS IN ACCORDANCE WITH THEIR TERMS.

    Peregrine, Innovative, and the holders of certain additional outstanding warrants to acquire Innovative Common Stock originally issued to A.S. Goldmen & Co., Inc., the underwriter of Innovative's 1994 public offering (the "Underwriter Warrants"), have previously entered into an agreement providing for an amendment to the Underwriter Warrants on substantially the same terms as proposed for the Innovative Warrants pursuant to the Warrant Amendment. In addition, the terms of the Warrant Agreement require the consent of A.S. Goldmen & Co., Inc., in connection with the Warrant Amendment, which consent has been previously obtained.

    The Merger, the Warrant Amendment, and certain related transactions are more fully described in the Innovative Tech Systems, Inc. Proxy Statement and Information Statement/Peregrine Systems, Inc. Prospectus (the "Proxy Statement/Prospectus") and the annexes thereto, including the Merger Agreement and the Warrant Amendment, accompanying this Notice.

    Holders of record of Innovative Warrants at the close of business on June 18, 1998 are entitled to consent to the Warrant Amendment.

    The Warrant Consent accompanying the Proxy Statement/Prospectus is solicited on behalf of the Innovative Board for use in obtaining approval of the Warrant Amendment. Approval of the Warrant Amendment will require that Innovative receive Warrant Consents approving the Warrant Amendment from (i) A.S. Goldmen & Co., Inc. and (ii) the holders of 66 2/3% in interest of the Innovative Warrants (based on the number of shares of Innovative Common Stock issuable upon exercise of Innovative Warrants). The Warrant Consent of A.S. Goldmen & Co., Inc. has already been obtained. Any Warrant Consent given pursuant to this solicitation may be revoked at any time prior to the Warrant Effective Time by a writing delivered to Innovative at its principal executive offices identified above and addressed to the attention of John M. Thompson, President. No written revocation received after the Warrant Effective Time will be effective.

                                          By Order of the Board of Directors

                                          /s/ William M. Thompson

                                          William M. Thompson
                                          Chairman

Warminster, Pennsylvania

June 24, 1998

YOUR WARRANT CONSENT IS IMPORTANT. PLEASE COMPLETE, SIGN AND DATE YOUR WARRANT CONSENT AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. YOUR WARRANT CONSENT MAY BE WITHDRAWN BY YOU ON WRITTEN NOTICE TO INNOVATIVE AT ANY TIME BEFORE THE WARRANT AMENDMENT HAS BECOME EFFECTIVE. PLEASE DO NOT SEND ANY INNOVATIVE STOCK CERTIFICATES OR INNOVATIVE WARRANT CERTIFICATES IN YOUR ENVELOPE.

                         INNOVATIVE TECH SYSTEMS, INC.
                          SHAREHOLDER PROXY STATEMENT
                      WARRANT HOLDER INFORMATION STATEMENT

                            ------------------------

                       PEREGRINE SYSTEMS, INC. PROSPECTUS

                            ------------------------

    This Innovative Tech Systems, Inc. Shareholder Proxy Statement and Warrant Holder Information Statement/Peregrine Systems, Inc. Prospectus (the "Proxy Statement/Prospectus") is furnished in connection with (i) the solicitation by the Board of Directors (the "Innovative Board") of Innovative Tech Systems, Inc., an Illinois corporation ("Innovative"), of proxies from holders of its common stock, par value $0.0185 per share ("Innovative Common Stock"), for use at a special meeting of shareholders to be held at 10:00 a.m., local time, on Monday, July 27, 1998, at The Courtyard by Marriott, 2350 Easton Road, Willow Grove, Pennsylvania 19090 (together with any adjournment or postponement thereof, the "Innovative Special Meeting") and (ii) the solicitation by the Innovative Board of written consents (the "Warrant Consents") from the holders of certain outstanding redeemable warrants to acquire Innovative Common Stock (the "Innovative Warrants") to amend the Innovative Warrants and the Warrant Agreement, dated as of July 26, 1994 as amended through the date hereof (the "Warrant Agreement") between the Company and Continental Stock Transfer & Trust Company. The Warrant Agreement governs the Innovative Warrants, and the Innovative Warrants are subject to its terms.

    This Proxy Statement/Prospectus and the accompanying forms of proxy and/or Warrant Consent are first being mailed to shareholders of Innovative and to holders of the Innovative Warrants on or about June 24, 1998.

    At the Innovative Special Meeting, the holders of Innovative Common Stock will be asked (i) to approve and adopt the Agreement and Plan of Reorganization, dated as of May 7, 1998 (the "Merger Agreement"), by and among Innovative, Peregrine Systems, Inc., a Delaware corporation ("Peregrine"), and Homer Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Peregrine ("Merger Sub"), and (ii) to transact such other business as may properly come before the Innovative Special Meeting. Pursuant to the Warrant Consents, Innovative is requesting that the holders of the Innovative Warrants approve certain amendments to the Innovative Warrants and the Warrant Agreement, such that as of the Effective Time (as defined below), the Innovative Warrants shall, to the extent not previously exercised, be deemed automatically exchanged for and converted into the right to receive that number of shares of Peregrine Common Stock, based on the Exchange Ratio (as defined below), as would be the case if the Innovative Warrant had been exercised for Innovative Common Stock immediately prior to the Effective Time on a net issuance basis, based on the average of the last reported sale prices of Peregrine Common Stock (as defined below) as reported by the Nasdaq National Market on the five most recent trading days ending on the trading day immediately preceding the Effective Time, subject to surrender of the certificates representing the Innovative Warrants (or a bond in respect thereof). The Warrant Amendment will become effective at 5:00 p.m. (Eastern Time) on the date on which Innovative has received properly executed Warrant Consents approving the Warrant Amendment, and such Warrant Consents have not been revoked or otherwise withdrawn, from holders of 66 2/3% in interest of the Innovative Warrants (based on the number of shares of Innovative Common Stock issuable upon exercise of the Innovative Warrants).

    Peregrine and Innovative are referred to collectively herein as the "Companies." Peregrine and Innovative are sometimes referred to, after the consummation of the Merger and the transactions contemplated thereby, as the "Combined Company." The proposed amendments to the Innovative Warrants and the Warrant Agreement are referred to herein as the "Warrant Amendment." All information contained in this Proxy Statement/Prospectus relating to Peregrine has been supplied by Peregrine, and all information contained in this Proxy Statement/Prospectus relating to Innovative has been supplied by Innovative.

    This Proxy Statement/Prospectus also constitutes the prospectus of Peregrine for use in connection with the offer and issuance of shares of Peregrine Common Stock pursuant to the Merger (including in connection with the Warrant Amendment) and, if the Warrant Amendment is not approved, the Peregrine Warrants (as defined below). Upon the consummation of the Merger, which will occur upon the filing of required documentation with the Secretaries of State of the States of Delaware and Illinois (the "Effective Time"), each outstanding share of Innovative Common Stock (other than treasury shares and shares owned by Peregrine or its subsidiaries) will be converted into the right to receive
0.2341 of a share (the "Exchange Ratio") of Peregrine common stock, par value $0.001 per share ("Peregrine Common Stock"). At the Effective Time, each outstanding option to purchase shares of Innovative Common Stock (each, an "Innovative Option") will be assumed by Peregrine and become an option (a "Peregrine Option") to acquire on the same terms and conditions as were applicable under such Innovative Option, such number of shares of Peregrine Common Stock (rounded down to the nearest whole number) as the holder of such Innovative Option would have been entitled to receive pursuant to the Merger had such holder exercised such Innovative Option in full, including as to unvested shares, immediately prior to the Effective Time. The exercise price per share of the Peregrine Option (rounded up to the nearest whole cent) will equal (i) the aggregate exercise price for the shares of Innovative Common Stock purchasable pursuant to the Innovative Option divided by (ii) the number of shares of Peregrine Common Stock purchasable pursuant to the Peregrine Option.

    In the event the Warrant Amendment is not approved prior to the Effective Time, then at the Effective Time, each outstanding Innovative Warrant will be assumed by Peregrine and become a warrant to acquire on substantially the same terms and conditions as were applicable under such Innovative Warrant, that number of shares of Peregrine Common Stock (rounded down to the nearest whole number) that the holder of the Innovative Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such Innovative Warrant immediately prior to the Effective Time (each, a "Peregrine Warrant"). The exercise price per share of the Peregrine Warrant (rounded up to the nearest whole cent) will equal (i) the aggregate exercise price for the shares of Innovative Common Stock purchasable pursuant to the Innovative Warrant divided by (ii) the number of shares of Peregrine Common Stock purchasable pursuant to the Peregrine Warrant. In the event Peregrine is required to assume the Innovative Warrants in connection with the Merger, Peregrine will, promptly after the Effective Time, effect a redemption of the then-outstanding Peregrine Warrants in accordance with their terms. Peregrine, Innovative, and the holders of certain additional outstanding warrants (the "Underwriter Warrants") originally issued to A. S. Goldmen & Co., Inc. ("Goldmen"), the underwriter of Innovative's 1994 public offering, have previously entered an agreement providing for an amendment to the Underwriter Warrants on substantially the same terms as proposed for the Innovative Warrants pursuant to the Warrant Amendment. In addition, the terms of the Warrant Agreement require the consent of Goldmen in connection with the Warrant Amendment, which consent has been previously obtained. In the event the Merger is terminated in accordance with the Merger Agreement, the Warrant Amendment and the amendment to the Underwriter Warrants will cease to be effective.

    Based upon the number of shares of Peregrine Common Stock, Innovative Common Stock, Innovative Warrants, and Underwriter Warrants outstanding as of June 18, 1998, an aggregate of approximately 2,959,164 shares of Peregrine Common Stock would be issued in connection with the Merger (including approximately 78,556 shares issuable upon exchange and conversion of the Underwriter Warrants and approximately 202,030 shares issuable upon exchange and conversion of the Innovative Warrants, assuming approval of the Warrant Amendment and, for purposes of the net issuance conversion feature, a price of $24.188 per share of Peregrine Common Stock), representing approximately 13.3% of the total number of shares of Peregrine Common Stock outstanding after giving effect to such issuance. Based upon the number of Innovative Options outstanding as of June 18, 1998, approximately 512,523 additional shares of Peregrine Common Stock would be reserved for issuance to holders of Innovative Options in connection with Peregrine's assumption of such Innovative Options.

    The outstanding shares of Peregrine Common Stock are listed on the Nasdaq National Market under the symbol "PRGN," and it is a condition to the obligations of Peregrine and Innovative to consummate the Merger that the shares of Peregrine Common Stock to be issued in the Merger be approved for listing on the Nasdaq National Market, upon official notice of issuance. The last reported sale price of Peregrine Common Stock on the Nasdaq National Market on June 19, 1998, the last practicable trading date prior to the printing of this Proxy Statement/Prospectus, was $25.875 per share. Based on such last reported sale price, the Exchange Ratio would equal a purchase price for the Innovative Common Stock of $6.06 per share and, assuming approval of the Warrant Amendment, a purchase price for each Innovative Warrant of $6.04 per warrant (using such last sale price of Peregrine Common Stock for purposes of computing the number of shares of Innovative Common Stock that would have been issuable upon a net issuance of the Innovative Warrant). Because the Exchange Ratio is fixed, a change in the market price of Peregrine Common Stock before the Merger will affect the market value of the Peregrine Common Stock to be received by the shareholders of Innovative in the Merger as well as the number of shares and market value of Peregrine Common Stock to be received by holders of Innovative Warrants (assuming approval of the Warrant Amendment). The trading price of Peregrine Common Stock is subject to substantial volatility, and shareholders of Innovative and holders of the Innovative Warrants are encouraged to obtain current market quotations. Neither Innovative nor Peregrine is entitled to terminate the Merger Agreement based on changes in the per share trading price of Peregrine Common Stock or Innovative Common Stock or the per warrant trading price of the Innovative Warrants. See "Risk Factors--Risks Related to the Merger-- Fixed Exchange Ratio" and "--Volatility of Trading Prices."
                            ------------------------

    SEE "RISK FACTORS," BEGINNING ON PAGE 17, FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY SHAREHOLDERS OF INNOVATIVE AND HOLDERS OF THE INNOVATIVE WARRANTS.
                            ------------------------

    THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    NO PERSON HAS BEEN AUTHORIZED BY PEREGRINE OR INNOVATIVE TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE WARRANT CONSENTS OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PEREGRINE OR INNOVATIVE. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS PROXY STATEMENT/ PROSPECTUS OR A SOLICITATION OF A PROXY OR WARRANT CONSENT IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

    NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE INFORMATION CONTAINED HEREIN SINCE THE DATE HEREOF.
                            ------------------------

         THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS JUNE 23, 1998.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
AVAILABLE INFORMATION......................................................................................          1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................................................          1

TRADEMARKS.................................................................................................          2

FORWARD LOOKING STATEMENTS.................................................................................          2

SUMMARY....................................................................................................          3

  Introduction.............................................................................................          3
  The Companies............................................................................................          3
  The Proposed Merger......................................................................................          4
  The Innovative Special Meeting...........................................................................          5
  The Warrant Consent and The Warrant Amendment............................................................          6
  Recommendations of Innovative Board......................................................................          7
  Reasons for the Merger...................................................................................          7
  Opinion of Innovative's Financial Advisor................................................................          8
  Interests of Certain Persons in the Merger...............................................................          9
  No Solicitation..........................................................................................         10
  Representations and Warranties; Covenants................................................................         10
  Conditions to the Merger.................................................................................         10
  Amendment................................................................................................         11
  Termination..............................................................................................         11
  Break Up Fees............................................................................................         12
  Form S-3 or Form S-8 Registration Statement..............................................................         13
  Transfer of Certificates Representing Innovative Common Stock............................................         13
  Transfer of Certificates Representing Innovative Warrants................................................         13
  Dissenters' Rights.......................................................................................         13
  Certain Federal Income Tax Consequences of the Merger....................................................         13
  Certain Federal Income Tax Consequences of the Warrant Amendment.........................................         14
  Accounting Treatment.....................................................................................         14
  Governmental and Regulatory Matters......................................................................         15
  Restrictions on Resale of Peregrine Common Stock and Peregrine Warrants..................................         15
  Comparison of Stockholder Rights.........................................................................         15
  Market and Price Data....................................................................................         15
  Risk Factors.............................................................................................         16

RISK FACTORS...............................................................................................         17

  Risks Relating to the Merger.............................................................................         17
  Risks Relating to Peregrine..............................................................................         20
  Risks Relating to Innovative.............................................................................         25
  Risks Relating to Both Peregrine and Innovative..........................................................         28

SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA........................................         32

COMPARATIVE PER SHARE DATA.................................................................................         34

MARKET PRICE AND DIVIDEND INFORMATION......................................................................         35

  Peregrine................................................................................................         35
  Innovative...............................................................................................         35
  Recent Share and Warrant Prices..........................................................................         36
  Shareholders and Warrant Holders.........................................................................         36
  Dividends................................................................................................         37

                                                                                                               PAGE
                                                                                                             ---------
THE INNOVATIVE SPECIAL MEETING.............................................................................         38

  General..................................................................................................         38
  Record Date and Outstanding Shares.......................................................................         38
  Voting of Proxies........................................................................................         39
  Vote Required............................................................................................         39
  Abstentions; Broker Non-Votes............................................................................         40
  Solicitation of Proxies and Expenses.....................................................................         40
  Availability of Independent Accountants..................................................................         40
  Dissenters' Rights.......................................................................................         40

THE PLAN OF MERGER AND RELATED TRANSACTIONS................................................................         43

  Background of the Merger.................................................................................         43
  Reasons for the Merger...................................................................................         44
  Innovative Board Recommendation..........................................................................         47
  Opinion of NationsBanc Montgomery Securities LLC.........................................................         47
  Interests of Certain Persons in the Merger...............................................................         51
  Accounting Treatment.....................................................................................         53
  Innovative Voting Agreements.............................................................................         53
  Certain Federal Income Tax Consequences..................................................................         53
  Governmental and Regulatory Matters......................................................................         55
  Restrictions on Resale of Peregrine Common Stock and Peregrine Warrants..................................         55
  Nasdaq National Market Quotation.........................................................................         55
  Dissenters' Rights.......................................................................................         55

THE MERGER AGREEMENT.......................................................................................         56

  The Merger...............................................................................................         56
  Effective Time...........................................................................................         56
  Conversion of Securities.................................................................................         56
  Conduct Following the Merger.............................................................................         58
  Conduct of Innovative's Business Prior to the Merger.....................................................         58
  Representations and Warranties...........................................................................         61
  Form S-3 or Form S-8 Registration Statement..............................................................         61
  No Solicitation..........................................................................................         62
  Conditions to the Merger.................................................................................         63
  Termination of the Merger Agreement......................................................................         64
  Break Up Fees............................................................................................         64
  Related Agreements.......................................................................................         65

THE WARRANT AMENDMENT......................................................................................         67

  General..................................................................................................         67
  Record Date and Outstanding Warrants.....................................................................         68
  Warrant Consents.........................................................................................         68
  Vote Required............................................................................................         68
  Abstentions; Broker Non-Votes............................................................................         68
  Innovative Board Recommendation..........................................................................         69
  Terms of Warrant Amendment...............................................................................         69
  Effect of Warrant Amendment..............................................................................         69
  Peregrine Redemption.....................................................................................         70
  Transfer of Innovative Warrant Certificates..............................................................         71
  Certain Federal Income Tax Consequences of the Warrant Amendment.........................................         71

BUSINESS OF PEREGRINE......................................................................................         73

  Overview.................................................................................................         73
  Products.................................................................................................         74
  Product Development; Product Authorship Model............................................................         76

                                                                                                               PAGE
                                                                                                             ---------
  Technology...............................................................................................         77
  Sales and Marketing......................................................................................         78
  Professional Services and Customer Support...............................................................         79
  Competition..............................................................................................         79
  Intellectual Property....................................................................................         80
  Employees................................................................................................         81
  Properties...............................................................................................         81

PEREGRINE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS............         82

  Overview.................................................................................................         82
  Results of Operations....................................................................................         84
  Fiscal Years Ended March 31, 1996, 1997, and 1998........................................................         84
  Impact of Inflation......................................................................................         86
  Liquidity and Capital Resources..........................................................................         86
  Year 2000 Risks..........................................................................................         87

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS................................................         88

PEREGRINE MANAGEMENT.......................................................................................         91

  Executive Officers and Directors.........................................................................         91
  Director Compensation....................................................................................         93
  Compensation Committee Interlocks and Insider Participation..............................................         94
  Executive Compensation...................................................................................         95
  Employment Agreements and Change of Control Arrangements.................................................         98

PEREGRINE CERTAIN TRANSACTIONS.............................................................................        100

PEREGRINE STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT......................................        102

DESCRIPTION OF PEREGRINE CAPITAL STOCK.....................................................................        104

  General..................................................................................................        104
  Common Stock.............................................................................................        104
  Preferred Stock..........................................................................................        104
  Peregrine Warrants.......................................................................................        104
  Registration Rights......................................................................................        105
  Antitakeover Effects of Provisions of Certificate of Incorporation and Bylaws............................        105
  Effect of Delaware Antitakeover Statute..................................................................        106
  Transfer Agent...........................................................................................        106

BUSINESS OF INNOVATIVE.....................................................................................        107

  Overview.................................................................................................        107
  The Facilities Automation Industry.......................................................................        108
  Innovative Products/Services--The Innovative Solution....................................................        108
  Competition..............................................................................................        109
  Intellectual Property Rights.............................................................................        109
  Product Development......................................................................................        110
  Marketing and Distribution--The Innovative Strategy......................................................        110
  Significant Customers....................................................................................        111
  Employees................................................................................................        111
  Properties...............................................................................................        112
  Legal Proceedings........................................................................................        112

INNOVATIVE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS...........        113

  Overview and Significant Events..........................................................................        113

                                                                                                               PAGE
                                                                                                             ---------
  Results of Operations....................................................................................        114
  Liquidity and Capital Resources..........................................................................        115
  Impact of Inflation......................................................................................        116
  Recent Accounting Pronouncements.........................................................................        116
  Year 2000 Risks..........................................................................................        117

INNOVATIVE DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE...........................        118

INNOVATIVE MANAGEMENT......................................................................................        120

  Executive Officers and Directors.........................................................................        120
  Director Compensation....................................................................................        121
  Compensation Committee Interlocks and Insider Participation..............................................        121
  Executive Compensation...................................................................................        122

INNOVATIVE CERTAIN TRANSACTIONS............................................................................        124

INNOVATIVE STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.....................................        125

DESCRIPTION OF INNOVATIVE CAPITAL STOCK....................................................................        126

  General..................................................................................................        126
  Common Stock.............................................................................................        126
  Preferred Stock..........................................................................................        127
  Warrants.................................................................................................        127
  Registration Rights......................................................................................        130
  Transfer Agent...........................................................................................        130

COMPARATIVE RIGHTS OF SHAREHOLDERS OF INNOVATIVE AND STOCKHOLDERS OF PEREGRINE.............................        131

  General..................................................................................................        131
  Authorized Capital.......................................................................................        131
  Dissenters' or Appraisal Rights..........................................................................        132
  Vote on Fundamental Issues...............................................................................        132
  Cumulative Voting........................................................................................        132
  Special Meetings of Shareholders.........................................................................        132
  Shareholder Action by Written Consent....................................................................        133
  Amendment of Articles or Certificate of Incorporation....................................................        133
  Anti-Takeover Provisions.................................................................................        133
  Limitations on Liability and Indemnification of Directors................................................        134

INNOVATIVE SHAREHOLDER PROPOSALS ..........................................................................        135

ADJOURNMENT OF INNOVATIVE SPECIAL MEETING..................................................................        135

LEGAL MATTERS..............................................................................................        135

EXPERTS....................................................................................................        135

                                                                                                               PAGE
                                                                                                             ---------
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS.................................................................        F-1
  Peregrine Systems, Inc. Consolidated Financial Statements................................................        F-2
  United Software, Inc. Consolidated Financial Statements..................................................       F-22
  Innovative Tech Systems, Inc. Consolidated Financial Statements..........................................       F-35

ANNEX A     --         AGREEMENT AND PLAN OF REORGANIZATION, DATED AS OF MAY 7, 1998, AMONG PEREGRINE
                       SYSTEMS, INC., HOMER ACQUISITION CORPORATION AND INNOVATIVE TECH SYSTEMS, INC.

ANNEX B     --         WARRANT AMENDMENT

ANNEX C     --         OPINION DATED MAY 5, 1998 OF NATIONSBANC MONTGOMERY SECURITIES LLC

ANNEX D     --         SECTIONS 11.65 AND 11.70 OF THE ILLINOIS BUSINESS CORPORATION ACT OF 1983, AS
                       AMENDED

                             AVAILABLE INFORMATION

    Peregrine and Innovative are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, file reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement (as defined below), the exhibits and schedules forming a part thereof, and the additional reports, proxy statements, and other information filed by Peregrine and Innovative with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Commission at prescribed rates by writing to Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Peregrine Common Stock is presently traded on the Nasdaq National Market, and the Innovative Common Stock is presently traded on The Nasdaq SmallCap Market. Reports and other information concerning Peregrine and Innovative can also be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006. In addition, certain of the documents filed by Peregrine and Innovative with the Commission are available through the Commission's Electronic Data Gathering and Retrieval System ("EDGAR") on the Commission's world wide web site at http://www.sec.gov. After the consummation of the Merger, Innovative will no longer file reports, proxy statements, or other information with the Commission, the Nasdaq SmallCap Market, or the National Association of Securities Dealers, Inc. The information provided in such filings will be contained, to the extent required under the rules and regulations of the Commission, in filings made by Peregrine.

    Peregrine has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Peregrine Common Stock to be issued in connection with the transactions contemplated by the Merger Agreement and, if the Warrant Amendment is not approved, the Peregrine Warrants. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement. Certain portions of the Registration Statement are omitted from this Proxy Statement/Prospectus in accordance with the rules and regulations of the Commission. Copies of the Registration Statement, including the exhibits to the Registration Statement and other material that is not included herein, may be inspected without charge at the regional offices of the Commission referred to above, or obtained at prescribed rates from the Public Reference Section of the Commission set forth above. The omitted portions of the Proxy Statement/Prospectus may also be obtained through EDGAR at http://www.sec.gov.

    Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    All documents and reports subsequently filed by Peregrine and Innovative pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the termination of the offering under this Proxy Statement/Prospectus shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                                   TRADEMARKS

    PEREGRINE SYSTEMS, SERVICECENTER, STATIONVIEW and OPEN SNA are registered United States trademarks of Peregrine. ASSETCENTER, PNMS, SERVERVIEW, PEREGRINE SYSTEMS SERVICECENTER, and IREXPERT are also trademarks of Peregrine.

    SPAN SPACE ANALYSIS, SPAN MAINTENANCE MANAGER, SPAN LEASE MANAGEMENT, SPAN CONSTRUCTION BUDGETING, SPAN CAD INTEGRATOR, SPAN CABLE MANAGEMENT, SPAN ASSET MANAGEMENT, TOURWATCH, and FIREPROOF are registered United States trademarks of Innovative. SPAN-FM is also a trademark of Innovative.

    This Proxy Statement/Prospectus also includes other trademarks and trade names, which are the property of their respective owners.

                           FORWARD LOOKING STATEMENTS

    OTHER THAN STATEMENTS OF HISTORICAL FACT, STATEMENTS MADE IN OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS, INCLUDING STATEMENTS AS TO THE BENEFITS EXPECTED TO RESULT FROM THE MERGER AND AS TO FUTURE FINANCIAL PERFORMANCE AND THE ANALYSES PERFORMED BY THE FINANCIAL ADVISOR TO INNOVATIVE AND THE PROJECTIONS RELIED UPON BY SUCH FINANCIAL ADVISOR, ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN "RISK FACTORS" BEGINNING ON PAGE 17 HEREIN, WHICH SHAREHOLDERS OF INNOVATIVE AND HOLDERS OF THE INNOVATIVE WARRANTS SHOULD CAREFULLY REVIEW.

    Neither Peregrine nor Innovative makes any express or implied representation or warranty as to the attainability of the projected or estimated financial information referenced or set forth herein under "The Plan of Merger and Related Transactions--Opinion of NationsBanc Montgomery Securities LLC" or elsewhere herein or as to the accuracy or completeness of the assumptions from which such projected or estimated information is derived. Projections or estimations of Peregrine and Innovative's future performance are necessarily subject to a high degree of uncertainty and may vary materially from actual results. Reference is made to the particular discussions set forth under "Risk Factors," "Peregrine Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Innovative Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN A COMPLETE DESCRIPTION OF THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED HERETO AS ANNEX A, OR THE WARRANT AMENDMENT, A COPY OF WHICH IS ATTACHED HERETO AS ANNEX B. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND THE ANNEXES HERETO. UNLESS OTHERWISE DEFINED HEREIN, CAPITALIZED TERMS USED IN THIS SUMMARY HAVE THE RESPECTIVE MEANINGS ASCRIBED TO THEM ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. SHAREHOLDERS OF INNOVATIVE AND HOLDERS OF THE INNOVATIVE WARRANTS ARE URGED TO READ CAREFULLY THIS PROXY STATEMENT/PROSPECTUS AND THE ANNEXES IN THEIR ENTIRETY.

    INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT, WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY, SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE," "PROJECT," "CONTINUE," "POTENTIAL" OR "OPPORTUNITY" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. SEE "FORWARD LOOKING STATEMENTS." THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" IN THIS PROXY STATEMENT/PROSPECTUS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS.

    WITH RESPECT TO PEREGRINE, REFERENCES TO ANY FISCAL YEAR REFER TO PEREGRINE'S FISCAL YEAR ENDED MARCH 31. WITH RESPECT TO INNOVATIVE, REFERENCES TO ANY FISCAL YEAR REFER TO INNOVATIVE'S FISCAL YEAR ENDED JANUARY 31.

INTRODUCTION

    This Proxy Statement/Prospectus is furnished in connection with the solicitation by the Innovative Board of (i) proxies from holders of Innovative Common Stock for use at the Innovative Special Meeting and (ii) the Warrant Consents providing for approval of the Warrant Amendment from holders of the Innovative Warrants. At the Innovative Special Meeting, the holders of Innovative Common Stock will be asked to approve and adopt the Merger Agreement by and among Peregrine, Innovative, and Merger Sub and to approve the Merger. The Warrant Amendment, if approved, will result in the exchange and conversion of the Innovative Warrants for and into Peregrine Common Stock upon the effectiveness of the Merger. As a result of the Merger, Innovative will become a wholly-owned subsidiary of Peregrine.

THE COMPANIES

    PEREGRINE. Peregrine provides enterprise infrastructure management application software. The objective of Peregrine's infrastructure management strategy is to provide organizations control over their infrastructure assets and related information throughout the asset life cycle based on maximizing the availability of assets, minimizing investments and expenses, consolidating enterprise data, and interfacing to enterprise applications. Peregrine develops, markets, and supports, an integrated suite of applications that automates the management of complex, enterprise-wide information and infrastructure assets. SERVICECENTER and ASSETCENTER are designed to address the Consolidated Service Desk and asset management requirements of large organizations and can be deployed across all major hardware platforms and network operating systems and protocols. Each utilizes advanced client/server and intelligent agent technologies and a modular architecture. The SERVICECENTER and ASSETCENTER product suites are intended to provide organizations a single view of all elements of their infrastructure, in order to optimize performance and minimize costs.

    Peregrine was incorporated in California in 1981 and reincorporated in Delaware in 1994. Unless the context otherwise requires, references in this Proxy Statement/Prospectus to "Peregrine" refer to Peregrine Systems, Inc., a Delaware corporation, its predecessor, Peregrine Systems, Inc., a California corporation, and its subsidiaries. Peregrine's principal executive offices are located at 12670 High Bluff Drive, San Diego, California 92130, and its telephone number at that address is (619) 481-5000.

    INNOVATIVE. Innovative designs, develops, and markets enterprise facility automation software and remote data collection systems to automate the tracking and management of physical plant and facilities and related assets, and the maintenance and operation of space design, security, and life safety systems.

    Innovative was incorporated in Illinois in 1986 as Windy City Capital Corporation ("Windy City"). Prior to January 1990, Windy City was a publicly held corporation engaged in the business of acquiring existing businesses in exchange for the issuance of securities and the payment of small amounts of cash. In January 1990, Windy City acquired substantially all of the assets of Innovative Tech Systems, Inc., a Pennsylvania corporation, and changed its name to Innovative Tech Systems, Inc. Innovative's principal executive offices are located at 444 Jacksonville Road, Warminster, Pennsylvania 18974, and its telephone number at that address is (215) 441-5600.

    MERGER SUB. Merger Sub, a Delaware corporation, is a newly-formed, wholly-owned subsidiary of Peregrine formed solely for the purpose of the Merger. Merger Sub has no material assets or liabilities and has not engaged in any material operations since its incorporation. Merger Sub's principal executive offices are located at Peregrine, 12670 High Bluff Drive, San Diego, California 92130. Peregrine's telephone number at that address is (619) 481-5000.

THE PROPOSED MERGER

    At the Effective Time, pursuant to the Merger Agreement, (i) Merger Sub will be merged with and into Innovative, whereupon Innovative will be the surviving corporation and will become a wholly-owned subsidiary of Peregrine, and (ii) each issued and outstanding share of Innovative Common Stock will be converted into the right to receive 0.2341 of a share of Peregrine Common Stock (the "Exchange Ratio"). Fractional shares of Peregrine Common Stock will not be issued in connection with the Merger. Cash will be paid to shareholders of Innovative in lieu of fractional shares in an amount equal to such fraction multiplied by the average of the last reported sale prices of Peregrine Common Stock for the five most recent days the Peregrine Common Stock has traded, ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market. See "The Merger Agreement--The Merger" and "--Conversion of Securities."

    At the Effective Time, each outstanding Innovative Option will be assumed by Peregrine and become a Peregrine Option to acquire, on the same terms and conditions as were applicable under such Innovative Option, such number of shares of Peregrine Common Stock (rounded down to the nearest whole number) as the holder of such Innovative Option would have been entitled to receive pursuant to the Merger had such holder exercised such Innovative Option in full, including as to unvested shares, immediately prior to the Effective Time. The exercise price per share of the Peregrine Option (rounded up to the nearest whole cent) will equal (i) the aggregate exercise price for the shares of Innovative Common Stock purchasable pursuant to the Innovative Option divided by
(ii) the number of shares of Peregrine Common Stock purchasable pursuant to the Peregrine Option. See "The Merger Agreement--Conversion of Securities."

    If the Warrant Amendment is approved by the holders of the Innovative Warrants, immediately prior to the Effective Time, each outstanding Innovative Warrant will be exchanged for and converted into the right to receive that number of shares of Peregrine Common Stock, based on the Exchange Ratio, as would have been the case if such Innovative Warrant had been exercised for Innovative Common Stock immediately prior to the Effective Time on a net issuance basis, based on the average of the last reported sale prices of Peregrine Common Stock as reported on the Nasdaq National Market on the five most recent trading days ending on the trading day immediately prior to the Effective Time, subject to the surrender of the certificates representing the Innovative Warrants (or a bond in respect thereof). The Warrant Amendment will become effective at 5:00 p.m. (Eastern Time) on the date on which Innovative has received properly executed Warrant Consents approving the Warrant Amendment, and such Warrant Consents have not been revoked or otherwise withdrawn, from holders of 66 2/3% in interest of the Innovative Warrants (based on the number of shares of Innovative Common Stock issuable upon exercise of the Innovative Warrants) (the "Warrant Effective Time").

    In the event the Warrant Amendment is not approved prior to the Effective Time, then at the Effective Time, each outstanding Innovative Warrant will be assumed by Peregrine and become a warrant to acquire, on substantially the same terms and conditions as were applicable under such Innovative Warrant, that number of shares of Peregrine Common Stock (rounded down to the nearest whole number) that the holder of the Innovative Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such Innovative Warrant immediately prior to the Effective Time. The exercise price per share of the Peregrine Warrant (rounded up to the nearest whole cent) will equal (i) the aggregate exercise price for the shares of Innovative Common Stock purchasable pursuant to the Innovative Warrant divided by (ii) the number of shares of Peregrine Common Stock purchasable pursuant to the Peregrine Warrant. In the event Peregrine is required to assume the Innovative Warrants in connection with the Merger, Peregrine will, promptly after the Effective Time, effect a redemption of the then-outstanding Peregrine Warrants in accordance with their terms. See "The Warrant Amendment--Peregrine Redemption," "--Effect of Warrant Amendment," and "Description of Innovative Capital Stock--Innovative Warrants."

    Peregrine, Innovative, and the holders of the Underwriter Warrants have previously entered an agreement providing that, to the extent not exercised prior to the Effective Time, each Underwriter Warrant will be exchanged for and converted into the right to receive that number of shares of Peregrine Common Stock, based on the Exchange Ratio, as would have been the case if the Underwriter Warrants had been exercised for Innovative Common Stock immediately prior to the Effective Time on a net issuance basis, based on the average of the last reported sale prices of Peregrine Common Stock as reported on the Nasdaq National Market on the five most recent trading days ending on the trading day immediately prior to the Effective Time, subject to the surrender of the certificates representing the Underwriter Warrants (or a bond in respect thereof). In the event the Merger is terminated in accordance with the Merger Agreement after the Warrant Effective Time, the Warrant Amendment and the amendment to the Underwriter Warrants will cease to be effective.

    Based upon the number of shares of Peregrine Common Stock, Innovative Common Stock, Innovative Warrants, and Underwriter Warrants outstanding as of June 18, 1998, approximately 2,959,164 shares of Peregrine Common Stock would be issued in connection with the Merger (including approximately 78,556 shares issuable upon exchange and conversion of the Underwriter Warrants and approximately 202,030 shares issuable upon exchange and conversion of the Innovative Warrants, assuming approval of the Warrant Amendment and, for purposes of the net issuance conversion feature, a price of $24.188 per share of Peregrine Common Stock), representing approximately 13.3% of the total number of shares of Peregrine Common Stock outstanding after giving effect to such issuance. Based upon the number of Innovative Options outstanding as of June 18, 1998, approximately 512,523 additional shares of Peregrine Common Stock would be reserved for issuance to holders of Innovative Options in connection with Peregrine's assumption of such Innovative Options.

    It is anticipated that the Merger will become effective as promptly as practicable after the requisite approval of Innovative's shareholders has been obtained and all other conditions to the Merger have been satisfied or waived. If the Merger is not consummated on or before October 31, 1998, Innovative and Peregrine each has the right (subject to certain limitations) to terminate the Merger Agreement. See "The Merger Agreement--Conditions to the Merger" and "--Termination of the Merger Agreement."

THE INNOVATIVE SPECIAL MEETING

    PURPOSE. The purpose of the Innovative Special Meeting is for holders of Innovative Common Stock to consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and the Merger and the transactions contemplated thereby and (ii) such other matters as may properly be brought before the Innovative Special Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or any adjournments or postponements thereof. See "The Innovative Special Meeting."

    DATE, TIME, AND PLACE. The Innovative Special Meeting will be held commencing at 10:00 a.m., local time, on Monday, July 27, 1998 at The Courtyard by Marriott, 2350 Easton Road, Willow Grove, Pennsylvania 19090.

    RECORD DATE; SHARES ENTITLED TO VOTE. Holders of record of shares of Innovative Common Stock at the close of business on June 18, 1998 (the "Innovative Record Date") are entitled to notice of and to vote at the Innovative Special Meeting. At such date, there were 11,442,029 shares of Innovative Common Stock outstanding, each of which will be entitled to one vote on each matter to be acted upon or which may properly come before the Innovative Special Meeting.

    VOTE REQUIRED; VOTING AGREEMENTS. The approval and adoption of the Merger Agreement and the Merger by shareholders of Innovative will require the affirmative vote of the holders of a majority of the outstanding shares of Innovative Common Stock entitled to vote. In accordance with the terms of the Merger Agreement, certain directors and executive officers of Innovative have executed and delivered voting agreements and irrevocable proxies to Peregrine, obligating them, among other things, to vote their shares of Innovative Common Stock in favor of approval and adoption of the Merger Agreement and the Merger (the "Innovative Voting Agreements"). As a result, 3,534,296 shares of Innovative Common Stock (excluding 849,998 shares subject to Innovative Options) beneficially owned by such directors and executive officers of Innovative and their respective affiliates as of the Innovative Record Date (representing approximately 30.9% of the total number of shares of Innovative Common Stock outstanding at such date) will be voted for approval of and adoption of the Merger Agreement and the Merger. Of such shares, 713,460 are subject to separate voting agreements, entered in 1994 in connection with a private placement transaction, granting William M. Thompson and John M. Thompson authority to vote such shares on all issues presented for a vote to shareholders of Innovative (the "Thompson Voting Agreements"), including the Merger and other matters that may be presented at the Innovative Special Meeting. The Thompson Voting Agreements terminate upon a sale or transfer of the shares by the registered holder and impose no restrictions on such holders' ability to sell or otherwise transfer such shares at any time. Excluding the shares subject to the Thompson Voting Agreements, the number of shares of Innovative Common Stock subject to the Innovative Voting Agreements represented approximately 24.7% of the total number of shares of Innovative Common Stock outstanding as of the Innovative Record Date. As of the Innovative Record Date, directors and executive officers of Peregrine and their respective affiliates beneficially owned less than one percent of the outstanding shares of Innovative Common Stock, and Peregrine owned no shares of Innovative Common Stock. See "The Innovative Special Meeting."

THE WARRANT CONSENT AND THE WARRANT AMENDMENT

    PURPOSE. The purpose of the Warrant Consent is for the holders of the Innovative Warrants to approve and consider the Warrant Amendment. The purpose of the Warrant Amendment is to permit holders of Innovative Warrants to exchange such warrants for Peregrine Common Stock in connection with the Merger by providing holders of the Innovative Warrants with essentially the same consideration being delivered to shareholders of Innovative, subject to adjustments necessary to reflect the economic terms of the Innovative Warrants. If approved, the Warrant Amendment will result, at the Effective Time, in the conversion and exchange of the Innovative Warrants into and for shares of Peregrine Common Stock, based on the Exchange Ratio, less such number of shares of Peregrine Common Stock having a fair market value equal to the applicable aggregate exercise price, such that the holders of Innovative Warrants will hold, after consummation of the Merger, shares of Peregrine Common Stock. Peregrine has indicated that, in the event it is required to assume the Innovative Warrants in connection with the Merger, it will, promptly after the Effective Time, effect a redemption of the assumed Peregrine Warrants in accordance with their terms. See "The Warrant Amendment--Peregrine Redemption" and "Description of Innovative Capital Stock--Innovative Warrants."

    ELIGIBILITY TO CONSENT; REQUIREMENTS OF CONSENT. Holders of record of Innovative Warrants on the Innovative Record Date are entitled to notice of and to consent to the Warrant Amendment. As of the

Innovative Record Date, there were 885,875 Innovative Warrants outstanding and entitled to consent, held of record by 42 holders. With respect to the Warrant Consents, each holder of an outstanding Innovative Warrant will be entitled to a number of votes equal to the aggregate number of shares of Innovative Common Stock issuable upon exercise of the Innovative Warrants held by such holder. The approval of the Warrant Amendment will require that Innovative receive executed Warrant Consents approving the Warrant Amendment from (i) Goldmen and (ii) the holders of 66 2/3% in interest of the Innovative Warrants (based on the number of shares of Innovative Common Stock issuable upon exercise of Innovative Warrants). The Warrant Consent of Goldmen has been previously obtained. As of the Innovative Record Date, no executive officer or director of Innovative or Peregrine, or any of their respective affiliates, held any Innovative Warrants. The Warrant Amendment will become effective at 5:00 p.m. (Eastern Time) on the date on which Innovative has received properly executed Warrant Consents approving the Warrant Amendment, and such Warrant Consents have not been withdrawn, from holders of the requisite number of Innovative Warrants. In the event the Merger is terminated in accordance with the Merger Agreement, the Warrant Amendment will cease to be effective.

RECOMMENDATIONS OF INNOVATIVE BOARD

    The Innovative Board has unanimously approved the Merger Agreement and the Merger and believes that the terms of the Merger Agreement are fair to, and that the Merger is in the best interests of, Innovative and its shareholders and, therefore, unanimously recommends that the holders of Innovative Common Stock vote FOR approval and adoption of the Merger Agreement and the Merger. See "The Plan of Merger and Related Transactions--Reasons for the Merger" and "--Innovative Board Recommendation."

    The Innovative Board has unanimously approved the Warrant Amendment and believes that its terms are fair to, and in the best interests of, the holders of the Innovative Warrants and, therefore, unanimously recommends that the holders of Innovative Warrants execute the Warrant Consent indicating their approval of the Warrant Amendment. See "The Warrant Amendment--Innovative Board Recommendation."

REASONS FOR THE MERGER

    CERTAIN STATEMENTS MADE IN THE FOLLOWING PARAGRAPHS REGARDING THE POTENTIAL BENEFITS THAT COULD RESULT FROM THE MERGER ARE FORWARD-LOOKING STATEMENTS BASED ON CURRENT EXPECTATIONS AND ENTAIL VARIOUS RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN SUCH FORWARD-LOOKING STATEMENTS. SUCH RISKS AND UNCERTAINTIES ARE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROXY STATEMENT/ PROSPECTUS.

    JOINT REASONS FOR THE MERGER

    In reaching their decisions to approve the Merger Agreement, the Merger, and the transactions contemplated by the Merger Agreement, the Board of Directors of Peregrine (the "Peregrine Board") and the Innovative Board consulted with their respective management teams and advisors and independently considered the proposed Merger Agreement and the transactions contemplated thereunder. Based on their respective reviews of the proposed transaction and the business and operations of the other party, the Peregrine Board and the Innovative Board each approved the Merger Agreement and the Merger. Each Board concluded that (i) the goals and philosophies of the Companies are compatible and consistent; (ii) the products of the Companies are complementary; (iii) the Combined Company has the potential to offer customers a more comprehensive software solution than either could offer independently; (iv) the Merger would be positively received by customers of each of the Companies; and (v) the Companies' respective security holders would benefit from the enhanced ability of the Combined Company to compete in the rapidly evolving software industry.

    PEREGRINE'S REASONS FOR THE MERGER

    In addition to the reasons described above, the Peregrine Board believes the Merger will couple Peregrine's concentration in IT infrastructure management software with Innovative's focus on facilities management software, thus providing a comprehensive and integrated set of products to potential customers seeking a single source for infrastructure management automation solutions as opposed to distinct solutions from multiple vendors for each aspect of the enterprise infrastructure. In addition, the Peregrine Board expects that the combination of the Companies' product lines, sales forces, and distribution channels would immediately enhance Peregrine's ability to compete in the facilities management software solution market. Finally, it is anticipated that the combination would leverage Peregrine's more extensive customer base and channels of distribution in connection with the sale and marketing of Innovative's products.

    INNOVATIVE'S REASONS FOR THE MERGER

    The Innovative Board's decision to approve the Merger Agreement and the Merger was based in significant part upon its assessment of developing trends in the enterprise application software industry and the changes which may come about in such market as a result of increasing competition, consolidation of product offerings, and changing customer requirements. The Innovative Board believes that companies which are able to provide customers with a complete infrastructure management software solution, integrating facilities management applications with help desk, asset management, and other infrastructure management applications, will be better positioned to compete in such an environment in the long term. In particular, the Innovative Board believes that software providers like Innovative, focusing on a specific category of enterprise management software, will be at a competitive disadvantage as industry consolidation continues and larger enterprise software and system management companies begin to offer products with facilities management functionality. A merger with Peregrine is considered to complement Innovative's long-term objectives and to provide an opportunity to offer a more complete infrastructure management solution through the combination of the respective Companies' product offerings.

    Innovative also identified several other potential strategic benefits of the Merger that Innovative believes will contribute to the success of the Combined Company, including (i) the enhanced opportunity to realize Innovative's strategic objective of achieving greater scale and presence in the facilities management software market; (ii) the opportunity to leverage Peregrine's larger sales force and more extensive distribution channels, particularly internationally, where Innovative currently has a very limited presence; (iii) the opportunity to expand distribution of Innovative's products to Peregrine's larger installed customer base; and (iv) access to Peregrine's broader and deeper management expertise and resources.

    The Innovative Board also took into consideration the fact that the Peregrine Common Stock represents a more liquid investment followed by a greater number of stock analysts. The Innovative Board also considered the opinion of its financial advisor and other potential benefits and synergies that may result from the Merger. A more complete description of the primary factors considered and relied upon by the Innovative Board in reaching its recommendation are discussed in "The Plan of Merger and Related Transactions--Background of the Merger," "--Reasons for the Merger," and "--Innovative Board Recommendation."

OPINION OF INNOVATIVE'S FINANCIAL ADVISOR

    At the May 5, 1998 meeting of the Innovative Board, NationsBanc Montgomery Securities LLC ("NMS") delivered its opinion (the "NMS Opinion") that the consideration to be paid by Peregrine to the shareholders of Innovative in the Merger is fair to such shareholders from a financial point of view, as of the date of such opinion. The full text of the NMS Opinion, which sets forth the assumptions made, matters considered, and limitations on the review undertaken in connection with the NMS Opinion, is attached as Annex C to this Proxy Statement/Prospectus and is incorporated herein by reference. SHAREHOLDERS OF INNOVATIVE AND HOLDERS OF THE INNOVATIVE WARRANTS ARE URGED TO READ, AND SHOULD READ, THE

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
NMS OPINION IN ITS ENTIRETY. See "The Plan of Merger and Related
Transactions--Opinion of NationsBanc Montgomery Securities LLC."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    INTEREST IN INNOVATIVE COMMON STOCK AND INNOVATIVE OPTIONS. As of the Innovative Record Date, the executive officers and directors of Innovative beneficially owned an aggregate of 3,674,473 shares of Innovative Common Stock (including 849,998 shares of Innovative Common Stock subject to Innovative Options exercisable within 60 days of the Innovative Record Date and excluding the 713,460 shares of Innovative Common Stock subject to the Thompson Voting Agreements). Based upon the closing sale price of Peregrine Common Stock on June 19, 1998 of $25.875, and assuming the exercise of outstanding Innovative Options exercisable within 60 days of the Innovative Record Date, the aggregate dollar value of Peregrine Common Stock to be received in the Merger by the executive officers and directors of Innovative is approximately $17,086,756.

    EMPLOYMENT AGREEMENTS WITH JOHN M. THOMPSON AND WILLIAM M.
THOMPSON. Effective upon the consummation of the Merger, Peregrine has made offers of employment, on behalf of Peregrine Systems Facilities Management, Inc., as the surviving corporation in the Merger (the "Surviving Corporation"), to each of William M. Thompson and John M. Thompson. William M. Thompson is Innovative's Chief Executive Officer and Chairman of the Innovative Board. John
M. Thompson is Innovative's President, Chief Operating Officer, Chief Financial Officer and Treasurer, and a member of the Innovative Board. Pursuant to their respective employment agreements, William M. Thompson will become President of the Surviving Corporation, and John M. Thompson will become Vice President, Operations, of the Surviving Corporation. William M. Thompson and John M. Thompson are brothers.

    The employment agreements provide that each of the Thompsons will receive a base annual salary of $175,000 with an annual bonus of up to $75,000, subject to satisfaction of certain performance objectives. In addition, upon the effectiveness of the Merger, Peregrine will grant each of the Thompsons an option to acquire up to 275,000 shares of Peregrine Common Stock under Peregrine's 1994 Stock Option Plan with an exercise price per share equal to the fair market value of the Peregrine Common Stock on the date of grant. Each option will vest over four years, with 25% of the shares subject to option becoming exercisable on the first anniversary of the effectiveness of the Merger, and the remaining shares becoming exercisable in quarterly installments thereafter. In the event Peregrine or the Surviving Corporation terminates the employment of one or both of the Thompsons without cause (as defined in their respective employment agreements) prior to the third anniversary of the Merger, the terminated Thompson will continue to receive his base annual salary and maximum annual bonus, and his options will continue to vest and remain exercisable, through such anniversary.

    The employment agreements also require Peregrine to maintain, through the earlier of the third anniversary of the Merger or a voluntary termination of employment, two life insurance policies covering each of the Thompsons, each in the amount of $10 million, benefits to be paid one-half to a beneficiary designated by the insured Thompson and one-half to Peregrine. In the event Peregrine terminates the employment of either Thompson without cause prior to the third anniversary of the Merger, it is required to maintain his insurance until such anniversary.

    NONCOMPETITION PAYMENTS. In connection with the Merger, each of William M. Thompson and John M. Thompson entered an agreement with Peregrine pursuant to which he agreed not to engage in activities that are competitive with those of Peregrine for a period of six years after the effectiveness of the Merger. In consideration of the Thompsons' entering such noncompetition agreements, upon the effectiveness of the Merger, Peregrine will make a cash payment of $2.0 million to each of the Thompsons.

    LEASE ARRANGEMENTS. Innovative currently leases its headquarters facility, consisting of 20,000 square feet of office space in Warminster, Pennsylvania, from Thompson Enterprises, L.P. ("Thompson L.P."). The Thompsons and Karen A. Thompson, their sister and an executive officer of Innovative, are limited partners of Thompson L.P. and the sole shareholders of Thompson Capital Corporation, a Pennsylvania corporation and the general partner of Thompson L.P. During fiscal 1998, 1997, and 1996, Innovative paid $259,500, $162,500, and $96,500, respectively, to Thompson L.P. in connection with such lease arrangements. Under the terms of the lease, Innovative is scheduled to pay Thompson L.P. $288,334 for such lease in fiscal 1999 and $285,833 in fiscal 2000. In addition, Innovative incurred costs of approximately $284,000, $23,000, and $155,000 in fiscal 1998, 1997, and 1996, respectively, in connection with leasehold improvements to the property subject to the lease. In addition, during the first four months of fiscal 1999, Innovative incurred costs of $88,861 in connection with leasehold improvements to the Warminster facility and anticipates incurring additional leasehold improvement costs of approximately $50,000 during the balance of fiscal 1999. Pursuant to the Merger Agreement, it is a condition to closing that Innovative enter into an amendment to such lease providing for certain provisions requested by Peregrine to comport with Peregrine's planned future use of the Warminster facility.

    INDEMNIFICATION ARRANGEMENTS. Peregrine has agreed to maintain, with certain limitations for a period of six years from the Effective Time, the policies of directors' and officers' liability insurance maintained by Innovative or to provide comparable coverage. In addition, Peregrine is obligated to fulfill and honor Innovative's obligations under the indemnification provisions of Innovative's charter documents.

    The foregoing interests in the Merger of the directors and certain members of management of Innovative may mean that such persons have personal interests in the Merger which may not be identical to the interests of other shareholders of Innovative or holders of the Innovative Warrants. See "The Merger and Related Transactions--Interests of Certain Persons in the Merger."

NO SOLICITATION

    Under the terms of the Merger Agreement, Innovative has agreed that it will not engage in certain activities relating to, or which could result in, a proposal to be acquired by a third party except under certain limited circumstances related to the performance by the Innovative Board of its fiduciary obligations under Illinois law. See "The Merger Agreement--No Solicitation."

REPRESENTATIONS AND WARRANTIES; COVENANTS

    Under the Merger Agreement, Peregrine and Innovative each made a number of representations regarding their respective capital structures, operations, financial condition and other matters. Innovative agreed as to itself and its subsidiaries that, until consummation of the Merger or the earlier termination of the Merger Agreement, it will, among other things, maintain its business and conduct its operations in the ordinary course, provide Peregrine with reasonable access to its financial, operating and other information, and use all reasonable efforts to consummate the Merger. See "The Merger Agreement--Representations and Warranties" and "--Conduct of Innovative's Business Prior to the Merger."

CONDITIONS TO THE MERGER

    The respective obligations of Peregrine, Merger Sub, and Innovative to effect the Merger are subject to the following conditions, among others: (a) the Merger Agreement shall have been approved and adopted by the shareholders of Innovative; (b) the Registration Statement shall have become effective under the Securities Act and shall not be the subject of a stop order or proceedings seeking a stop order; (c) no governmental entity shall have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, executive order, decree, injunction, or other order (whether temporary, preliminary, or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibits the consummation of the Merger and any foreign antitrust approval required to be obtained prior to the Merger shall have been obtained; (d) receipt by Peregrine of a written opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Peregrine ("WSGR"), and receipt by Innovative of a written opinion of Archer & Greiner, A Professional Corporation, counsel to Innovative ("A&G"), each to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended

(the "Code") (see "The Plan of Merger and Related Transactions--Certain Federal Income Tax Consequences"); (e) the representations and warranties of the other party set forth in the Merger Agreement shall be true and correct both on the date of the Merger Agreement and the date of closing of the Merger, except for changes contemplated by the Merger Agreement or where failure to be true and correct would not be reasonably likely to have a Material Adverse Effect (as defined in the Merger Agreement) on Peregrine or Innovative, as the case may be;
(f) the performance by the other party in all material respects of all obligations required to be performed by such party under the Merger Agreement; and (g) no Material Adverse Effect with respect to the other party shall have occurred since the date of the Merger Agreement. In addition, it is a condition to the obligations of Peregrine and Merger Sub that (A) Affiliate Agreements in the form attached to the Merger Agreement as Exhibit C shall have been executed and delivered to Peregrine by each director, executive officer and applicable affiliate of Innovative, and that each Affiliate Agreement shall be in full force and effect; (B) that Innovative shall have obtained all consents, waivers, and approvals required in connection with the consummation of the Merger; and
(C) that Innovative shall have entered into an amendment to the lease with Thompson L.P. governing its headquarters facility providing for certain provisions requested by Peregrine to comport with Peregrine's planned future use of the Warminster facility. See "The Merger Agreement--Conditions to the Merger."

AMENDMENT

    The Merger Agreement may only be amended by an instrument in writing signed on behalf of each of the parties thereto. The Merger Agreement may be amended by the parties thereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Innovative, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. See "The Merger Agreement--Amendment."

TERMINATION

    The Merger Agreement is subject to termination by mutual written consent of the Companies, authorized by each of the Peregrine Board and the Innovative Board, and, at the option of either Peregrine or Innovative, if the Merger is not consummated before October 31, 1998, provided that such option to terminate shall not be available to any party whose failure to act has been a principal cause of or resulted in the failure of the Merger to occur before such date and such failure constitutes a breach of the Merger Agreement. The Merger Agreement is also subject to termination by Peregrine or Innovative upon the occurrence of any of the following: (a) a governmental entity issues a final and nonappealable order, decree, or ruling or takes any other action in any case, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; (b) Innovative fails to obtain shareholder approval, provided that Innovative shall not have such right to terminate if the failure of Innovative's shareholders to approve the Merger is caused by Innovative's failure to act and such failure constitutes a breach of the Merger Agreement; or under certain circumstances; (c) a party breaches a representation, warranty, covenant, or agreement of that party contained in the Merger Agreement. See "The Merger Agreement-- Termination of the Merger Agreement."

    In addition, Peregrine may terminate the Merger Agreement if any of the following occurs (each, a "Peregrine Termination Condition"): (i) the Innovative Board withdraws or adversely modifies its recommendation of the Merger Agreement; (ii) the Innovative Board fails to reconfirm such recommendation within 10 business days after receiving a written request to do so at any time following the announcement of one of the following transactions not involving Peregrine (each, an "Acquisition Transaction" with a proposal relating to an Acquisition Transaction being referred to herein as an "Acquisition Proposal"):
(A) a transaction whereby a third party (including a group) would acquire more than a ten percent (10%) in interest of the total outstanding voting securities of Innovative or any subsidiary of Innovative, or a merger, consolidation, business combination, or similar transaction involving Innovative whereby the shareholders of Innovative preceding the transaction would hold less than 90% of the equity interests in the surviving or resulting entity of such transaction, (B) any sale, lease, exchange, transfer, license, acquisition, or disposition of more than 50% of the assets of Innovative, or (C) any liquidation or dissolution of Innovative; (iii) the Innovative Board accepts an Acquisition Proposal or recommends an Acquisition Proposal to the Innovative shareholders; (iv) Innovative enters into any letter of intent or similar document or any agreement, contract, or commitment accepting any Acquisition Proposal; or (v) the Innovative Board resolves to do any the foregoing.

    Innovative may terminate the Merger Agreement at any time prior to the approval of the Merger by the shareholders of Innovative if the Innovative Board recommends a Superior Offer (as defined below) to the shareholders of Innovative (an "Innovative Termination Condition"), provided that in the event such a recommendation occurs after the mailing date of this Proxy Statement/Prospectus, the right of Innovative to terminate shall not be exercisable until the sooner to occur of (A) September 4, 1998 or (B) the date the shareholders of Innovative fail to approve the Merger Agreement at the Innovative Special Meeting or at any adjournment thereof. The Merger Agreement defines a "Superior Offer" as an unsolicited BONA FIDE written offer made by a third party to consummate one of the following transactions on terms which, in the reasonable judgment of the Innovative Board, after consultation with its financial advisor, are deemed to be more favorable to the shareholders of Innovative than the terms of the
Merger: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution, or similar transaction involving Innovative pursuant to which the shareholders of Innovative immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; (ii) a sale or other disposition by Innovative of assets representing in excess of 50% of the fair market value of Innovative's business immediately prior to such sale; or (iii) the acquisition by any person or group, directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then-outstanding shares of capital stock of Innovative. Any such offer shall not be deemed a Superior Offer if any financing required to consummate the transaction contemplated by such offer is not committed or is unlikely, in the reasonable judgment of the Innovative Board, to be obtained on a timely basis. See "The Merger Agreement--Termination of the Merger Agreement."

BREAK UP FEES

    The Merger Agreement provides that upon the occurrence of a Peregrine Termination Condition, Innovative may be required to pay Peregrine a termination fee of $1.7 million in immediately available funds (the "Initial Fee") within one business day following the earlier to occur of (A) the decision of Peregrine to terminate the Merger Agreement as a result of the occurrence of a Peregrine Termination Condition; (B) the decision of Innovative to terminate the Merger Agreement as a result of the occurrence of an Innovative Termination Condition; or (C) the date the shareholders of Innovative fail to approve the Merger Agreement at a meeting duly convened therefor or at any adjournment thereof. If Innovative consummates a "Company Acquisition" within 12 months after the Initial Fee becomes due and payable, Innovative is obligated to pay Peregrine an additional $2.5 million in immediately payable funds within one business day following such consummation. The Merger Agreement defines a "Company Acquisition" as any of the following transactions or series of related transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution, or similar transaction involving Innovative pursuant to which the shareholders of Innovative immediately preceding such transaction or series of related transactions hold less than 60% of the equity interests in the surviving or resulting entity of such transaction or series of transactions; (ii) a sale and issuance by Innovative of shares of its capital stock which would, upon issuance, represent more than 40% of the outstanding shares of capital stock of Innovative; (iii) a sale or other disposition by Innovative of assets representing in excess of 40% of the fair market value of Innovative's business immediately prior to such sale; or (iv) the acquisition by any person or group, directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of 40% or more of the then-outstanding shares of capital stock of Innovative. See "The Merger Agreement-- Termination of the Merger Agreement" and "--Break Up Fees."

FORM S-3 OR FORM S-8 REGISTRATION STATEMENT

    Within five (5) days after the closing of the Merger, Peregrine will file a registration statement on Form S-3 or Form S-8, as the case may be, or other appropriate form for the Peregrine Common Stock issuable with respect to the Innovative Options assumed by Peregrine pursuant to the Merger Agreement. See "The Merger Agreement--Form S-3 or Form S-8 Registration Statement."

TRANSFER OF CERTIFICATES REPRESENTING INNOVATIVE COMMON STOCK

    If the Merger becomes effective, Peregrine, acting through ChaseMellon Shareholder Services LLP as its exchange agent (the "Exchange Agent"), will as soon as reasonably practicable deliver a letter of transmittal with instructions to all holders of record of Innovative Common Stock immediately prior to the Effective Time for use in surrendering their stock certificates (or providing a bond in respect thereof) in exchange for certificates representing shares of Peregrine Common Stock and a cash payment in lieu of fractional shares, if any. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF INNOVATIVE COMMON STOCK UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT. OPTION AGREEMENTS NEED NOT BE SURRENDERED. See "The Merger Agreement--Conversion of Securities."

TRANSFER OF CERTIFICATES REPRESENTING INNOVATIVE WARRANTS

    If the Merger becomes effective and the Warrant Amendment has been approved, Peregrine, acting through the Exchange Agent, will as soon as reasonably practicable deliver a letter of transmittal with instructions to all holders of record of Innovative Warrants immediately prior to the Effective Time for use in surrendering their warrant certificates (or providing a bond in respect thereof) in exchange for certificates representing shares of Peregrine Common Stock. If the Merger becomes effective and the Warrant Amendment has not been approved, Peregrine does not intend to issue new certificates evidencing the Peregrine Warrants; rather, certificates representing Innovative Warrants will be deemed to represent Peregrine Warrants (subject to adjustment of the number of shares, exercise price, and redemption price to reflect the Merger), pending the redemption by Peregrine of the Peregrine Warrants. CERTIFICATES SHOULD NOT BE SURRENDERED BY HOLDERS OF INNOVATIVE WARRANTS UNLESS AND UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT. See "The Merger Agreement--Conversion of Securities," "The Warrant Amendment--Transfer of Innovative Warrant Certificates," and "--Peregrine Redemption."

DISSENTERS' RIGHTS

    Under the Illinois Business Corporation Act of 1983, as amended ("Illinois Law"), a shareholder of Innovative who does not vote in favor of the Merger may, under certain circumstances and by following the procedures prescribed by the Illinois Law, exercise dissenters' rights and obtain payment in cash of the fair value (as defined in the Illinois Law) of their shares of Innovative Common Stock. Stockholders of Peregrine will not have dissenters' rights in connection with the Merger. For a more detailed discussion of dissenters' rights under the Illinois Law and the procedure for exercising such rights, see "The Innovative Special Meeting--Dissenters' Rights."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The Merger is intended to be a tax-free reorganization for federal income tax purposes, such that no gain or loss would generally be recognized by Peregrine or Innovative and no gain or loss would generally be recognized by shareholders of Innovative, except with respect to cash received in lieu of fractional shares. Innovative shareholders are urged to consult their own tax advisors as to the specific tax consequences of the Merger to the individual shareholder. It is a condition to the Merger that Peregrine and Innovative shall have each received an opinion of their respective counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. For a further discussion of federal income tax consequences of the Merger, see "The Plan of Merger and Related Transactions--

Certain Federal Income Tax Consequences." See also "The Merger
Agreement--Conditions to the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE WARRANT AMENDMENT

    Assuming the Merger qualifies as a reorganization under the Code, under recently promulgated Internal Revenue Service ("IRS") regulations and except to the extent of cash received in lieu of fractional shares, no gain or loss should be recognized by the holders of Innovative Warrants (other than the holders of the Underwriter Warrants, the tax consequences of which are not discussed herein) upon either the receipt of Peregrine Common Stock or, alternatively, Peregrine Warrants if the Warrant Amendment is not approved, solely in exchange for the Innovative Warrants. The aggregate tax basis of the Peregrine Common Stock (or the Peregrine Warrants) will be the same as the aggregate tax basis of the Innovative Warrant surrendered in exchange therefor by the holders of the Innovative Warrants (other than the holders of the Underwriter Warrants). However, the law is not entirely clear whether the holding period of the Peregrine Common Stock to be received by each holder of an Innovative Warrant should include the period for which the Innovative Warrant surrendered in exchange therefore was considered to be held. ACCORDINGLY, HOLDERS OF INNOVATIVE WARRANTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE WARRANT AMENDMENT AND EXCHANGE OF THE INNOVATIVE WARRANTS IN CONNECTION WITH THE MERGER. See "The Plan of Merger and Related Transactions--Certain Federal Income Tax Consequences" and "The Warrant Amendment--Certain Federal Income Tax Consequences of Warrant Amendment."

    In the event the Warrant Amendment is not approved and Peregrine is required to assume the Innovative Warrants in connection with the Merger, Peregrine will, promptly after the Effective Time, effect a redemption of the then-outstanding Peregrine Warrants in accordance with their terms. The Innovative Warrants are currently redeemable at a redemption price of $0.67 per Innovative Warrant. As a result of the redemption, holders of the Peregrine Warrants will be required either (i) to exercise their Peregrine Warrants by delivering to Peregrine a notice of exercise together with payment in cash of the aggregate exercise price therefor or (ii) to permit Peregrine to redeem their Peregrine Warrants for a redemption price of $2.86 per Peregrine Warrant, which reflects adjustments to the number of shares, exercise price, and redemption price of the Innovative Warrants in connection with their assumption by Peregrine in the Merger. Under such circumstances and assuming exercise of the Peregrine Warrants, the aggregate tax basis of the Peregrine Common Stock issued upon exercise of the Peregrine Warrants will equal the holder's aggregate tax basis in the Innovative Warrants plus the exercise price, and the holding period for the Peregrine Common Stock will commence on the date of exercise. See "The Warrant Amendment--Peregrine Redemption."

ACCOUNTING TREATMENT

    The Merger will be treated as a purchase for accounting and financial reporting purposes. In connection with the Merger, Peregrine will issue approximately 3.19 million shares of Peregrine Common Stock, valued for purposes of the transaction, at approximately $73 million. Additionally, Peregrine expects to incur costs of approximately $9.75 million associated with the transaction.

    In connection with the purchase price allocation, Peregrine has received a preliminary appraisal of the intangible assets of Innovative which indicated that approximately $73 million of the acquired intangible assets consisted of in-process research and development. Because there can be no assurance that Peregrine will be able to successfully complete the development and integration of such Innovative products or that the acquired technology has any alternative future use, substantially all of the acquisition price will be charged to expense as acquired in-process research and development by Peregrine in the quarter in which the Merger closes. See "The Plan of Merger and Related Transactions--Accounting Treatment."

GOVERNMENTAL AND REGULATORY MATTERS

    The Merger must satisfy the requirements of federal and certain state securities laws. See "The Plan of Merger and Related Transactions--Governmental and Regulatory Matters."

RESTRICTIONS ON RESALE OF PEREGRINE COMMON STOCK AND PEREGRINE WARRANTS

    The shares of Peregrine Common Stock issuable to shareholders of Innovative upon consummation of the Merger and, if the Warrant Amendment is not approved, the Peregrine Warrants issuable upon assumption of the Innovative Warrants, have been registered under the Securities Act. Such shares and warrants (if issued) may be freely traded without restriction by those former shareholders and warrant holders of Innovative who are not deemed to be "affiliates" of Peregrine or Innovative, as that term is defined under the Securities Act.

    Shares of Peregrine Common Stock or Peregrine Warrants received by those shareholders of Innovative or holders of the Innovative Warrants, as the case may be, who are deemed to be affiliates of Innovative may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Each person deemed to be an affiliate of Innovative has agreed not to offer, sell, pledge, transfer or otherwise dispose of any shares of Peregrine Common Stock or the Peregrine Warrants distributed to them pursuant to the Merger, except in compliance with Rule 145 under the Securities Act, or in a transaction that is otherwise exempt from the registration requirements of the Securities Act and provided that an opinion of counsel, satisfactory to Peregrine, has been provided to Peregrine to the effect that no such registration is required in connection with the proposed transaction, or in an offering that is registered under the Securities Act. In general, Rule 145, as currently in effect, imposes restrictions on the manner in which affiliates of Innovative may resell Peregrine Common Stock received in the Merger and the amount of Peregrine Common Stock that such affiliates (including persons with whom the affiliates act in concert) may sell within any three-month period. These restrictions will generally apply for at least one year after the Merger (assuming such person is not then an affiliate of Peregrine). See "The Plan of Merger and Related Transactions--Restrictions on Resale of Peregrine Common Stock and Peregrine Warrants."

COMPARISON OF STOCKHOLDER RIGHTS

    See "Comparison of Rights of Shareholders of Innovative and Stockholders of Peregrine" for a summary of the material differences between the rights of holders of Innovative Common Stock and Peregrine Common Stock.

MARKET AND PRICE DATA

    The Peregrine Common Stock is traded on the Nasdaq National Market under the symbol "PRGN." On May 7, 1998, the date of the Merger Agreement, the per share closing sales price of a share of Peregrine Common Stock, as reported on the Nasdaq National Market, was $22.875 per share, and on June 19, 1998, the last practicable trading date prior to the printing of this Proxy Statement/Prospectus, the closing price of a share of Peregrine Common Stock as reported on the Nasdaq National Market was $25.875. There can be no assurance as to the actual price of a share of Peregrine Common Stock prior to, at or any time following the Effective Time. See "Market Price and Dividend Information."

    The Innovative Common Stock is traded on The Nasdaq SmallCap Market under the symbol "ITSY." On May 7, 1998, the per share closing sales price of Innovative Common Stock, as reported on The Nasdaq SmallCap Market was $4.75, and on June 19, 1998, the per share closing sales price of Innovative Common Stock as reported on The Nasdaq SmallCap Market was $5.0313. The Innovative Warrants are traded on The Nasdaq SmallCap Market under the symbol "ITSYW." On May 7, 1998, the per warrant closing sales price of the Innovative Warrants was $4.62, and on June 19, 1998, the per warrant closing sale price of the Innovative Warrants was $4.75. Following the Merger, neither the Innovative Common Stock nor the Innovative Warrants will be publicly traded. In the event the Warrant Amendment is not approved and

Peregrine is required to assume the Innovative Warrants, Peregrine anticipates that it will list the Peregrine Warrants for trading on the Nasdaq National Market until they are redeemed in accordance with their terms. See "Market Price and Dividend Information" and "The Warrant Amendment--Peregrine Redemption."

    Shareholders of Innovative and holders of the Innovative Warrants are strongly encouraged to obtain current market prices for shares of Peregrine Common Stock, shares of Innovative Common Stock, and the Innovative Warrants. See "Risk Factors--Risks Related to the Merger--Fixed Exchange Ratio," "--Volatility of Trading Prices," and "Comparison of Rights of Shareholders of Innovative and Stockholders of Peregrine."

RISK FACTORS

    See "Risk Factors" for a discussion of certain factors pertaining to the Merger and the businesses of Peregrine and Innovative. Risks related to the Merger include (i) risks associated with the integration of Innovative into Peregrine's business; (ii) risks associated with the fixed Exchange Ratio; (iii) the dependence of the success of the Merger on market acceptance of infrastructure management software solutions; (iv) the dependence on key personnel of Innovative; (v) uncertainty associated with the effect of the Merger on customers and existing agreements; (vi) risks associated with other Peregrine acquisitions; (vii) the risks associated with large numbers of shares of Peregrine Common Stock that will become available for sale in the public market following consummation of the Merger; (viii) differences between the rights of shareholders of Innovative under Illinois law as compared to the rights of stockholders of Peregrine under Delaware law; and (ix) risks related to the volatility of the trading price of Peregrine Common Stock, Innovative Common Stock, and the Innovative Warrants.

    Risks associated with Peregrine's business include (i) Peregrine's history of operating losses prior to fiscal 1997; (ii) potential fluctuations in Peregrine's quarterly results and associated seasonality; (iii) Peregrine's dependance on its SERVICECENTER and ASSETCENTER product lines; (iv) competition in the markets for Peregrine products; (v) risks associated with Peregrine's ability to manage growth; (vi) risks associated with expanding distribution channels; (vii) risks associated with international business operations and associated currency exchange rate fluctuations; (viii) risks associated with the European monetary conversion; (ix) risks arising from the control of Peregrine's outstanding voting stock by its current officers and directors; and (x) risks associated with certain provisions within Peregrine's charter documents and the antitakeover effects of Delaware law.

    Risks associated with Innovative's business include (i) Innovative's history of operating losses prior to fiscal 1998; (ii) Innovative's dependence on a limited number of key customers for new revenues; (iii) Innovative's dependence on its SPAN-FM product line; (iv) risks associated with expansion of Innovative's sales force and distribution channels; (v) potential fluctuations in Innovative's quarterly results; (vi) risks associated with Innovative's ability to manage growth; (vii) Innovative's need to expand and develop an effective professional services organization; (viii) competition in the markets for Innovative products; and (ix) risks associated with Innovative's reliance on certain relationships with third-party technology providers.

    Risks associated with both Peregrine and Innovative include (i) each Company's dependence on skilled personnel, its ability to recruit personnel, and risks associated with federal immigration laws; (ii) lengthy sales cycles associated with sales of each Company's products; (iii) risks associated with rapid technological change and new product development; (iv) each Company's dependence on proprietary technology and associated infringement risks; (v) risks associated with the failure of internal operating systems or either Company's products to be Year 2000 compliant; and (vi) risks associated with product liability.

                                  RISK FACTORS

    THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY BY (I) EACH SHAREHOLDER OF INNOVATIVE IN CONNECTION WITH VOTING UPON THE MERGER AND THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND (II) EACH HOLDER OF INNOVATIVE WARRANTS IN CONNECTION WITH CONSENTING TO THE WARRANT AMENDMENT. THE FOLLOWING DISCUSSION CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT, WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY, SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE," "PROJECT" OR "CONTINUE," "POTENTIAL" OR "OPPORTUNITY" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. SEE "FORWARD LOOKING STATEMENTS." THE MATTERS SET FORTH BELOW CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS OF PEREGRINE, INNOVATIVE, OR THE COMBINED COMPANY TO DIFFER MATERIALLY FROM ANTICIPATED RESULTS.

RISKS RELATING TO THE MERGER

    INTEGRATION OF INNOVATIVE INTO PEREGRINE'S BUSINESS. The Merger will require integration of two geographically separated companies that have previously operated independently. Among the factors considered by the Innovative Board and the Peregrine Board in connection with their respective approvals of the Merger and the Merger Agreement were the perceived opportunities for broadened product offerings, the joint completion, development, and commercialization of new product offerings, and marketing and operational efficiencies that could result from the Merger. Specifically, and among other things, the Peregrine Board believes that the Merger will further Peregrine's strategy to provide customers with a complete infrastructure management software solution, and the Innovative Board believes that the Merger will offer Innovative access to Peregrine's larger installed customer base, more developed distribution channels, and internal development resources. No assurance can be given that difficulties will not be encountered in integrating the product offerings and operations of Peregrine and Innovative, that the Combined Company will successfully complete and commercialize new products currently in development or develop any new products, that the marketing, distribution, or other operational benefits and efficiencies anticipated from integration of the respective businesses and products of Innovative and Peregrine will be achieved, or that Innovative employee morale will not be adversely affected as a result of the Merger and the resulting integration. Such integration could result in a diversion of management's time and attention, which could have a material adverse effect on revenues and results of operations at either or both of Peregrine or Innovative. The difficulties of integration may be increased by the necessity of coordinating geographically separated organizations or of integrating personnel with disparate business backgrounds and different corporate cultures. There can be no assurance that either Company will retain its key personnel, that the engineering teams of Peregrine and Innovative will successfully cooperate and realize any technological benefits, that Innovative will benefit from the broader distribution and marketing opportunities available through Peregrine or that Peregrine will benefit from the broader product offerings available through Innovative, or that the Combined Company will realize any of the other anticipated benefits of the Merger. Any failure to integrate the businesses and technologies of Peregrine and Innovative successfully or any failure to realize the anticipated benefits of the Merger could have a material adverse effect on the business, results of operations, and financial condition of the Combined Company.

    In addition, the public announcement of the Merger and consummation of the Merger could result in the cancellation, termination, or nonrenewal of arrangements with Innovative by suppliers, distributors, or customers of Innovative, or the loss of certain key Innovative employees, or the termination of negotiations or delays in ordering by prospective customers of Innovative as a result of uncertainties that may be perceived to result from the Merger. For example, customers or potential customers of Innovative who utilize enterprise service desk, asset management, or other infrastructure management software, including help desk software, marketed by competitors of Peregrine could terminate or delay orders with Innovative due to perceived uncertainties over Innovative's continued commitment to provide products and enhancements or support services for Innovative products used in conjunction with such competing enterprise software. Any significant amount of cancellations, terminations, delays, or nonrenewals of arrangements with Innovative or loss of key employees or termination of negotiations or delays in ordering could have a material adverse effect on the business, results of operations, and financial condition of Innovative or the Combined Company, particularly in the quarter ending July 31, 1998 and other near-term quarters.

    FIXED EXCHANGE RATIO. As a result of the Merger, each outstanding share of Innovative Common Stock will be converted into the right to receive 0.2341 of a share of Peregrine Common Stock. If approved, the Warrant Amendment will result, at the Effective Time, in the conversion and exchange of the Innovative Warrants into and for shares of Peregrine Common Stock, based on the Exchange Ratio less such number of shares of Peregrine Common Stock having a fair market value equal to the applicable exercise price, such that holders of Innovative Warrants will hold, after consummation of the Merger, shares of Peregrine Common Stock. Neither the Merger Agreement nor the Warrant Amendment provides for adjustment of the Exchange Ratio based on fluctuations in the price of Peregrine Common Stock, and neither agreement is subject to termination as a result of such fluctuations. Because the Exchange Ratio is fixed and will not increase or decrease due to fluctuations in the market price of either Peregrine Common Stock or Innovative Common Stock, shareholders of Innovative and holders of the Innovative Warrants will not be compensated for decreases in the market price of Peregrine Common Stock which could occur before the Effective Time. In the event that the market price of Peregrine Common Stock decreases or increases prior to the Effective Time, the market value at the Effective Time of the Peregrine Common Stock to be received by shareholders of Innovative and, assuming approval of the Warrant Amendment, holders of the Innovative Warrants would correspondingly decrease or increase. The closing sales price for Peregrine Common Stock on May 7, 1998, the last trading day prior to the public announcement of the Merger, was $22.875, and on June 19, 1998, the latest practicable trading day before the printing of this Proxy Statement/Prospectus, the closing sale price for Peregrine Common Stock was $25.875. Shareholders of Innovative and holders of the Innovative Warrants are advised to obtain recent market quotations for Peregrine Common Stock, Innovative Common Stock, and the Innovative Warrants. The trading prices of the Peregrine Common Stock, the Innovative Common Stock, and the Innovative Warrants have historically each been subject to substantial volatility. No assurance can be given as to the market prices of Peregrine Common Stock, Innovative Common Stock, or the Innovative Warrants at any time prior to the Effective Time or as to the market price of the Peregrine Common Stock or, assuming the Warrant Amendment is not approved, the Peregrine Warrants at any time thereafter. See "--Volatility of Trading Prices" and "Market Price and Dividend Information."

    DEPENDENCE ON MARKET ACCEPTANCE OF INFRASTRUCTURE MANAGEMENT SOFTWARE SOLUTIONS. Until recently, Peregrine's product strategy focused principally on integrating an array of IT management applications with traditional internal "help desk" applications to create an "Enterprise Service Desk" capable of managing multiple aspects of an enterprise's IT infrastructure. In recent years, Peregrine's license revenues have derived principally from sales of its SERVICECENTER suite of IT management applications. In September 1997, the Company broadened its IT infrastructure management product suite by acquiring ASSETCENTER, an asset management product line, through the acquisition (the "Apsylog Acquisition") of United Software, Inc., including its wholly-owned subsidiary Apsylog S.A. (collectively, "Apsylog"). In addition, Peregrine has increased the functionality of SERVICECENTER to manage aspects of the enterprise infrastructure not necessarily related to IT. Innovative's product strategy has focused on providing building and facilities management software applications, and its license revenues have consisted entirely of sales of its SPAN-FM application suite. In acquiring Innovative, Peregrine seeks to further broaden its product line beyond traditional IT infrastructure management to offer a more comprehensive product suite capable of managing a business enterprise's IT infrastructure, its physical plant and facilities, its communications infrastructure, and its distribution systems.

    In recent years, the market for enterprise software solutions has been characterized by rapid technological change, frequent new product announcements and introductions, and evolving industry standards. In response to advances in technology, customer requirements have become increasingly complex, resulting in industry consolidation of product lines offering similar or related functionality. In particular, Peregrine and Innovative believe that a market for integrated enterprise-wide infrastructure management solutions, including applications for IT management, asset management, building and facilities management, communications resource management, and distribution systems management, is evolving from existing requirements for specific IT management solutions. Nevertheless, the existence of such a market is unproven. If consummated, the Merger would represent a significant expansion of Peregrine's product line beyond traditional IT management to include Innovative's facility management products. The future financial performance of the Combined Company will depend in large part on its success in developing an integrated product line of software applications to manage all aspects of the enterprise infrastructure, including management of IT, plant and facilities, communications resources, and distribution systems, and in creating organizational awareness of the benefits to be obtained from an integrated approach to infrastructure management. Any failure of such a market to develop would have a material adverse effect on the Combined Company's business, results of operations, or financial condition. Regardless of the development of a market for integrated infrastructure management solutions, factors adversely affecting the pricing of, demand for, or market acceptance of one or more of SERVICECENTER, ASSETCENTER, or SPAN-FM could have a material adverse effect on the Combined Company's business, results of operations, and financial condition.

    DEPENDENCE ON KEY INNOVATIVE PERSONNEL. Innovative's success depends to a significant extent upon a limited number of Innovative's senior management. Innovative's future performance, and its contribution to the Combined Company's future performance, will depend in significant part upon the continued service of its key technical, sales, and senior management personnel. Of Innovative's employees, only William M. Thompson, currently Chairman of the Innovative Board and Innovative's Chief Executive Officer, and John M. Thompson, currently Innovative's President and Chief Operating Officer, will be bound by employment agreements following the Merger, and the terms of such employment agreements will be nonetheless at-will. In addition, only the Thompsons will be bound by noncompetition agreements. The loss of the services of one or more of Innovative's executive officers or key employees or the decision of one or more of such officers or key employees to join a competitor or otherwise compete directly or indirectly with the Combined Company could have a material adverse effect on the Combined Company's business, results of operations, and financial condition. See "The Plan of Merger and Related Transactions--Interests of Certain Persons in the Merger" and "Innovative Management."

    EFFECT OF THE MERGER ON CUSTOMERS AND EXISTING AGREEMENTS. The Merger will require the consent of certain parties who have entered into contracts with Innovative, including Autodesk, Inc. ("Autodesk"), a supplier of computer-aided design (CAD) products. Innovative and AutoDesk are parties to a third party development agreement pursuant to which, among other things, Innovative licenses certain CAD products of AutoDesk for use in connection with Innovative's products. There can be no assurance that such consent(s) will be given and, if not given, that such contracts will not terminate, which could have an adverse effect on Innovative's business and results of operations.

    RISKS ASSOCIATED WITH OTHER PEREGRINE ACQUISITIONS. In addition to the Apsylog Acquisition and the Merger, Peregrine and, following consummation of the Merger, the Combined Company, may make acquisitions of, or significant investments in, businesses that offer complementary products, services, and technologies and that further Peregrine's strategy of providing an integrated infrastructure management software solution. There can be no assurances, however, that either Peregrine or the Combined Company will make any additional acquisitions in the future. Any such future acquisitions or investments would present risks commonly encountered in acquisitions of businesses. Such risks include, among others, the difficulty of assimilating the technology, operations, or personnel of the acquired business, the potential disruption of the Combined Company's on-going businesses, the inability of management to maximize the financial and strategic position of the Combined Company through the successful incorporation of acquired personnel, clients, or technologies, the maintenance of uniform standards, controls, procedures, and policies, and the impairment of relationships with employees and clients as a result of any integration of new businesses and management personnel. Peregrine expects that future acquisitions, if any, could provide for consideration to be paid in cash, shares of Peregrine Common Stock, or a combination of cash and Peregrine Common Stock. In the event of such an acquisition or investment, the factors described herein could have a material adverse effect on the Combined Company's business, results of operation, and financial condition.

    SHARES ELIGIBLE FOR FUTURE SALE. If the Merger is consummated, Peregrine will issue to security holders of Innovative an aggregate of approximately 2,959,164 shares of Peregrine Common Stock based on the number of shares of Innovative Common Stock and number of Innovative Warrants outstanding as of June 18, 1998 (including approximately 78,556 shares of Peregrine Common Stock issuable upon exchange and conversion of the Underwriter Warrants and approximately 202,030 shares of Peregrine Common Stock issuable upon exchange and conversion of the Innovative Warrants, assuming approval of the Warrant Amendment and, for purposes of the net issuance conversion feature, a price of $24.188 per share of Peregrine Common Stock). Immediately upon consummation of the Merger, up to approximately 2,296,229 of such shares will be freely tradeable. As a result, substantial sales of Peregrine Common Stock could occur after the Merger. Approximately 661,209 additional shares of Peregrine Common Stock issued in connection with the Merger will be subject to certain volume and manner of sale limitations under Rule 145 under the Securities Act. In addition, based on the number of Innovative Options outstanding on June 18, 1998, approximately 512,523 additional shares of Peregrine Common Stock will be reserved for issuance to holders of Innovative Options to be assumed by Peregrine in the Merger. Future sales of a substantial number of shares of Peregrine Common Stock could adversely affect or cause substantial fluctuations in the market price of Peregrine Common Stock.

    RIGHTS OF HOLDERS OF INNOVATIVE COMMON STOCK FOLLOWING THE MERGER. As a result of the Merger, shareholders of Innovative will become stockholders of Peregrine, and their rights will be governed by Delaware law and the Restated Certificate of Incorporation and Bylaws of Peregrine, which differ in certain material respects from the Amended and Restated Articles of Incorporation and Bylaws of Innovative. See "--Effect of Certain Peregrine Charter Provisions; Limitation of Liability of Directors; Antitakeover Effects of Delaware Law," "Description of Peregrine Capital Stock," "Description of Innovative Capital Stock," and "Comparison of Rights of Shareholders of Innovative and Stockholders of Peregrine."

    VOLATILITY OF TRADING PRICES. Peregrine completed its initial public offering of Common Stock in April 1997, prior to which time no public market existed for the Peregrine Common Stock. The Innovative Common Stock and the Innovative Warrants have been traded on The Nasdaq SmallCap Market since July 1994. Each of the Peregrine Common Stock, the Innovative Common Stock, and the Innovative Warrants have in the past been subject to significant price and volume fluctuations and are expected to continue to be subject to significant price and volume fluctuations pending the Merger. In addition, following the Merger, the Peregrine Common Stock can be expected to be subject to significant price and volume fluctuations. A number of factors could affect the market price of the respective Companies' securities before the Merger and the market price of Peregrine Common Stock after the Merger. These factors include any shortfall in revenues or net income from revenues or net income expected by securities analysts; announcements of new products by one of the Companies or its competitors; quarterly fluctuations in financial results or the results of other software companies, including those of direct competitors of Peregrine or Innovative; changes in analysts' estimates of Peregrine's or Innovative's financial performance, the financial performance of competitors, or the financial performance of software companies in general; general conditions in the software industry; changes in prices for products of Peregrine or Innovative or products of competitors; changes in revenue growth rates for Peregrine, Innovative, or their competitors; sales of large blocks of Innovative Common Stock or Peregrine Common Stock; and conditions in the financial markets in general. In addition, the stock market may from time to time experience extreme price and volume fluctuations, which particularly affect the market price for the securities of many technology companies and which have often been unrelated to the operating performance of the specific companies. There can be no assurance that market prices of the Peregrine Common Stock, the Innovative Common Stock, or the Innovative Warrants will not experience significant fluctuations in the future. See "--Fixed Exchange Ratio."

RISKS RELATING TO PEREGRINE

    HISTORY OF OPERATING LOSSES. Through March 31, 1998, Peregrine has recorded cumulative net losses of approximately $41.5 million, including approximately $34.8 million related to the write-off of acquired in-process research and development in connection with the Apsylog Acquisition. In recent years, the product lines of both Peregrine and Apsylog have changed substantially. Peregrine's SERVICECENTER product, from which Peregrine derived substantially all of its license revenues until the acquisition of ASSETCENTER, only began shipping in mid-1995. Apsylog's ASSETCENTER product only began shipping in mid-1996. As a result, prediction of Peregrine's future operating results is difficult, if not impossible. Although Peregrine achieved profitability during the years ended March 31, 1997 and 1998 (excluding the impact of the $34.8 million charge related to acquired in-process research and development in connection with the Apsylog Acquisition), there can be no assurance that Peregrine will be able to remain profitable on a quarterly or annual basis. In addition, Peregrine does not believe that the growth in revenues it has experienced in recent years is indicative of future revenue growth or future operating results.

    POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS; SEASONALITY. Peregrine's quarterly operating results have varied significantly in the past and may vary significantly in the future depending upon a number of factors, many of which are beyond Peregrine's control. These factors include, among others, (i) the ability of Peregrine to develop, introduce, and market new and enhanced versions of its software on a timely basis; (ii) market demand for Peregrine's software;
(iii) the size, timing, and contractual terms of significant orders; (iv) the timing and significance of new software product announcements or releases by Peregrine or its competitors; (v) changes in pricing policies by Peregrine or its competitors; (vi) changes in Peregrine's business strategies; (vii) budgeting cycles of its potential customers; (viii) changes in the mix of software products and services sold; (ix) changes in the mix of revenues attributable to domestic and international sales; (x) the impact of acquisitions of competitors; (xi) the impact of acquisitions by Peregrine, including the Apsylog Acquisition and the Merger; (xii) seasonal trends; (xiii) the cancellations of licenses or maintenance agreements; (xiv) product life cycles;
(xv) software defects and other product quality problems; and (xvi) personnel changes. Peregrine has historically operated with little or no backlog and has often recognized a substantial portion of its revenues in the last month or weeks of a quarter. As a result, license revenues in any quarter are substantially dependent on orders booked and shipped in the last month or weeks of that quarter. Due to the foregoing factors, quarterly revenues and operating results are not predictable with any significant degree of accuracy. In particular, the timing of revenue recognition can be affected by many factors, including the timing of contract execution and delivery. The timing between initial customer contact and fulfillment of criteria for revenue recognition can be lengthy and unpredictable, and revenues in any given quarter can be adversely affected as a result of such unpredictability. In the event of any downturn in potential customers' businesses, or the domestic economy in general, or in international economies in which Peregrine derives substantial revenues, planned purchases of Peregrine's products may be deferred or canceled, which could have a material adverse effect on Peregrine's business, results of operations, and financial condition. See "--Lengthy Sales Cycle."

    Peregrine's business has experienced and is expected to continue to experience seasonality. Peregrine's revenues and operating results in its December quarter typically benefit from purchase decisions made by the large concentration of customers with calendar year-end budgeting requirements, while revenues and operating results in the March quarter typically benefit from the efforts of Peregrine's sales force to meet fiscal year-end sales quotas. In addition, Peregrine is currently attempting to expand its presence in international markets, including Europe, the Pacific Rim, and Latin America. International revenues comprise a significant percentage of Peregrine's total revenues, and Peregrine may experience additional variability in demand associated with seasonal buying patterns and economic conditions in such foreign markets. In particular, the quarter ended September 30 tends to reflect the effects of summer slowing of international business activity, particularly in Europe. See "--International Operations; Currency Fluctuations."

    PRODUCT CONCENTRATION. Peregrine currently derives substantially all of its license revenues from the sale of its SERVICECENTER and ASSETCENTER suites of applications and expects them to account for a significant portion of Peregrine's revenues for the foreseeable future. Peregrine's future operating results are dependent upon continued market acceptance of SERVICECENTER and ASSETCENTER, including future enhancements. Factors adversely affecting the pricing of, demand for, or market acceptance of SERVICECENTER or ASSETCENTER, such as competition or technological change, could have a material adverse effect on

Peregrine's business, results of operations, and financial condition. See "--Dependence on Market Acceptance of Infrastructure Management Software Solutions," "--Potential Fluctuations in Quarterly Results; Seasonality," "--Competition," "--Expansion of Distribution Channels," and "--Rapid Technological Change and Product Development Risks."

    COMPETITION. The market for Peregrine's products is highly competitive, fragmented, and subject to rapid technological change and frequent new product introductions and enhancements. Competitors vary in size and in the scope and breadth of the products and services offered. Peregrine encounters competition from a number of sources, including (i) providers of internal help desk software applications such as Remedy Corporation and Software Artistry, Inc. (now a division of Tivoli Systems, Inc. ("Tivoli")); (ii) customer interaction software companies such as Clarify Inc. and The Vantive Corporation, whose products include internal help desk applications; (iii) information technology and systems management companies such as International Business Machines Corporation ("IBM"), Computer Associates International, Inc. ("Computer Associates"), Network Associates, Inc. (recently formed as a result of the business combination of McAfee Associates, Inc. and Network General Corporation), and Hewlett-Packard Company ("Hewlett-Packard") through its recent acquisition of PROLIN; (iv) providers of asset management software; and (v) the internal information technology departments of those companies with help desk requirements. Because barriers to entry in the software market are relatively low, Peregrine anticipates additional competition from other established and emerging companies as the market for enterprise infrastructure management applications expands. In addition, current and potential competitors have established or may in the future establish cooperative relationships among themselves or with third parties, or large software companies could acquire or establish alliances with smaller competitors of Peregrine. Peregrine expects software industry consolidation to continue in the future, and it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. For example, Peregrine's ability to sell its products depends in part on their compatibility with and support by providers of system management products, including Tivoli, Computer Associates, and Hewlett-Packard. Both Tivoli and Hewlett-Packard have recently acquired providers of help desk software products. The decision of one or more providers of system management products to close their systems to competing vendors like Peregrine, or to bundle their infrastructure management and/or help desk software products with other products for enterprise licenses for promotional purposes or as part of a long-term pricing strategy, could have an adverse effect on Peregrine's ability to sell its products. Increased competition, including increased competition as a result of acquisitions of help desk and other infrastructure management software vendors by systems management companies, is likely to result in price reductions, reduced gross margins, and loss of market share, any of which could have a material adverse effect on Peregrine's business, results of operations, and financial condition. Some of Peregrine's current and many of its potential competitors have significantly greater financial, technical, marketing and other resources than Peregrine. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion, and sale of their products than Peregrine. There can be no assurance that Peregrine will be able to compete successfully against current and future competitors or that competitive pressures faced by Peregrine will not have a material adverse effect on Peregrine's business, results of operations, and financial condition. See "Business of Peregrine--Competition."

    MANAGEMENT OF GROWTH. Peregrine's business has grown substantially in recent periods, with total revenues increasing from $19.6 million in fiscal 1995, to $23.8 million in fiscal 1996, to $35.0 million in fiscal 1997, and to $61.9 million in fiscal 1998. If Peregrine is successful in achieving its growth plans, including the integration of Apsylog and Innovative, such growth is likely to place a significant burden on Peregrine's operating and financial systems, resulting in increased responsibility for senior management and other personnel within Peregrine. Peregrine's ability to compete effectively and to manage future growth, if any, and its future operating results will depend in part on the ability of its officers and other key employees to implement and expand operational, customer support and financial control systems and to expand, train, and manage its employee base. In particular, in connection with the Merger, Peregrine will be required to integrate additional personnel and to augment or replace Innovative's existing financial and management systems. Such integration could result in a disruption of operations of Peregrine or Innovative and could adversely affect the financial results of the Combined Company. There can be no assurance that Peregrine's existing management or any new members of management will be able to augment or improve existing systems and controls or implement new systems and controls in response to future growth, if any. Peregrine's failure to do so could have a material adverse effect on Peregrine's business, results of operations, and financial condition. See "--Dependence on Skilled Personnel; Ability to Recruit Personnel; Risks Associated with Federal Immigration Laws."

    EXPANSION OF DISTRIBUTION CHANNELS. Peregrine has historically sold its products through its direct sales force and a limited number of distributors and has provided maintenance and support services through its technical and customer support staff. In addition to continuing to invest in its direct sales force, particularly in North America where it has recently opened several new sales offices, Peregrine is currently investing and intends to continue to invest significant resources in developing additional sales and marketing channels through system integrators, original equipment manufacturers ("OEMs"), and other channel partners. There can be no assurance that Peregrine will be able to attract channel partners that will be able to market Peregrine's products effectively and will be qualified to provide timely and cost-effective customer support and service. To the extent Peregrine establishes distribution through such indirect channels, its agreement with channel partners may not be exclusive and such channel partners may also carry competing product lines. Any failure by Peregrine to establish and maintain such distribution relationships could have a material adverse effect on Peregrine's business, results of operations, and financial condition. See "--Management of Growth" and "--International Operations; Currency Fluctuations."

    INTERNATIONAL OPERATIONS; CURRENCY FLUCTUATIONS. International sales represented approximately 29% and 36% of Peregrine's total revenues in fiscal 1997 and fiscal 1998, respectively. Peregrine currently has international sales offices in London, Paris, Frankfurt, Munich, Amsterdam, and Copenhagen. Peregrine believes that its continued growth and profitability will require continued expansion of its international operations, particularly in Europe, Latin America and the Pacific Rim. Accordingly, Peregrine intends to expand its international operations and enter additional international markets, which will require significant management attention and financial resources. In addition, Peregrine's international operations are subject to a variety of risks associated with conducting business internationally, including fluctuations in currency exchange rates, longer payment cycles, difficulties in staffing and managing international operations, problems in collecting accounts receivable, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world, increases in tariffs, duties, price controls or other restrictions on foreign currencies, and trade barriers imposed by foreign countries, any of which could have a material adverse effect on Peregrine's business, operating results, and financial condition. In particular, recent instability in the Asian-Pacific economies and financial markets, could have an adverse effect on Peregrine's operating results in future quarters. Peregrine has only limited experience in developing localized versions of its products and marketing and distributing its products internationally, and there can be no assurance that Peregrine will be able to successfully localize, market, sell and deliver its products internationally. The inability of Peregrine to expand its international operations successfully and in a timely manner could have a material adverse effect on Peregrine's business, results of operations, and financial condition.

    A significant portion of Peregrine's business is conducted in currencies other than the U.S. dollar. Foreign currency transaction gains and losses arising from normal business operations are credited to or charged against earnings in the period incurred. As a result, fluctuations in the value of the currencies in which Peregrine conducts its business relative to the U.S. dollar have caused and will continue to cause currency transaction gains and losses. Due to the substantial volatility of currency exchange rates, among other factors, Peregrine cannot predict the effect of exchange rate fluctuations upon future operating results. There can be no assurance that Peregrine will not experience currency losses in the future. Peregrine has recently implemented a foreign exchange hedging program, consisting principally of purchases of one month forward-rate currency contracts. Notwithstanding such a program, there can be no assurances that Peregrine's hedging activities will adequately protect Peregrine against the risks associated with foreign currency fluctuations. See "--Management of Growth."

    ISSUES RELATED TO THE EUROPEAN MONETARY CONVERSION. On January 1, 1999, certain member states of the European Economic Community (the "EEC") will fix their respective currencies to a new currency, the euro. On that day, the euro will become a functional legal currency within these countries. During the next three years, business in these EEC member states will be conducted in both the existing national currency, such as the French Franc or Deutsche Mark, and the euro. As a result, companies operating in or conducting business in EEC member states will need to ensure that their financial and other software systems are capable of processing transactions and properly handling these currencies, including the euro. Peregrine's ASSETCENTER product was originally developed for the European market and is capable of managing currency data measured in euros. Peregrine is still assessing the impact that the euro will have on its internal systems and the other products it sells, however. Peregrine will take appropriate corrective actions based on the results of such assessment. Peregrine has not yet determined the costs related to addressing this issue, and there can be no assurance that this issue and its related costs will not have a material adverse affect on Peregrine's business, results of operations, and financial condition.

    CONTROL BY EXISTING STOCKHOLDERS. Based on shares outstanding as of May 31, 1998, the Company's officers, directors and their affiliates together beneficially own approximately 58.6% of the outstanding shares of Peregrine Common Stock. In particular, John J. Moores, Chairman of the Peregrine Board, owns approximately 49.4% of the outstanding shares of Peregrine Common Stock. As a result, these stockholders will be able to control most matters requiring stockholder approval, including the election of directors and the approval of mergers, consolidations and sales of all or substantially all of the assets of Peregrine. This may prevent or discourage potential bids to acquire Peregrine unless the terms of acquisition are approved by such stockholders. See "Peregrine Stock Ownership of Certain Beneficial Owners and Management."

    EFFECT OF CERTAIN PEREGRINE CHARTER PROVISIONS; LIMITATION OF LIABILITY OF DIRECTORS; ANTITAKEOVER EFFECTS OF DELAWARE LAW. Peregrine is authorized to issue 5,000,000 shares of undesignated Peregrine Preferred Stock. The Peregrine Board has the authority to issue the Peregrine Preferred Stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by Peregrine's stockholders. The issuance of Peregrine Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring, or preventing a change in control of Peregrine without further action by the stockholders and may adversely affect the market price of the Peregrine Common Stock and the voting and other rights of the holders of Peregrine Common Stock. The issuance of Peregrine Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Peregrine Common Stock, including the loss of voting control to others. Peregrine has no current plans to issue any shares of Peregrine Preferred Stock.

    Certain provisions of Peregrine's Amended and Restated Certificate of Incorporation and Bylaws eliminate the right of stockholders to act by written consent without a meeting and specify certain procedures for nominating directors and submitting proposals for consideration at stockholder meetings. Such provisions are intended to enhance the likelihood of continuity and stability in the composition of the Peregrine Board and in the policies formulated by the Peregrine Board and to discourage certain types of transactions which may involve an actual or threatened change of control of Peregrine. Such provisions are designed to reduce the vulnerability of Peregrine to an unsolicited acquisition proposal and, accordingly, could discourage potential acquisition proposals and could delay or prevent a change in control of Peregrine. Such provisions are also intended to discourage certain tactics that may be used in proxy fights but could, however, have the effect of discouraging others from making tender offers for Peregrine's shares and, consequently, may also inhibit fluctuations in the market price of Peregrine's Common Stock that could result from actual or rumored takeover attempts. These provisions may also have the effect of preventing changes in the management of Peregrine.

    Peregrine is subject to Section 203 of the Delaware General Corporation Law (the "Antitakeover Law"), which regulates corporate acquisitions. The Antitakeover Law prevents certain Delaware corporations, including those whose securities are listed for trading on the Nasdaq National Market, from engaging, under certain circumstances, in a "business combination" with any "interested stockholder" for three years following the date that such stockholder became an interested stockholder. For purposes of the Antitakeover Law, a "business combination" includes, among other things, a merger or consolidation involving Peregrine and the interested stockholder and the sale of more than 10% of Peregrine's assets. In general, the Antitakeover Law defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of Peregrine and any entity or person affiliated with or controlling or controlled by such entity or person. A Delaware corporation may "opt out" of the Antitakeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the company's outstanding voting shares. Peregrine has not "opted out" of the provisions of the Antitakeover Law. See "Description of Peregrine Capital Stock."

RISKS RELATING TO INNOVATIVE

    LIMITED PROFITABILITY; HISTORY OF OPERATING LOSSES. Through April 30, 1998, Innovative has recorded cumulative net losses of approximately $1.38 million. Although Innovative achieved profitability during its fiscal year ended January 31, 1998, there can be no assurance that Innovative will be able to remain profitable on a quarterly or annual basis. Innovative has experienced substantial revenue growth in recent years, but its profitability, as a percentage of net revenues, has varied substantially on a quarterly and annual basis, and Innovative incurred net operating losses in both fiscal 1997 and 1996. Due to the rate of growth of Innovative's business and the variability of operating results in past periods, there can be no assurance that Innovative's revenues will continue at the current level, that they will grow, or that Innovative will be able to sustain profitability on a quarterly or annual basis. Innovative does not believe that the growth in revenues it has experienced in recent periods is indicative of future revenue growth or future operating results.

    CUSTOMER CONCENTRATION. License and service revenues generated from sales of Innovative's software products and services has traditionally been highly concentrated. License revenues from sales to The Boeing Company, Southwestern Bell Telephone Company, First Union Corporation, and Hewlett-Packard accounted for 17%, 11%, 6%, and 4% of total revenues for fiscal 1998, respectively. License revenues derived from sales to Intergraph Corporation, Elecktrowatt Ltd Landis and Staefa Division (Europe), and the United States Department of Defense accounted for 6%, 6%, and 6% of total revenues for fiscal 1997, respectively. License revenues derived from sales to the United States Department of Defense, Canadian Imperial Bank of Commerce, and Intergraph Corporation accounted for 25%, 16%, and 11% of total revenues for fiscal 1996, respectively. For the three month period ended April 30, 1998, revenue derived from sales to Intergraph Corporation, AT&T Corp., Trammell Crow Company, and Hewlett-Packard accounted for 23%, 7%, 7%, and 5% of revenue, respectively. Innovative expects that a small number of customers will continue to account for a substantial portion of its license revenues for the foreseeable future. As a result, the decision of a single customer to discontinue use of Innovative's products could have a material adverse effect on Innovative's business, results of operations, and financial condition. See "--Product Concentration; Product Development Risks" and "--Potential Fluctuations in Quarterly Results."

    PRODUCT CONCENTRATION; PRODUCT DEVELOPMENT RISKS. Innovative derives substantially all of its revenues from the licensing and support of the SPAN-FM suite of applications. Innovative's future operating results are dependant upon continued market acceptance of SPAN-FM, including future enhancements. Factors adversely affecting the pricing of, demand for, or market acceptance of SPAN-FM, such as competition or technological change, could have a material adverse effect on Innovative's business, results of operations, and financial condition. See "Innovative Business--Products."

    EXPANSION OF SALES FORCE AND DISTRIBUTION CHANNELS. To date, Innovative has sold its products primarily through its direct sales organization and has supported its customers with its technical and customer support staff. Innovative currently employs only 22 sales personnel, and Innovative's ability to achieve revenue growth in the future will depend in large part on its success in recruiting and training sufficient direct sales, technical and customer support personnel and establishing and maintaining relationships with its strategic partners. In fiscal 1998, Innovative opened its first direct sales office outside the United States in Canada. Innovative's ability to achieve revenue growth in the future will depend on the establishment of relationships with distributors in Europe and the Pacific Rim. To date, the Company has entered into one non-exclusive distribution arrangement with a European distributor, Elektrowatt AG Landis & Staefa. The competition for qualified international distributors is intense, and there can be no assurance that Innovative can attract and retain qualified distributors. Although Innovative is currently investing, and plans to continue to invest, significant resources to expand its North American direct sales force and its technical and customer support staff and to develop international distribution relationships with strategic partners, Innovative has at times experienced and continues to experience difficulty in recruiting qualified personnel and in establishing necessary third-party relationships. There can be no assurance that Innovative will be able to expand successfully its direct sales force or other distribution channels or that any such expansion will result in an increase in revenues. Innovative believes the complexity of its products and the large-scale deployments anticipated by its customers will require a number of highly trained consultants and customer support personnel. There can be no assurance that Innovative will successfully expand its technical and customer support staff to meet customer demands. Any failure by Innovative to expand its direct sales force or other distribution channels, or to expand its technical and customer support staff, could materially and adversely affect Innovative's business, operating results and financial condition. See "Business of Innovative--Marketing and Distribution--The Innovative Strategy."

    POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS. Innovative's quarterly and annual operating results have varied significantly in the past and may vary significantly in the future depending upon a number of factors. In particular, Innovative's dependence on a relatively small number of customers could result in substantial period-to-period fluctuations in revenues and results of operations in the event of a delay, postponement, or termination of a large license, maintenance, and/or service contract. Innovative has historically operated with little or no backlog and has often recognized a substantial portion of its revenues in the last month or weeks of a quarter. As a result, license revenues in any quarter are substantially dependent on orders booked and shipped in the last month or weeks of that quarter. Due to the foregoing factors, annual and quarterly revenues and operating results are not predictable with any significant degree of accuracy. In particular, the timing of revenue recognition can be affected by many factors, including the timing of contract execution and delivery. The timing between initial customer contact and fulfillment of criteria for revenue recognition can be lengthy and unpredictable, and revenues in any given quarter can be adversely affected as a result of such unpredictability. Because Innovative's results of operations in a given period are typically dependent on its ability to license its products to a small number of customers and the sales cycle is lengthy, any failure to complete an anticipated transaction, or a delay in completing such a transaction, could have a material adverse effect on Innovative's business, results of operations, and financial condition. In addition, in the event of any downturn in potential customers' businesses, or the domestic economy in general, planned purchases of Innovative's products may be deferred or canceled, which would have a material adverse effect on Innovative's business, results of operations, and financial condition. See "--Customer Concentration," "Product Concentration," and "Lengthy Sales Cycle."

    MANAGEMENT OF GROWTH. Innovative has grown rapidly in the last three years. The growth of Innovative's business and the expansion of Innovative's customer base has placed a significant strain on Innovative's management and operations. Innovative's recent growth and expansion has resulted in substantial increases in the number of its employees and scope of its operations. Innovative's ability to support the growth of its operations will be substantially dependent upon having in place highly trained internal resources to conduct pre-sales activity, product implementation, training and other customer support services as well as effective administration processes. To accommodate its growth, Innovative's officers and other key employees will be required to improve and implement a variety of operational and financial systems and procedures, to expand, train and manage its employee base and to engage and work effectively with third party implementation providers. There can be no assurance that Innovative will be able to manage its recent or any future expansion successfully. Any inability to successfully manage growth will likely have a material adverse effect on Innovative's business, results of operations, and financial condition.

    NEED TO EXPAND AND DEVELOP AN EFFECTIVE PROFESSIONAL SERVICES
ORGANIZATION. As Innovative's products become more complex, customers will increasingly require greater professional assistance in the design, installation, configuration and implementation of Innovative's products. To more effectively service its customers' evolving needs, Innovative intends to significantly expand and develop its professional service organization. There can be no assurance that Innovative will be successful in its efforts to expand and develop an effective professional services organization. This will require that Innovative hire and train additional service professionals who must continually be trained and educated to ensure that they possess sufficient technical skills and product knowledge. In particular, the market for qualified professionals is intensely competitive, making hiring and retention difficult. Innovative expects significant competition in this market from existing providers of professional services and future entrants. Innovative must also properly price its services to attract customers, while maintaining sufficient margins for its services. Profit margins on Innovative's service revenues may decrease as Innovative continues to develop and expand its professional services organization. The failure to develop an effective professional services organization could have a material adverse effect on Innovative's business, results of operations, and financial condition. See "--Dependence on Skilled Personnel; Ability to Recruit Personnel; Risks Associated with Federal Immigration Laws."

    INTENSE COMPETITION. The facilities automation industry is intensely competitive, highly fragmented and subject to rapid change. Competitors vary in size and in the scope and breadth of the products and services offered. Innovative encounters competition from a number of sources, including: (i) other software companies, (ii) third party professional services organizations that develop custom software, and (iii) management information systems departments of potential customers that develop custom internal software. In addition, because there are relatively low barriers to entry in the market, Innovative expects additional competition from other established and emerging companies as the facilities automation software industry continues to develop and expand. Increased competition could result in price reductions, reduced gross margins and loss of market share, any of which would have a material adverse effect on Innovative's business, results of operations, and financial condition. Innovative's principal competitors include AEC Data Systems, Inc., PSDI, Inc., Datastream Systems, Inc. and Archibus, Inc. Some of Innovative's current competitors, and many of Innovative's potential competitors, have significantly greater financial, technical, product development, marketing and other resources than Innovative. As a result, competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than Innovative.

    In addition, many competitors and potential competitors have significant established distribution networks and large customer installed bases. Innovative also expects that competition will increase as a result of continuing consolidation in the software industry. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of Innovative's prospective customers. Accordingly, it is possible that these competitors will rapidly acquire significant market share. Furthermore, companies with greater technical, marketing and other resources than Innovative could compete directly with Innovative either as a result of acquisition or by direct entry into the market for Innovative's products. There can be no assurance that Innovative will be able to compete successfully against current or future competitors or that competitive pressures faced by Innovative will not have a material adverse effect on its business, results of operations, and financial condition.

RISKS RELATING TO BOTH PEREGRINE AND INNOVATIVE

    DEPENDENCE ON SKILLED PERSONNEL; ABILITY TO RECRUIT PERSONNEL; RISKS ASSOCIATED WITH FEDERAL IMMIGRATION LAWS. The ability of both Peregrine and Innovative to achieve revenue growth is, and following the Merger the ability of the Combined Company will be, substantially dependent on their ability to attract and retain skilled personnel, especially sales, service and implementation personnel. Other than certain employees of Apsylog and as contemplated in the Merger, none of Peregrine's employees, including its senior management, is bound by an employment or noncompetition agreement, and Peregrine does not maintain key man life insurance on any employee. The loss of the services of one or more of Peregrine's executive officers or key employees or the decision of one or more of such officers or employees to join a competitor or otherwise compete directly or indirectly with Peregrine could have a material adverse effect on Peregrine's business, results of operations, and financial condition. None of Innovative's senior management is currently bound to Innovative by an employment agreement. While Innovative does maintain key man life insurance on William Thompson, its Chief Executive Officer and Chairman of the Innovative Board, and John Thompson, its President, Chief Operating Officer, Chief Financial Officer and Treasurer, and a member of the Innovative Board, these are the only members of the Company's senior management team for whom such insurance policies are maintained. The loss of the services of one or more of Innovative's executive officers or key employees could have a material adverse effect on Innovative's business, results of operations, and financial condition.

    In addition, each of the Companies believes that its future success, independently or as a combined entity, will depend in large part on its ability to attract and retain additional highly skilled technical, sales, management and marketing personnel. Competition for such personnel in the computer software industry is intense, and each of the Companies has at times in the past experienced difficulty in recruiting qualified personnel. New employees hired by Peregrine require substantial training in the use and implementation of Peregrine's products. In particular, a number of Peregrine's and Innovative's sales and marketing personnel have been with their respective Companies for only a limited period of time. New employees hired by Innovative also require substantial training in the use and implementation of Innovative's products, particularly in sales and marketing professional services, product development, and technical support. There can be no assurance that either Company will be successful in attracting, training and retaining qualified personnel, and the failure to do so could have a material adverse effect on the business, operating results, and financial condition of Innovative, Peregrine, and the Combined Company.

    The Companies' ability to achieve anticipated revenues is also dependent in part upon their ability to recruit and employ skilled technical professionals from other countries. Any future shortage of qualified technical personnel who are either United States citizens or otherwise eligible to work in the United States could increase their reliance on foreign professionals. Many technology companies have already begun to experience shortages of such personnel. Any failure to attract and retain qualified personnel as necessary, including as a result of limitations imposed by federal immigration laws and the availability of visas issued thereunder, could have a material adverse effect on the business and results of operations of Peregrine, Innovative, or the Combined Company.

    In particular, foreign computer professionals such as the type utilized by Peregrine and Innovative typically become eligible for employment by obtaining a nonimmigrant visa commonly known as an H-1B. The Immigration Act of 1990 limits the number of available H-1B visas to 65,000 per year. This limitation was reached for the first time approximately one month prior to the federal government's fiscal year ending September 30, 1997. In a notice published on May 11, 1998, the Immigration and Naturalization Service announced that the 65,000 annual limitation on H-1B visas had already been reached for the federal government's fiscal year ending September 30, 1998. As a result, computer professionals from other countries who need an H-1B visa in order to be eligible for employment will not be eligible for employment in the United States until after October 1, 1998 at the earliest. Currently, legislation is pending in the United States Congress which, if passed in its present form, would increase the number of H-1B visas available. It is impossible to predict whether such legislation will ultimately become law. Likewise, it is impossible to predict what effect any future changes in the federal immigration laws will have on the business, results of operations, or financial condition of Peregrine, Innovative, or the Combined Company.

    LENGTHY SALES CYCLES. The license of software by both Peregrine and Innovative generally requires the Companies to engage in a sales cycle that typically takes approximately six to nine months to complete. The length of the sales cycle may vary depending on a number of factors over which the Companies' may have little or no control, including the size of the transaction and the level of competition encountered in their selling activities. In addition, Peregrine's sales cycle is typically extended 90 days for product sales through indirect channels. During the sales cycle, the Companies typically provide a significant level of education to prospective customers regarding the use and benefits of their products. Any delays in the sales cycles of a large license or a number of smaller licenses could have a material adverse effect on the business, results of operations, and financial condition of Peregrine, Innovative, or the Combined Company. Because Innovative's results of operations in a given period are particularly dependent on its ability to license its products to a small number of customers, any such delays are very likely to have a material adverse effect in Innovative's results of operations for the period. See "--Potential Fluctuations in Quarterly Results; Seasonality."

    RAPID TECHNOLOGICAL CHANGE AND PRODUCT DEVELOPMENT RISKS. The markets for the Companies' products are subject to rapid technological change, changing customer needs, frequent new product introductions, and evolving industry standards that may render existing products and services obsolete. As a result, the Companies' position in their existing markets or other markets that they may enter could be eroded rapidly by product advances. The life cycles of the Companies' products are difficult to estimate. The Companies' growth and future financial performance will depend in part upon their ability to enhance existing applications, develop and introduce new applications that keep pace with technological advances, meet changing customer requirements and respond to competitive products. The Companies' product development efforts are expected to continue to require substantial investments. There can be no assurance that either Peregrine or Innovative, independently, or the Combined Company will have sufficient resources to make the necessary investments. Each of the Companies has in the past experienced development delays, and there can be no assurance that either Peregrine or Innovative, independently, or the Combined Company will not experience such delays in the future. There can be no assurance that either Peregrine or Innovative, independently, or the Combined Company will not experience difficulties that could delay or prevent the successful development, introduction or marketing of new or enhanced products. In addition, there can be no assurance that such products will achieve market acceptance, or that the Companies' current or future products will conform to industry requirements. The inability of either Peregrine or Innovative, independently, or the Combined Company, for technological or other reasons, to develop and introduce new and enhanced products in a timely manner could have a material adverse effect on business, results of operations, and financial condition of Peregrine, Innovative, or the Combined Company, as the case may be.

    Software products as complex as those offered by the Companies may contain errors that may be detected at any point in a product's life cycle. Each of the Companies has in the past discovered software errors in certain of its products and has experienced delays in shipment of products during the period required to correct these errors. There can be no assurance that, despite testing by either Peregrine or Innovative, independently, or the Combined Company and by current and potential customers, errors will not be found, resulting in loss of, or delay in, market acceptance and sales, diversion of development resources, injury to their reputation, or increased service and warranty costs, any of which could have a material adverse effect on the business, results of operations, and financial condition of Peregrine, Innovative, or the Combined Company, as the case may be.

    DEPENDENCE ON PROPRIETARY TECHNOLOGY; RISKS OF INFRINGEMENT. The success of Peregrine and Innovative is, and the success of the Combined Company will be, heavily dependent upon proprietary technology. Each Company relies primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. In addition, Innovative has obtained patent protection for certain technology. Each Company seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which provide only limited protection. Despite precautions taken by the Companies, it may be possible for unauthorized third parties to copy aspects of its current or future products or to obtain and use information that either regards as proprietary. In particular, each of the Companies may provide its respective licensees with access to its data model and other proprietary information underlying its licensed applications. There can be no assurance that such means of protecting their proprietary rights will be adequate or that their competitors will not independently develop similar or superior technology. Policing unauthorized use of software is difficult and, while neither Company is able to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect the proprietary rights of the Companies to the same extent as do the laws of the United States. Litigation may be necessary in the future to enforce their intellectual property rights, to protect trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the business, results of operations, and financial condition of any or all of Peregrine, Innovative, or the Combined Company.

    Neither Peregrine nor Innovative is aware that any of its software product offerings infringes the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement with respect to current or future products of Peregrine, Innovative, or the Combined Company. Each of the Companies expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in their industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time consuming, result in costly litigation, cause product shipment delays, or require Peregrine, Innovative, or the Combined Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on acceptable terms or at all, which could have a material adverse effect on the business, results of operations, and financial condition of Peregrine, Innovative or the Combined Company.

    YEAR 2000 ISSUES. Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such Year 2000 requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance.

    Both Peregrine and Innovative utilize third party equipment and software that may not be Year 2000 compliant. Each Company is conducting an internal audit of products provided by outside vendors to determine if such third party products are Year 2000 compliant. Although such audits are not yet completed, Peregrine has received assurances from suppliers of all third party software that Peregrine deems material to its business that such software is Year 2000 compliant. Failure of such third party equipment or software to operate properly with regard to the Year 2000 and thereafter could require either Peregrine, Innovative, or the Combined Company to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on their respective businesses, results of operations and financial condition. If key systems, or a significant number of systems, were to fail as a result of Year 2000 problems or either of Peregrine, Innovative, or the Combined Company were to experience delays implementing Year 2000 compliant software products, Peregrine, Innovative, or the Combined Company could incur substantial costs and disruption of their businesses, which would potentially have a material adverse effect on their results of operations and financial conditions.

    Peregrine and Innovative are still assessing the impact the Year 2000 issue will have on their proprietary software products and internal information systems and will take appropriate corrective actions based on the results of such analyses. Management of the Companies has not yet determined the costs related to achieving Year 2000 compliance but does not believe such costs will be material. To the extent the costs of achieving Year 2000 compliance are material, such costs will have a material adverse effect on their respective businesses, results of operations, and financial condition.

    In the ordinary course of their businesses, Peregrine and Innovative each test and evaluate their own software products. Each believes that its software products are generally Year 2000 compliant, meaning that the use or occurrence of dates on or after January 1, 2000 will not materially affect the performance of such software products with respect to four digit date dependent data or the ability of such products to correctly create, store, process and output information related to such data. There can be no assurances, however, that one or both of the Companies will not subsequently learn that certain of its software products do not contain all necessary software routines and codes necessary for the accurate calculation, display, storage and manipulation of data involving dates. In addition, in certain circumstances, each Company has warranted that the use or occurrence of dates on or after January 1, 2000 will not adversely affect the performance of its products with respect to four digit date dependent data or the ability to create, store, process and output information related to such data. If any licensees experience Year 2000 problems, such licensees could assert claims for damages.

    In addition, the purchasing patterns of customers and potential customers may be affected by Year 2000 issues. Many companies are expending significant resources to correct their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase software products such as those offered by the Companies, which could have an adverse effect on the business, results of operations, and financial condition of either Peregrine, Innovative, or the Combined Company.

    PRODUCT LIABILITY. The license agreements which Peregrine and Innovative enter with their customers typically contain provisions designed to limit exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in such license agreements may not be effective under the laws of certain jurisdictions. Although neither Peregrine nor Innovative has experienced any product liability claims to date, the sale and support of their products may entail the risk of such claims, and there can be no assurance that either Peregrine, Innovative, or the Combined Company will not be subject to such claims in the future. A product liability claim brought against either Peregrine, Innovative, or the Combined Company could have a material adverse effect on their respective businesses, results of operations, and financial condition.

                       SELECTED HISTORICAL AND UNAUDITED
                       PRO FORMA COMBINED FINANCIAL DATA

    The following selected historical financial information of Peregrine and Innovative has been derived from their respective historical consolidated financial statements and should be read in conjunction with such consolidated financial statements and the notes thereto, which are included elsewhere in this Proxy Statement/Prospectus. The selected pro forma combined financial information is derived from the unaudited pro forma combined condensed financial statements, which give effect to the Merger as a purchase, and should be read in conjunction with such unaudited pro forma combined condensed financial statements and the notes thereto included elsewhere in this Proxy Statement/Prospectus. For pro forma purposes, Peregrine's consolidated statement of operations for the fiscal year ended March 31, 1998 has been combined with Innovative's consolidated statement of operations for the fiscal year ended January 31, 1998, giving effect to the Merger as if it had occurred on April 1, 1997. For pro forma purposes, Peregrine's consolidated balance sheet as of March 31, 1998 has been combined with the consolidated balance sheet of Innovative as of January 31, 1998, giving effect to the Merger as if it had occurred on March 31, 1998. No cash dividends have been declared or paid on Peregrine Common Stock or Innovative Common Stock. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial condition that would have been reported if the Merger had been consummated as of the date or at the beginning of the earliest period indicated or that Peregrine or the Combined Company may report in the future.

        PEREGRINE SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                             YEAR ENDED MARCH 31,
                                                            ------------------------------------------------------
                                                              1994       1995       1996       1997        1998
                                                            ---------  ---------  ---------  ---------  ----------
HISTORICAL CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Total revenues............................................  $  15,760  $  19,628  $  23,766  $  35,035  $   61,877
Acquired in-process research and development..............         --        606         --         --      34,775
Operating income (loss)...................................       (705)    (3,919)    (4,266)     4,688     (21,135)
Net income (loss).........................................       (735)        51     (6,411)     5,802     (25,654)
Net income (loss) from continuing operations per
 share--diluted...........................................                        $   (0.37) $    0.39  $    (1.48)
Shares used in per share computation......................                           12,331     14,964      17,380


                                                                               AS OF MARCH 31,
                                                            ------------------------------------------------------
                                                              1994       1995       1996       1997        1998
                                                            ---------  ---------  ---------  ---------  ----------
HISTORICAL CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents, and short term investments........  $     587  $      57  $     437  $     305  $   21,977
Working capital (deficit).................................     (3,045)    (4,118)    (9,697)    (4,065)     25,572
Total assets..............................................      6,689      9,787     13,817     19,738      56,737
Total debt................................................      1,319      1,540      5,208      3,866       1,117
Stockholders' equity (deficit)............................     (2,859)    (2,197)    (8,450)    (2,849)     30,601

       INNOVATIVE SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                               THREE MONTHS ENDED
                                                                    YEAR ENDED JANUARY 31,                         APRIL 30,
                                                   ---------------------------------------------------------  --------------------
                                                     1994         1995         1996       1997       1998       1997       1998
                                                   ---------  -------------  ---------  ---------  ---------  ---------  ---------
HISTORICAL CONSOLIDATED STATEMENT OF OPERATIONS
 DATA(3):
Revenue..........................................  $   1,686  $   1,326      $   2,785  $   8,904  $  15,083  $   3,220  $   4,582
Operating income (loss)..........................        170       (903)        (1,226)      (461)       952         65        282
Net income (loss)................................        139     (1,089)(2)       (858)      (364)       911         75        196
Net income (loss) per share--basic(1)............  $    0.02  $   (0.13)(2)  $   (0.08) $   (0.03) $    0.08  $    0.01  $    0.02
Shares used in per share computation (basic).....      5,821      7,990         10,228     10,569     11,583     10,888     11,079
Net income (loss) per share--diluted(1)..........  $    0.02  $   (0.13)(2)  $   (0.08) $   (0.03) $    0.08  $    0.01  $    0.01
Shares used in per share computation (diluted)...      5,821      7,990         10,228     10,569     11,583     10,939     13,687

                                                                      AS OF JANUARY 31,                        AS OF
                                                    -----------------------------------------------------    APRIL 30,
                                                      1994       1995       1996       1997       1998         1998
                                                    ---------  ---------  ---------  ---------  ---------  -------------
HISTORICAL CONSOLIDATED BALANCE
 SHEET DATA(3):
Cash and cash equivalents.........................  $     226  $   5,336  $   2,816  $   1,788  $   3,438    $   1,948
Working capital...................................        302      5,368      3,709      4,100      4,941        4,817
Total assets......................................        724      6,506      5,854      7,766     11,101       11,677
Long-term obligations.............................         --         --         --        257        620          581
Shareholders' equity..............................        465      6,089      5,390      5,854      6,885        7,229

------------------------------

(1) See Note 15 to Innovative's financial statements.

(2) Includes an extraordinary loss on extinguishment of debt in 1995 of $262,392 or $.03 per common share.

(3) Statement of operations data for fiscal 1997 includes the results of operations of Facility Management Systems, Inc., a wholly-owned subsidiary of Innovative, from the date of acquisition, and includes a $485,000 write-off of in process research and development related to the acquisition. Balance sheet data for 1997 includes the accounts of Facility Management Systems, Inc. as of January 31, 1997.

               SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                           (A)
                                                                                                        ----------
PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS DATA:
Total revenues........................................................................................  $   76,960
Acquired in-process research and development..........................................................      34,775
Operating income (loss)...............................................................................     (20,954)
Net income (loss).....................................................................................     (25,514)
Net income (loss) per share--diluted..................................................................  $    (1.28)
Shares used in per share computation..................................................................      19,930

------------------------

(A) Year ended March 31, 1998 and January 31, 1998 for Peregrine and Innovative, respectively.

                                                                                                         AS OF MARCH
                                                                                                          31, 1998
                                                                                                         -----------
PRO FORMA COMBINED CONDENSED BALANCE SHEET DATA:
Cash and cash equivalents..............................................................................   $  18,388
Working capital........................................................................................      20,763
Total assets...........................................................................................      70,552
Total debt.............................................................................................       1,892
Stockholders' equity...................................................................................      30,451

                           COMPARATIVE PER SHARE DATA

    The following table sets forth certain historical per share data of Peregrine and Innovative and selected unaudited pro forma combined per share data after giving effect to the Merger as a purchase transaction. The following data should be read in conjunction with the Selected Historical and Unaudited Pro Forma Combined Financial Information and Unaudited Pro Forma Combined Condensed Financial Statements of Peregrine and Innovative and notes thereto, included elsewhere in this Proxy Statement/ Prospectus. The unaudited pro forma combined per share data are not necessarily indicative of the results of operations or financial condition that would have been reported if the Merger had been consummated as of the date or at the beginning of the earliest period presented and should not be construed as representative of future results of operations or financial condition of Peregrine or the Combined Company.

                                                                                                      YEAR ENDED
                                                                                                    MARCH 31, 1998
                                                                                                    ---------------
HISTORICAL--PEREGRINE(1):
  Net (loss) per diluted share....................................................................     $   (1.48)
  Net (loss) per basic share......................................................................     $   (1.48)

                                                                                                      YEAR ENDED
                                                                                                   JANUARY 31, 1998
                                                                                                   -----------------
HISTORICAL--INNOVATIVE:
  Net income per diluted share...................................................................      $    0.08
  Net income per basic share.....................................................................      $    0.08

PRO FORMA COMBINED NET INCOME (LOSS)(2):
  Per Peregrine share--diluted...................................................................      $   (1.28)
  Per Peregrine share--basic.....................................................................      $   (1.28)
  Equivalent per Innovative share--diluted(3)....................................................      $   (0.30)
  Equivalent per Innovative share--basic(3)......................................................      $   (0.30)

                                                                                                     MARCH 31, 1998
                                                                                                    -----------------
PRO FORMA COMBINED BOOK VALUE PER SHARE(4):
  Historical--Peregrine...........................................................................      $    1.64
  Historical--Innovative..........................................................................      $    0.63
  Pro forma combined per Peregrine share..........................................................      $    1.43
  Equivalent pro forma per Innovative share.......................................................      $    0.34

------------------------------

(1) The historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at the end of each period.

(2) The pro forma statement of operations excludes the charge of $73.1 million for purchased in-process technology, which arose from the acquisition. These charges will be included in the Combined Company's consolidated financial statements for the three-month period ending September 30, 1998.

(3) The Innovative equivalent pro forma combined per share amounts are calculated by multiplying the Peregrine combined pro forma share amounts by the Exchange Ratio of 0.2341 of a share of Peregrine Common Stock for each share of Innovative Common Stock.

(4) The pro forma combined book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at the end of each period.

                     MARKET PRICE AND DIVIDEND INFORMATION

PEREGRINE

    The Peregrine Common Stock has been traded on the Nasdaq National Market under the symbol "PRGN" since April 1997. The following table sets forth for the periods indicated the quarterly high and low closing sales prices reported on the Nasdaq National Market. Prior to such dates, there was no established public trading market for the Peregrine Common Stock.

                                                                                                HIGH        LOW
                                                                                              ---------  ---------
Fiscal Year Ended March 31, 1999:
  First Quarter (through June 19, 1998).....................................................  $  26.000  $  18.250

Fiscal Year Ended March 31, 1998:
  Fourth Quarter............................................................................  $  19.125  $  12.500
  Third Quarter.............................................................................     17.500     12.000
  Second Quarter............................................................................     20.250     14.000
  First Quarter.............................................................................     15.625      8.500

INNOVATIVE

    The Innovative Common Stock and the Innovative Warrants have each been traded on The Nasdaq SmallCap Market under the symbols "ITSY" and "ITSYW," respectively, since July 1994. The following table sets forth for the periods indicated the range of high and low closing sales prices reported on The Nasdaq SmallCap Market. Data relating to the Innovative Warrants are based on information provided by recognized reporting services, which such services have adjusted to reflect a one-for-eight reverse split, in the number of shares of Innovative Common Stock issuable upon exercise of the Innovative Warrants. The reverse split was effected in September 1997. Simultaneously with such reverse split, holders of the Innovative Warrants approved a reduction in the applicable exercise price per Innovative Warrant from $2.33 to $0.08, which is not reflected in the information available from such reporting services. As a result, for periods prior to September 1997, Innovative does not believe that the closing sales prices for the Innovative Warrants, as reported by such services, reflect the prices at which the Innovative Warrants would have traded if the reverse split and reduction in exercise price had been effected prior to the period indicated.

                                                                                 COMMON STOCK            WARRANTS
                                                                             --------------------  --------------------
                                                                               HIGH        LOW       HIGH        LOW
                                                                             ---------  ---------  ---------  ---------
Fiscal Year Ending January 31, 1999:
  Second Quarter (through June 19, 1998)...................................  $   5.031  $   4.188  $   4.875  $   3.875
  First Quarter............................................................      5.188      3.156      4.813      2.875

Fiscal Year Ended January 31, 1998:
  Fourth Quarter...........................................................  $   3.219  $   1.531  $   3.250  $   1.438
  Third Quarter............................................................      2.688      1.156      2.313      0.125
  Second Quarter...........................................................      1.438      1.031      2.500      0.750
  First Quarter............................................................      1.938      1.219       3.00      1.000

Fiscal Year Ended January 31, 1997:
  Fourth Quarter...........................................................  $   2.125  $   1.250  $   5.000  $   2.125
  Third Quarter............................................................      3.125      1.813      7.000      2.375
  Second Quarter...........................................................      3.250      2.000      9.500      8.750
  First Quarter............................................................      4.375      3.000     15.500      8.000

RECENT SHARE AND WARRANT PRICES

    The following table sets forth the closing sales prices per share of Peregrine Common Stock on the Nasdaq National Market, the closing sales price per share of the Innovative Common Stock on The Nasdaq SmallCap Market, and the closing sales price per warrant of the Innovative Warrants on The Nasdaq SmallCap Market, each on (i) May 7, 1998, the date of the Merger Agreement and the public announcement thereof and (ii) June 19, 1998, the latest practicable trading day before the printing of this Proxy Statement/Prospectus. The table also sets forth the equivalent per share prices for Innovative Common Stock as of such dates based on the Peregrine Common Stock prices multiplied by the Exchange Ratio and the Innovative Warrants, assuming approval of the Warrant Amendment and, for purposes of the net issuance conversion feature, the closing sales price of Peregrine Common Stock on such date. See "The Warrant Amendment--Effect of Warrant Amendment."

                                                                                              INNOVATIVE
                                                        PEREGRINE   INNOVATIVE                  COMMON     INNOVATIVE
                                                         COMMON       COMMON     INNOVATIVE      STOCK       WARRANT
                                                          STOCK        STOCK      WARRANTS    EQUIVALENT   EQUIVALENT*
                                                       -----------  -----------  -----------  -----------  -----------
May 7, 1998..........................................   $  22.875    $   4.750    $   4.625    $   5.355    $   5.336
June 19, 1998........................................      25.875        5.031        4.750        6.057        6.039

------------------------

* Assumes approval of the Warrant Amendment and, for purposes of computing the number of shares of Innovative Common Stock that would have been issuable upon a net issuance of the Innovative Warrants, a price per share of Peregrine Common Stock equal to the closing sales price as of the date indicated.

    No assurance can be given as to the market prices of Peregrine Common Stock, Innovative Common Stock, or the Innovative Warrants at any time before the Effective Time or as to the market price of Peregrine Common Stock or, assuming the Warrant Amendment is not approved, the Peregrine Warrants, at any time thereafter. The Exchange Ratio is fixed and will not be adjusted to compensate shareholders of Innovative or holders of the Innovative Warrants for decreases in the market price of Peregrine Common Stock which could occur before the Merger becomes effective. In the event the market price of Peregrine Common Stock decreases or increases prior to the Effective Time, the market value at the Effective Time of the Peregrine Common Stock to be received in the Merger in exchange for Innovative Common Stock would correspondingly decrease or increase. SHAREHOLDERS OF INNOVATIVE AND HOLDERS OF THE INNOVATIVE WARRANTS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE INNOVATIVE COMMON STOCK, THE INNOVATIVE WARRANTS, AND THE PEREGRINE COMMON STOCK.

    Following the Merger, Innovative Common Stock will no longer be listed on The Nasdaq SmallCap Market. In the event the Warrant Amendment is not approved and Peregrine is required to assume the Innovative Warrants, Peregrine anticipates that it will list the Peregrine Warrants for trading on the Nasdaq National Market until they are exercised or redeemed in accordance with their terms. See "The Warrant Amendment--Peregrine Redemption."

SHAREHOLDERS AND WARRANT HOLDERS

    As of the Innovative Record Date, Innovative had issued and outstanding 11,442,020 shares of Innovative Common Stock held by 271 shareholders of record and Innovative Warrants to acquire 865,872 shares of Innovative Common Stock held by 42 warrant holders of record. In addition, Innovative had issued and outstanding the Underwriters Warrants, held by six holders of record, to acquire
(i) 370,500 shares of Innovative Common Stock and (ii) additional warrants to acquire an additional 3,375 shares of Innovative Common Stock.

DIVIDENDS

    Neither Peregrine nor Innovative has ever declared or paid cash dividends on its capital stock. Peregrine currently expects to retain future earnings, if any, for use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future. Pursuant to the Merger Agreement, Innovative has agreed not to pay cash dividends pending the consummation of the Merger.

                         THE INNOVATIVE SPECIAL MEETING

GENERAL

    This Proxy Statement/Prospectus is being furnished to the holders of Innovative Common Stock in connection with the solicitation of proxies by the Innovative Board for use at the Innovative Special Meeting to be held on Monday, July 27, 1998 at 10:00 a.m., local time, at The Courtyard by Marriott, 2350 Easton Road, Willow Grove, Pennsylvania 19090 and at any adjournments or postponements thereof. This Proxy Statement/Prospectus, and the accompanying Proxy Card, are first being mailed on or about June 24, 1998 to holders of record of Innovative Common Stock on the Innovative Record Date.

    The purpose of the Innovative Special Meeting is to consider and vote upon a proposal to approve and adopt the Merger Agreement, which sets forth the terms and conditions of the Merger and the transactions contemplated thereby. Upon consummation of the Merger, each outstanding share of Innovative Common Stock will be converted into the right to receive the Exchange Ratio of 0.2341 of a share of Peregrine Common Stock, with cash paid in lieu of fractional shares. In addition, as a result of the Merger, each outstanding Innovative Option will be assumed by Peregrine and converted into an option to acquire such number of shares of Peregrine Common Stock (rounded down to the nearest whole number) as the holder would have been entitled to receive had such holder exercised such Innovative Option in full, including as to unvested shares, immediately prior to the Effective Time. If the Warrant Amendment is approved on or prior to the Effective Time, each Innovative Warrant will be exchanged for and converted into the right to receive that number of shares of Peregrine Common Stock, based on the Exchange Ratio, as would have been the case if the Innovative Warrants had been exercised for Innovative Common Stock immediately prior to the Effective Time on a net issuance basis, based on the average of the last reported sale prices of Peregrine Common Stock as reported on the Nasdaq National Market on the five most recent trading days ending on the trading day immediately prior to the Effective Time. In the event the Warrant Amendment is not approved on or prior to the Effective Time, each outstanding Innovative Warrant will be assumed by Peregrine and converted into a Peregrine Warrant to acquire such number of shares of Peregrine Common Stock (rounded down to the nearest whole number) as the holder would have been entitled to receive had such holder exercised such Innovative Warrant in full immediately prior to the Effective Time. See "The Merger Agreement--Conversion of Securities."

    Based on the closing sale price of Peregrine Common Stock on the Nasdaq National Market on June 19, 1998, the Exchange Ratio would result in a per share purchase price for Innovative Common Stock of $6.06. Shareholders of Innovative are strongly encouraged to obtain current market quotations for the Peregrine Common Stock and the Innovative Common Stock. If the Merger is completed, shareholders of Innovative will no longer hold any interest in Innovative other than through their interest in shares of Peregrine Common Stock. Consummation of the Merger is subject to a number of conditions, including approval of the shareholders of Innovative.

    The Innovative Board has unanimously approved the Merger Agreement and the Merger and believes that the terms of the Merger Agreement are fair to, and that the Merger is in the best interests of, Innovative and its shareholders and, therefore, unanimously recommends that holders of Innovative Common Stock vote FOR approval and adoption of the Merger Agreement.

RECORD DATE AND OUTSTANDING SHARES

    Only holders of record of Innovative Common Stock at the close of business on the Innovative Record Date are entitled to notice of and to vote at the Innovative Special Meeting. At the close of business on the Innovative Record Date, there were 11,442,029 shares of Innovative Common Stock outstanding and entitled to vote, held of record by 271 shareholders. Each shareholder of Innovative is entitled to one vote for each share of Innovative Common Stock held as of the Innovative Record Date.

VOTING OF PROXIES

    The Innovative Proxy Card accompanying this Proxy Statement/Prospectus is solicited on behalf of the Innovative Board for use at the Innovative Special Meeting. Shareholders are requested to complete, date, and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Innovative. All proxies that are properly executed and returned, and that are not revoked, will be voted at the Innovative Special Meeting in accordance with the instructions indicated thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. The Innovative Board does not presently intend to bring any other business before the Innovative Special Meeting other than the specific proposals referred to in this Proxy Statement/Prospectus and specified in the Notice of the Innovative Special Meeting. So far as is known to the Innovative Board, no other matters are to be brought before the Innovative Special Meeting. As to any business that may properly come before the Innovative Special Meeting, including, among other things, consideration of any motion made for adjournment of the Innovative Special Meeting (including, without limitation, for purposes of soliciting additional votes for approval and adoption of the Merger Agreement), it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies. A shareholder of Innovative who has given a proxy may revoke it at any time before it is exercised at the Innovative Special Meeting, by (i) filing a written notice of revocation with, or delivering a duly executed proxy bearing a later date to, John M. Thompson, President, Innovative Tech Systems, Inc., 444 Jacksonville Road, Warminster, Pennsylvania 18974 or (ii) attending the Innovative Special Meeting and voting in person (although attendance at the Innovative Special Meeting will not, by itself, revoke a proxy). Please note, however, that if a shareholder's shares are held of record by a broker, bank, or other nominee and that shareholder wishes to vote at the Innovative Special Meeting, the shareholder must bring to the Innovative Special Meeting a letter from the broker, bank, or other nominee confirming that shareholder's beneficial ownership of such shares as of the Record Date.

VOTE REQUIRED

    Pursuant to the Illinois Law and the Articles of Incorporation and the Bylaws of Innovative, approval and adoption of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Innovative Common Stock entitled to vote at the Innovative Special Meeting. SINCE THE REQUIRED VOTE OF THE SHAREHOLDERS OF INNOVATIVE IS BASED UPON THE NUMBER OF OUTSTANDING SHARES OF INNOVATIVE COMMON STOCK, RATHER THAN UPON THE SHARES ACTUALLY VOTED IN PERSON OR BY PROXY AT THE INNOVATIVE SPECIAL MEETING, THE FAILURE BY THE HOLDER OF ANY SUCH SHARES TO SUBMIT A PROXY OR TO VOTE IN PERSON AT THE INNOVATIVE SPECIAL MEETING (INCLUDING ABSTENTIONS AND "BROKER NON-VOTES") WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

    THE MATTERS TO BE CONSIDERED AT THE INNOVATIVE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF INNOVATIVE. ACCORDINGLY, SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS AND TO COMPLETE, DATE, SIGN, AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

    Certain shareholders of Innovative beneficially owning 3,534,296 shares of Innovative Common Stock, or 30.9% of the Innovative Common Stock outstanding as of the Innovative Record Date have entered into the Innovative Voting Agreements to vote their shares of Innovative Common Stock in favor of the Merger Agreement and the Merger at the Innovative Special Meeting. Of such 3,534,296 shares, 713,460 are subject to the Thompson Voting Agreements, granting William M. Thompson and John M. Thompson the authority to vote such shares on all issues presented for a vote to shareholders of Innovative, including the Merger and other matters to be presented at the Innovative Special Meeting. The Thompson Voting Agreements terminate upon a sale of the shares by the registered holder and impose no restrictions on such holders' ability to sell or otherwise transfer such shares at any time. Excluding such shares, the number of shares of Innovative Common Stock subject to the Innovative Voting Agreements represented approximately 24.7% of the total number of shares of Innovative Common Stock outstanding as of the Innovative Record Date. Notwithstanding the Innovative Voting Agreements, the vote of each shareholder of Innovative is important, and all shareholders are encouraged to vote. See "The Plan of Merger and Related Transactions--Related Agreements--Innovative Voting Agreements."

ABSTENTIONS; BROKER NON-VOTES

    If an executed Innovative proxy is returned and the shareholder has specifically abstained from voting on any matter, the shares represented by such proxy will be considered present at the Innovative Special Meeting for purposes of determining a quorum. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum. Since the required vote of the shareholders of Innovative is based on the number of outstanding shares of Innovative Common Stock, abstentions and broker non-votes will have the same effect as a vote against approval and adoption of the Merger Agreement.

SOLICITATION OF PROXIES AND EXPENSES

    Innovative will bear the cost of the solicitation of proxies in the enclosed form from its shareholders. In addition to solicitation by mail, the directors, officers, and employees of Innovative may solicit proxies from shareholders by telephone, telegram, letter, facsimile, or in person. Directors, officers, and employees will not receive any additional compensation in connection with such solicitation. Following the original mailing of the proxies and other soliciting materials, Innovative will request that brokers, custodians, nominees, and other record holders forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Innovative Common Stock and request authority for the exercise of proxies. In such cases, Innovative, upon the request of the record holders, will reimburse such record holders for their reasonable expenses. Innovative has retained Shareholder Communications Corporation to assist in solicitation of proxies at an estimated cost of $10,000 plus customary expenses.

AVAILABILITY OF INDEPENDENT ACCOUNTANTS

    Representatives of Price Waterhouse LLP, independent accountants to Innovative, are expected to be present at the Innovative Special Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

DISSENTERS' RIGHTS

    Under Section 11.65 of the Illinois Law, a shareholder of Innovative who does not vote in favor of the Merger may, under certain circumstances and by following the procedures prescribed by Section 11.70 of the Illinois Law, have the statutory right to dissent from the Merger and demand payment in cash of the fair value (as defined under the Illinois Law) of his or her shares of Innovative Common Stock. Stockholders of Peregrine will not have dissenters' rights in connection with the Merger. This Proxy Statement/Prospectus is being sent by personal delivery or by United States mail to all holders of record of shares of Innovative Common Stock on the Innovative Record Date and constitutes notice of the dissenters' rights available to such holders under Section 11.65 of the Illinois Law.

    If a holder of Innovative Common Stock exercises dissenters' rights in connection with the Merger under the Illinois Law, any shares of Innovative Common Stock in respect of which such rights have been exercised and perfected will not be converted into the applicable consideration as determined by the Merger Agreement but will instead be converted into the right to receive payment in cash of the fair value of such shares, which will be the value of such shares immediately before the consummation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger (unless such exclusion would be inequitable).

    The following summary of the provisions of Illinois Law is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Sections 11.65 and 11.70 of the Illinois Law, copies of which are attached as Annex D to this Proxy Statement/Prospectus and incorporated herein by reference.

    A shareholder of Innovative electing to exercise dissenter's rights must perfect such shareholder's right to dissent by delivering to Innovative, prior to the taking of the vote concerning the Merger at the Innovative Special Meeting, a written demand for payment for his or her shares, and such shareholder must not vote in favor of adopting the Merger Agreement and the Merger. A vote against the adoption of the Merger Agreement and the Merger, or the delivery by a shareholder of a proxy with instructions to vote against adoption of the Merger Agreement and the Merger, will not by themselves satisfy the requirement of a written demand. A holder of Innovative Common Stock who elects to exercise dissenters' rights should mail or deliver such shareholder's written demand for payment to Innovative at 444 Jacksonville Road, Warminster, Pennsylvania 18974, ATTN: John M. Thompson, President. The demand should specify the holder's name and mailing address, the number of shares of Innovative Common Stock owned by such holder, and that such holder is demanding payment for his or her shares. The demand must be executed by or for the holder of record of Innovative Common Stock, as such holder's name appears on the certificate(s) representing such Innovative Common Stock.

    A record owner of shares of Innovative Common Stock may assert dissenters' rights as to fewer than all of the shares recorded in such person's name only if such person dissents with respect to all shares beneficially owned by any one person and notifies Innovative in writing of the name and address of each person on whose behalf the record owner is asserting dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares held by such holder of record are recorded in the names of different Innovative shareholders. A beneficial owner of Innovative Common Stock who is not the record owner may assert dissenters' rights as to shares held on such owner's behalf only if the beneficial owner submits to Innovative the record owner's written consent to dissent before or at the time the beneficial owner asserts dissenters' rights.

    Within ten days after the Effective Time (or 30 days after delivery of notice, whichever is later), Innovative must send to each shareholder who has delivered a written demand for payment a statement setting forth Innovative's opinion as to the estimated fair value of the shares of Innovative Common Stock, Innovative's balance sheet at January 31, 1998 and statement of operations for the year ending January 31, 1998, Innovative's latest available interim financial statements, and a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to Innovative of the certificate representing such shares. Upon consummation of the Merger and demand for payment by a dissenting shareholder, Innovative shall, upon receipt of the certificate representing the dissenting shareholder's shares of Innovative Common Stock, pay the amount Innovative estimates to be the fair market value thereof, plus accrued interest thereon, if any, accompanied by a written explanation of how such interest was calculated. Alternatively, Innovative may instruct the dissenting shareholder to sell his or her shares of Peregrine Common Stock within ten days after delivery of Innovative's statement to the shareholder. If the shareholder fails to sell the shares of Peregrine Common Stock within the ten day period after being so instructed by Innovative, he or she will be deemed to have sold his or her shares at the average bid and asked price thereof during such ten day period.

    If a dissenting shareholder does not agree with Innovative's opinion as to the estimated fair value of the shares or the amount of any interest due the shareholder, within thirty days from delivery of Innovative's statement of value, such shareholder must notify Innovative in writing of his or her determination of the estimated fair value and amount of interest due and demand payment for the difference between the shareholder's estimate of fair value and interest due and the amount of the payment by Innovative or the proceeds of the sale of Peregrine Common Stock by such shareholder, whichever is applicable. If, within sixty days after delivery of such written notification, Innovative and the dissenting shareholder are unable to agree in writing upon the fair value of the shares, Innovative will either pay the difference in the value demanded by the dissenting shareholder, with interest, or file a petition in the Circuit Court of Cook County, Illinois, requesting that such court determine the fair value of such shares and the interest due. All dissenting shareholders of Innovative who have perfected their dissenters' rights and who have not settled with Innovative will be made parties to this proceeding. The costs of the proceeding may be assessed against one or more parties to the proceedings as the court may consider applicable. Any failure by Innovative to commence an action will not limit or affect the rights of a dissenting shareholder to otherwise commence an action as permitted by law.

    IN VIEW OF THE COMPLEXITIES OF THE FOREGOING PROVISIONS OF THE ILLINOIS LAW, SHAREHOLDERS OF INNOVATIVE WHO ARE CONSIDERING PURSUING DISSENTERS' RIGHTS MAY WISH TO CONSULT LEGAL COUNSEL BEFORE ELECTING TO EXERCISE SUCH RIGHTS.

                            ------------------------

               INNOVATIVE SHAREHOLDERS SHOULD NOT SEND ANY STOCK
                      CERTIFICATES WITH THEIR PROXY CARDS.

                  THE PLAN OF MERGER AND RELATED TRANSACTIONS

    THIS SECTION OF THE PROXY STATEMENT/PROSPECTUS DESCRIBES CERTAIN ASPECTS OF THE PROPOSED MERGER. THE FOLLOWING DESCRIPTION DOES NOT PURPORT TO BE COMPLETE. THE DISCUSSION OF THE MERGER IN THIS PROXY STATEMENT/ PROSPECTUS AND THE DESCRIPTION OF THE PRINCIPAL TERMS OF THE MERGER AGREEMENT ARE SUBJECT TO AND QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT/ PROSPECTUS AS ANNEX A. ALL HOLDERS OF INNOVATIVE COMMON STOCK AND INNOVATIVE WARRANTS ARE ENCOURAGED TO READ THE MERGER AGREEMENT AND THE OTHER ANNEXES IN THEIR ENTIRETY.

BACKGROUND OF THE MERGER

    Historically, Peregrine developed and marketed products for managing and monitoring network computer environments. This legacy led Peregrine to develop and market a traditional internal help desk product in the early 1990's. In 1995, Peregrine introduced SERVICECENTER, a product suite integrating traditional "help desk" problem management and tracking applications with a number of additional IT management applications to create an Enterprise Service Desk capable of managing multiple aspects of the IT infrastructure. In 1997, in the course of evaluating its strategic direction, Peregrine determined that businesses were increasingly looking for integrated solutions to manage the various aspects of an enterprise infrastructure, including not only the IT infrastructure but also other infrastructure assets, including physical plant and facilities, communications resources, and distribution systems. In September 1997 and in furtherance of its strategy to provide a comprehensive infrastructure management solution, Peregrine acquired United Software, Inc., including its wholly-owned subsidiary Apsylog S.A., a leading provider of asset management software.

    Beginning in May 1997, Peregrine undertook a preliminary assessment of the facilities management application software market. At the time, Peregrine sought a potential marketing alliance with one or more companies in the facilities management application software ("FMAS") market to complement its strategy to manage all aspects of infrastructure in large organizations. A potential investment in or acquisition of one or more companies in the FMAS market was considered to be a possible outcome of such a marketing relationship. During this time, Peregrine contacted a variety of companies in the FMAS market to solicit marketing information. In June 1997, Innovative provided Peregrine a standard marketing package of information relating to Innovative and its SPAN-FM product suite.

    Between July 1997 and November 1997, Stephen P. Gardner, then Peregrine's Vice President, Strategic Acquisitions and its current President and Chief Executive Officer, and William M. Thompson, Chairman of the Innovative Board and Innovative's Chief Executive Officer, had various informal discussions concerning a potential marketing alliance between the Companies.

    In November 1997, William Thompson met with Mr. Gardner and other representatives of Peregrine at Peregrine's executive offices in San Diego, California to discuss a potential business alliance. Mr. Thompson provided an overview of Innovative and discussed the general business outlook for Innovative and the FMAS market in general. During those meetings, Mr. Thompson was asked if he would consider a proposal to have Peregrine acquire Innovative. Mr. Thompson acknowledged certain benefits of such a combination but indicated that he would need to consult with other members of the Innovative Board. Following such meeting, William Thompson and John M. Thompson, Innovative's President and Chief Operating Officer, contacted representatives of NMS to ascertain their experience in similar transactions and to consider having NMS represent Innovative in connection with a possible acquisition.

    In December 1997, William Thompson and John Thompson had preliminary discussions with NMS about general business and financial issues relating to an acquisition of Innovative.

    Between December 1997 and late March 1998, Mr. Gardner continued to have informal telephonic discussions with William Thompson and John Thompson concerning a co-marketing or similar business arrangement between the Companies.

    In early April 1998, William Thompson and Mr. Gardner spoke by telephone. Mr. Gardner informed Mr. Thompson that Peregrine had determined not to proceed with a co-marketing or similar business arrangement with Innovative and that Peregrine had made the strategic decision to acquire one or more companies in the FMAS market. Mr. Gardner asked Mr. Thompson to consider a meeting with representatives of BT Alex. Brown ("Alex. Brown"), an investment banking firm representing Peregrine, to reopen discussions concerning a sale of Innovative to Peregrine.

    In early April 1998, representatives of Alex. Brown met with William Thompson and John Thompson at Mr. Gardner's request. Discussions focused on the possible strategic value of a combination of Peregrine and Innovative and the long term interests of shareholders of each of the Companies. Subsequent to this meeting, William Thompson telephoned Mr. Gardner and indicated that Innovative was receptive to discussing a potential acquisition.

    On April 16, 1998, the Peregrine Board reviewed the status of discussions with Innovative at a regularly scheduled meeting and directed management to proceed with due diligence and preliminary negotiation of an acquisition agreement.

    During the weekend of April 18, 1998, Mr. Gardner had a number of telephone conversations with representatives of Innovative concerning the proposed terms of a potential transaction. On that same weekend, Innovative also had a number of discussions with NMS concerning a potential transaction.

    On April 20, 1998, Innovative officially engaged NMS to act as Innovative's financial advisor in connection with a potential transaction with Peregrine.

    During the weeks of April 20 and April 27, Richard T. Nelson, Peregrine's Vice President and General Counsel, Gilles Queru, Peregrine's Vice President of Corporate Development, other members of Peregrine's Corporate Development team, and representatives of Alex. Brown, NMS, and WSGR, counsel to Peregrine, conducted business and legal due diligence.

    On April 24, 1998, the Innovative Board met to review and discuss the proposed business combination with Peregrine. The Innovative Board instructed William Thompson and members of his senior management team, and legal and financial advisors, to proceed with negotiations with Peregrine.

    On May 1, 1998, the Peregrine Board met telephonically to discuss the status of the negotiations with Innovative. Mr. Gardner, Mr. Nelson, and representatives of Alex. Brown and WSGR reviewed with the Peregrine Board the results of their due diligence investigation and outstanding issues to be resolved between Peregrine and Innovative.

    On May 5, 1998, the Peregrine Board met telephonically to discuss the Merger Agreement. Representatives of Alex. Brown and WSGR assisted Mr. Gardner and Mr. Nelson in presenting the terms of the agreement to the Peregrine Board. Following a discussion of the business and financial terms of the Merger and the results of Peregrine's diligence review of Innovative, the Peregrine Board voted unanimously to approve the Merger Agreement and the Merger.

    On May 5, 1998, the Innovative Board met to consider the Merger Agreement. Representatives of NMS and A&G assisted William Thompson and John Thompson in presenting the terms of the Merger Agreement to the Innovative Board. Following a discussion of the business and financial terms of the Merger, NMS delivered the NMS Opinion. The Innovative Board then voted unanimously to approve the Merger Agreement and the Merger.

    On May 7, 1998, Peregrine and Innovative executed the Merger Agreement and certain related agreements, and Peregrine issued a press release announcing the Merger.

REASONS FOR THE MERGER

    CERTAIN STATEMENTS MADE IN THE FOLLOWING PARAGRAPHS REGARDING THE POTENTIAL BENEFITS THAT COULD RESULT FROM THE MERGER ARE FORWARD-LOOKING STATEMENTS BASED ON CURRENT EXPECTATIONS AND ENTAIL VARIOUS RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN SUCH FORWARD-LOOKING STATEMENTS. THE ANTICIPATED POTENTIAL BENEFITS OF THE MERGER MAY NOT BE REALIZED. SUCH RISKS AND UNCERTAINTIES ARE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.

    JOINT REASONS FOR THE MERGER

    In reaching their decisions to approve the Merger Agreement, the Merger, and the transactions contemplated by the Merger Agreement, each of the Peregrine Board and the Innovative Board consulted with their respective management teams and advisors and independently considered the proposed Merger Agreement and the transactions contemplated thereunder. Based on their respective reviews of the proposed transaction and the business and operations of the other party, the Peregrine Board and the Innovative Board each approved the Merger Agreement and the Merger. Each Board concluded that (i) the goals and philosophies of the Companies are compatible and consistent, (ii) the products of the Companies are complementary, (iii) the Combined Company has the potential to offer customers a more comprehensive infrastructure management software solution than either could offer independently, (iv) the Merger would be positively received by customers of each of the Companies, and (v) the Companies' respective security holders would benefit by the enhanced ability of the Combined Company to compete in the rapidly evolving software industry.

    In particular, the potential benefits of the Merger to the Combined Company identified by the Peregrine Board and the Innovative Board included principally the following:

    - The combination of the Companies' product lines and expertise would potentially allow the Combined Company to address a broader range of customer needs and offer a comprehensive and integrated infrastructure management software solution;

    - The broadening and integration of the Companies' product lines would provide the Companies with the opportunity to cross-market their respective products to a larger combined customer base;

    - The combined experience, financial resources, size and breadth of product offerings of the Combined Company would potentially enable it to respond more quickly and effectively to technological change, increased competition, and market demands in an industry experiencing rapid innovation, technological change, and consolidation;

    - Combined technological resources may allow the Combined Company to compete more effectively against larger competitors by providing the Combined Company with an enhanced ability to develop new products and extend the functionality of existing products; and

    - The creation of a combined customer service and technical support system may permit the Combined Company to provide more efficient support coverage to its customers.

    PEREGRINE'S REASONS FOR THE MERGER

    The Peregrine Board has unanimously approved the Merger Agreement and the Merger and has identified several potential benefits of the Merger to Peregrine. In particular, the Peregrine Board believes the Merger will couple Peregrine's concentration in IT infrastructure management software with Innovative's focus on facilities management software, thus providing a comprehensive and integrated set of products to potential customers seeking a single source for enterprise infrastructure management automation solutions. In addition, the combination of the Companies' product lines, sales forces, and distribution channels would immediately enhance Peregrine's ability to compete in the facilities management software solution market. Finally, the combination would leverage Peregrine's more extensive customer base and channels of distribution in connection with the sales and marketing of Innovative's products.

    INNOVATIVE'S REASONS FOR THE MERGER

    The Innovative Board has unanimously approved the Merger Agreement, has unanimously determined that the Merger is fair to, and in the best interests of Innovative and its shareholders, and unanimously recommends that holders of shares of Innovative Common Stock vote FOR approval and adoption of the Merger Agreement and the Merger.

    The Innovative Board's decision to approve the Merger Agreement and the Merger was based in significant part upon its assessment of the trends developing in the enterprise application software industry, and the changes which may come about in such market as a result of increasing competition, consolidation of products offerings, and changing customer requirements. The Innovative Board believes that companies which are able to provide customers with a complete infrastructure management software solution, integrating facilities management applications with help desk, asset management, and other infrastructure management applications, will be better positioned to compete in such an environment in the long term. In particular, the Innovative Board believes that software providers like Innovative, focusing on a specific category of enterprise management software, will be at a competitive disadvantage as industry consolidation continues and larger enterprise software and system management companies begin to offer products with facilities management functionality. A merger with Peregrine was considered to be complementary with Innovative's long-term objectives and to provide an opportunity to offer a complete infrastructure management solution through the combination of the respective Companies' product offerings.

    In addition to the foregoing, Innovative identified several other potential benefits of the Merger that Innovative believes will contribute to the success of the Merger. These potential benefits include the following:

    - Given the complementary nature of the product lines of Peregrine and Innovative, the Merger would potentially enhance the opportunity for realization of Innovative's strategic objective of achieving greater scale and presence in the facilities management software market;

    - The Merger potentially offers Innovative an opportunity to leverage Peregrine's larger sales force and more extensive distribution channels to market its products. In particular, other than a limited presence in Canada, Innovative has no established international distribution channels, whereas Peregrine has an extensive sales and distribution presence in Europe and the Pacific Rim;

    - The combination with Peregrine would provide an opportunity for expanded distribution of Innovative's products to Peregrine's larger installed customer base;

    - The Merger potentially offers Innovative broader and deeper management expertise and resources as the business of Innovative and the Combined Company expands; and

    - Shareholders of Innovative would have the opportunity to participate in the potential for growth of the Combined Company following the Merger.

    Innovative further evaluated the merits of an investment in the Peregrine Common Stock and concluded that the Peregrine Common Stock has appreciation potential in the long term, represents a more liquid investment than the Innovative Common Stock, is traded on the Nasdaq National Market as opposed to the Nasdaq SmallCap Market, and is followed by a much greater number of stock analysts.

    In the course of its deliberations, the Innovative Board reviewed with Innovative's management a number of other factors relevant to the Merger. In particular, the Innovative Board considered, among other things, the following factors:

     (i) Its knowledge of the business, operations, properties, assets, financial condition, and results of operation of Innovative;

     (ii) The reports and opinions of Innovative's management and NMS, including the results of their due diligence investigations concerning the business, technology, products, operations, financial condition and prospects of Peregrine;

    (iii) Innovative's future prospects and that such prospects were likely to be enhanced as a result of the Merger;

     (iv) The detailed financial analyses, pro forma and other information with respect to Innovative and Peregrine presented by NMS in its oral and written presentations, including the NMS Opinion (see "--Opinion of NationsBanc Montgomery Securities LLC");

     (v) The effect on shareholder value of Innovative continuing as an independent entity, compared to the effect of a combination with Peregrine;

     (vi) With the assistance of Innovative's financial advisors, the comparative stock prices of Innovative and Peregrine as well as comparative volatility and trading volumes;

    (vii) The compatibility of the management and business philosophies of Innovative and Peregrine;

   (viii) The terms and conditions of the Merger Agreement and the related agreements;

     (ix) The opportunity for shareholders of Innovative to participate, as holders of Peregrine Common Stock, in a larger company of which former Innovative shareholders would hold approximately 13.3% of the equity of the Combined Company following the Merger, and to do so by means of a transaction which would be designed to be tax-free to shareholders of Innovative; and

     (x) The impact of the Merger on the interests of Innovative's customers, suppliers, employees, and the communities in which Innovative has operated.

    The Innovative Board also identified and considered a variety of potentially negative factors in its deliberations concerning the Merger, including, but not limited to, (i) the risk to shareholders of Innovative that the value to be received in the Merger could be significantly reduced in the event of a decline in Peregrine's stock price due to the fixed Exchange Ratio; (ii) the impact of the loss of Innovative's status as an independent company on shareholders, employees, and customers of Innovative; (iii) the risk that the potential benefits sought in the Merger might not be fully realized; and (iv) the possibility that the Merger might not be consummated and the potential adverse effect of a public announcement of the Merger on Innovative's sales and operating results and overall competitive position. After due consideration, the Innovative Board concluded that the risks associated with the proposed Merger were outweighed by the potential benefits of the Merger.

    The foregoing discussion of the information and factors considered by the Innovative Board is not intended to be exhaustive but is believed to include all material factors considered by the Innovative Board. In view of the complexity and variety of factors, both positive and negative, considered by the Innovative Board, the Innovative Board did not consider it practical to quantify or otherwise attempt to assign any relative or specific weights to the factors considered, and individual directors may have given differing weights to different factors. In the course of its deliberations, the Innovative Board did not establish a range of value for Innovative; however, based on the factors outlined above and on the advice of its financial advisor, NMS, the Innovative Board determined that the Merger is advisable and fair and in the best interests of Innovative and its shareholders. The Innovative Board voted unanimously to recommend to the shareholders of Innovative that the Merger Agreement be approved. For a discussion of the interests of certain members of Innovative's management and the Innovative Board in the Merger, see "--Interests of Certain Persons in the Merger."

INNOVATIVE BOARD RECOMMENDATION

    THE INNOVATIVE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND THAT THE MERGER IS IN THE BEST INTERESTS OF, INNOVATIVE AND ITS SHAREHOLDERS AND THEREFORE RECOMMENDS THAT THE HOLDERS OF INNOVATIVE COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OPINION OF NATIONSBANC MONTGOMERY SECURITIES LLC

    Pursuant to an engagement letter dated April 20, 1998, Innovative engaged NMS to act as its exclusive representative and financial advisor in connection with the evaluation of an offer by Peregrine to acquire Innovative and to render to the Innovative Board NMS's opinion with respect to the fairness from a financial point of view to the shareholders of Innovative of the consideration to be received by such shareholders in connection with the acquisition of Innovative. NMS is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Innovative selected NMS as its financial advisor on the basis of its experience and expertise in transactions similar to the Merger and its reputation as an investment banker in transactions involving technology companies.

    At the May 5, 1998 meeting of the Innovative Board, NMS delivered its opinion that the consideration to be paid by Peregrine to the shareholders of Innovative in the Merger is fair to such shareholders, from a financial point of view, as of the date of such opinion. The amount of such consideration was determined pursuant to negotiations between Innovative and Peregrine with advice from NMS and Alex. Brown, respectively. No limitations were imposed by Innovative on NMS with respect to the investigations made or procedures followed in rendering its opinion. The full text of NMS's written opinion to the Innovative Board, which sets forth the assumptions made, matters considered and limitations of review by NMS, is attached hereto as Annex C, and is incorporated herein by reference and should be read carefully in its entirety. The following summary of NMS's opinion is qualified in its entirety by reference to the full text of the opinion, attached as Annex C. Innovative shareholders are urged to read the opinion carefully in its entirety.

    NMS has informed Innovative that in arriving at its opinion it: (i) reviewed certain publicly available financial and other data with respect to Innovative and Peregrine, including the consolidated financial statements for recent years and interim periods to March 31, 1998 and certain other relevant financial and operating data relating to Innovative and Peregrine made available to NMS from published sources and from the internal records of Innovative and Peregrine;
(ii) reviewed the financial terms and conditions of the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Innovative Common Stock and Peregrine Common Stock; (iv) compared Innovative and Peregrine from a financial point of view with certain other companies in the software industry which NMS deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the software industry which NMS deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed the premiums paid of selected recent mergers which NMS deemed to be comparable in whole or in part, to the Merger; (vii) reviewed the financial contribution each Company is making to the Combined Company and compared that contribution to the percentage ownership each Company's shareholders will hold in the Combined Company after the Merger closes; (viii) reviewed and discussed with representatives of the management of Innovative and Peregrine certain information of a business and financial nature regarding Innovative and Peregrine, furnished to NMS by them, including financial forecasts and related assumptions of Innovative and Peregrine; and (ix) performed such other analyses and examinations as NMS may have deemed appropriate.

    In connection with its review, NMS did not independently verify the foregoing information and relied on its being accurate and complete in all material respects. With respect to the financial forecasts for Innovative and Peregrine provided to NMS by their respective managements, NMS assumed for purposes of its opinion that the forecasts were reasonably prepared on bases reflecting the best available estimates and judgments of their respective managements at the time of preparation as to the future financial performance of Innovative and Peregrine and that they provided a reasonable basis upon which NMS could form its opinion. NMS also assumed that there had been no material changes in the assets, financial condition, results of operations, business or prospects of either Company since the respective dates of their last financial statements made available to it. In addition, NMS did not assume responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Innovative or Peregrine, nor was it furnished with any such appraisals. Innovative informed NMS, and NMS assumed, that the Merger will be recorded as a purchase under generally accepted accounting principles and that it will be a tax-free reorganization. NMS also assumed the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by Innovative of any of the conditions to its obligations thereunder.

    The following is a summary of certain analyses performed by NMS to arrive at its opinion. NMS performed certain procedures, including each of the analyses described below, and reviewed with the management of Innovative and the Innovative Board the assumptions on which such analyses were based and other factors.

    COMPARABLE PUBLIC COMPANY ANALYSIS. Using public and other available information, NMS determined a range of implied equity values for Innovative based on the multiples of latest actual quarter annualized ("LQA") revenues and estimated calendar year 1998 earnings at which the following asset and project management companies traded on May 4, 1998: Best Software, Inc.; Datastream Systems, Inc.; Deltek Systems, Inc.; Indus International, Inc.; Project Software & Development, Inc.; Walker Interactive Systems, Inc. (together, the "Comparable Companies"). The May 4, 1998 stock prices of the Comparable Companies reflected a range of valuations of between 3x and 4x LQA revenues and between 25x and 30x estimated calendar year 1998 earnings. NMS applied the foregoing multiples to the applicable estimates for Innovative. This analysis indicated a range of implied equity values for Innovative of between $58 million and $76 million (after adjustment for debt, cash and cash equivalents), or between $4.00 and $5.00 per share, based on revenues and a range of implied equity values of between $47 million and $57 million (after adjustment for debt, cash and cash equivalents), or between $3.00 and $4.00 per share, based on estimated calendar year 1998 earnings.

    PREMIUM PAID ANALYSIS. NMS examined the consideration paid in a number of acquisitions of publicly-traded technology companies. The transactions reviewed for this analysis included 184 transactions completed or announced since June 1990. NMS compared, among other matters, the range of percentage premiums represented by the consideration paid in such business combination transactions over the market price for the target company's stock at 30 trading days, and one week, prior to announcement of the transaction. This analysis yielded a range of premiums of approximately 40% to 50% for the 30 trading-day time period and a range of premiums of approximately 35% to 45% for the one-week period. NMS then applied such premiums to the closing prices of Innovative's Common Stock on March 24, 1998 (30 trading-days prior to the date of the closing prices used by NMS in delivering its opinion to the Board of Directors) and April 27, 1998 (one week prior to the date of the closing prices used by NMS in the delivery of its opinion to the Board of Directors), resulting in a range of values for Innovative Common Stock between $5.00 and $6.00 per share.

    COMPARABLE MERGER AND ACQUISITION TRANSACTION ANALYSIS. NMS reviewed the consideration paid in several acquisition transactions involving asset and project management software and other software companies. NMS analyzed the consideration paid in such transactions as a multiple of the target company's revenues for the last 12 months reported prior to announcement of the transaction ("LTM revenues"). The transactions reviewed by NMS for purposes of this analysis included the acquisitions of: (i) Magic Solutions International, Inc. by Network Associates, Inc.; (ii) State of the Art, Inc. by The Sage Group plc; (iii) Software Artistry, Inc. by IBM; (iv) TSW International, Inc. by The Indus Group, Inc.; (v) Aurum Software, Inc. by Baan Company, N.V.; and (vi) Bendata Inc. by Astea International, Inc. Such analysis yielded a range of transaction multiples of between 3.5x to 4.5x LTM revenues. NMS then applied this range of transaction multiples to Innovative's LTM revenues (as of April 30, 1998) resulting in a range of implied equity values for Innovative of between $60 million and $77 million or between $4.00 and $5.00 per share.

    CONTRIBUTION ANALYSIS. NMS performed a contribution analysis for Innovative. This analysis reviewed the projected contribution of Innovative and Peregrine to the LQA revenues and projected calendar year 1998 operating and net income of the Combined Company. According to this analysis, Innovative's contribution to LQA revenues and calendar year 1998 operating and net income reflects a range of between 13% and 18%, which would imply a range of equity values for Innovative of between $73 million and $101 million, or between $5.00 and $7.00 per share.

    PRO FORMA EARNINGS ANALYSIS. NMS analyzed the potential effect of the Merger on the projected combined income statement of Innovative and Peregrine for the 1996, 1997 and 1998 calendar years. This analysis was based on (i) Peregrine's and Innovative's historical income statements; (ii) published third-party estimates of future financial results for Peregrine; (iii) estimates of Innovative future financial results based on management's projections; and (iv) Peregrine's prevailing market price of $24.00 per share as of May 4, 1998. This analysis concluded that the Merger could increase Peregrine's projected calendar year 1998 earnings by 0.6% or $0.004 per share.

    DISCOUNTED CASH FLOW ANALYSIS. NMS performed a discounted cash flow analysis for Innovative. The analysis aggregated (a) the present value of the projected free cash flow (defined as earnings before interest and taxes, minus increases in working capital requirements) from 1998 through 2002; and (b) the present value of a range of terminal values for the year 2002. The terminal values for Innovative were determined by applying multiples of 3.9x (as a low estimate) and 4.1x (as a high estimate) to Innovative's estimated revenue for 2002. Innovative's cash flow streams and terminal values were discounted to present value using discount rates ranging from 25% to 35%, chosen to reflect different assumptions reflecting the revenue multiples of competitors with a range of market capitalizations, Innovative's history of realizing its projections and competition in the asset and project management software industry. Such analysis indicated a range of implied equity values for Innovative of between $78 million and $118 million, or between $5.00 and $8.00 per share (net of debt, cash and cash equivalents).

    While the foregoing summary describes the analyses and examinations that NMS deemed material to its opinion, it is not a comprehensive description of all analyses and examinations actually performed. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. NMS believes that such analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all such analyses and factors, would create an incomplete view of the analyses set forth in its presentation to the Innovative Board. In addition, NMS may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis should not be taken to be NMS's view of the actual value of Innovative, Peregrine or the Combined Company.

    In performing its analyses, NMS made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Innovative or Peregrine. The analyses performed by NMS are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of NMS's analysis of the fairness of the Merger to the shareholders of Innovative from a financial point of view and were provided to the Innovative Board in connection with the delivery of NMS's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. NMS used in its analyses various projections of results of operations prepared by the managements of Innovative and Peregrine and by research analysts of third party brokerage firms. The projections are based on numerous variables and assumptions that are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

    As described above, NMS's opinion and presentation to the Innovative Board were among the many factors taken into consideration by the Innovative Board in making its determination to approve, and to recommend that its shareholders approve, the Merger.

    In connection with the Merger, Innovative has agreed to pay NMS a fee of $625,000, $300,000 of which became due upon NMS's delivery of its fairness opinion and the remainder of which will become due upon consummation of the Merger. Innovative has also agreed to reimburse NMS for its reasonable out-of-pocket expenses. Pursuant to a separate Indemnification and Contribution Agreement, Innovative has agreed to indemnify NMS, its affiliates, and their respective directors, officers, agents, shareholders, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.

    In the ordinary course of its business, NMS actively trades securities of Innovative and Peregrine for its own account and for the accounts of customers and, accordingly, may at times hold a long or short position in such securities. Certain employees of NMS may also own shares of Innovative Common Stock and Peregrine Common Stock.

    The full text of NMS's opinion, dated May 5, 1998, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the scope of review undertaken by NMS in rendering its opinion, is attached as Appendix C to this Proxy Statement/Prospectus and is incorporated herein by reference. NMS's opinion is addressed to the Board of Directors of Innovative and is directed only to the fairness from a financial point of view, as of May 5, 1998, of the consideration to be issued to the stockholders of Innovative in the Merger and does not constitute a recommendation to any Innovative shareholder as to how such shareholder should vote with respect to the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    INTERESTS IN INNOVATIVE COMMON STOCK AND INNOVATIVE OPTIONS. As of the Innovative Record Date, the executive officers and directors of Innovative beneficially owned an aggregate of 3,674,473 shares of Innovative Common Stock (including 849,998 shares of Innovative Common Stock subject to Innovative Options exercisable within 60 days of the Innovative Record Date and excluding the 713,460 shares of Innovative Common Stock subject to the Thompson Voting Agreements). Based upon the closing sale price of Peregrine Common Stock on June 19, 1998 of $25.875, and assuming the exercise of outstanding Innovative Options exercisable within 60 days of the Innovative Record Date, the aggregate dollar value of Peregrine Common Stock to be received in the Merger by the executive officers and directors of Innovative is approximately $17,086,756.

    EMPLOYMENT AGREEMENTS WITH JOHN M. THOMPSON AND WILLIAM M.
THOMPSON. Effective upon the consummation of the Merger, Peregrine has made offers of employment, on behalf of Peregrine Systems Facilities Management, Inc. as the surviving corporation in the Merger (the "Surviving Corporation"), to each of William M. Thompson and John M. Thompson. William M. Thompson is Innovative's Chief Executive Officer and Chairman of the Innovative Board. John
M. Thompson is Innovative's President, Chief Operating Officer, Chief Financial Officer and Treasurer, and a member of the Innovative Board. Pursuant to their respective employment agreements, William M. Thompson will become President of the Surviving Corporation, and John M. Thompson will become Vice President, Operations, of the Surviving Corporation. William M. Thompson and John M. Thompson are brothers.

    The employment agreements provide that each of the Thompsons will receive a base annual salary of $175,000 with an annual bonus of up to $75,000, subject to satisfaction of certain performance objectives. In addition, upon the effectiveness of the Merger, Peregrine will grant each of the Thompsons an option to acquire up to 275,000 shares of Peregrine Common Stock under Peregrine's 1994 Stock Option Plan with an exercise price per share equal to the fair market value of the Peregrine Common Stock on the date of grant. Each option will vest over four years, with 25% of the shares subject to option becoming exercisable on the first anniversary of the effectiveness of the Merger, and the remaining shares becoming exercisable in quarterly installments thereafter. In the event Peregrine or the Surviving Corporation terminate the employment of one or both of the Thompsons without cause (as defined in their respective employment agreements) prior to the third anniversary of the Merger, the terminated Thompson will continue to receive his base annual salary and maximum annual bonus, and his options will continue to vest and remain exercisable, through such anniversary.

    The employment agreements also require Peregrine to maintain, through the earlier of the third anniversary of the Merger or a voluntary termination of employment, two life insurance policies covering each of the Thompsons, each in the amount of $10 million, benefits to be paid one-half to a beneficiary

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
designated by the insured Thompson and one-half to Peregrine. In the event Peregrine terminates the employment of either Thompson without cause prior to the third anniversary of the Merger, it is required to maintain his insurance until such anniversary.

    NONCOMPETITION PAYMENTS. In connection with the Merger, each of John M. Thompson and William M. Thompson entered into noncompetition agreements, which will become effective upon consummation of the Merger. The noncompetition agreements provide that, from the Effective Time until the later of seventy-two
(72) months after the Effective Time or six months from the date of the termination of his employment by Peregrine or Surviving Corporation for any reason, either William Thompson or John Thompson, as the case may be, will not (other than in connection with their employment with Innovative, Peregrine, the Surviving Corporation, their successors, or assigns): (i) engage in software development in the market for infrastructure management software applications (including, without limitation, related help desk, asset management, and facilities management applications); (ii) be or become an officer, director, shareholder, owner, affiliate, salesperson, co-owner, partner, trustee, promoter, technician, engineer, analyst, employee, agent, representative, supplier, consultant, advisor or manager of or to, or otherwise acquire or hold any interest in, any person or entity that competes in the market for infrastructure management software applications (including, without limitation, related help desk, asset management, and facilities management applications); or
(iii) provide any service (as an employee, consultant or otherwise), support, product or technology to any person or entity, if such service, support, product or technology involves or relates to software development in the market for infrastructure management software applications (including, without limitation, related help desk, asset management, and facilities management applications). In consideration of the Thompsons' entering such noncompetition agreements, Peregrine will make a cash payment of $2.0 million to each of the Thompsons upon the effectiveness of the Merger.

    LEASE ARRANGEMENTS. Innovative currently leases its headquarters facility, consisting of 20,000 square feet of office space in Warminster, Pennsylvania, from Thompson L.P. The Thompsons and Karen A. Thompson, their sister and an executive officer of Innovative, are limited partners of Thompson L.P. and the sole shareholders of Thompson Capital Corporation, a Pennsylvania corporation and the general partner of Thompson L.P. During fiscal 1998, 1997, and 1996, Innovative paid $259,500, $162,500, and $96,500, respectively, to Thompson L.P. in connection with such lease arrangements. Under the terms of the lease, Innovative is scheduled to pay Thompson L.P. $288,334 for such lease in fiscal 1999 and $285,833 in fiscal 2000. In addition, Innovative incurred costs of approximately $284,000, $23,000, and $155,000 in fiscal 1998, 1997 and 1996, respectively, in connection with leasehold improvements to the property subject to the lease. In addition, during the first four months of fiscal 1999, Innovative incurred costs of approximately $89,000 in connection with leasehold improvements to the Warminster facility and anticipates incurring additional improvement costs of $50,000 during the balance of fiscal 1999. Pursuant to the Merger Agreement, it is a condition to Closing that Innovative enter into an amendment to such lease providing for certain provisions requested by Peregrine to comport with Peregine's planned future use of the Warminster facility.

    INDEMNIFICATION ARRANGEMENTS. Peregrine has agreed to maintain, with certain limitations for a period of six years after the Effective Time, the policies of directors' and officers' liability insurance maintained by Innovative or to provide comparable coverage. In addition, Peregrine is obligated to fulfill and honor Innovative's obligations under the indemnification provisions of Innovative's charter documents.

    The foregoing interests in the Merger of the directors and certain members of management of Innovative may mean that such persons have personal interests in the Merger which may not be identical to the interests of other shareholders of Innovative or holders of the Innovative Warrants.

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
ACCOUNTING TREATMENT

    The Merger is intended to qualify as a purchase for accounting and financial reporting purposes. In connection with the Merger, Peregrine will issue approximately 3.19 million shares of Peregrine Common Stock, valued for purposes of the transaction, at approximately $73 million. Additionally, Peregrine expects to incur costs of approximately $9.75 million associated with the transaction.

    In connection with the purchase price allocation, Peregrine has received a preliminary appraisal of the intangible assets which indicated that approximately $73 million of the acquired intangible assets consisted of in-process research and development. Because there can be no assurance that Peregrine will be able to successfully complete the development and integration of such Innovative products or that the acquired technology has any alternative future use, substantially all of the acquisition price will be charged to expense as acquired in-process research and development by Peregrine in the quarter in which the Merger closes.

INNOVATIVE VOTING AGREEMENTS

    In accordance with the terms of the Merger Agreement, certain directors and executive officers of Innovative have executed and delivered the Innovative Voting Agreements, obligating them, among other things, to vote their shares of Innovative Common Stock in favor of approval and adoption of the Merger Agreement and the Merger. As a result, all of the 3,534,296 shares of Innovative Common Stock (which excludes 849,998 shares subject to Innovative Options) beneficially owned by such directors and executive officers of Innovative and their respective affiliates as of the Innovative Record Date (representing approximately 30.9% of the total number of shares of Innovative Common Stock outstanding at such date) will be voted for approval of and adoption of the Merger Agreement and the Merger. Of such shares, 713,460 are subject to the Thompson Voting Agreements, granting William M. Thompson and John M. Thompson authority to vote such shares on all issues presented for a vote to shareholders of Innovative, including the Merger and other matters that may be presented at the Innovative Special Meeting. The Thompson Voting Agreements terminate upon a sale or transfer of the shares by the registered holder and impose no restrictions on such holders' ability to sell or otherwise transfer such shares at any time. Excluding the shares subject to the Thompson Voting Agreements, 2,820,836 shares of Innovative Common (representing approximately 24.7% of the total number of shares of Innovative Common Stock outstanding as of the Innovative Record Date) will be voted for approval of and adoption of the Merger Agreement and the Merger. As of May 31, 1998, directors and executive officers of Peregrine and their respective affiliates beneficially owned less than one percent of the outstanding shares of Innovative Common Stock, and Peregrine owned no shares of Innovative Common Stock.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion addresses certain material federal income tax considerations of the Merger that are generally applicable to holders of Innovative Common Stock. Shareholders of Innovative should be aware that the following discussion does not deal with all federal income tax considerations that may be relevant to particular shareholders of Innovative in light of their particular circumstances, such as shareholders who are dealers in securities, who are foreign persons, or who acquired their Innovative Common Stock through stock option or stock purchase programs or in other compensatory transactions. In addition, the following discussion does not address the foreign, state or local tax laws or tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger) including, without limitation, the exercise of options or rights to purchase Innovative Common Stock in anticipation of the Merger. ACCORDINGLY, SHAREHOLDERS OF INNOVATIVE ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

    This discussion is based on the interpretation by the Companies' respective counsel of the Code, applicable Treasury Regulations, judicial authority and administrative ruling and practice, all as of the date hereof. The Internal Revenue Service (the "IRS") is not precluded from adopting a contrary position. In addition, there can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Merger to Peregrine, Innovative and/or their respective stockholders.

    The Merger is intended to qualify as a reorganization within the meaning of
Section 368(a) of the Code, in which case the following tax consequences will result:

        (a) No gain or loss will be recognized by the holders of Innovative Common Stock upon the receipt of Peregrine Common Stock solely in exchange for such Innovative Common Stock in the Merger (except to the extent of cash received in lieu of fractional shares);

        (b) The aggregate tax basis of the Peregrine Common Stock so received by shareholders of Innovative in the Merger (including any fractional share of Peregrine Common Stock not actually received) will be the same as the aggregate tax basis of the Innovative Common Stock surrendered in exchange therefor;

        (c) The holding period of the Peregrine Common Stock so received by each shareholder of Innovative in the Merger will include the period for which the Innovative Common Stock surrendered in exchange therefor was considered to be held, provided that the Innovative Common Stock so surrendered is held as a capital asset at the Effective Time;

        (d) Cash payments received by holders of Innovative Common Stock in lieu of receipt of a fractional share of Peregrine Common Stock will be treated as if such fractional share of Peregrine Common Stock had been issued in the Merger and then redeemed by Peregrine and a shareholder of Innovative receiving such cash will generally recognize gain or loss, upon such payment, measured by the difference (if any) between the amount of cash received and the basis in such fractional share; and

        (e) None of Peregrine, Merger Sub, or Innovative will recognize gain or loss solely as a result of the Merger.

    Neither Peregrine nor Innovative has requested a ruling from the IRS in connection with the Merger. As a condition to the consummation of the Merger, Peregrine and Innovative will receive opinions from their respective counsel, WSGR and A&G (the "Tax Opinions"), to the effect that, for federal income tax purposes, the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code. The Tax Opinions neither bind the IRS nor preclude the IRS from adopting a contrary position. The Tax Opinions are subject to certain assumptions and qualifications and will be based on the truth and accuracy of certain representations of Peregrine, Innovative and Merger Sub, including representations in certain certificates of the respective managements of Peregrine, Innovative and Merger Sub.

    A successful IRS challenge to the reorganization status of the Merger would result in a shareholder of Innovative recognizing gain or loss with respect to each share of Innovative Common Stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value, as of the Effective Time, of the Peregrine Common Stock received in exchange therefor. In such event, the Innovative shareholder's aggregate basis in the Peregrine Common Stock so received would equal its fair market value, and the shareholder's holding period for such stock would begin the day after the Merger.

    Even if the Merger qualifies as a reorganization, a recipient of shares of Peregrine Common Stock would recognize gain to the extent that such shares were considered to be received in exchange for services or property (other than solely Innovative Common Stock). All or a portion of such gain may be taxable as ordinary income. Gain would also have to be recognized to the extent that such Innovative shareholder was treated as receiving (directly or indirectly) consideration other than Peregrine Common Stock in exchange for the Innovative Common Stock.

GOVERNMENTAL AND REGULATORY MATTERS

    The Merger must satisfy the requirements of federal and certain state securities laws.

RESTRICTIONS ON RESALE OF PEREGRINE COMMON STOCK AND PEREGRINE WARRANTS

    The shares of Peregrine Common Stock issuable to shareholders of Innovative upon consummation of the Merger and, if the Warrant Amendment is not approved, the Peregrine Warrants issuable upon assumption of the Innovative Warrants, have been registered under the Securities Act. Such shares and warrants (if issued) may be freely traded without restriction by those former shareholders of Innovative who are not deemed to be "affiliates" of Peregrine or Innovative, as that term is defined under the Securities Act.

    Shares of Peregrine Common Stock or Peregrine Warrants received by those shareholders of Innovative or holders of the Innovative Warrants, as the case may be, who are deemed to be affiliates of Innovative may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Each person deemed to be an affiliate of Innovative has agreed not to offer, sell, pledge, transfer or otherwise dispose of any shares of Peregrine Common Stock or the Peregrine Warrants distributed to them pursuant to the Merger, except in compliance with Rule 145 under the Securities Act, or in a transaction that is otherwise exempt from the registration requirements of the Securities Act and provided that an opinion of counsel, satisfactory to Peregrine, has been provided to Peregrine to the effect that no such registration is required in connection with the proposed transaction, or in an offering that is registered under the Securities Act. In general, Rule 145, as currently in effect, imposes restrictions on the manner in which affiliates of Innovative may resell Peregrine Common Stock received in the Merger and the amount of Peregrine Common Stock that such affiliates (including persons with whom the affiliates act in concert) may sell within any three-month period. These restrictions will generally apply for at least one year after the Merger (assuming such person is not then an affiliate of Peregrine). See "The Merger and Related Transactions--Restrictions on Resale of Peregrine Common Stock."

NASDAQ NATIONAL MARKET QUOTATION

    It is a condition to the Merger that the shares of Peregrine Common Stock to be issued in connection with the Merger be approved for quotation on the Nasdaq National Market. A notice of listing has been filed for listing such shares of Peregrine Common Stock on the Nasdaq National Market.

    In the event the Warrant Amendment is not approved and Peregrine is required to assume the Innovative Warrants, Peregrine anticipates that it will list the Peregrine Warrants for trading on the Nasdaq National Market until they are redeemed in accordance with their terms.

DISSENTERS' RIGHTS

    Any shareholder of Innovative who does not vote in favor of the Merger Agreement may, under certain circumstances and by following the procedures prescribed by Illinois Law, exercise dissenters' rights and obtain payment in cash of the fair value (as defined in the Illinois Law) of their shares of Innovative Common Stock. Stockholders of Peregrine will not have dissenter's rights in connection with the Merger. Copies of Sections 11.65 and 11.70 of the Illinois Law are attached as Annex D hereto. See "The Innovative Special Meeting--Dissenters' Rights."

                              THE MERGER AGREEMENT

    THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS ANNEX A TO THIS PROXY STATEMENT/PROSPECTUS AND INCORPORATED HEREIN BY REFERENCE. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT. SHAREHOLDERS OF INNOVATIVE ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY FOR A MORE COMPLETE DESCRIPTION OF THE MERGER. IN CASE OF ANY CONFLICT BETWEEN THE MERGER AGREEMENT AND THE SUMMARY SET FORTH HEREIN, THE MERGER AGREEMENT WILL CONTROL.

THE MERGER

    The Merger Agreement provides that, following the approval and adoption of the Merger Agreement by the shareholders of Innovative and the satisfaction or waiver of the other conditions to the Merger, and subject to the applicable provisions of Delaware law and Illinois Law, Merger Sub will be merged with and into Innovative, with Innovative continuing as the Surviving Corporation under the name "Peregrine Systems Facilities Management, Inc." and becoming a wholly-owned subsidiary of Peregrine.

    Subject to the provisions of the Merger Agreement, Peregrine, Innovative and Merger Sub shall cause the Merger to be consummated by the concurrent filing of
(i) a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware law and (ii) Articles of Merger with the Secretary of State of the State of Illinois in accordance with the relevant provisions of Illinois Law. The closing of the Merger shall take place at the offices of WSGR, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions to the Merger set forth in the Merger Agreement, or at such other time, date and location as Peregrine and Innovative agree in writing (the "Closing"). The Closing is anticipated to occur on or before August 31, 1998.

EFFECTIVE TIME

    If all such conditions to the Merger are satisfied or waived, the Merger will become effective upon the later of (a) the date and time of the filing of a Articles of Merger with the Secretary of State of the State of Delaware, (b) the date and time of the issuance of a Certificate of Merger by the Secretary of State of Illinois, and (c) such other date and time as is agreed to in writing by Peregrine and Innovative (the "Effective Time").

CONVERSION OF SECURITIES

    At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Innovative or any security holder of Innovative, each share of Innovative Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Innovative Common Stock held by a holder who has demanded and perfected dissenters' rights for such shares in accordance with the Illinois Law and who has not withdrawn or lost such dissenters' rights) will be canceled and extinguished and automatically converted into the right to receive 0.2341 of a share of Peregrine Common Stock, upon surrender of the certificate representing such share of Innovative Common Stock in the manner provided in the Merger Agreement (or a bond in respect thereof). Each share of Innovative Common Stock held by Innovative or owned by Merger Sub, Peregrine or any direct or indirect wholly-owned subsidiary of Innovative or Peregrine immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

    No fraction of a share of Peregrine Common Stock will be issued by virtue of the Merger, but in lieu thereof, each holder of shares of Innovative Common Stock who would otherwise be entitled to a fraction of a share of Peregrine Common Stock (after aggregating all fractional shares of Peregrine Common Stock that otherwise would be received by such holder) shall be entitled to receive from Peregrine an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction and (ii) the average of the last reported sale prices of Peregrine Common Stock for the five (5) most recent days that Peregrine Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market.

    At the Effective Time, all Innovative Options shall be assumed by Peregrine and become a Peregrine Option to acquire, on the same terms and conditions as were applicable under such Innovative Option, the same number of shares of Peregrine Common Stock (rounded down to the nearest whole number) that the holder of such Innovative Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full, including as to unvested shares, immediately prior to the Effective Time. The exercise price per share (rounded up to the nearest whole cent) of the Peregrine Option will equal
(i) the aggregate exercise price for the shares of Innovative Common Stock purchasable pursuant to the Innovative Option divided by (ii) the number of shares of Peregrine Common Stock purchasable pursuant to the Peregrine Option.

    If the Warrant Amendment is approved by the holders of the Innovative Warrants, at the Effective Time, each outstanding Innovative Warrant will be exchanged for and converted into the right to receive that number of shares of Peregrine Common Stock, based on the Exchange Ratio, as would have been the case if such Innovative Warrant had been exercised for Innovative Common Stock immediately prior to the Effective Time on a net issuance basis, based on the average of the last reported sale prices of Peregrine Common Stock as reported on the Nasdaq National Market on the five most recent trading days ending on the trading day immediately prior to the Effective Time, subject to the surrender of the certificates representing the Innovative Warrants (or a bond in respect thereof). No fractional shares of Peregrine Common Stock will be issued in connection with such exchange. Cash will be paid to holders of the Innovative Warrants in an amount equal to such fraction multiplied by the average of the last reported sale prices of Peregrine Common Stock for the five most recent days the Peregrine Common Stock has traded, ending on the trading day immediately prior to the Effective Time. The Warrant Amendment will become effective at 5:00 p.m. (Eastern Time) on the date on which Innovative has received properly executed Warrant Consents, and such Warrant Consents have not been revoked or otherwise withdrawn, from holders of 66 2/3% in interest of the Innovative Warrants (based on the number of shares of Innovative Common Stock issuable upon exercise of the Innovative Warrants).

    In the event the Warrant Amendment is not approved prior to the Effective Time, each outstanding Innovative Warrant will be assumed by Peregrine and become a Peregrine Warrant to acquire, on substantially the same terms and conditions as were applicable under such Innovative Warrant, that number of shares of Peregrine Common Stock (rounded down to the nearest whole number) that the holder of the Innovative Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such Innovative Warrant immediately prior to the Effective Time. The exercise price per share of the Peregrine Warrant (rounded up to the nearest whole cent) will equal (i) the aggregate exercise price for the shares of Innovative Common Stock purchasable pursuant to the Innovative Warrant divided by (ii) the number of shares of Peregrine Common Stock purchasable pursuant to the Peregrine Warrant. In the event Peregrine is required to assume the Innovative Warrants in connection with the Merger, Peregrine will, promptly after the Effective Time, effect a redemption of the then-outstanding Peregrine Warrants in accordance with their terms.

    Peregrine, Innovative, and the holders of the Underwriter Warrants have previously entered an agreement providing that, to the extent not exercised prior to the Effective Time, each Underwriter Warrant will be exchanged for and converted into the right to receive that number of shares of Peregrine Common Stock, based on the Exchange Ratio, as would have been the case if the Underwriter Warrants had been exercised for Innovative Common Stock immediately prior to the Effective Time on a net issuance basis, based on the last reported sale price of Peregrine Common Stock as reported on the Nasdaq National Market on the five most recent trading days ending on the trading day immediately prior to the Effective Time, subject to the surrender of the certificates representing the Underwriter Warrants (or bond in respect thereof).

    The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Peregrine Common Stock or Innovative Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Peregrine Common Stock or Innovative Common Stock occurring on or after the date of the Merger Agreement and prior to the Effective Time.

    At or promptly after the Effective Time, Peregrine, acting thought the Exchange Agent, will deliver to each Innovative shareholder of record as of such date a letter of transmittal with instructions to be used by such shareholder in surrendering certificates which, prior to the Merger, represented shares of Innovative Common Stock and which, pursuant to the Merger, will be exchanged for shares of Peregrine Common Stock. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF INNOVATIVE COMMON STOCK UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

    If the Merger becomes effective and the Warrant Amendment has been approved, Peregrine, acting through the Exchange Agent, will as soon as reasonably practicable deliver a letter of transmittal with instructions to all holders of record of Innovative Warrants immediately prior to the Effective Time for use in surrendering their warrant certificates (or providing a bond in respect thereof) in exchange for certificates representing shares of Peregrine Common Stock. If the Merger becomes effective and the Warrant Amendment has not been approved, Peregrine does not intend to issue new certificates evidencing the Peregrine Warrants; rather, certificates representing Innovative Warrants will be deemed to represent Peregrine Warrants (subject to adjustment of the number of shares, exercise price, and redemption price to reflect the Merger), pending the redemption by Peregrine of the Peregrine Warrants. CERTIFICATES SHOULD NOT BE SURRENDERED BY HOLDERS OF INNOVATIVE WARRANTS UNLESS AND UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

CONDUCT FOLLOWING THE MERGER

    Once the Merger is consummated, Merger Sub will cease to exist as a corporation, and all of the business, assets, liabilities and obligations of Merger Sub will be merged into Innovative with Innovative remaining as the Surviving Corporation. Following the Merger, Innovative will continue to operate as a wholly owned subsidiary of Peregrine under the name "Peregrine Systems Facilities Management, Inc." The shareholders of Innovative will become stockholders of Peregrine, and their rights as stockholders will be governed by the Peregrine Certificate of Incorporation and the laws of the state of Delaware. See "Comparison of Rights of Shareholders of Innovative and Stockholders of Peregrine."

    Pursuant to the Merger Agreement, the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time will become the Articles of Incorporation (subject to such changes as necessary to comply with Illinois Law and to change the name of Merger Sub to Peregrine Systems Facilities Management, Inc.) of the Surviving Corporation and the Bylaws of Merger Sub will become the Bylaws of the Surviving Corporation. At the Effective Time, the Board of Directors of the Surviving Corporation will consist of the directors who were serving as directors of Merger Sub immediately prior to the Effective Time until their respective successors are duly elected or appointed and qualified. The officers of Merger Sub immediately prior to the Effective Time will remain as officers of the Surviving Corporation, until their successors are duly appointed.

CONDUCT OF INNOVATIVE'S BUSINESS PRIOR TO THE MERGER

    During the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement pursuant to its terms or the Effective Time, Innovative has agreed (except to the extent that Peregrine shall otherwise consent in writing) to carry on its business and to cause its subsidiaries to carry on their business in the ordinary course and in substantially the same manner as previously conducted and in compliance in all material respects with all applicable laws and regulations, to pay their debts and taxes when due (subject to good faith disputes over such debts or taxes), to pay or perform other material obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact their present business organizations, keep available the services of their present officers and key employees, and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of Innovative and its subsidiaries at the Effective Time. Innovative is required to notify Peregrine promptly of any event which materially adversely affects Innovative, any of its subsidiaries, or their businesses.

    In addition, neither Innovative nor any subsidiary of Innovative may do any of the following without the written prior consent of Peregrine:

        (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any Innovative Options or Innovative Common Stock subject to vesting, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

        (b) Grant any severance or termination pay to any director, officer or employee except pursuant to written agreements outstanding, or policies existing, on the date of the Merger Agreement and as disclosed to Peregrine, or adopt any new severance plan;

        (c) Transfer or license to any person or entity or otherwise extend, amend, or modify in any respect any rights to Innovative intellectual property (other than end-user licenses granted to customers of Innovative and its subsidiaries in the ordinary course of business), or enter into grants to future patent rights;

        (d) Enter into or amend any agreements pursuant to which any other party is granted marketing, distribution, or similar rights of any type or scope with respect to any products or products licensed by Innovative and its subsidiaries;

        (e) Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of Innovative's material agreements;

        (f) Commence any litigation, except to enforce its rights under or to interpret the Merger Agreement or any other agreement, obligation, or arrangement contemplated thereby or entered into or established in connection therewith;

        (g) Declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock, equity securities, or property) in respect of any Innovative capital stock or split, combine, or reclassify any Innovative capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for any Innovative capital stock;

        (h) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of Innovative capital stock or capital stock of any subsidiary of Innovative, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date of the Merger Agreement;

        (i) Issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of Innovative's capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities (other than Innovative Common Stock issued upon exercise of Innovative Options outstanding as of the date of the Merger Agreement, the Innovative Warrants, or the Underwriter Warrants);

        (j) Cause, permit or propose any amendments to its Articles of Incorporation, Bylaws or similar governing instruments of Innovative or any subsidiary;

        (k) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Innovative or enter into any joint ventures, strategic partnerships, or alliances;

        (l) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Innovative;

       (m) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Innovative or any subsidiary of Innovative, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

        (n) Effect or agree to effect, including by way of hiring or involuntary termination, any change in its directors, officers, or key employees;

        (o) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay or agree to pay any special bonus or special remuneration to any director, employee, or consultant, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

        (p) Make any payments outside of the ordinary course of business in excess of $75,000;

        (q) Except in the ordinary course of business, modify, amend or terminate any material contract or agreement to which Innovative or any subsidiary is a party or waive, release, or assign any material rights or claims thereunder;

        (r) Revalue any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business;

        (s) Except as required by GAAP, effect any changes in its accounting methods, principles, or practices;

        (t) Make or change any material election in respect of taxes, adopt or change any accounting method in respect of taxes, enter into any closing agreement, settle any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes, provided that Peregrine shall not unreasonably withhold its consent to any of the foregoing;

        (u) Engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by the Merger Agreement; or

        (v) Agree in writing or otherwise to take any of the actions described in (a) through (u) above.

    Moreover, Innovative has agreed to terminate its 401(k) plan and the 401(k) plan of one of its subsidiaries immediately prior to the Effective Time, unless Peregrine, in its sole and absolute discretion, agrees to sponsor and maintain such plans by providing Innovative with written notice of such election at least three (3) days before the Effective Time.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains statements that various representations and warranties made by Innovative and Peregrine and Merger Sub as of the date of the Merger Agreement and contained therein are true and correct except as disclosed by Innovative or Peregrine in writing, as the case may be. Specifically, Innovative provided representations and warranties relating to, among other things, (a) its organization and similar corporate matters as well as the organization and similar corporate matters of each of its subsidiaries; (b) its capital structure, which representations and warranties included statements made concerning the Innovative Warrants and the Underwriter Warrants and the agreements governing such securities; (c) that Innovative had no current obligations with respect to its capital stock; (d) the authorization, execution, delivery, performance and enforcement of the Merger Agreement and related matters, subject only to the approval and adoption of the Merger Agreement and the Merger by the shareholders of Innovative, and that no government entity need consent to the Merger other than with respect to the filing of this Proxy Statement/Prospectus with the Commission, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the Articles of Merger with the Secretary of State of the State of Illinois; (e) the accuracy and completeness, in all material respects, of documents and financial statements filed with the Commission since Innovative's 1994 public offering of its Common Stock; (f) the absence of certain specified material changes or events since January 31, 1998; (g) the accurate preparation and timely filing of all returns and payment of taxes owed; (h) the absence of restrictions on business activities; (i) title to properties; (j) title to intellectual property; (k) the compliance with applicable laws and material Innovative agreements; (l) the absence of litigation; (m) the absence of interested party transactions; (n) the absence of fees payable to brokers or finders in connection with the Merger, except for the fee payable to NMS; (o) certain labor and employee benefit matters; (p) compliance with environmental regulations; (q) the absence of certain specified agreements and compliance with any such agreements that exist; (r) the absence of any payments to current or former officers and directors of Innovative that would become due as a result of the Merger; (s) the accuracy of information supplied by Innovative in connection with this Proxy Statement/Prospectus; (t) the determination of the fairness of the terms of the Merger to the shareholders of Innovative by the Innovative Board and the recommendation by the Innovative Board that such shareholders approve the Merger; (u) the receipt of the NMS Opinion; and (v) the inapplicability of Section 11.75 of the Illinois Law (concerning business combinations) to the Merger.

    Peregrine and Merger Sub provided representations and warranties relating to, among other things, (a) their organization and similar corporate matters;
(b) the authorization, execution, delivery, performance and enforcement of the Merger Agreement and related matters and that no government entity need consent to the Merger other than with respect to the filing of the Registration Statement with the Commission, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the Articles of Merger with the Secretary of State of the State of Illinois; (c) the Peregrine Common Stock to be issued in the Merger will be validly issued, fully paid and nonassessable and will not be subject to restrictions on resale otherwise than provided for under Rule 145 of the Securities Act; (d) the accuracy and completeness, in all material respects, of documents and financial statements filed with the Commission; (e) the absence of certain specified material changes or events since January 1, 1998; and (f) the accuracy of information supplied by Peregrine in connection with this Proxy Statement/Prospectus.

FORM S-3 OR FORM S-8 REGISTRATION STATEMENT

    Within five (5) days after the Closing, Peregrine will file a registration statement on Form S-3 or Form S-8, as the case may be, or other appropriate form for the shares of Peregrine Common Stock issuable with respect to the Innovative Options assumed by Peregrine pursuant to the Merger Agreement.

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
NO SOLICITATION

    Subject to the provisions of the Merger Agreement summarized in the following paragraph, from and after the date of the Merger Agreement until the earlier of the Effective Date or the termination of the Merger Agreement pursuant to its terms, Innovative and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney, or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal; (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal;
(iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence the no solicitation provisions contained in the Merger Agreement; (iv) approve, endorse or recommend any Acquisition Proposal other than with respect to a Superior Offer; or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any Acquisition Transaction. However, the Merger Agreement does not prohibit Innovative from furnishing nonpublic information regarding the Innovative and its subsidiaries to, entering into a confidentiality agreement with, or entering into discussions with, any person or group in response to an Acquisition Proposal submitted by such person or group (and not withdrawn) if (A) neither Innovative nor any representative of Innovative or any of its subsidiaries shall have violated any of the restrictions described above; (B) the Innovative Board concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Innovative Board to comply with its fiduciary obligations to Innovative's shareholders under applicable law; (C) prior to furnishing any such nonpublic information to, or entering into discussions with, such person or group, Innovative gives Peregrine written notice of the identity of such person or group and of Innovative's intention to furnish nonpublic information to, or enter into discussions with, such person or group and Innovative receives from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or group by or on behalf of Innovative and such limitations are at least as restrictive as the limitations set forth in the confidentiality agreement previously entered into between Innovative and Peregrine; and (D) contemporaneously with furnishing any such nonpublic information to such person or group, Innovative furnishes such nonpublic information to Peregrine. Moreover, as of May 7, 1998, Innovative and its subsidiaries have agreed to cease any and all existing activities, discussions, or negotiations with any parties conducted prior to the execution of the Merger Agreement with respect to any Acquisition Proposal. In addition to the foregoing, Innovative has agreed (i) to provide Peregrine with at least 24 hours prior notice of any meeting of the Innovative Board at which the Innovative Board is reasonably expected to consider a Superior Offer and (ii) not to accept or recommend to its shareholders a Superior Offer for a period of at least five
(5) business days after Peregrine's receipt of a copy of such Superior Offer.

    The Merger Agreement does not, however, prevent the Innovative Board from withholding, withdrawing, amending or modifying its unanimous recommendation in favor of the Merger if (i) a Superior Offer is made to Innovative and is not withdrawn, (ii) Innovative has not breached its covenants regarding nonsolicitation under the Merger Agreement, and (iii) the Innovative Board or any committee thereof concludes in good faith, after consultation with its outside legal counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment, or modification of such recommendation is required in order for the Innovative Board or any committee thereof to comply with its fiduciary obligations to Innovative's shareholders under applicable law. Subject to applicable laws, the Merger Agreement does not limit Innovative's obligation to hold and convene the Innovative Special Meeting (regardless of whether the unanimous recommendation of the Innovative Board shall have been withdrawn, amended, or modified).

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
    In addition to the obligations of Innovative described above, Innovative, as promptly as practicable, will advise Peregrine orally and in writing of any request for non-public information which Innovative reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which Innovative reasonably should believe would lead to any Acquisition Proposal; the material terms and conditions of such request, Acquisition Proposal or inquiry; and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Innovative must keep Peregrine informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

CONDITIONS TO THE MERGER

    The respective obligations of each party to the Merger Agreement to effect the Merger are subject to the satisfaction at or prior to the Closing Date of the following conditions: (i) the Merger Agreement and the Merger and other transactions contemplated thereby shall have been approved and adopted by Innovative's shareholders by the requisite vote under applicable law and Innovative's Articles of Incorporation; (ii) the Commission shall have declared the Registration Statement effective and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the Commission; (iii) no governmental entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained; (iv) Peregrine and Innovative shall have received the Tax Opinions from their respective counsels to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

    In addition, the obligation of Innovative to consummate and effect the Merger is subject to the satisfaction on or prior to the Closing of each of the following conditions, any of which may be waived by Innovative: (i) each representation and warranty of Peregrine and Merger Sub contained in the Merger Agreement (A) shall have been true and correct as of the date of the Merger Agreement and (B) shall be true and correct on and as of the Closing with the same force and effect as if made on the Closing except for changes contemplated by the Merger Agreement and for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date), and except (other than with respect to certain enumerated representations and warranties) in such cases where the failure to be so true and correct would not have a material adverse effect on Peregrine; (ii) Peregrine and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by them on or prior to the Closing; and (iii) no material adverse effect with respect to Peregrine shall have occurred since the date of the Merger Agreement.

    Further, the obligations of Peregrine and Merger Sub to consummate and effect the Merger are subject to the satisfaction on or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Peregrine: (i) each representation and warranty of Innovative contained in the Merger Agreement (A) shall have been true and correct as of the date of the Merger Agreement and (B) shall be true and correct on and as of the Closing with the same force and effect as if made on and as of the Closing , except for changes contemplated by the Merger Agreement and for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date and except (other than with respect to certain enumerated representations and warranties) where the failure to be so true and correct would not have a material adverse effect on Innovative; (ii) Innovative shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it at or prior to the Closing; (iii) no material adverse effect with respect to Innovative and its subsidiaries shall have occurred since the date of the Merger Agreement; (iv) each affiliate of Innovative shall have entered into the Affiliate Agreement in the form attached to the Merger Agreement as Exhibit C and each of such agreements shall be in full force and effect as of the Effective Time; (v) Innovative shall have obtained all consents, waivers and approvals required in connection with the consummation of the Merger and any related transactions contemplated by the Merger Agreement; and (vi) shall have entered into an amendment agreement to the lease governing its headquarters with Thompson L.P. providing for certain provisions requested by Peregrine to comport with Peregrine's planned future use of the Warminster facility.

TERMINATION OF THE MERGER AGREEMENT

    The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the shareholders of
Innovative: (i) by mutual written consent of the Peregrine Board and the Innovative Board; (ii) by either Innovative or Peregrine if the Merger shall not have been consummated by October 31, 1998 for any reason; provided, however, that the right to terminate the Merger Agreement for the failure of the Merger to occur prior to such date shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of the Merger Agreement; (iii) by either Innovative or Peregrine if a governmental entity shall have issued an order, decree or ruling or taken any other action in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable; (iv) by either Innovative or Peregrine if the required approvals of the shareholders of Innovative contemplated by the Merger Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Innovative's shareholders duly convened therefor or at any adjournment thereof (provided that the right to terminate the Merger Agreement for failure to obtain Innovative shareholder approval shall not be available to Innovative where the failure to obtain approval of Innovative's shareholders shall have been caused by the action or failure to act of Innovative in breach of the Merger Agreement); (v) by Peregrine, in the event of a Peregrine Termination Condition; (vi) by Innovative upon a breach of any representation, warranty, covenant, or agreement on the part of Peregrine set forth in the Merger Agreement, or if any representation or warranty of Peregrine shall have become untrue, provided, that if such inaccuracy in Peregrine's representations and warranties or breach by Peregrine is curable by Peregrine through the exercise of its commercially reasonable efforts, then Innovative may not terminate the Merger Agreement for ten (10) days after Peregrine receives notice from Innovative of such breach, provided that Peregrine continues to exercise such commercially reasonable efforts to cure such breach; (vii) by Peregrine, upon a breach of any representation, warranty, covenant or agreement on the part of the Innovative set forth in the Merger Agreement, or if any representation or warranty of Innovative shall have become untrue, provided, that if such inaccuracy in Innovative's representations and warranties or breach by Innovative is curable by Innovative through the exercise of its commercially reasonable efforts, then Peregrine may not terminate the Merger Agreement under this section for ten (10) days after Innovative receives notice from Peregrine of such breach, provided that Innovative continues to exercise such commercially reasonable efforts to cure such breach; (viii) by Innovative in the event of an Innovative Termination Condition.

BREAK UP FEES

    The Merger Agreement provides that, upon the occurrence of a Peregrine Termination Condition, Innovative may be required to pay Peregrine the Initial Fee of $1.7 million in immediately available funds within one business day following the earlier to occur of (A) the decision of Peregrine to terminate the Merger Agreement as a result of the occurrence of a Peregrine Termination Condition; (B) the decision of Innovative to terminate the Merger Agreement as a result of the occurrence of an Innovative Termination Condition; or (C) the date the shareholders of Innovative fail to approve the Merger Agreement at the

Innovative Special Meeting or at any adjournment thereof. If Innovative consummates a Company Acquisition within 12 months after the Initial Fee becomes due and payable, Innovative is obligated to pay Peregrine an additional $2.5 million in immediately payable funds within one business day following such consummation.

    Except as set forth above, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Peregrine and Innovative will share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

RELATED AGREEMENTS

    INNOVATIVE VOTING AGREEMENTS

    As an inducement to Peregrine to enter into the Merger Agreement, certain directors and executive officers of Innovative entered into the Innovative Voting Agreements (each a "Innovative Voting Agreement Shareholder" and collectively the "the Innovative Voting Agreement Shareholders") with Peregrine, irrevocably appointing Peregrine (or any nominee of Peregrine) as his, hers or its lawful attorney and proxy. Such proxies give Peregrine the limited right to vote the shares of Innovative Common Stock beneficially owned by the Innovative Voting Agreement Shareholders (including any shares of Innovative Common Stock that such shareholders acquire after the time they entered into the Voting Agreements) (collectively, the "Innovative Voting Agreement Shares") for the approval and adoption of the Merger Agreement.

    In exercising its right to vote the Innovative Voting Agreement Shares as lawful attorney and proxy of the Innovative Voting Agreement Shareholders, Peregrine (or any nominee of Peregrine) will be limited, at every Innovative shareholders meeting and every written consent in lieu of such meeting, to vote the shares (i) in favor of approval of the Merger and the Merger Agreement and
(ii) against approval of any proposal made in opposition to or in competition with the consummation of the Merger and against any merger, consolidation, sale of assets, reorganization or recapitalization with any party other than Peregrine and any liquidation or winding up of Innovative. The Innovative Voting Agreement Shareholders may vote their own shares themselves on all other matters. The Innovative Voting Agreements terminate upon the earlier to occur of
(i) the Effective Time or (ii) such date as the Merger Agreement shall be terminated in accordance with its terms (the "Expiration Date"). Each Innovative Voting Agreement Shareholder has agreed not to transfer his or her Innovative Voting Agreement Shares prior to the Expiration Date.

    As a result, all of the 3,534,296 shares of Innovative Common Stock (which excludes 849,998 shares subject to Innovative Options) beneficially owned by Innovative Voting Agreement Shareholders as of the Innovative Record Date (representing approximately 30.9% of the total number of shares of Innovative Common Stock outstanding at such date) will be voted for approval of and adoption of the Merger Agreement and the Merger. Of such shares, 713,460 are subject to the Thompson Voting Agreements, granting William M. Thompson and John
M. Thompson authority to vote such shares on all issues presented for a vote to shareholders of Innovative, including the Merger and other matters that may be presented at the Innovative Special Meeting. The Thompson Voting Agreements terminate upon a sale or transfer of the shares by the registered holder and impose no restrictions on such holders' ability to sell or otherwise transfer such shares at any time. Excluding the shares subject to the Thompson Voting Agreements, 2,820,836 shares of Innovative Common (representing approximately 24.7% of the total number of shares of Innovative Common Stock outstanding as of the Innovative Record Date) will be voted for approval of and adoption of the Merger Agreement and the Merger.

    AFFILIATE AGREEMENTS

    In connection with the Merger, each member of the Innovative Board and certain executive officers of Innovative (those individuals who in the reasonable judgement of Innovative are affiliates of Innovative within the meaning of Rule 145 promulgated under the Securities Act (each an "Innovative Affiliate")) has executed an Affiliate Agreement in the form attached to the Merger Agreement as Exhibit C that will be effective as of the Effective Time. Accordingly, Peregrine will be entitled to place appropriate legends on the certificates evidencing any Peregrine Common Stock and, if the Warrant Amendment is not approved, Peregrine Warrants to be received by an Innovative Affiliate in connection with the Merger, and to issue appropriate stop transfer instructions to the transfer agent for the Peregrine Common Stock or Peregrine Warrants, consistent with the terms of the Affiliate Agreements. Pursuant to such agreements, the Innovative Affiliates will have also acknowledged the resale restrictions imposed by Rule 145 under the Securities Act on shares of Peregrine Common Stock or Peregrine Warrants to be received by them in the Merger. See "The Plan of Merger and Related Transactions--Restrictions on Resale of Peregrine Common Stock and Peregrine Warrants."

                             THE WARRANT AMENDMENT

GENERAL

    This Proxy Statement/Prospectus is being furnished to the holders of the Innovative Warrants in connection with Innovative's solicitation of the Warrant Consents.

    Pursuant to the Merger Agreement, Peregrine required that Innovative use its best efforts to obtain approval of the Warrant Amendment prior to the Effective Time, such that, immediately after the Effective Time, the Innovative Warrants would no longer be outstanding. The purpose of the solicitation of the Warrant Consents is to obtain such approval of the Warrant Amendment.

    If the Warrant Amendment is approved, each Innovative Warrant will be exchanged for and converted into the right to receive that number of shares of Peregrine Common Stock, based on the Exchange Ratio, as would have been the case if the Innovative Warrants had been exercised for Innovative Common Stock immediately prior to the Effective Time on a net issuance basis, based on the average of the last reported sale prices of Peregrine Common Stock as reported on the Nasdaq National Market on the five most recent trading days ending on the trading day immediately prior to the Effective Time. The Warrant Amendment will become effective at 5:00 p.m. (Eastern Time) on the date on which Innovative has received properly executed Warrant Consents approving the Warrant Amendment, and such Warrant Consents have not been revoked or otherwise withdrawn, from holders of 66 2/3% in interest of the Innovative Warrants (based on the number of shares of Innovative Common Stock issuable upon exercise of the Innovative Warrants) (the "Warrant Effective Time"). In the event of a termination of the Merger Agreement in accordance with its terms after the Warrant Effective Time, the Warrant Amendment will terminate and be of no further force or effect.

    In the event the Warrant Amendment is not approved on or prior to the Effective Time, each outstanding Innovative Warrant will be assumed by Peregrine and converted into a Peregrine Warrant. The Peregrine Warrants will be issued on substantially the same terms and conditions as were applicable under the Innovative Warrants (other than the number of shares, exercise price, and redemption price). Each Peregrine Warrant will be exercisable for that number of shares of Peregrine Common Stock (rounded down to the nearest whole number) that the holder of the Innovative Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such Innovative Warrant immediately prior to the Effective Time. The exercise price per share of the Peregrine Warrant (rounded up to the nearest whole cent) will equal (i) the aggregate exercise price for the shares of Innovative Common Stock purchasable pursuant to the Innovative Warrant divided by (ii) the number of shares of Peregrine Common Stock purchasable pursuant to the Peregrine Warrant.

    IN THE EVENT THE WARRANT AMENDMENT IS NOT APPROVED PRIOR TO THE EFFECTIVE TIME, PEREGRINE INTENDS, PROMPTLY AFTER THE EFFECTIVE TIME, TO REDEEM THE THEN-OUTSTANDING PEREGRINE WARRANTS IN ACCORDANCE WITH THEIR TERMS. SEE "-- PEREGRINE REDEMPTION" AND "DESCRIPTION OF INNOVATIVE CAPITAL STOCK--THE INNOVATIVE WARRANTS."

    Based on the closing sale price of Peregrine Common Stock on the Nasdaq National Market on June 19, 1998 of $25.875 and the Exchange Ratio, approval of the Warrant Amendment would result in the issuance to each holder of an Innovative Warrant of 0.23328 shares of Peregrine Common Stock for each Innovative Warrant held and in a per share purchase price for each Innovative Warrant of $6.039. The number of shares of Peregrine Common Stock to be received at the Effective Time by holders of the Innovative Warrants will vary based on the trading price of Peregrine Common Stock over the five trading days immediately prior to the Effective Time. See "--Effect of Warrant Amendment--Net Issuance." Holders of Innovative Warrants are strongly encouraged to obtain current market quotations for the Peregrine Common Stock, the Innovative Common Stock, and the Innovative Warrants. If the Merger is completed, holders of Innovative Warrants will no longer hold any interest in Innovative other than through their interest in shares of Peregrine Common Stock (assuming approval of the Warrant Amendment) or the Peregrine Warrants (assuming the Warrant Amendment is not approved).

    The Innovative Board has unanimously approved the Merger Agreement, the Merger, and the Warrant Amendment, and believes that the terms of the Merger Agreement are fair to, and that the Merger is in the best interests of Innovative, its shareholders, and the holders of the Innovative Warrants. In order to expedite the Merger and avoid the redemption of the Peregrine Warrants, the Innovative Board unanimously recommends that holders of the Innovative Warrants vote FOR approval and adoption of the Warrant Amendment.

RECORD DATE AND OUTSTANDING WARRANTS

    Only holders of record of the Innovative Warrants at the close of business on June 16, 1998 (the "Innovative Record Date") are entitled to notice of and to consent to the Warrant Amendment. At the close of business on the Innovative Record Date, there were 865,872 Innovative Warrants outstanding and entitled to consent, held of record by 42 holders. Each holder of an outstanding Innovative Warrant will be entitled to a number of votes equal to the aggregate number of shares of Innovative Common Stock issuable upon exercise of the Innovative Warrants held by such holder.

WARRANT CONSENTS

    The Warrant Consent accompanying this Proxy Statement/Prospectus is solicited on behalf of the Innovative Board for use in connection with obtaining approval of the Warrant Amendment. Holders of the Innovative Warrants are requested to complete, date, and sign the accompanying Warrant Consent and promptly return it in the accompanying envelope or otherwise mail it to Innovative. Each Warrant Consent that is properly executed and returned, and that is not revoked prior to the Warrant Effective Time, will be deemed voted in accordance with the instructions indicated thereon. Executed but unmarked Warrant Consents will be treated as abstentions and will not be counted as voted in connection with approval of the Warrant Amendment. Any Warrant Consent given pursuant to this solicitation may be revoked at any time prior to the Warrant Effective Time by the person giving it by a writing delivered by personal delivery, certified U.S. mail, or recognized overnight courier service to John
M. Thompson, President and Chief Operating Officer, Innovative Tech Systems, Inc., 444 Jacksonville Road, Warminster, Pennsylvania 18974. No written revocation received after the Warrant Effective Time will be effective. In the event of a termination of the Merger Agreement in accordance with its terms, the Warrant Amendment will terminate and be of no further force or effect.

VOTE REQUIRED

    Approval of the Warrant Amendment will require that Innovative receive Warrant Consents approving the Warrant Amendment from (i) Goldmen and (ii) the holders of 66 2/3% in interest of the Innovative Warrants (based on the number of shares of Innovative Common Stock issuable upon exercise of the Innovative Warrants outstanding on the Innovative Record Date) and will be deemed effective as of the Warrant Effective Time. The Warrant Consent of Goldmen has been previously obtained. As of the Innovative Record Date, no executive officer or director of Innovative or Peregrine, or any of their respective affiliates, held any Innovative Warrants.

ABSTENTIONS; BROKER NON-VOTES

    Since the required consent of the holders of Innovative Warrants is based on the number of shares of Innovative Common Stock issuable upon exercise of the Innovative Warrants, abstentions and broker non-votes will have the same effect as withholding consent to the Warrant Amendment.

INNOVATIVE BOARD RECOMMENDATION

    THE INNOVATIVE BOARD HAS UNANIMOUSLY APPROVED THE WARRANT AMENDMENT AND BELIEVES THAT THE TERMS OF THE WARRANT AMENDMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, INNOVATIVE AND THE HOLDERS OF INNOVATIVE WARRANTS. THE INNOVATIVE BOARD RECOMMENDS THAT HOLDERS OF THE INNOVATIVE WARRANTS MARK THE ENCLOSED WARRANT CONSENT INDICATING THEIR APPROVAL OF THE WARRANT AMENDMENT, SIGN IT AS INDICATED, AND RETURN IT IN THE ENCLOSED ENVELOPE.

TERMS OF WARRANT AMENDMENT

    If approved, the Warrant Amendment will amend and restate Section 4 of the Warrant Agreement to provide that, in connection with the Merger, each Innovative Warrant will be exchanged for and converted into the right to receive that number of shares of Peregrine Common Stock, based on the Exchange Ratio, as would have been the case if the Innovative Warrants had been exercised for Innovative Common Stock immediately prior to the Effective Time on a net issuance basis, based on the average of the last reported sale prices of Peregrine Common Stock as reported by the Nasdaq National Market on the five most recent trading days ending on the trading day immediately prior to the Effective Time. No fractional shares of Peregrine Common Stock will be issued in connection with such exchange. Cash will be paid to holders of the Innovative Warrants in an amount equal to such fraction (rounded to the fifth decimal place) multiplied by the average of the last reported sale prices of Peregrine Common Stock for the five most recent days the Peregrine Common Stock has traded, ending on the trading day immediately prior to the Effective Time.
Section 4 of the Warrant Agreement currently governs the procedure for effecting a cash exercise of the Innovative Warrants. For a more detailed discussion of the proposed net issuance conversion feature, see "--Effect of Warrant Amendment."

    The Warrant Amendment also provides that a holder of an Innovative Warrant may revoke a properly executed and delivered Warrant Consent at any time prior to the Warrant Effective Time by a writing delivered by personal delivery, certified U.S. mail, or recognized overnight courier service to John M. Thompson, President, Innovative Tech Systems, Inc., 444 Jacksonville Road, Warminster, Pennsylvania 18974. No written revocation received after the Warrant Effective Time will be effective. The Warrant Effective Time will be 5:00 p.m. (Eastern Time) on the date on which Innovative has received properly executed Warrant Consents approving the Warrant Amendment, and such Warrant Consents have not been revoked or otherwise withdrawn, from holders of 66 2/3% in interest of the Innovative Warrants (based on the number of shares of Innovative Common Stock issuable upon exercise of Innovative Warrants).

    In the event of a termination of the Merger Agreement in accordance with its terms, the Warrant Amendment will terminate and be of no further force or effect. See "The Merger Agreement--Termination of the Merger Agreement." The Warrant Amendment will be governed by the laws of the State of New York.

EFFECT OF WARRANT AMENDMENT

    GENERAL. The purpose of the Warrant Amendment is to permit holders of Innovative Warrants to exchange such warrants for Peregrine Common Stock in connection with the Merger by providing holders of the Innovative Warrants with essentially the same consideration as is being delivered to shareholders of Innovative, subject to adjustments necessary to reflect the economic terms of the Innovative Warrants. In the event the Warrant Amendment is not approved prior to the Effective Time, Peregrine will, promptly after the Effective Time, effect a redemption of the Peregrine Warrants assumed in connection with the Merger. See "--Peregrine Redemption."

    NET ISSUANCE. The Warrant Amendment provides that, in connection with the Merger, each Innovative Warrant will be exchanged for and converted into the right to receive that number of shares of

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
Peregrine Common Stock, based on the Exchange Ratio, as would have been the case if the Innovative Warrants had been exercised for Innovative Common Stock immediately prior to the Effective Time on a net issuance basis, based on the average of the last reported sale prices of Peregrine Common Stock as reported on the Nasdaq National Market on the five most recent trading days ending on the trading day immediately prior to the Effective Time. For purposes of the Warrant Amendment, a "net issuance" means that, in lieu of payment of the exercise price in cash, the warrant holder will surrender shares subject to the Innovative Warrant in payment of the exercise price. The net issuance provision is intended to deliver to holders of Innovative Warrants, in connection with their exchange for and conversion into Peregrine Common Stock, the economic equivalent of the consideration delivered to shareholders of Innovative, less the amount that such holders would have been required to pay if they had exercised the Innovative Warrants. No fractional shares of Peregrine Common Stock would be issued in connection with such exchange. Cash would be paid to holders of the Innovative Warrants in an amount equal to such fraction (rounded to the fifth decimal place) multiplied by the average of the last reported sale prices of Peregrine Common Stock for the five most recent days the Peregrine Common Stock has traded, ending on the trading day immediately prior to the Effective Time.

    The number of shares of Peregrine Common Stock issuable upon conversion and exchange of the Innovative Warrants would be determined by the following formula:

            Y*Z*(A-B),
X =             A        where

"X" equals the number of shares of Peregrine Common Stock to be issued to a holder of Innovative Warrants upon such conversion and exchange; "Y" equals the number of shares of Innovative Common Stock issuable upon exercise of Innovative Warrants held by such holder (aggregating all Innovative Warrants for which such holder is the record or beneficial owner); "Z" equals the Exchange Ratio; "A" equals the average of the last reported sale prices of Peregrine Common Stock as reported on the Nasdaq National Market on the five most recent trading days ending on the trading day immediately prior to the Effective Time; and "B" equals the exercise price per share of Innovative Common Stock currently applicable under the Innovative Warrants.

    As an example, assume that a holder holds in the aggregate Innovative Warrants to acquire 1,000 shares of Innovative Common Stock. As of the Innovative Record Date, the exercise price per share of Innovative Common Stock for all Innovative Warrants was $0.08. Using an assumed average trading price of Peregrine Common Stock of $25.875 (the last reported sales price of the Peregrine Common Stock on June 19, 1998), such holder would receive, in connection with the Merger, 233 shares of Peregrine Common Stock. The fractional share amount of 0.37621 share of Peregrine Common Stock would be paid to the holder in cash in the amount of $9.73 (representing such fractional share amount (rounded to the fifth decimal place) multiplied by such price).

PEREGRINE REDEMPTION

    Section 8.5 of the Warrant Amendment requires any potential acquiror of Innovative, in connection with any merger with or acquisition of Innovative, to assume the Innovative Warrants such that the Innovative Warrants will, after such transaction, be exercisable for the securities issued in such transaction as if such holder had exercised the Innovative Warrants immediately prior to such transaction. Accordingly, if the Warrant Amendment is not approved prior to the Effective Time, Peregrine will assume the Innovative Warrants. In such case, each Innovative Warrant will become a Peregrine Warrant to acquire, on substantially the same terms and conditions as were applicable under the Innovative Warrants, that number of shares of Peregrine Common Stock (rounded down to the nearest whole number) that the holder of the Innovative Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such Innovative Warrant immediately prior to the Effective Time. The exercise price per

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share of the Peregrine Warrant (rounded up to the nearest whole cent) will equal
(i) the aggregate exercise price for the shares of Innovative Common Stock purchasable pursuant to the Innovative Warrant divided by (ii) the number of shares of Peregrine Common Stock purchasable pursuant to the Peregrine Warrant.

    IF THE WARRANT AMENDMENT IS NOT APPROVED AND PEREGRINE IS REQUIRED TO ASSUME THE INNOVATIVE WARRANTS IN CONNECTION WITH THE MERGER, PEREGRINE WILL, PROMPTLY AFTER THE EFFECTIVE TIME, EFFECT A REDEMPTION OF THE PEREGRINE WARRANTS IN ACCORDANCE WITH THEIR TERMS. The Innovative Warrants are redeemable upon 30 days' prior written notice to the holders of Innovative Warrants if the average closing bid price of Innovative Common Stock as reported on The Nasdaq SmallCap Market is greater than $2.92 per share for a period of 20 consecutive trading days within the 30 days ending on the fifth trading day prior to the date on which such notice is given. Accordingly, the Innovative Warrants are currently redeemable, and the redemption price per share of Innovative Common Stock is currently $0.67. After adjustment for the Merger, the applicable redemption price of the Peregrine Warrants will be $2.86.

    If the Warrant Amendment is not approved, Peregrine will, promptly after the Effective Time, deliver the required notice to the holders of the then-outstanding Peregrine Warrants, indicating its intent to redeem all outstanding Peregrine Warrants at 5:00 p.m. (Eastern Time) on the thirty-first day following the date of mailing of such notice (the "Redemption Effective Time"). The notice will specify, in addition to the date of the Redemption Effective Time and the applicable redemption price, the procedures for delivering certificates for the Peregrine Warrants and for payment of the redemption price. As a result, holders of the Peregrine Warrants will be required either (i) to exercise their Peregrine Warrants by delivering to Peregrine a written notice of exercise together with payment in cash of the aggregate exercise price for the Peregrine Warrants being exercised or (ii) permit Peregrine to redeem their Peregrine Warrants for a redemption price of $2.86 per Peregrine Warrant. The right to exercise the Peregrine Warrant will terminate at 5:00 p.m. (Eastern Time) on the business day immediately preceding the Redemption Effective Time. Following the Redemption Effective Time, the Peregrine Warrants will no longer be publicly traded on the Nasdaq National Market, and certificates representing the Peregrine Warrants will represent only the right to receive payment of the applicable redemption price.

TRANSFER OF INNOVATIVE WARRANT CERTIFICATES

    If the Merger becomes effective and the Warrant Amendment has been approved, Peregrine, acting through the Exchange Agent, will as soon as reasonably practicable deliver a letter of transmittal with instructions to all holders of record of Innovative Warrants immediately prior to the Effective Time for use in surrendering their warrant certificates (or providing a bond in respect thereof) in exchange for certificates representing shares of Peregrine Common Stock. If the Merger becomes effective and the Warrant Amendment has not been approved, Peregrine does not intend to issue new certificates evidencing the Peregrine Warrants; rather, certificates representing Innovative Warrants will be deemed to represent Peregrine Warrants (subject to adjustment of the number of shares, exercise price, and redemption price to reflect the Merger), pending the redemption by Peregrine of the Peregrine Warrants. CERTIFICATES SHOULD NOT BE SURRENDERED BY HOLDERS OF INNOVATIVE WARRANTS UNLESS AND UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT. See "The Merger Agreement--Conversion of Securities."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE WARRANT AMENDMENT

    Assuming the Merger qualifies as a reorganization under the Code, under recently promulgated IRS regulations and except to the extent of cash received in lieu of fractional shares, no gain or loss should be recognized by the holders of Innovative Warrants (other than the holders of the Underwriter Warrants, the tax consequences of which are not discussed herein) upon either the receipt of Peregrine Common Stock or, alternatively, Peregrine Warrants if the Warrant Amendment is not approved, solely in exchange for the Innovative Warrants. The aggregate tax basis of the Peregrine Common Stock (or the Peregrine Warrants) will be the same as the aggregate tax basis of the Innovative Warrant surrendered in exchange therefor by

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the holders of the Innovative Warrants (other than the holders of the
Underwriter Warrants). However, the law is not entirely clear as to the holding period applicable to any Peregrine Common Stock received. If the Peregrine Common Stock is considered received in exchange for the Innovative Warrants pursuant to the Merger, then the holding period of the Peregrine Common Stock to be received by each holder of an Innovative Warrant should include the period for which the Innovative Warrant surrendered in exchange therefor was considered to be held. It is possible, however, that the IRS could assert that the exchange of an Innovative Warrant for Peregrine Common Stock should be treated as the exercise of the Innovative Warrant (rather than as an exchange pursuant to the Merger), in which case the holding period would commence on the date of the Merger. ACCORDINGLY, HOLDERS OF INNOVATIVE WARRANTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE WARRANT AMENDMENT AND EXCHANGE OF THE INNOVATIVE WARRANTS IN CONNECTION WITH THE MERGER.

    In the event the Warrant Amendment is not approved and Peregrine is required to assume the Innovative Warrants in connection with the Merger, Peregrine will, promptly after the Effective Time, effect a redemption of the then-outstanding Peregrine Warrants in accordance with their terms. The Innovative Warrants are currently redeemable at a redemption price of $0.67 per Innovative Warrant. As a result of the redemption, holders of the Peregrine Warrants will be required either (i) to exercise their Peregrine Warrants by delivering to Peregrine a written notice of exercise together with payment in cash of the aggregate exercise price for the Peregrine Warrants being exercised or (ii) to permit Peregrine to redeem their Peregrine Warrants for a redemption price of $2.86 per Peregrine Warrant, which reflects adjustments to the number of shares, exercise price, and redemption price of the Innovative Warrants in connection with their assumption by Peregrine in the Merger. Under such circumstances and assuming exercise of the Peregrine Warrants, the aggregate tax basis of the Peregrine Common Stock issued upon exercise of the Peregrine Warrants will equal the holder's aggregate tax basis in the Peregrine Warrants plus the exercise price and the holding period for the Peregrine Common Stock will commence on the date of exercise.

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                             BUSINESS OF PEREGRINE

    THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. THESE FORWARD LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM HISTORICAL RESULTS OR ANTICIPATED RESULTS, INCLUDING THOSE SET FORTH UNDER THE SECTIONS OF THIS PROXY STATEMENT/ PROSPECTUS CAPTIONED "RISK FACTORS" AND "PEREGRINE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND ELSEWHERE IN OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/ PROSPECTUS. THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH "SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA" AND PEREGRINE'S CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.

OVERVIEW

    Peregrine, The Infrastructure Management Company, provides enterprise infrastructure management application software. The objective of Peregrine's infrastructure management strategy is to provide organizations control over their infrastructure assets and related information throughout the asset life cycle based on maximizing the availability of assets, minimizing investments and expenses, consolidating enterprise data, and interfacing to enterprise applications. Peregrine develops, markets, and supports, an integrated suite of applications that automates the management of complex, enterprise-wide information and infrastructure assets. SERVICECENTER and ASSETCENTER are designed to address the Consolidated Service Desk and asset management requirements of large organizations and can be deployed across all major hardware platforms and network operating systems and protocols. Each utilizes advanced client/server and intelligent agent technologies and a modular architecture. The SERVICECENTER and ASSETCENTER product suites are intended to provide organizations a single view of all the elements of their infrastructure, in order to optimize performance and minimize costs.

    The Company was incorporated in California in 1981 and reincorporated in Delaware in 1994. Unless the context otherwise requires, references to "Peregrine" refer to Peregrine Systems, Inc., a Delaware corporation, its predecessor, Peregrine Systems, Inc., a California corporation, and its subsidiaries. Peregrine's executive offices are located at 12670 High Bluff Drive, San Diego, California 92130 and its telephone number is (619) 481-5000.

    The development of the market for Peregrine's products reflects an increasingly competitive business environment in which information technology and control over corporate infrastructure have become important sources of competitive advantage. Organizations rely heavily on information technology in efforts to improve operational efficiency, react more quickly to changes in the marketplace, and better understand and respond to customer needs. Information technology ("IT") is an integral part of many core business functions, including plant management, inventory management, and customer billing, and is critical to many new tactical and strategic initiatives such as business process reengineering, supply chain management, and enhanced customer care.

    Most traditional IT management solutions have been designed to address a limited set of problems, principally problem tracking and problem resolution. These applications have been deployed on a departmental or divisional level or have otherwise taken a segmented approach to IT management that requires a specific and separate application to manage each component or system within the IT infrastructure and and creates difficulty in integration with other third party IT applications. Similarly, management of infrastructure is limited to tools that assist in managing events or asset portfolios. Peregrine believes that its infrastructure management applications offer the first application suite with the capability to unite these two disciplines. SERVICECENTER provides an integrated and automated suite of seven applications, consisting of problem management, problem resolution, change management, inventory/configuration management, request management, work management, and service level agreements. ASSETCENTER provides an integrated

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and automated suite of four applications, consisting of asset management
(comprised of asset, warranty, and financial management), lease management, procurement management, and cost management.

    Peregrine believes that its future growth and profitability will depend on a number of factors, including, among others, factors relating to the quality of its products and to its ability to further penetrate existing markets and to penetrate new markets. In that regard, Peregrine's strategy is focused on maintaining and enhancing its technological position and the functionality of its products; developing an integrated product line of software applications to manage all aspects of the enterprise infrastructure, including management of IT, plant and facilities, communications resources and distribution systems; creating organizational awareness of the benefits to be obtained from an integrated approach to infrastructure management; broadening its target markets from the Fortune 500 to include smaller organizations worldwide comprising the Global 2000; expanding international sales; leveraging a product authorship model that rewards individual product developers based on sales of products developed by them; expanding its direct sales force and locations and increasing indirect sales opportunities; implementing and expanding existing programs aimed at improving customer relationships through information exchanges among Peregrine, existing customers, and prospective customers; and expanding its distribution channels through relationships with third party distributors, system integrators, and original equipment manufacturers.

PRODUCTS

    Peregrine's principal products are SERVICECENTER, a Consolidated Service Desk software solution that integrates seven management applications, or modules, on a common platform and ASSETCENTER, an asset management software solution that integrates four management applications on a common platform. SERVICECENTER and ASSETCENTER support most major computing platforms, including UNIX, Microsoft Windows 3.1, Windows 95, Windows NT, and Apple Macintosh. SERVICECENTER continues to be available on MVS. Each can be implemented readily without modification, or users can customize the applications, screen formats, databases or reports using Peregrine's Rapid Application Development ("RAD") environment, a fourth generation application language for SERVICECENTER or ASSETCENTER'S customization capabilities.

    SERVICECENTER APPLICATIONS

    PROBLEM MANAGEMENT. The problem management application automates the process of reporting and tracking specific problems or classes of problems associated with an enterprise network computing environment. Help desk personnel open problem tickets using templates specific to the class of problem reported.

    PROBLEM RESOLUTION. The problem management application works together with Peregrine's IR EXPERT, a text search expert system that employs advanced technology to allow network operators to retrieve relevant information. This application assists in problem solving, based on prior solutions. The IR EXPERT reduces a user's question, or query, to a number of "terms," refining the query to fit knowledge in the database and can then search resolution databases using related terms. This application is self-learning, so the customer does not have to perform any work to keep the knowledge base up to date.

    CHANGE MANAGEMENT. The change management application provides a functional framework for proposing, accepting, scheduling, approving, reviewing and coordinating network changes. Change management permits end-users to enter proposed changes to the production environment and then circulate those changes electronically for review and action. Change requests can be tracked and details can be added at any time to the initial specifications.

    INVENTORY/CONFIGURATION MANAGEMENT. The inventory/configuration management application provides the service desk with a central repository of information about an organization's IT environment, including inventories of networked devices and applications as well as information concerning end-users. Easy access

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to inventory information permits the service desk to respond to end-user problems, to plan changes and services, and to create accurate reports about the network's status and environmental trends.

    REQUEST MANAGEMENT. The request management application automates and tracks an organization's equipment and services ordering process from initial request through installation and follow-up. Using SERVICECENTER, an end-user identifies and orders products or services from a catalog of items. SERVICECENTER then consolidates requests, forwards orders through an organization's standard approval and order processing procedures, and consolidates orders by vendor. End-users can track the status of requests through SERVICECENTER at all times.

    SERVICE LEVEL AGREEMENT MANAGEMENT. Service Level Agreement (SLA) Management is designed to simplify the task of SLA management by providing an automated, real-time view of SLA performance. It provides a single, centralized repository of SLA information and automated data feeds on network health and technician performance. It can also help prioritize problem resolution to ensure that SLA metrics are achieved.

    WORK MANAGEMENT. Work Management is designed to help managers better balance the demands for service and support based on the priority of tasks and the skill set of the workforce. Work Management will automatically allocate unassigned or incomplete problem tickets to individuals. The manager can also assign new work, view progress on assigned items, or reassign work based on changing properties using the drag and drop interface.

    ASSETCENTER is an application suite that manages the portfolio of investments contained within an organization's infrastructure. ASSETCENTER automatically retrieves technical data and alarms/alerts from the most common network inventory and administration tools including Microsoft SMS, Tally Systems NetCensus, Hewlett Packard OpenView, and IBM Tivoli. ASSETCENTER also includes interfaces with enterprise resource planning (ERP) systems such as SAP AG, Oracle Corporation, PeopleSoft, Inc. and J.D. Edwards & Company. ASSETCENTER is a client/server, multi-platform and multi-database system, integrating advanced workflow functionality. ASSETCENTER manages financial information in any currency or currencies, including the euro.

    ASSETCENTER APPLICATIONS

    ASSET MANAGEMENT. The Asset Management application provides a comprehensive inventory of organizations equipment, users, suppliers, and contracts. The application provides detailed descriptions of software licenses acquired and their associated rights in order to reconcile them with the software actually installed. Asset Management allows users to track assets throughout their life cycle, from the initial purchase request to retirement.

    LEASE MANAGEMENT. Lease Management manages the contractual aspects of leasing and rental by returning, updating and renewing equipment through alarm and messaging features. The application also includes a wide range of methods for calculating lease terms and permits users to evaluate different financing alternatives.

    PROCUREMENT MANAGEMENT. This application manages the acquisition of IT products including assets, consumables and services. Procurement Management covers the entire purchasing cycle: request, approval, estimate, issuance of purchase orders, delivery and receipt. The application allows users to set up authorization procedures as well as automatic reordering based on user-defined restocking criteria.

    COST MANAGEMENT. Cost Management features analytic and budgetary functions that allow tracking, control, and allocation of IT related expenses. The application allows users to track costs related to each asset, including both capital and operational expenses (E.G., training and service calls) and to measure the costs of ownership for each asset. The application also allows users to compare accounting and physical inventories to determine the correct valuation of balance sheet assets.

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    OTHER NETWORK MANAGEMENT PRODUCTS

    Peregrine's network management solutions provide network information on a real-time basis. OPENSNA permits users to manage IBM SNA networks graphically from a SNMP-based management console, to determine network status, and to issue commands. STATIONVIEW and SERVERVIEW manage Novell NetWare, Microsoft Windows NT, and Compaq Insight Manager-based servers and workstations from SNMP-based management platforms.

PRODUCT DEVELOPMENT; PRODUCT AUTHORSHIP MODEL

    Peregrine believes that attracting and retaining talented software developers is an important component of Peregrine's product development activities. To this end, Peregrine has instituted a product authorship incentive program that rewards Peregrine's developers individually with commissions based on the market success of the applications designed, written, marketed, and supported by them. Peregrine's product authorship program is designed to encourage Peregrine's developers to evaluate the effectiveness of a product in the actual user environment.

    Peregrine believes that the ability to deliver new and enhanced products to customers is a key success factor. Peregrine has historically developed its products through a consultative process with existing and potential customers. Peregrine expects that continued dialogue with such existing and potential customers may result in enhancements to existing products and the development of new products, including product suites designed for a specific market segment. Peregrine has in the past devoted and expects in the future to continue to devote a significant amount of resources to developing new and enhanced products. Peregrine currently has a number of product development initiatives underway. There can be no assurance that any enhanced products, new products or product suites will be embraced by existing or new customers. The failure of these products to achieve market acceptance would have a material adverse effect on Peregrine's business, results of operations, and financial condition.

    Peregrine's research and development expenditures in fiscal 1996, 1997, and 1998 were $7.7 million, $5.9 million, and $8.4 million, respectively, representing 33%, 17%, and 14% of total revenues in the respective periods. See "Peregrine Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The market for Peregrine's products is subject to rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. As a result, Peregrine's position in its existing markets or other markets that it may enter could be eroded rapidly by product advances. The life cycles of Peregrine's products are difficult to estimate. Peregrine's growth and future financial performance will depend in part on its ability to enhance existing applications, develop and introduce new applications that keep pace with technological advances, meet changing customer requirements and respond to competitive products. Peregrine's product development efforts are expected to continue to require substantial investments by Peregrine. There can be no assurance that Peregrine will have sufficient resources to make the necessary investments. Peregrine has in the past experienced development delays, and there can be no assurance that Peregrine will not experience such delays in the future. There can be no assurance that Peregrine will not experience difficulties that could delay or prevent the successful development, introduction, or marketing of new or enhanced products. In addition, there can be no assurance that such products will achieve market acceptance, or that Peregrine's current or future products will conform to industry requirements. The inability of Peregrine, for technological or other reasons, to develop and introduce new and enhanced products in a timely manner could have a material adverse effect on Peregrine's business, results of operations and financial condition.

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TECHNOLOGY

    Peregrine's products rely on a number of standard, commercially available technologies for relational database storage and retrieval and client/server communications. Peregrine's products are designed to support a range of implementations of infrastructure management applications and the Consolidated Service Desk within medium sized organizations to large enterprises. Peregrine has developed other technologies designed to provide a comprehensive environment to build, deploy, and customize a range of applications.

    Peregrine commenced integration of the SERVICECENTER and ASSETCENTER product suites shortly after completion of the acquisition of Apsylog. Peregrine has a phased plan for converging the technologies. The first phase, completed in 1998, integrates SERVICECENTER and ASSETCENTER using a replication scheme called the Peregrine Repository Interface Manager ("PRIM"). PRIM allows SERVICECENTER and ASSETCENTER to manage simultaneously data describing infrastructure assets as though they were in the same database. Peregrine's product objective is to merge the technologies of the two product suites, retaining the best technology from each and maintaining an upgrade path for current customers.

    THREE-TIERED ARCHITECTURE. Peregrine's database, business rules, and presentation technologies create a three-tiered client/server architecture intended to provide scalability and flexibility. The tiers are logically separated, allowing changes to the database design or the graphical interface to be made without requiring changes to the business rules or other related tiers.

    EASY CUSTOMIZATION/EXTENSION. In order to make the software fit the customers' needs, Peregrine's products provide a number of tools that enable customers to customize and extend SERVICECENTER and ASSETCENTER. The design of the database, the contents and appearance of the user interface, and the business rules can be modified using Peregrine's standard tools provided with the system.

    RAPID APPLICATION DEVELOPMENT ENVIRONMENT. Peregrine has created a "fill-in-the-blanks" development environment for building and deploying applications. All SERVICECENTER applications are implemented using the Company's RAD environment. If a customer requires more extensive modification, the system can be customized by changing the applications provided by Peregrine or implementing new applications using the RAD environment.

    DISTRIBUTED SERVICES. Peregrine has distributed a database technology that provides replication services and the capability to move work from one SERVICECENTER system to another. These services are database vendor independent and contain knowledge of the application schema.

    ADAPTERS. Peregrine provides adapters to industry standard APIs, such as SMTP e-mail, and leading vendors products. These adapters expand the reach of Peregrine's products by allowing them to interact with other products currently in the customer's environment. Peregrine has also created adapters that permit the system to communicate using e-mail, beeper, fax and Lotus Notes. The adapters also provide communication with third party network management tools such as Hewlett-Packard's OpenView, CA-Unicenter, Tivoli's TME, Cabletron Spectrum, Sun's SunNet Manager and others. In addition, Peregrine has created an open API permitting software developed by third parties, end-users or Peregrine's Professional Services group to be integrated into the system.

    INTELLIGENT AGENTS. Peregrine provides intelligent agents that gather and feed information to SERVICECENTER. The agents provide automated inventory gathering and problem determination data for use in problem resolution and management of an IT environment. The agents permit help desk personnel to open, update, and close trouble tickets based on criteria provided by the customers.

    JAVA CLIENT. Peregrine plans to introduce a Java-based SERVICECENTER GUI client this year. The Java client duplicates the functionality of the SERVICECENTER GUI, allowing access to the entire SERVICECENTER system via the internet (world wide web).

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SALES AND MARKETING

    Peregrine sells its software and services in both North America and internationally primarily through a direct sales force. In addition to Peregrine's San Diego headquarters, the North American sales force is located in the metropolitan areas of Atlanta, Chicago, Houston, San Francisco, New York, and Washington, D.C. The international sales force is located in the metropolitan areas of Amsterdam, Copenhagen, Frankfurt, London, Munich, and Paris. Peregrine's sales model focuses on telephone and network communications for product demonstrations and product sales. When necessary, however, Peregrine's sales force will also travel to customer locations and pursue a consultative sales process. In addition to its direct sales strategy, Peregrine is continuing to pursue indirect distribution channels. In the Pacific Rim and Latin America, Peregrine has established a network of channel partners. In North America, Peregrine has established a network of regional, national and strategic integrators. When sold through direct channels, the sales cycle for Peregrine's product is typically six to nine months depending on a number of factors, including the size of the transaction and the level of competition which Peregrine encounters in its selling activities. This sales cycle is typically extended 90 days for product sales through indirect channels.

    In the last year, Peregrine has devoted significant resources to restructuring and building its marketing organization. In the course of this restructuring, the marketing organization has launched a new corporate marketing strategy emphasizing Peregrine's objective to be the leading infrastructure management solution worldwide. As part of its marketing strategy, Peregrine has implemented the infrastructure management strategy throughout its marketing programs such as seminars, monthly executive briefings, direct mailing, industry trade shows, advertising and public relations. Peregrine plans to continue to expand its marketing organization in an effort to broaden Peregrine's market presence.

    Peregrine has significantly increased the size of its sales force over the last year and expects to continue hiring sales personnel, both domestically and internationally, over the next twelve months. Competition for qualified sales personnel is intense in the software industry. Peregrine also expects to increase the number of its regional, national, and strategic integrators, domestically and internationally. Any failure by Peregrine to expand its direct sales force or other distribution channels could have a material adverse effect on Peregrine's business, results of operations, and financial condition.

    Peregrine believes that its continued growth and profitability will require expansion of its international operations, particularly in Europe, Latin America, and the Pacific Rim. Peregrine intends to expand its international operations and enter additional international markets, either directly or through international distribution or similar arrangements, which will require significant management attention and financial resources. Competition for suitable distribution partners is intense in many markets outside North America. There can be no assurance that Peregrine will be successful in attracting and retaining qualified international distributors or that it will be successful in implementing direct sales programs in selected international markets. If Peregrine is unable to obtain qualified international distribution partners or is otherwise unable to successfully penetrate important international markets, Peregrine's business, results of operations, and financial condition could be materially and adversely affected.

    In addition, continued international expansion poses a number of risks associated with conducting business outside the United States, including fluctuations in currency exchange rates, longer payment cycles, difficulties in staffing and managing international operations, problems in collecting accounts receivable, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world, increases in tariffs, duties, price controls, or other restrictions on foreign currencies, and trade barriers imposed by foreign countries, any of which could have a material adverse effect on Peregrine's business, operating results and financial condition. In addition, Peregrine has only limited experience in developing localized versions of its products and marketing and distributing its products internationally. There can be no assurance that Peregrine will be able to successfully localize, market, sell, and deliver its products internationally. The inability of Peregrine to expand its international operations

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successfully and in a timely manner could have a material adverse effect on
Peregrine's business and financial condition.

PROFESSIONAL SERVICES AND CUSTOMER SUPPORT

    Peregrine's Professional Services group provides technical consulting and training to assist customers in implementing Peregrine's products.

    Peregrine provides a range of consulting services. Basic consulting services include analyzing user requirements and providing the customer with a starter system that will quickly demonstrate significant benefits of its products. More advanced consulting services include providing turn-key implementations using Peregrine's Advanced Implementation Methodology, which begins with a structured analysis to map the customer's business rules onto Peregrine's service desk tools, continues with the technical design and construction, and finishes with system roll out. Implementation assistance frequently involves process reengineering and the development of interfaces between Peregrine's products and legacy systems and other tools or systems.

    Peregrine offers training courses in the implementation and administration of its products for a fee. On a periodic basis, Peregrine offers product training at its facilities in San Diego and London for customers and channel partners. Customer-site training is also available.

    Peregrine maintains a staff of customer service personnel, who provide technical support and training, and periodic software updates to Peregrine's customers and partners. Peregrine offers technical support services 24 hours a day, seven days a week through its local offices in Europe and San Diego via toll free lines. In addition to telephone support, Peregrine provides support via fax, e-mail, and a Web server.

COMPETITION

    The market for Peregrine's products is highly competitive, fragmented, and subject to rapid technological change and frequent new product introductions and enhancements. Competitors vary in size and in the scope and breadth of the products and services offered. Peregrine encounters competition from a number of sources, including (i) providers of internal help desk software applications such as Remedy Corporation and Software Artistry, Inc. (now a division of Tivoli); (ii) customer interaction software companies such as Clarify Inc. and The Vantive Corporation, whose products include internal help desk applications;
(iii) information technology and systems management companies such as IBM, Computer Associates, Network Associates, Inc. (recently formed as a result of the business combination of McAfee Associates, Inc. and Network General Corporation), and Hewlett-Packard through its acquisition of PROLIN; (iv) providers of asset management software; and (v) the internal information technology departments of those companies with help desk requirements. Because barriers to entry in the software market are relatively low, Peregrine anticipates additional competition from other established and emerging companies as the market for enterprise infrastructure management applications expands. In addition, current and potential competitors have established or may in the future establish cooperative relationships among themselves or with third parties, or large software companies could acquire or establish alliances with smaller competitors of Peregrine. Peregrine expects software industry consolidation to continue in the future, and it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. For example, Peregrine's ability to sell its products depends in part on their compatibility with and support by providers of system management products, including Tivoli, Computer Associates, and Hewlett-Packard. Both Tivoli and Hewlett-Packard have recently acquired providers of help desk software products. The decision of one or more providers of system management products to close their systems to competing vendors like Peregrine, or to bundle their infrastructure management and/or help-desk software products with other products for enterprise licenses for promotional purposes or as part of a long-term pricing strategy, could have an adverse effect on Peregrine's

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ability to sell its products. Increased competition, including increased competition as a result of acquisitions of help desk and other infrastructure management software vendors by system management companies, is likely to result in price reductions, reduced gross margins, and loss of market share, any of which could have a material adverse effect on Peregrine's business, results of operations, and financial condition. Some of Peregrine's current and many of its potential competitors have significantly greater financial, technical, marketing and other resources than Peregrine. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion, and sale of their products than Peregrine. There can be no assurance that Peregrine will be able to compete successfully against current and future competitors or that competitive pressures faced by Peregrine will not have a material adverse effect on Peregrine's business, results of operations, and financial condition.

    Peregrine believes that the principal competitive factors affecting its market include product features such as adaptability, scalability, ability to integrate with third party products, functionality, ease of use, product reputation, quality, performance, price, customer service and support, effectiveness of sales and marketing efforts and company reputation. Although Peregrine believes that it currently competes favorably with respect to such factors, there can be no assurance that Peregrine can maintain its competitive position against current and potential competitors, especially those with greater financial, marketing, service, support, technical, and other resources than Peregrine. In addition, Peregrine believes that its future financial performance will depend in large part on its success in developing an integrated product line of software applications to manage all aspects of the enterprise infrastructure, including management of IT, plant and facilities, communication systems, and distribution systems, and to create organizational awareness of the benefits to be obtained from an integrated approach to infrastructure management.

INTELLECTUAL PROPERTY

    Peregrine's success is heavily dependent upon proprietary technology. Peregrine relies primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. Peregrine seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. Despite precautions taken by Peregrine, it may be possible for unauthorized third parties to copy aspects of its current or future products or to obtain and use information that Peregrine regards as proprietary. In particular, Peregrine may provide its licensees with access to its data model and other proprietary information underlying its licensed applications. There can be no assurance that Peregrine's means of protecting its proprietary rights will be adequate or that Peregrine's competitors will not independently develop similar or superior technology. Policing unauthorized use of Peregrine's software is difficult and, while Peregrine is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect Peregrine's proprietary rights to the same extent as do the laws of the United States. Litigation may be necessary in the future to enforce Peregrine's intellectual property rights, to protect Peregrine's trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on Peregrine's business, results of operations, and financial condition.

    Peregrine is not aware that any of its software product offerings infringes the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by Peregrine with respect to current or future products. Peregrine expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in Peregrine's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require Peregrine to enter into royalty or licensing agreements. Such royalty or

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
licensing agreements, if required, may not be available on terms acceptable to Peregrine or at all, which could have a material adverse effect on Peregrine's business, results of operations and financial condition.

EMPLOYEES

    As of March 31, 1998, Peregrine employed 340 persons, including 110 in sales and marketing, 49 in research and development, 32 in customer support, 69 in professional services, and 80 in finance and administration. Of Peregrine's employees, 118 are located in Europe and the remainder are located in North America. Peregrine believes that its future success will depend in part on its continued ability to attract, hire and retain qualified personnel. Competition for such personnel is intense, and there can be no assurance that Peregrine will be able to identify, attract, and retain such personnel in the future. None of Peregrine's employees is represented by a labor union (other than statutory unions required by law in certain European countries). Peregrine has not experienced any work stoppages and considers its relations with its employees to be good.

PROPERTIES

    Peregrine's principal administrative, sales, marketing, support, research and development and training functions are located at its headquarters facility in San Diego, California. Peregrine currently occupies 95,110 square feet of space in the San Diego facility, and the underlying leases extend through August 2003. Management believes that its current facilities are adequate to meet its needs through the next twelve months. An additional 13,310 square feet of leased space at the San Diego headquarters is subleased to JMI Services, Inc., an affiliate of Peregrine.

    Peregrine also leases office space for sales, marketing, and professional services staff in the metropolitan areas of Atlanta, Chicago, Houston, New York, San Francisco, and Washington, D.C. In Europe, Peregrine leases space in the metropolitan areas of Amsterdam, Copenhagen, Frankfurt, London, Munich, and Paris for European sales, customer support, professional services and administration.

               PEREGRINE MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. THESE FORWARD LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM HISTORICAL RESULTS OR ANTICIPATED RESULTS, INCLUDING THOSE SET FORTH UNDER THE CAPTIONS "RISK FACTORS," IN THIS "PEREGRINE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," AND ELSEWHERE IN OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS. THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH "SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION" AND PEREGRINE'S CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.

OVERVIEW

    Peregrine develops, markets, and supports an integrated suite of applications that automates the management of complex, enterprise-wide information and infrastructure assets. In 1995, Peregrine commenced sales of SERVICECENTER, Peregrine's Enterprise Service Desk product suite. During fiscal 1998, Peregrine expanded the strategic concept of its product line by implementing its infrastructure management strategy and executing on that strategy with the acquisition in September 1997 of United Software, Inc. including its wholly owned subsidiary Apsylog S.A. (the "Apsylog Acquisition"). As a result of the Apsylog Acquisition, Peregrine acquired the ASSETCENTER asset management prdouct suite. SERVICECENTER and ASSETCENTER are currently available for the Windows NT and UNIX platforms, and SERVICECENTER continues to be available for the MVS platform.

    Since the release of SERVICECENTER in July 1995, and until the Apsylog Acquisition, SERVICECENTER accounted for substantially all of the Peregrine's license revenues. Since the Apsylog Acquisition, SERVICECENTER and ASSETCENTER together have accounted for substantially all of Peregrine's license revenues. In addition, for the year ended March 31, 1998, over 85% of Peregrine's license sales of SERVICECENTER and ASSETCENTER have been attributable to UNIX and Windows NT platforms.

    In the latter half of fiscal 1996 and the beginning of fiscal 1997, Peregrine implemented an internal restructuring to capitalize on the market opportunity for products addressing the requirements of the Enterprise Service Desk. This restructuring included rebuilding Peregrine's senior management team, redefining the product development strategy, initiating a comprehensive marketing strategy and strengthening Peregrine's financial and budgeting processes. In addition, in April 1996, Peregrine substantially reorganized its sales force and instituted new sales management procedures.

    During fiscal 1998, Peregrine determined that customer needs required a more comprehensive solution for control and management of their infrastructure assets, including availability of assets, minimizing investments and expense, consolidating data, and interfacing to enterprise applications. Accordingly, Peregrine refocused its marketing strategy and product positioning to focus on its infrastructure mangement strategy. Peregrine's focus on the Infrastructure Management strategy, Peregrine's rapid growth, and the Apsylog Acquisition have resulted in continuing efforts to rebuild Peregrine's senior management team, redefine the product development strategy, establish a comprehensive marketing strategy, and strengthen Peregrine's financial and budgeting processes.

    Peregrine's revenues are derived from product licensing, maintenance and services. License fees are generally due upon the granting of the license and typically include a one-year maintenance period as part of the license agreement. Peregrine also provides ongoing maintenance services, which include technical support and product enhancements, for an annual fee based upon the current price of the product. In fiscal 1996, 1997, and 1998, maintenance and services revenues represented 51%, 42%, and 37% of total revenues, respectively. Peregrine has sold its original PNMS software to a sizable installed base of customers, many of whom have transitioned to SERVICECENTER. Peregrine's installed customer base has

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
generated a consistent level of maintenance revenues. In fiscal 1996, 1997, and 1998, more than 90% of Peregrine's customers renewed their maintenance agreements.

    Revenues from license agreements are recognized currently, provided that all of the following conditions are met: a noncancelable license agreement has been signed, the product has been delivered, there are no material uncertainties regarding customer acceptance, collection of the resulting receivable is deemed probable, and no other significant vendor obligations exist. Revenues from post-contract support services are recognized ratably over the term of the support period, generally one year. Maintenance revenues which are bundled with license agreements are unbundled using vendor-specific objective evidence. Consulting revenues are primarily related to implementation services most often performed on a time and material basis under separate service agreements for the installation of Peregrine's products. Revenues from consulting and training services are recognized as the respective services are performed.

    Peregrine currently derives substantially all of its license revenues from the sale of SERVICECENTER and ASSETCENTER and expects them to account for a significant portion of Peregrine's revenues for the foreseeable future. As a result, Peregrine's future operating results are dependent upon continued market acceptance of the SERVICECENTER and ASSETCENTER product suites, including future enhancements. Factors adversely affecting the pricing of, demand for or market acceptance of the SERVICECENTER and ASSETCENTER product suites, such as competition or technological change, could have a material adverse effect on Peregrine's business, operating results, and financial condition.

    Peregrine conducts business overseas in a number of foreign currencies, principally the British Pound, the Deutsche Mark and the French Franc. These currencies have been relatively stable against the U.S. dollar for the past several years. As a result, foreign currency fluctuations have not had a significant impact on Peregrine's revenues or results of operations. Although Peregrine currently derives no revenues from highly inflationary economies, Peregrine is expanding its presence in international markets outside Europe, including the Pacific Rim and Latin America, whose currencies have tended to fluctuate more relative to the U.S. Dollar. There can be no assurance that European currencies will remain stable relative to the U.S. dollar or that future fluctuations in the value of foreign currencies will not have a material adverse effect on Peregrine's business, operating results and financial condition. Peregrine has implemented a foreign currency forward hedging program. The hedging program consists primarily of using 30-day forward-rate currency contracts. Currency contracts are in accordance with SFAS No. 52 and receive hedge accounting treatment. Accordingly, to the extent properly hedged by obligations denominated in local currencies, Peregrine's foreign operations remain subject to the risks of future foreign currency fluctuations, and there can be no assurances that Peregrine's hedging activities will adequately protect Peregrine against such risk.

    To date Peregrine's Pacific Rim sales activity has not been material. Accordingly, Peregrine's operations and financial conditions have not been materially impacted by the recent Asian financial crisis.

RESULTS OF OPERATIONS

    The following table sets forth for the period indicated selected consolidated statements of operations data as a percentage of total revenues.

                                                       YEAR ENDED MARCH 31,
                                          -----------------------------------------------
                                           1994      1995      1996      1997      1998
                                          -------   -------   -------   -------   -------
                                                (AS A PERCENTAGE OF TOTAL REVENUES)
Statement of Operations Data:
  Revenues:
    Licenses............................     42.6%     46.6%     49.0%     58.4%     62.7%
    Maintenance and services............     57.4      53.4      51.0      41.6      37.3
                                          -------   -------   -------   -------   -------
      Total revenues....................    100.0     100.0     100.0     100.0     100.0
  Costs and expenses:
    Cost of licenses....................      2.0       2.0       1.7       0.6       0.5
    Cost of maintenance and services....     22.0      18.2      14.9      13.3      16.7
    Sales and marketing.................     38.8      48.7      49.7      45.0      36.7
    Research and development............     29.6      33.0      32.6      16.8      13.6
    General and administrative..........     12.1      15.0      19.1      10.9      10.4
    Acquired in-process research and
      development.......................       --       3.1        --        --      56.2
                                          -------   -------   -------   -------   -------
      Total costs and expenses..........    104.5     120.0     118.0      86.6     134.1
                                          -------   -------   -------   -------   -------
Operating income (loss).................     (4.5)    (20.0)    (18.0)     13.4     (34.1)
Interest income (expense) and other,
  net...................................     (0.2)     20.3      (1.2)     (1.4)      1.3
                                          -------   -------   -------   -------   -------
Income (loss) from continuing operations
  before income taxes...................     (4.7)      0.3     (19.2)     12.0     (32.8)
Income tax expense (benefit)............       --        --        --      (4.5)      8.7
                                          -------   -------   -------   -------   -------
Income (loss) from continuing
  operations............................     (4.7)      0.3     (19.2)     16.5     (41.5)
Loss from discontinued operations
  Loss from operations..................       --        --      (3.3)       --        --
  Loss on disposal......................       --        --      (4.5)       --        --
    Loss from discontinued operations...       --        --      (7.8)       --        --
                                          -------   -------   -------   -------   -------
  Net income (loss).....................     (4.7)%     0.3%    (27.0)%    16.5%    (41.5)%
                                          -------   -------   -------   -------   -------
                                          -------   -------   -------   -------   -------

FISCAL YEARS ENDED MARCH 31, 1996, 1997, AND 1998

    REVENUES

    Total revenues were $23.8 million, $35.0 million, and $61.9 million in fiscal 1996, 1997, and 1998, respectively, representing year-to-year increases of 47% between 1996 and 1997 and 77% between 1997 and 1998.

    LICENSES. License revenues were $11.6 million, $20.5 million, and $38.8 million in fiscal 1996, 1997, and 1998, respectively, representing 49%, 58%, and 63% of total revenues in the respective periods. The increases in license revenues are attributable to increased demand for new licenses of SERVICECENTER (and following the Apsylog Acquisition, licenses for ASSETCENTER), additional seats purchased by existing SERVICECENTER customers, higher average transaction sizes, more effective corporate marketing programs, improved sales force productivity, expansion of Peregrine's domestic and international sales forces, and the effect of combining Apsylog's operations since the Apsylog Acquisition in September 1997.

    MAINTENANCE AND SERVICES. Maintenance and services revenues were $12.1 million, $14.6 million, and $23.1 million in fiscal 1996, 1997, and 1998, respectively, representing 51%, 42%, and 37% of total revenues in the respective periods. The dollar increases are attributable to renewals of maintenance agreements from Peregrine's expanded installed base of customers and maintenance revenues included as part of new licenses and an increased number of consulting engagements related to implementation of software from initial license agreements.

    COSTS AND EXPENSES

    COST OF LICENSES. Cost of license revenues was $415,000, $215,000, and $326,000 for fiscal 1996, 1997, and 1998, respectively, representing 2%, 1%, and 1% of total license revenues in the respective periods.

    COST OF MAINTENANCE AND SERVICES. Cost of maintenance and services revenues was $3.5 million, $4.7 million, and $10.3 million in fiscal 1996, 1997, and 1998, respectively, representing 29%, 32%, and 45% of total maintenance and services revenues in the respective periods. The dollar and percentage increases in 1998 are attributable to an increase in customer support personnel and professional services personnel in connection with the corresponding increase in professional services revenue and the effect of combining Apsylog's operations since the Apsylog Acquisition in September 1997. Cost of maintenance and services increased as a percentage of related revenues because of increased labor costs.

    SALES AND MARKETING. Sales and marketing expenses were $11.8 million, $15.8 million, and $22.7 million in fiscal 1996, 1997, and 1998, respectively, representing 50%, 45%, and 37% of total revenues in the respective periods. The dollar increases are attributable to the significant expansion of both the North American and international sales forces, increases in marketing personnel, the effect of combining Apsylog's operations since the Apsylog Acquisition in September 1997, and to moderate operating expense increases. Sales and marketing expenses have decreased as a percentage of total revenues from fiscal 1996 through fiscal 1998 as a result of revenues increasing at a faster rate. If Peregrine experiences a decrease in sales force productivity or for any other reason a decline in revenues, it is likely that operating margins will decline as well.

    RESEARCH AND DEVELOPMENT. Research and development expenses were $7.7 million, $5.9 million, and $8.4 million in fiscal 1996, 1997, and 1998, respectively, representing 33%, 17%, and 14% of total revenues in the respective periods. The dollar and percentage decreases from fiscal 1996 to fiscal 1997 are due primarily to the full year effect of Peregrine's divestiture of the entire mainframe software development portion of its business in October 1995. The dollar increase from fiscal 1997 to fiscal 1998 is due primarily to the increased dollar amount of product author commissions, an increase in the number of personnel in the Research and Development department, and the effect of combining Apyslog's operations since the Apsylog Acquisition in September 1997. Research and development expenses have decreased as a percentage of total revenues from fiscal 1996 through fiscal 1998 as a result of revenues increasing at a faster rate.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses were $4.5 million, $3.8 million, and $6.5 million in fiscal 1996, 1997, and 1998, respectively, representing 19%, 11%, and 10% of total revenues in the respective periods. The dollar increase from 1997 to 1998 is attributable primarily to costs associated with administrative personnel additions to support growth, management restructuring, and the effect of combining Apsylog's operations since the Apsylog Acquisition in September 1997. The decrease from fiscal 1996 to 1997 was attributable to the costs incurred in the fiscal 1996 management restructuring.

    PROVISION FOR INCOME TAXES/INCOME TAX BENEFIT

    Peregrine did not incur any significant income taxes during fiscal 1996 due to operating losses. In fiscal 1997, Peregrine recorded an income tax benefit of $1.6 million resulting from the utilization of a portion of Peregrine's available net operating loss carryforwards as an offset against taxable income. In fiscal 1998 Peregrine recorded an income tax expense of $5.4 million. As of March 31, 1997 and 1998, Peregrine had net operating loss carry-forwards of approximately $290,000 and $8.5 million, respectively, for federal income tax purposes which expire beginning in 2004. Utilization of the net operating losses may be subject to annual limitations resulting from certain changes in ownership of Peregrine. At March 31, 1998, Peregrine also has foreign net operating loss carryforwards of approximately $5.8 million. Peregrine has recorded a valuation allowance to partially offset the carrying value of its net deferred tax assets due to uncertainty surrounding its realization. Management evaluates on a quarterly basis the recoverability of the deferred tax assets and the amount of the valuation allowance. At such time as it is determined that it is more likely than not that all or part of the deferred tax assets are realizable, the valuation allowance will be reduced accordingly. Any future decrease in the valuation allowance will be recorded as a reduction in goodwill.

    DISCONTINUED OPERATIONS

    During fiscal 1996, Peregrine acquired XVT Software Inc. ("XVT"), substantially all of the outstanding equity of which was owned by the majority stockholder of Peregrine. In January 1996, Peregrine determined that maintaining an interest in XVT was not consistent with Peregrine business strategy and adopted a plan to discontinue the operations of XVT. Peregrine incurred a loss from discontinued operations of XVT in fiscal 1996 of $1.9 million.

IMPACT OF INFLATION

    The effect of inflation on Peregrine's financial position has not been significant to date.

LIQUIDITY AND CAPITAL RESOURCES

    Until April 1997, Peregrine has financed its operations through bank borrowings and private sales of Peregrine Common Stock. In fiscal 1996, Peregrine received net proceeds from bank borrowings of $3.7 million. In fiscal 1997, Peregrine's net repayments totaled $1.3 million. In fiscal 1997, Peregrine received proceeds of $700,000 from the sale of a product line. In fiscal 1996 and 1997, Peregrine invested cash in the amounts of $3.5 million and $566,000, respectively, for purchases of property and equipment including computer hardware and software to support Peregrine's growing employee base and to relocate to its new San Diego headquarters and training facility. In fiscal 1996, Peregrine generated $584,000 in cash from operations, but a net cash use of $738,000 by a discontinued business resulted in an overall cash use by Peregrine of $154,000 in connection with operating activities. In fiscal 1997, Peregrine generated $3.2 million in cash from operations, which was reduced by a net cash use of $1.3 million by a discontinued business resulting in $1.9 million net cash provided from operations. In fiscal 1998, Peregrine generated $1.7 million in cash from operations, which was reduced by a net cash use of $170,000 by a discontinued business resulting in 1.5 million net cash provided by operations.

    In April 1997, Peregrine completed the initial public offering of its Common Stock, which resulted in net proceeds to Peregrine of $19.3 million.

    Peregrine has a $5.0 million revolving credit line which expires July 31, 1998, pursuant to which there was no outstanding balance at March 31, 1998. Borrowings under the line of credit bear interest at the bank's prime rate (8.5% at March 31, 1998). The line of credit is secured by accounts receivable, equipment, and certain other assets of Peregrine. The borrowing facility also provides for a foreign exchange facility, under which the maximum principal amount of foreign exchange transactions which may mature during any two day period is $2.0 million.

    Peregrine believes that the net proceeds from its initial public offering in April 1997, together with its current cash and short-term investments balances, cash available under its bank facilities, and cash flow from operations will be sufficient to meet its working capital requirements for at least the next 12 months. Although operating activities may provide cash in certain periods, to the extent Peregrine experiences growth in the future, Peregrine anticipates that its operating and investing activities may use cash. Consequently, any such future growth may require Peregrine to obtain additional equity or debt financing, which may not be available on commercially reasonable terms or which may be dilutive.

YEAR 2000 RISKS

    Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such Year 2000 requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance.

    Peregrine utilizes third party equipment and software that may not be Year 2000 compliant and is conducting an internal audit of products provided by outside vendors to determine if such third party products are Year 2000 compliant. Although such audit is not yet completed, Peregrine has received assurances from suppliers of all third party software that Peregrine deems material to its business that such software is Year 2000 compliant. Failure of such third party equipment or software to operate properly with regard to the Year 2000 and thereafter could require Peregrine to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on its business, results of operations, and financial condition. If key systems, or a significant number of systems, were to fail as a result of Year 2000 problems or if Peregrine was to experience delays implementing Year 2000 compliant software products, Peregrine could incur substantial costs and disruption of its business, which would potentially have a material adverse effect on its results of operations and financial conditions.

    Peregrine is still assessing the impact the Year 2000 issue will have on its proprietary software products and internal information systems and will take appropriate corrective actions based on the results of such analyses. Management of Peregrine has not yet determined the costs related to achieving Year 2000 compliance but does not believe such costs will be material. To the extent the costs of achieving Year 2000 compliance are material, such costs will have a material adverse effect on its business, results of operations, and financial condition.

    In the ordinary course of its business, Peregrine tests and evaluates its own software products and believes that its software products are generally Year 2000 compliant, meaning that the use or occurrence of dates on or after January 1, 2000 will not materially affect the performance of such software products with respect to four digit date dependent data or the ability of such products to correctly create, store, process and output information related to such data. There can be no assurances, however, that Peregrine will not subsequently learn that certain of its software products do not contain all necessary software routines and codes necessary for the accurate calculation, display, storage and manipulation of data involving dates. In addition, in certain circumstances, Peregrine has warranted that the use or occurrence of dates on or after January 1, 2000 will not adversely affect the performance of its products with respect to four digit date dependent data or the ability to create, store, process and output information related to such data. If any licensees experience Year 2000 problems, such licensees could assert claims for damages.

    In addition, the purchasing patterns of customers and potential customers may be affected by Year 2000 issues. Many companies are expending significant resources to correct their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase software products such as those offered by Peregrine, which could have an adverse effect on the business, results of operations, and financial condition of Peregrine.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

    The following unaudited pro forma condensed financial information assumes a business combination between Peregrine and Innovative, is accounted for as a purchase and is based on the respective historical consolidated financial statements and the notes thereto, which are included in this Proxy Statement/ Prospectus. The pro forma combined condensed balance sheet combines Peregrine's March 31, 1998 consolidated balance sheet with Innovative's January 31, 1998 consolidated balance sheet. The pro forma statements of operations combine Peregrine's and Innovative's historical results for each of the periods indicated below.

    The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had occurred as of the date or during the periods presented, nor is it necessarily indicative of future operating results or financial positions.

    These pro forma financial statements are based on, and should be read in conjunction with, the historical consolidated financial statements, and the related notes thereto, of Peregrine and Innovative included in this Proxy Statement/Prospectus.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 MARCH 31, 1998
                       AFTER GIVING EFFECT TO THE MERGER
                                 (IN THOUSANDS)

                                                                       PRO FORMA         PRO FORMA
                                          PEREGRINE   INNOVATIVE      ADJUSTMENTS         COMBINED
                                          ---------   ----------   -----------------     ----------
                                              ASSETS
Current Assets:
  Cash and cash equivalents.............  $  14,950    $ 3,438      $     --             $   18,388
  Short-term investments................      7,027         --            --                  7,027
  Accounts receivable, net..............     16,761      4,350            --                 21,111
  Inventory.............................         --        314            --                    314
  Deferred tax assets...................      7,297        152            --                  7,449
  Other current assets..................      2,905        282            --                  3,187
                                          ---------   ----------    --------             ----------
  Total current assets..................     48,940      8,536            --                 57,476
Property and equipment, net.............      5,455      1,340            --                  6,795
Computer software, net..................         --      1,139        (1,139)(F)                 --
Goodwill and other......................      2,342         86         3,846(B,C)             6,274
                                          ---------   ----------    --------             ----------
                                          $  56,737    $11,101      $  2,707             $   70,545
                                          ---------   ----------    --------             ----------
                                          ---------   ----------    --------             ----------
                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable......................  $   2,337    $   745      $     --             $    3,082
  Accrued expenses......................      9,310        945         9,750(A)              20,005
  Deferred revenue......................     11,570      1,750            --                 13,320
  Current portion of long-term debt.....        151        155            --                    306
                                          ---------   ----------    --------             ----------
  Total current liabilities.............     23,368      3,595         9,750                 36,713
Long-term debt, net of current
  portion...............................        966        620            --                  1,586
Deferred revenue, net of current
  portion...............................      1,802         --            --                  1,802
                                          ---------   ----------    --------             ----------
  Total liabilities.....................     26,136      4,215         9,750                 40,101
Stockholders' Equity:
  Preferred stock, $0.001 par value,
    5,000,000 and 200,000,000 shares
    authorized, respectively, no shares
    issued or outstanding...............         --         --            --                     --
  Common stock, $0.001 and $0.0185 par
    value, 50,000,000 and 100,000,000
    shares authorized, 18,700,000 and
    10,888,000 shares issued and
    outstanding, actual, respectively
    and 19,930,000 Pro Forma
    outstanding.........................         19        202          (202)(A,D)               19
  Additional paid-in capital............     74,351      7,410        65,516(A,D)           147,277
  Warrants..............................         --      1,641        (1,641)(D)                 --
  Accumulated deficit...................    (41,461)    (2,367)      (70,716)(B,D,E)       (114,544)
  Unearned portion of deferred
    compensation........................     (1,493)        --            --                 (1,493)
  Cumulative translation adjustment.....       (553)        --            --                   (553)
  Treasury stock, at cost...............       (262)        --            --                   (262)
                                          ---------   ----------    --------             ----------
    Total stockholders' equity..........     30,601      6,886        (7,043)                30,444
                                          ---------   ----------    --------             ----------
                                          $  56,737    $11,101      $  2,707             $   70,545
                                          ---------   ----------    --------             ----------
                                          ---------   ----------    --------             ----------

                            PEREGRINE SYSTEMS, INC.

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

                       AFTER GIVING EFFECT TO THE MERGER
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                           INNOVATIVE
                                            PEREGRINE     TECH SYSTEMS,     PRO FORMA
                                          SYSTEMS, INC.       INC.         ADJUSTMENTS     PRO FORMA
                                          -------------   -------------   --------------   ---------
Revenues:
  Licenses..............................    $ 38,791         $ 8,101        $    --        $ 46,892
  Hardware..............................          --           2,280             --           2,280
  Maintenance and services..............      23,086           4,702             --          27,788
                                          -------------   -------------     -------        ---------
    Total revenues......................      61,877          15,083                         76,960
Costs and Expenses:
  Cost of licenses......................         326             512             --             838
  Cost of hardware......................          --           1,311             --           1,311
  Cost of maintenance and services......      10,326           2,473             --          12,799
  Sales and marketing...................      22,728           5,674             --          28,402
  Research and development..............       8,394           1,105             --           9,499
  General and administrative............       6,463           3,056            771(G)       10,290
  Acquired in process research and
    development.........................      34,775              --             --(E)       34,775
                                          -------------   -------------     -------        ---------
    Total costs and expenses............      83,012          14,131            771          97,914
                                          -------------   -------------     -------        ---------
    Operating income (loss).............     (21,135)            952            771         (20,954)
Interest income and other...............         839              24             --             863
                                          -------------   -------------     -------        ---------
Income from continuing operations before
  income tax............................     (20,296)            976            771         (20,091)
Income tax expense......................       5,358              65             --           5,423
                                          -------------   -------------     -------        ---------
Net income (loss).......................    $(25,654)        $   911        $   771        $(25,514)
                                          -------------   -------------     -------        ---------
                                          -------------   -------------     -------        ---------
Net income (loss) per share diluted:
Net income (loss) per share.............    $  (1.48)        $  0.08                       $  (1.28)
                                          -------------   -------------                    ---------
                                          -------------   -------------                    ---------
Shares used in diluted per share
  computation...........................      17,380          11,583                         19,930
                                          -------------   -------------                    ---------
                                          -------------   -------------                    ---------
Net income (loss) per share basic:
Net income (loss) per share.............    $  (1.48)        $  0.08                       $  (1.28)
                                          -------------   -------------                    ---------
                                          -------------   -------------                    ---------
Shares used in basic per share
  computation...........................      17,380          10,888                         19,930
                                          -------------   -------------                    ---------
                                          -------------   -------------                    ---------

   See accompanying notes to unaudited pro forma condensed combined financial statements.

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

    The unaudited pro forma financial statements of Peregrine have been prepared based on the historical financial statements of Peregrine for the year ended March 31, 1998 and for Innovative for the year ended January 31, 1998, considering the effects of the acquisition under the purchase method. The pro forma balance sheet of Peregrine at March 31, 1998 has been prepared as if the Merger had been consummated at March 31, 1998. The pro forma statement of operations for the year ended March 31, 1998 has been prepared as if the Merger had been consummated on April 1, 1997.

    In management's opinion, all material adjustments necessary to reflect the effects of the acquisition have been made. The unaudited pro forma financial statements are not necessarily indicative of the actual financial position at March 31, 1998, or what the actual results of operations of Peregrine would have been assuming the acquisition had been completed as of April 1, 1997, nor are they indicative of the financial position or results of operations for future periods. The pro forma financial statements should be read in conjunction with the historical financial statements and notes thereto of Peregrine and Innovative included elsewhere herein.

2. PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

    (A) The purchase price for the completion of the Innovative acquisition was determined by combining the value of Peregrine Common Stock issued to Innovative stockholders (2,662,000 common shares valued at $22.875 per share plus $12,033 related to the value of outstanding options and warrants assumed), the net assets acquired of Innovative and the estimated transactions costs for the acquisition. The estimated direct transaction costs to be incurred by the Combined Company include sign-on bonuses, transaction fees for investment bankers, attorneys, accountants, financial printing and other related charges. The purchase price for the completion of the Innovative Tech Systems, Inc. acquisition is summarized below (in thousands):

Common stock and value of option and warrants
  assumed.........................................  $       72,926
Estimated transaction costs.......................           9,750
Net assets acquired, excluding (F)................          (5,747)
                                                           -------
                                                    $       76,929

    (B) Allocation of the purchase price for the completion of the Innovative acquisition was determined as follows (in thousands):

Acquired in-process technology....................  $  73,083
Goodwill..........................................  $   3,846
                                                    ---------
                                                    $  76,929

    (C) Amortization of the goodwill for Innovative will be on the straight-line method over five years and will be included in depreciation and amortization expense.

    (D) Elimination of Innovative stockholders' equity amounts.

    (E) The pro forma statement of operations excludes the charge of $73.1 million for purchased in-process technology, which arose from the acquisition. These charges will be included in the Combined Company's consolidated financial statements for the three-month period ending September 30, 1998.

    (F) Reflects the effect of the elimination of the acquiree's computer software pending completion of valuation of the capitalized asset.

    (G) Reflects the amortization of goodwill beginning April 1, 1997.

    The purchase price for the Innovative acquisition was allocated to the tangible and intangible assets of Innovative based on preliminary estimates of the fair market value of those assets. The evaluation of the underlying technology acquired considered the inherent difficulties and uncertainties in completing the development, and thereby achieving technological feasibility, and the risks related to the viability of and potential changes in future target markets that the acquired technology has any alternative future uses.

                              PEREGRINE MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information concerning the executive officers and directors of Peregrine and their ages as of May 31, 1998:

                 NAME                       AGE                                    POSITION
--------------------------------------      ---      --------------------------------------------------------------------
Stephen P. Gardner....................          44   President, Chief Executive Officer and Director
David A. Farley.......................          43   Vice President, Finance, Chief Financial Officer and Director
William G. Holsten....................          61   Vice President, Professional Services
Gary A. Hughes........................          34   Vice President, Worldwide Customer Support
Frederic B. Luddy.....................          43   Vice President, North America Research and Development
Richard T. Nelson.....................          38   Vice President, Secretary and General Counsel
Douglas S. Powanda....................          41   Vice President, Worldwide Sales
Steven S. Spitzer.....................          38   Vice President, Channel Sales
Gilles Queru..........................          39   Vice President, Corporate Development
John J. Moores (1)....................          53   Chairman of the Peregrine Board
Christopher A. Cole...................          44   Director
Richard A. Hosley II (1)..............          53   Director
Charles E. Noell III (1)(2)...........          46   Director
Norris van den Berg (2)...............          59   Director

------------------------

(1) Member of Compensation Committee.

(2) Member of Audit Committee.

    STEPHEN P. GARDNER has served as Peregrine's President and Chief Executive Officer, and a member of the Peregrine Board since April 1998. From January 1998 to April 1998, Mr. Gardner was Peregrine's acting Chief Executive Officer. From May 1997 to January 1998, Mr. Gardner served as Peregrine's Vice President, Strategic Acquisitions. From May 1996 until May 1997, Mr. Gardner served as president of Thunder & Lightning Company, an Internet software start-up company. From 1995 until May 1996 Mr. Gardner served as the president of Alpharel Inc., a document management software company. From 1993 until 1995, Mr. Gardner served as a vice president of Data General Corporation, a manufacturer of multiuser computer systems, peripheral equipment, communications systems, and related products. From 1988 to 1993, Mr. Gardner served in various capacities with Groupe Bull, most recently as founder and president of its Integris Business Unit, a systems integration and software company owned by Groupe Bull of France. Mr. Gardner holds an A.B. in Geochemistry from Princeton University and an M.B.A. from Harvard University.

    DAVID A. FARLEY has served as Peregrine's Vice President, Finance, and Chief Financial Officer and as a member of the Peregrine Board since October 1995. Mr. Farley served as Secretary of Peregrine from October 1995 until February 1997. From November 1994 to November 1995, Mr. Farley was Vice President, Finance, and Chief Financial Officer and a director of XVT, a development tools software company. From December 1984 until October 1994, Mr. Farley held various accounting and financial positions at BMC Software, Inc., a vendor of software system utilities for IBM manufacture computing environments ("BMC"), most recently as Chief Financial Officer and as a director. Mr. Farley holds a B.S. in Accounting from the University of Alabama.

    WILLIAM G. HOLSTEN has served as Peregrine's Vice President, Professional Services since November 1995. From July 1994 until November 1995, Mr. Holsten was Director of Professional Services for XVT. From August 1992 until June 1994, he was a consultant with Engineering Software Solutions, a consulting firm co-owned by Mr. Holsten and a partner, which provided consulting services to XVT from May 1993 to June 1994. From October 1984 to July 1992, Mr. Holsten held a variety of positions with

Precision Visuals, Inc., a graphics software company, most recently as Director of Professional Services. Mr. Holsten holds a B.A. in Mathematics from the University of California at Santa Barbara.

    GARY A. HUGHES has served as Peregrine's Vice President, Worldwide Customer Support since April 1998. Since joining Peregrine as a customer support representative in July 1990, Mr. Hughes has held a variety of positions with Peregrine, including, from January 1998, until April 1998, Peregrine's Director of Worldwide Customer Support, from August 1997 until January 1998 Peregrine's manager, Systems Engineers, from October 1995 until August 1997, Peregrine's Developement Manager, and from December 1993 until December 1994, Peregrine's Vice President, Customer Support.

    FREDERIC B. LUDDY has served as Peregrine's Vice President, North American Research and Development, and Chief Technology Officer since January 1998. Mr. Luddy has been with Peregrine since April 1990, serving as Product Architect for SERVICECENTER from October 1995 until January 1998 and as a Product Author prior to that time.

    RICHARD T. NELSON has served as Peregrine's General Counsel since November 1995, as its Vice President since October 1996 and as its Secretary since February 1997. From August 1991 until November 1995, Mr. Nelson was an associate in the Houston, Texas office of Jackson & Walker LLP, a law firm. Mr. Nelson holds a B.S. in Accounting from Bentley College and a J.D. from the University of Iowa College of Law.

    DOUGLAS S. POWANDA has served as Peregrine's Vice President, Worldwide Sales since January 1998. Mr. Powanda served as Peregrine's Vice President, International Sales from September 1995 to January 1998. From June 1994 until September 1995, he served as Peregrine's Vice President, North American Sales. He was Peregrine's Director of Sales for Europe from September 1993 until June 1994, its Regional Sales Manager from December 1992 to August 1993, and its Senior Accounts Manager from February 1992 until December 1992. Mr. Powanda holds a B.S. in Business Management from Trenton State University and an M.B.A. from Pepperdine University.

    STEVEN S. SPITZER has served as Peregrine's Vice President, Channel Sales since August 1997. From 1986 until August 1997, Mr. Spitzer held various positions with FileNet Corporation, a provider of workflow, document-imaging, and electronic document management software solutions, most recently as Vice President, Channel Sales. Mr. Spitzer holds a B.S. in Business Administration, Computer Sciences from Long Beach State University.

    GILLES QUERU has served as Peregrine's Vice President, Corporate Development since April 1998. Mr. Queru joined Peregrine as President of Apsylog in September 1997 as a result of the Apsylog Acquisition. Mr. Queru founded Apsylog in 1987 and served as its Chief Executive Officer and Chairman of its Board of Directors until the Apsylog Acquisition. Prior to forming Apsylog, Mr. Queru held several management positions with Hewlett-Packard, a developer and manufacturer of computer and imaging product hardware. Mr. Queru is a graduate of Ecole Centrale de Lyon.

    JOHN J. MOORES has served as Chairman of the Peregrine Board since March 1990 and as a Peregrine Board member since March 1989. In 1980, Mr. Moores founded BMC and served as its President and Chief Executive Officer from 1980 to 1986 and as Chairman of its Board of Directors from 1980 to 1992. Since December 1994, Mr. Moores has served as owner and Chairman of the Board of the San Diego Padres Baseball Club, L.P. and since September 1991 as Chairman of the Board of JMI Services, Inc., a private investment company ("JMI Services"). Mr. Moores also serves as a director of Homegate Hospitality, Inc. Mr. Moores holds a B.S. in economics and a J.D. from the University of Houston.

    CHRISTOPHER A. COLE has served as a member of Peregrine's Board of Directors since founding Peregrine in 1981. He also served as its President and Chief Executive Officer from 1986 until 1989. Since 1992, Mr. Cole has served as President and Chief Executive Officer of Questrel, Inc., a software development company. Mr. Cole holds an A.B. and an A.M. in Physics from Harvard University.

    RICHARD A. HOSLEY II has served as a member of the Peregrine Board since January 1992. Prior to retiring from full-time employment, Mr. Hosley served as President and Chief Executive Officer of BMC. Mr. Hosley also serves as a director of Logic Works, Inc. and as a director and member of the compensation committee of Axent Technologies, Inc. Mr. Hosley holds a B.A. in Economics from Texas A&M University.

    CHARLES E. NOELL III has served as a member of the Peregrine Board since January 1992. Since January 1992, Mr. Noell has served as President and Chief Executive Officer of JMI Services, Inc., a private investment company, and as a General Partner of JMI Equity Fund, L.P., a venture capital investment firm ("JMI Equity Fund"). Mr. Noell also serves as a director of Expert Software, Inc. and Transaction Systems Architects, Inc. and as a director and member of the compensation committee of Homegate Hospitality, Inc. Mr. Noell holds a B.A. in History from the University of North Carolina at Chapel Hill and an M.B.A. from Harvard University.

    NORRIS VAN DEN BERG has served as a member of the Peregrine Board since January 1992. Mr. van den Berg has served as a General Partner of JMI Equity Fund since July 1991 and also serves as a member of the Board of Directors of Prism Solutions, Inc. Mr. van den Berg holds a B.A. in Philosophy and Mathematics from the University of Maryland.

    There are no family relationships among any executive officers or directors of Peregrine.

DIRECTOR COMPENSATION

    Peregrine reimburses each member of the Peregrine Board for out-of-pocket expenses incurred in connection with attending Board meetings. No member of the Peregrine Board currently receives any additional cash compensation. In May 1992, Peregrine granted each of directors Christopher A. Cole, Richard A. Hosley II, Charles E. Noell III and Norris van den Berg options to acquire 45,000 shares of Common Stock under Peregrine's 1991 Nonqualified Stock Option Plan at an exercise price of $1.34, the per share fair market value of Peregrine Common Stock on the date of grant. All such options vested in annual installments over four years, are now fully exercisable, and expire if not exercised prior to May 2002. In addition, in December 1990, Peregrine granted Christopher A. Cole an option to acquire 225,000 shares of Peregrine Common Stock under Peregrine's Nonqualified Stock Option Plan at an exercise price of $0.51 per share, the per share fair market value of Peregrine Common Stock on the date of grant. Following Mr. Cole's resignation as an executive officer of Peregrine and in consideration of his continuing service as a member of the Peregrine Board, Peregrine extended the exercisability of such option with respect to 56,250 vested shares for so long as Mr. Cole remains a member of the Peregrine Board but no later than December 2000. See "Peregrine Certain Transactions" and "Peregrine Stock Ownership Of Certain Beneficial Owners And Management."

    Peregrine's 1997 Director Option Plan (the "Director Plan") provides that options will be granted to non-employee directors, other than non-employee directors who hold or are affiliated with a holder of three percent or more of the outstanding Peregrine Common Stock, pursuant to an automatic nondiscretionary grant mechanism. Each new non-employee director is automatically granted an option to purchase 25,000 shares of Peregrine Common Stock at the time he or she is first elected to the Peregrine Board. Each non-employee director will subsequently be granted an option to purchase 5,000 shares of Peregrine Common Stock at each annual meeting of stockholders beginning with the 1998 Annual Meeting of Stockholders. Each such option will be granted at the fair market value of the Peregrine Common Stock on the date of grant. Options granted to non-employee directors under the Director Plan will become exercisable over four years, with 25% of the shares vesting after one year and the remaining shares vesting in quarterly installments thereafter.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for directors, officers and other employees of Peregrine and administers various incentive compensation and benefit plans. The Compensation Committee consists of directors Richard A. Hosley II, John J. Moores and Charles E. Noell III. Stephen P. Gardner, Peregrine's President, Chief Executive Officer and a member of the Peregrine Board, participates in all discussions and decisions regarding salaries and incentive compensation for all employees and consultants of Peregrine, except that he is excluded from discussions regarding his own salary and incentive compensation. No interlocking relationship exists between any member of the Peregrine Compensation Committee and any member of any other company's board of directors or compensation committee.

EXECUTIVE COMPENSATION

    The following table sets forth in summary form information concerning the compensation awarded to, earned by, or paid for services rendered to Peregrine in all capacities during the fiscal years ended March 31, 1996, 1997, and 1998 respectively by (i) Peregrine's President and Chief Executive Officer and (ii) Peregrine's next five most highly compensated executive officers whose salary and bonus for fiscal 1998 exceeded $100,000 (collectively, the "Peregrine Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM COMPENSATION
                                                   ANNUAL COMPENSATION(1)     -------------------------
                                                                               RESTRICTED    SECURITIES
                                          FISCAL   ----------------------        STOCK       UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION                YEAR     SALARY      BONUS            AWARDS      OPTIONS(#)    COMPENSATION
----------------------------------------  ------   --------  ------------     ------------   ----------   --------------
CURRENT EXECUTIVE OFFICERS

Stephen P. Gardner(2)...................   1998    $139,000  $    210,000(8)    $775,000(15)  150,000       $  5,156(18)
  President and                            1997          --            --             --           --             --
  Chief Executive Officer                  1996          --            --             --           --             --
David A. Farley(3)......................   1998     150,000       296,490(9)          --           --          3,337(19)
  Vice President, Finance,                 1997     150,000       126,240             --           --          2,712
  and Chief Financial Officer              1996     120,000        73,146        468,000(16)  200,000        100,321
William G. Holsten(4)...................   1998      90,000       159,547(10)         --       30,000          4,723(20)
  Vice President,                          1997      90,000       120,000             --       50,000          4,481
  Professional Services                    1996      90,000       201,574             --      100,000         35,387
Frederic B. Luddy(5)....................   1998     150,000       729,060(11)         --       25,000          3,946(21)
  Vice President, North                    1997     150,000       211,925             --           --          2,712
  American Research and                    1996     150,000       133,920             --       25,000          2,712
  Development
Douglas S. Powanda......................   1998     150,000       309,523(12)         --       75,000          3,946(22)
  Vice President,                          1997     150,000       104,300             --       50,000          2,885
  Worldwide Sales                          1996     106,000       179,127             --           --          7,704

FORMER EXECUTIVE OFFICERS
Alan H. Hunt(6).........................   1998     187,500       560,336(13)         --           --         57,102(23)
  President and Chief                      1997     225,000       225,160             --           --          4,862
  Executive Officer                        1996     192,500       130,557        936,000(17)  400,000         16,968
Douglas F. Garn(7)......................   1998     122,747       153,257(14)         --           --          7,845(24)
  Vice President, North                    1997     150,000       197,324             --      200,000         18,788
  American Sales                           1996          --            --             --           --             --

------------------------------

 (1) Other than the salary and bonus described herein, Peregrine did not pay any executive officer named in the Summary Compensation Table any fringe benefits, perquisites or other compensation in excess of 10% of such executive officer's salary and bonus during either fiscal 1998, fiscal 1997, or fiscal 1996.

 (2) Mr. Gardner became Peregrine's President and Chief Executive Officer and a member of the Peregrine Board in April 1998. From January 1998 to April 1998, Mr. Gardner served as Peregrine's Executive Vice President and acting Chief Executive Officer and from May 1997 to January 1998 as Peregrine's Vice President, Strategic Acquisitions.

 (3) Mr. Farley became Peregrine's Vice President, Finance, and Chief Financial Officer in October 1995. Mr. Farley's salary and bonus for fiscal 1996 include amounts paid to him as Vice President, Finance, and Chief Financial Officer of XVT. Peregrine acquired XVT in October 1995. See "Certain Transactions."

 (4) Mr. Holsten became Peregrine's Vice President, Professional Services in November 1995. Mr. Holsten's salary and bonus for fiscal 1996 include amounts paid to him as Director, Professional Services, of XVT.

 (5) Mr. Luddy became Peregrine's Vice President, North American Research and Development in January 1998. Mr. Luddy's salary and bonus for fiscal 1998, 1997, and 1996 include amounts paid to him as Chief Architect of SERVICECENTER.

 (6) Mr. Hunt resigned as Peregrine's President and Chief Executive Officer in January 1998. Mr. Hunt's salary and bonus for fiscal 1996 include amounts paid to him as President and Chief Executive Officer of XVT.

 (7) Mr. Garn resigned as Peregrine's Vice President, North American Sales, in January 1998.

 (8) Bonus compensation for fiscal 1998 includes $50,000 earned in fiscal 1998 to be paid in fiscal 1999.

 (9) Bonus compensation for fiscal 1998 includes $90,925 earned in fiscal 1998 to be paid in fiscal 1999. Bonus compensation for fiscal 1997 includes $156,240 earned in fiscal 1997 but paid in fiscal 1998. Bonus compensation for fiscal 1996 includes $35,000 earned in fiscal 1996 but paid in fiscal 1998.

 (10) Bonus compensation for fiscal 1998 includes $15,000 earned in fiscal 1998 to be paid in fiscal 1999.

 (11) Bonus compensation for fiscal 1998 consists of (i) $555,519 of product authorship commission income earned and paid in fiscal 1998 and (ii) $173,541 of product authorship commission income earned in fiscal 1998 to be paid in fiscal 1999. Bonus compensation for fiscal 1997 and 1996 consists entirely of product authorship commissions.

 (12) Bonus compensation for fiscal 1998 consists of (i) $10,000 of bonus compensation and $195,053 of commission income earned and paid in fiscal 1998 and (ii) $115,570 of commission income earned in fiscal 1998 to be paid in fiscal 1999. Bonus compensation for fiscal 1997 consists of (i) $32,531 of bonus compensation and $26,769 of commission income earned and paid in fiscal 1997 and (ii) $34,000 of bonus compensation and $11,000 of commission income earned in fiscal 1997 but paid in fiscal 1998. Bonus compensation for fiscal 1996 consists of (i) $131,492 of bonus compensation and $4,725 of commission income earned and paid in fiscal 1996 and (ii) $37,351 of bonus compensation and $5,559 of commission income earned in fiscal 1996 but paid in fiscal 1997.

 (13) Bonus compensation for fiscal 1997 includes $136,500 earned in fiscal 1997 but paid in fiscal 1998. Bonus compensation for fiscal 1996 includes $65,000 earned in fiscal 1996 but paid in fiscal 1997.

 (14) Bonus compensation for fiscal 1998 consists of $46,602 of bonus compensation and $106,646 in commission income. Bonus compensation for fiscal 1997 consists of (i) $68,426 of bonus compensation and $75,898 of commission income earned and paid in fiscal 1997 and (ii) $33,000 of bonus compensation and $20,000 of commission income earned in fiscal 1997 but paid in fiscal 1998.

 (15) In October 1997, Peregrine issued Mr. Gardner an aggregate of 50,000 shares of Peregrine Common Stock pursuant to a restricted stock agreement. The closing sale price of Peregrine Common Stock on the Nasdaq National Market on October 31, 1997, the last trading date prior to the date of issuance, was $15.50. Such shares vest incrementally over ten years, subject to earlier vesting over six years contingent upon Peregrine's achieving certain financial milestones. See "Employment Agreements and Change in Control Arrangements" and "Certain Transactions."

 (16) In November 1995, Peregrine issued Mr. Farley an aggregate of 200,000 shares of Peregrine Common Stock pursuant to a restricted stock agreement in connection with his initial employment. The estimated fair value of such shares at the time of issuance was $2.34 per share. Such shares vest incrementally over ten years subject to earlier vesting over six years contingent upon Peregrine's achieving certain financial milestones.

 (17) In November 1995, Peregrine issued Mr. Hunt an aggregate of 400,000 shares of Peregrine Common Stock pursuant to a restricted stock agreement in connection with his initial employment. The estimated fair value of such shares at the time of issuance was $2.34 per share. Pursuant to an agreement entered into with Mr. Hunt in connection with his resignation as Peregrine's President and Chief Executive Officer in January 1998, the shares of Peregrine Common Stock subject to such restricted stock agreement will continue to vest through March 31, 1998. See "Employment Agreements and Change in Control Arrangements" and "Certain Transactions."

 (18) Represents $281 in group life insurance excess premiums and $4,875 in matching contribution under Peregrine's 401(k) paid by Peregrine in fiscal 1998.

(19) Represents $337, $337 and $84 in group life insurance excess premiums paid by Peregrine in fiscal 1998, 1997 and 1996, respectively; $3,000, $2,375 and $1,875 in matching contributions under Peregrine's 401(k) plan paid by Peregrine in fiscal 1998, 1997 and 1996, respectively; and $98,362 in relocation expenses paid by Peregrine in fiscal 1996.

 (20) Represents $2,317, $2,106 and $509 in group life insurance excess premiums paid by Peregrine in fiscal 1998, 1997 and 1996, respectively; $2,406, $2,375 and $594 in matching contributions under Peregrine's 401(k) plan paid by Peregrine in fiscal 1998, 1997 and 1996, respectively; and $34,284 in relocation expenses paid by Peregrine in fiscal 1996.

 (21) Represents $337, $337 and $337 in group life insurance premiums paid by Peregrine in fiscal 1998, 1997 and 1996, respectively and $2,500, $2,375 and $2,375 in matching contributions under Peregrine's 401(k) plan paid by Peregrine in fiscal 1998, 1997 and 1996, respectively.

 (22) Represents $337, $337 and $248 in group life insurance excess premiums paid by Peregrine in fiscal 1998, 1997 and 1996, respectively; $3,609, $2,548 and $2,340 in matching contributions under Peregrine's 401(k) plan paid by Peregrine in fiscal 1998, 1997 and 1996, respectively; and $5,116 in relocation expenses paid by Peregrine in fiscal 1996.

 (23) Represents $1,114, $1,084 and $238 in group life insurance excess premiums paid by Peregrine in fiscal 1998, 1997 and 1996, respectively; $2,628, $3,778 and $844 in matching contributions under Peregrine's 401(k) plan paid by Peregrine in fiscal 1998, 1997 and 1996, respectively; $37,500 and $15,860 in consulting services and accrued vacation payments, respectively, paid by Peregrine in fiscal 1998; and $15,886 in relocation expenses paid by Peregrine in fiscal 1996. Amounts paid for consulting were made in accordance with the terms of Mr. Hunt's severance arrangements with the Company. See "Employment Agreements and Change in Control Arrangements" and "Certain Transactions."

 (24) Represents $163 and $218 in group life insurance excess premiums paid by Peregrine in fiscal 1998 and 1997, respectively; $896 and $4,604 in matching contributions under Peregrine's 401(k) plan paid by Peregrine in fiscal 1998 and 1997, respectively; $6,786 in accrued vacation payments paid by Peregrine in fiscal 1998; and $13,966 in relocation expenses paid by Peregrine in fiscal 1997.

                       OPTION GRANTS IN FISCAL YEAR 1998

    The following table sets forth certain information relating to stock options awarded to the Peregrine Named Executive Officers during the fiscal year ended March 31, 1998. All such options were awarded under Peregrine's 1994 Stock Option Plan.

                                                                                              POTENTIAL REALIZABLE
                                                                                                     VALUES
                                                       INDIVIDUAL GRANTS                        AT ASSUMED ANNUAL
                                     ------------------------------------------------------         RATES OF
                                     NUMBER OF      PERCENT OF                                     STOCK PRICE
                                     SECURITIES   TOTAL OPTIONS                                 APPRECIATION FOR
                                     UNDERLYING     GRANTED TO      EXERCISE                     OPTION TERM(1)
                                      OPTIONS      EMPLOYEES IN     PRICE PER    EXPIRATION   ---------------------
NAME                                  GRANTED     FISCAL 1998(2)   SHARE(3)(4)    DATE(5)        5%         10%
-----------------------------------  ----------   --------------   -----------   ----------   --------  -----------
CURRENT EXECUTIVE OFFICERS
Stephen P. Gardner.................   100,000          7.47%         $ 9.00       05/12/07    $566,005  $ 1,434,368
                                       50,000          3.74           12.50       01/23/08     393,059      996,089
David A. Farley....................        --            --              --             --          --           --
William G. Holsten.................    30,000          2.24           18.00       03/31/08     339,603      860,621
Frederic B. Luddy..................    25,000          1.87           12.50       01/23/08     196,530      498,045
Douglas S. Powanda.................    75,000           5.6           12.50       01/23/08     589,589    1,494,134

FORMER EXECUTIVE OFFICERS
Alan H. Hunt.......................        --            --              --             --          --           --
Douglas F. Garn....................        --            --              --             --          --           --

------------------------------

(1) Potential realizable value is based on the assumption that the Peregrine Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten year option term. These numbers are calculated based on the requirements promulgated by the Commission and do not reflect Peregrine's estimate of future prices for Peregrine Common Stock.

(2) Based on options to acquire 1,338,000 shares granted under Peregrine's 1994 Stock Option Plan during fiscal 1998. All options granted to the Peregrine Named Executive Officers during fiscal 1998 are governed by Peregrine's 1994 Stock Option Plan.

(3) Options were granted at an exercise price equal to the closing sales of the Peregrine Common Stock on the date of grant as reported by the Nasdaq National Market.

(4) Exercise price may be paid in cash, check, by delivery of already-owned shares of Peregrine Common Stock subject to certain conditions, or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to Peregrine, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

(5) Twenty-five percent (25%) of the shares issuable upon exercise of options granted under Peregrine's 1994 Stock Option Plan become vested on the first anniversary of the date of grant, and the remaining shares vest over three years at the rate of 6.25% of the shares subject to option at the end of each three-month period thereafter.

                           AGGREGATE OPTION EXERCISES
             IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth certain information regarding the exercise of options by the Peregrine Named Executive Officers during the fiscal year ended March 31, 1998 and stock options held as of March 31, 1998 by the Named Executive Officers.

                                                             NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS AT
                                                                  OPTIONS AT                     MARCH 31, 1998(2)
                           SHARES         VALUE                 MARCH 31, 1998            --------------------------------
                          ACQUIRED       REALIZED     ----------------------------------   EXERCISABLE     UNEXERCISABLE
NAME                     ON EXERCISE      ($)(1)      EXERCISABLE (#)  UNEXERCISABLE (#)       ($)              ($)
-----------------------  -----------  --------------  ---------------  -----------------  --------------  ----------------
CURRENT EXECUTIVE
  OFFICERS
Stephen P. Gardner.....          --             --              --           150,000                --        1,343,750
David A. Farley........     112,500      1,202,375              --            87,500                --        1,468,688
William G. Holsten.....      25,000        291,500          47,819           108,125           800,848        1,345,078
Frederic B. Luddy......          --             --          81,250            43,750         1,463,681          477,844
Douglas S. Powanda.....      25,101        362,217         122,399           127,500         2,069,467        1,378,088

FORMER EXECUTIVE
  OFFICERS
Alan H. Hunt(3)........          --             --         225,000           175,000         3,776,625        2,937,375
Douglas F. Garn(4).....      87,500      1,316,188              --           112,500                --        1,888,318

------------------------------

(1) Based on the fair market value of Peregrine Common Stock on the date of exercise minus the exercise price.

(2) Amounts reflecting gains on outstanding stock options are based on the closing price of Peregrine Common Stock on March 31, 1998 of $19.125.

(3) In April 1998, Mr. Hunt exercised options to purchase an aggregate of 185,000 shares of Peregrine Common Stock which resulted in an aggregate realized value of $4,238,968.

(4) In May 1998, Mr. Garn exercised options to purchase 12,500 shares of Peregrine Common Stock which resulted in an aggregate realized value of $245,750.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

    Peregrine does not currently have any employment contracts in effect with any Named Executive Officer. Peregrine and certain Named Executive Officers are parties to separate agreements relating to restricted stock issuances, severance arrangements and consulting arrangements. See "Certain Transactions."

    Peregrine and David A. Farley, its Chief Financial Officer and a member of the Peregrine Board, are parties to a restricted stock agreement dated November 1, 1995 pursuant to which Peregrine issued Mr. Farley 200,000 shares of Peregrine Common Stock. Peregrine and Stephen P. Gardner, its President and Chief Executive Officer and a member of the Peregrine Board, are parties to a similarly structured restricted stock agreement dated November 1, 1997 pursuant to which Peregrine issued Mr. Gardner 50,000 shares of Peregrine Common Stock. The shares issued to each of Messrs. Farley and Gardner vest incrementally over ten years, subject to earlier vesting over six years contingent upon Peregrine's achieving certain financial milestones. The restricted stock agreements permit Messrs. Farley or Gardner to surrender shares subject to their respective restricted stock agreements to satisfy withholding tax obligations that arise as the shares vest. Accordingly, in connection with the vesting of 8,333 shares of his restricted stock in April 1998, Mr. Gardner surrendered 2,955 shares to satisfy withholding tax obligations. In the event of a merger or change in control of Peregrine, all such shares will become automatically vested. See "Executive Compensation."

    Peregrine is also party to a restricted stock agreement dated November 1, 1995 with Alan H. Hunt, who resigned in January 1998 as Peregrine's President and Chief Executive Officer and a member of the Peregrine Board. Pursuant to the restricted stock agreement with Mr. Hunt, Peregrine issued Mr. Hunt 400,000 shares of Peregrine Common Stock. Such shares were to vest incrementally over ten years, subject to earlier vesting over six years contingent upon Peregrine achieving certain financial milestones. In connection with the vesting of 66,000 shares in each of April 1997 and April 1998, Mr. Hunt surrendered 28,296 and 27,296 shares, respectively, to satisfy withholding tax obligations as permitted by his restricted stock agreement. In January 1998, in connection with his resignation, Peregrine and Mr. Hunt entered a separate agreement pursuant to which Peregrine retained Mr. Hunt as a consultant through January 1999 at a monthly fee of $18,750. In addition, the agreement provides that options held by Mr. Hunt to acquire 215,000 shares of Peregrine Common Stock will continue to vest through January 1999 (such that 115,000 shares would be fully vested as of January 31, 1999) and remain exercisable until May 1, 1999. In addition, the shares subject to the restricted stock agreement between Peregrine and Mr. Hunt will also continue to vest through March 31, 1999 (such that 142,408 shares will be vested on March 31, 1999, subject to Peregrine's achieving the financial milestones set forth in the original restricted stock agreement). In connection with his resignation, Mr. Hunt also agreed not to engage in any activities that are competitive with those of Peregrine for a period of three years ending January 2001.

    In connection with his resignation as Peregrine's Vice President, North American Sales in January 1998, Douglas F. Garn and Peregrine entered into an agreement whereby Mr. Garn agreed not to engage in activities that are competitive with those of Peregrine for a period of one year ending January 1999. Pursuant to the terms of Mr. Garn's agreement, Peregrine has agreed that the options under Peregrine's 1994 Stock Option Plan to acquire 12,500 shares of Peregrine Common Stock held by Mr. Garn will continue to vest until July 1, 1998 (such that such options would be vested with respect to all 12,500 shares at such date) and remain exercisable until September 29, 1998.

    Under the 1994 Plan, in the event of a merger or a change in control of Peregrine, vesting of options outstanding under the 1994 Plan will automatically accelerate such that outstanding options will become fully exercisable, including with respect to shares for which such options would be otherwise unvested.

                         PEREGRINE CERTAIN TRANSACTIONS

    John J. Moores, chairman of the Peregrine Board and the majority stockholder of Peregrine, was party to a Continuing and Unconditional Guaranty dated November 13, 1995 (as subsequently amended) with NationsBank of Texas, N.A. ("NationsBank"), pursuant to which Mr. Moores guaranteed Peregrine's obligations under its bank line of credit agreement and term loan with NationsBank. As of March 31, 1997, Peregrine's outstanding obligations under such credit line and term loan were $2.0 million and $1.6 million, respectively. Both the credit line and term loan were repaid from proceeds of Peregrine's April 1997 initial public offering, and Peregrine terminated the line of credit agreement with NationsBank in September 1997. Peregrine's current line of credit agreement with Wells Fargo Bank, N.A. is not guaranteed by Mr. Moores. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    From time to time since becoming a stockholder of Peregrine in 1989 and prior to Peregrine's initial public offering in April 1997, Mr. Moores made short-term working capital loans to Peregrine on an as-needed basis, each such loan bearing interest at the prime rate announced by major commercial banks. In September 1995, Mr. Moores made a loan to Peregrine in the amount of $250,000, which was repaid in November 1995. In July 1996, Mr. Moores made a loan to Peregrine in the amount of $2,000,000, which was repaid three days later. Peregrine used the proceeds of the $2,000,000 loan to make a capital contribution to its subsidiary in the United Kingdom, which, in turn, repaid certain advances owed to Peregrine. In December 1996, Mr. Moores loaned the Company $250,000, which was repaid in February 1997.

    Peregrine and JMI Services are parties to a sublease pursuant to which Peregrine subleases approximately 13,310 square feet of office space at its San Diego headquarters to JMI Services. The term of the sublease is from June 1, 1996 through October 21, 2003. The sublease provides for initial monthly rental payments of $16,638 to increase by $666 per month on each anniversary of the sublease. Mr. Moores serves as Chairman of the Board of JMI Services, and Charles E. Noell, III, a member of the Peregrine Board, serves as JMI Services' President and Chief Executive Officer. Peregrine believes that the terms of the sublease are at competitive market rates.

    Peregrine leases a suite at San Diego's Qualcomm Stadium at competitive rates and on an informal basis from the San Diego Padres Baseball Club, L.P. (the "Padres"). Mr. Moores has served as owner and Chairman of the Board of the Padres since December 1994. Peregrine's annual payments for such suite total approximately $45,000.

    From October 1993 through September 1994, Peregrine made various short-term advances to Frederic B. Luddy, Peregrine's Vice President North American Research and Development, totalling approximately $360,000. The advances were non-interest bearing and were paid back each pay period, beginning in March 1994 at the rate of one half of Mr. Luddy's product authorship commission amount payable for that pay period. On January 15, 1998, the final installment was made, and the advance was repaid in full.

    Pursuant to an Acquisition Agreement dated November 29, 1995 among Peregrine, Skunkware, Inc. ("Skunkware") and Peregrine/Bridge Transfer Corporation, at the time a database software subsidiary of Peregrine ("PBTC"), Peregrine sold all the outstanding shares of PBTC to Skunkware for an aggregate purchase price of approximately $559,000. In addition, under such Acquisition Agreement, Peregrine receives a royalty on certain license sales of PBTC. The royalty payments to Peregrine are limited to an aggregate of $677,000. Peregrine had acquired the business assets of PBTC in March 1995 for an aggregate consideration consisting of $181,000 in cash and 225,000 shares of Peregrine Common Stock, which were valued for purposes of the transaction at $2.34 per share or an aggregate of $526,500. The related acquisition agreement included an earn-out provision pursuant to which Peregrine issued an additional 12,000 shares of Peregrine Common Stock in July 1996. JMI Equity Fund is the controlling stockholder of Skunkware. Mr. Noell and Norris van den Berg, a member of the Peregrine Board, are general partners of JMI Equity Fund, and Mr. Moores is a limited partner of JMI Equity Fund. Pursuant to such Acquisition

Agreement, Peregrine provides certain computer and administrative resources to PBTC for a monthly fee of $37,500.

    Pursuant to an Agreement and Plan of Merger dated as of November 30, 1995, Peregrine acquired XVT. In connection with the acquisition, Peregrine issued approximately 2,018,808 shares of Peregrine Common Stock, which were then valued for purposes of the transaction at $2.34 per share or an aggregate of $4,724,010, in exchange for all of XVT's issued and outstanding preferred stock and common stock. The terms of Peregrine's acquisition of XVT, including the aggregate consideration paid, were determined by negotiations among officers of Peregrine and XVT, including the companies' respective financial and accounting advisors. The fairness of such terms was not determined by any independent third party. JMI Equity Fund held voting control of XVT's outstanding capital stock, and trusts for which Mr. Moores serves as trustee also owned 131,332 shares of XVT's Series C Preferred Stock. The shares of Peregrine Common Stock issued in connection with the acquisition included 1,579,436 shares issued to JMI Equity Fund and such trusts. JMI Equity Fund and such trusts had acquired their shares of XVT in a series of financing transactions between June 1992 and September 1994 for an aggregate consideration of $3,466,333. In addition, in December 1994, David A. Farley, Peregrine's Vice President, Finance, Chief Financial Officer and a member of the Peregrine Board, had purchased approximately 32,833 shares of XVT's outstanding Series C Preferred Stock for an aggregate consideration of $350,000. In consideration of such shares and in payment for certain accumulated dividends owing on the Series C Preferred, Peregrine issued Mr. Farley 149,408 shares of Peregrine Common Stock in connection with the acquisition of XVT. Peregrine also assumed all outstanding options to acquire XVT's Common Stock, including outstanding options to William G. Holsten, Peregrine's Vice President, Professional Services, and Christopher A. Cole, a member of the Peregrine Board. Following such assumption and after adjustment of the number of shares subject to such options to reflect the applicable exchange ratio, Messrs. Cole and Holsten received options to acquire 2,828 and 944 shares, respectively, of Peregrine Common Stock. Outstanding options to acquire XVT's Common Stock held by Alan H. Hunt, Peregrine's former President and Chief Executive Officer, and Mr. Farley were cancelled in connection with their becoming executive officers of Peregrine.

    Peregrine is a party to restricted stock agreements with Messrs. Farley, Gardner and Hunt pursuant to which Peregrine has issued an aggregate of 650,000 shares of Peregrine Common Stock. See "Peregrine Management--Employment Agreements and Change in Control Arrangements."

    In October 1995, Peregrine agreed to extend the exercisability of the vested portion of an option granted to Christopher A. Cole in December 1990 for so long as Mr. Cole remains a member of the Peregrine Board but no later than December 2000. The option was originally granted under Peregrine's Nonqualified Stock Option Plan and, in accordance with the form of stock option agreement used in connection with such plan, would otherwise have terminated following a termination of Mr. Cole's continuous employment with Peregrine. At the time of Mr. Cole's resignation as an executive officer of Peregrine, such option was vested with respect to 56,250 shares. See "Peregrine Management--Director Compensation."

    Peregrine has entered into certain agreements with Alan H. Hunt and Douglas
F. Garn relating to their resignation as officers of Peregrine. See "Peregrine Management--Employment Agreements and Change of Control Agreements."

                      PEREGRINE STOCK OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of the Peregrine Common Stock by (i) each person or entity who is known by Peregrine to own beneficially 5% or more of the outstanding Peregrine Common Stock; (ii) each member of the Peregrine Board; (iii) each of the Peregrine Named Executive Officers; and (iv) all current directors and executive officers of Peregrine as a group. All information contained in the table below is based on beneficial ownership as of May 31, 1998.

                                                                                         SHARES OF COMMON STOCK
                                                                                           BENEFICIALLY OWNED
                                                                                       ---------------------------
                                                                                                      PERCENTAGE
NAME AND ADDRESS (1)                                                                      NUMBER     OWNERSHIP(2)
-------------------------------------------------------------------------------------  ------------  -------------
PRINCIPAL STOCKHOLDERS

Putnam Investments, Inc. (3) ........................................................     1,063,401          5.5%
 One Post Office Square
 Boston, Massachusetts 02109

CURRENT EXECUTIVE OFFICERS AND DIRECTORS

Stephen P. Gardner (4)...............................................................        77,045            *
David A. Farley (5)..................................................................       504,408          2.6
William G. Holsten (6)...............................................................        78,194            *
Frederic B. Luddy (7)................................................................        83,674            *
Douglas S. Powanda (8)...............................................................        71,150            *
John J. Moores (9)...................................................................     9,524,167         49.4
Norris van den Berg (10).............................................................       102,336            *
Christopher A. Cole (11).............................................................       630,821          3.3
Richard A. Hosley II (12)............................................................            --            *
Charles E. Noell III (13)............................................................        99,587            *

All current executive officers and directors as a group (14 persons) (14)............    11,123,244         58.6%

FORMER EXECUTIVE OFFICERS

Alan H. Hunt (15)....................................................................       409,408          2.1
Douglas F. Garn (16).................................................................        12,500            *

------------------------------

  *  Less than 1%

 (1) The persons named in the table above have sole voting and investment power with respect to all shares of Peregrine's Common Stock shown as beneficially owned by them, subject to applicable community property laws, and to the information contained in footnotes to this table. Unless otherwise indicated, the address for each listed stockholder is c/o Peregrine Systems, Inc., 12670 High Bluff Drive, San Diego, California 92130.

 (2) Applicable percentage ownership is based on 19,264,932 shares of Peregrine Common Stock outstanding as of May 31, 1998. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities subject to community property laws, where applicable. Shares of Peregrine's Common Stock subject to options that are presently exercisable or exercisable within 60 days of May 31, 1998 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. To the extent that any shares are issued upon exercise of options, warrants or other rights to acquire Peregrine's capital stock that are presently outstanding or granted in the future or reserved for future issuance under Peregrine's stock plans, there will be further dilution to new investors.

 (3) Based solely on a Schedule 13G, dated January 16, 1998, filed with the Commission on January 21, 1998.

 (4) Includes 25,000 shares of Peregrine Common Stock issuable upon exercise of outstanding stock options which are presently exercisable or will become exercisable within 60 days of May 31, 1998 and 47,045 shares subject to a restricted stock agreement.

     Mr. Gardner is Peregrine's President and Chief Executive Officer and a member of the Peregrine Board. See "Peregrine Management--Employment Agreements and Change in Control Arrangements."

 (5) Includes 200,000 shares subject to a restricted stock agreement. Mr. Farley is Peregrine's Vice President, Finance, and Chief Financial Officer and a member of the Peregrine Board. See "Peregrine Management--Employment Agreements and Change in Control Arrangements."

 (6) Includes 57,194 shares of Peregrine Common Stock issuable upon exercise of outstanding stock options which are presently exercisable or will become exercisable within 60 days of May 31, 1998. Mr. Holsten is Peregrine's Vice President, Professional Services.

 (7) Includes 81,250 shares of Peregrine Common stock issuable upon exercise of outstanding stock options which are presently exercisable or will become exercisable within 60 days of May 31, 1998. Mr. Luddy is Peregrine's Vice President, North American Research and Development.

 (8) Includes 71,149 shares of Peregrine Common Stock issuable upon exercise of outstanding stock options which are presently exercisable or will become exercisable within 60 days of May 31, 1998. Mr. Powanda is Peregrine's Vice President, Worldwide Sales.

 (9) Includes 3,623,700 shares held by Mr. Moores as trustee under various trusts, substantially all of which were established for members of Mr. Moores's family. Mr. Moores is Chairman of the Peregrine Board.

 (10) Includes 45,000 shares of Peregrine Common Stock issuable upon exercise of outstanding stock options which are presently exercisable or will become exercisable within 60 days of May 31, 1998. Mr. van den Berg is a member of the Peregrine Board.

 (11) Mr. Cole is a member of the Peregrine Board.

 (12) Mr. Hosley is a member of the Peregrine Board.

 (13) Includes 45,000 shares of Peregrine Common Stock issuable upon exercise of outstanding stock options which are presently exercisable or will become exercisable within 60 days of May 31, 1998. Mr. Noell is a member of the Peregrine Board.

 (14) Includes 391,125 shares of Peregrine Common Stock issuable upon exercise of outstanding stock options which are presently exercisable or will become exercisable within 60 days of May 31, 1998.

 (15) Includes 65,000 shares of Peregrine Common Stock issuable upon exercise of outstanding stock options which are presently exercisable or will become exercisable within 60 days of May 31, 1998 and 344,408 shares subject to a restricted stock agreement. In connection with his resignation as Peregrine's President and Chief Executive Officer in January 1998, Mr. Hunt and Peregrine entered into an agreement pursuant to which 215,000 shares of Peregrine Common Stock subject to options held by Mr. Hunt will continue to vest through January 1999 (such that 115,000 shares would be fully vested as of January 31, 1999 assuming Mr. Hunt does not elect to exercise any additional vested options prior to such time) and remain exercisable until May 1, 1999. In addition, 344,408 shares of Peregrine Common Stock subject to Mr. Hunt's restricted stock agreement will continue to vest through March 31, 1998 (such that 142,408 shares will be fully vested on March 31, 1998). See "Peregrine Management--Employment Agreements and Change in Control Arrangements."

 (16) Includes 12,500 shares of Peregrine Common Stock issuable upon exercise of outstanding stock options which are presently exercisable or will become exercisable within 60 days of May 31, 1998. In connection with his resignation as Peregrine's Vice President, North American sales in January 1998, Mr. Garn and Peregrine entered into an agreement pursuant to which 12,500 shares of Peregrine Common Stock subject to outstanding options held by Mr. Garn will continue to vest through July 1, 1998 (such that all 12,500 shares will be fully vested as of July 1, 1998) and remain exercisable until September 29, 1998. See "Peregrine Management--Employment Agreement and Change in Control Arrangements."

                     DESCRIPTION OF PEREGRINE CAPITAL STOCK

GENERAL

    Peregrine is authorized to issue 50,000,000 shares of Peregrine Common Stock, $0.001 par value, and 5,000,000 shares of undesignated Preferred Stock, $0.001 par value ("Peregrine Preferred Stock"). As of May 31, 1998, an aggregate of 19,264,932 shares of Peregrine Common Stock were outstanding, 3,019,099 shares of Peregrine Common Stock were issuable upon exercise of outstanding options, and no shares of Peregrine Preferred Stock were issued and outstanding.

    The following description of Peregrine's capital stock does not purport to be complete and is subject to and qualified in its entirety by Peregrine's Amended and Restated Certificate of Incorporation and Bylaws and by the provisions of applicable Delaware law.

    The Amended and Restated Certificate of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Peregrine Board and which may have the effect of delaying, deferring, or preventing a future takeover or change in control of Peregrine unless such takeover or change in control is approved by the Peregrine Board.

COMMON STOCK

    Holders of Peregrine Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of Peregrine Common Stock do not have cumulative voting rights, and, therefore, holders of a majority of the shares voting for the election of directors can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors.

    Holders of the Peregrine Common Stock are entitled to receive such dividends as may be declared from time to time by the Peregrine Board out of funds legally available therefor, subject to the terms of any existing or future agreements between Peregrine and its debtholders. Peregrine has never declared or paid cash dividends on its capital stock, expects to retain future earnings, if any, for use in the operation and expansion of its business, and does not anticipate paying any cash dividends in the foreseeable future. In the event of the liquidation, dissolution or winding up of Peregrine, the holders of Peregrine Common Stock are entitled to share ratably in all assets legally available for distribution after payment of all debts and other liabilities and subject to the prior rights of any holders of Peregrine Preferred Stock then outstanding.

PREFERRED STOCK

    Peregrine is authorized to issue 5,000,000 shares of undesignated Peregrine Preferred Stock. The Peregrine Board has the authority to issue the Peregrine Preferred Stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by Peregrine's stockholders. The issuance of Peregrine Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of Peregrine without further action by the stockholders and may adversely affect the market price of, and the voting and other rights of, the holders of Peregrine Common Stock. The issuance of Peregrine Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Peregrine Common Stock, including the loss of voting control to others. Peregrine has no current plans to issue any shares of Peregrine Preferred Stock.

PEREGRINE WARRANTS

    In the event the Warrant Amendment is not approved on or prior to the Effective Time, each outstanding Innovative Warrant will be assumed by Peregrine and become a Peregrine Warrant. The

Peregrine Warrant will be issued on substantially the same terms and conditions as were applicable under the Innovative Warrant (other than number of shares, exercise price, and redemption price) and will be exercisable for that number of shares of Peregrine Common Stock (rounded down to the nearest whole number) that the holder of the Innovative Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such Innovative Warrant immediately prior to the Effective Time. The exercise price per share of the Peregrine Warrant (rounded up to the nearest whole cent) will equal (i) the aggregate exercise price for the shares of Innovative Common Stock purchasable pursuant to the Innovative Warrant divided by (ii) the number of shares of Peregrine Common Stock purchasable Pursuant to the Peregrine Warrant. See "Description of Innovative Capital Stock--Innovative Warrants."

    In the event Peregrine is required to assume the Innovative Warrants in connection with the Merger, Peregrine will, promptly after the Effective Time, effect a redemption of the then-outstanding Peregrine Warrants in accordance with their terms. The applicable redemption price for the Peregrine Warrants will equal $2.86. See "The Warrant Amendment--Peregrine Redemption."

REGISTRATION RIGHTS

    Peregrine has granted registration rights to the former stockholders of Apsylog to request registration of any unsold portion of shares of the Peregrine Common Stock received in connection with the Apsylog Acquisition. Such registration rights expire in September 1998.

ANTITAKEOVER EFFECTS OF PROVISIONS OF CERTIFICATE OF INCORPORATION AND BYLAWS

    Peregrine's Amended and Restated Certificate of Incorporation provides that all stockholder actions must be effected at a duly called annual or special meeting and may not be effected by written consent. Peregrine's Bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the Peregrine Board, the Chairman of the Peregrine Board, the Chief Executive Officer of Peregrine or stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at such meeting. In addition, Peregrine's Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Peregrine Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Peregrine Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to Peregrine's secretary of the stockholder's intention to bring such business before the meeting.

    The foregoing provisions of Peregrine's Amended and Restated Certificate of Incorporation and Bylaws are intended to enhance the likelihood of continuity and stability in the composition of the Peregrine Board and in the policies formulated by the Peregrine Board and to discourage certain types of transactions which may involve an actual or threatened change of control of Peregrine. Such provisions are designed to reduce the vulnerability of Peregrine to an unsolicited acquisition proposal and, accordingly, could discourage potential acquisition proposals and could delay or prevent a change in control of Peregrine. Such provisions are also intended to discourage certain tactics that may be used in proxy fights but could, however, have the effect of discouraging others from making tender offers for Peregrine's shares and, consequently, may also inhibit fluctuations in the market price of Peregrine's shares that could result from actual or rumored takeover attempts. These provisions may also have the effect of preventing changes in the management of Peregrine.

EFFECT OF DELAWARE ANTITAKEOVER STATUTE

    Peregrine is subject to Section 203 of the Delaware General Corporation Law (the "Antitakeover Law"), which regulates corporate acquisitions. The Antitakeover Law prevents certain Delaware corporations, including those whose securities are listed for trading on the Nasdaq National Market, from engaging, under certain circumstances in a "business combination" with any "interested stockholder" for three years following the date that such stockholder became an interested stockholder. For purposes of the Antitakeover Law, a business combination" includes, among other things, a merger or consolidation involving Peregrine and the interested stockholder and the sale of more than ten percent (10%) of Peregrine's assets. In general, the Antitakeover Law defines an "interested stockholder" as any entity or person beneficially owning 15% or more the outstanding voting stock of Peregrine and any entity or person affiliated with or controlling or controlled by such entity or person. A Delaware corporation may "opt out" of the Antitakeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of Peregrine's outstanding voting shares. Peregrine has not "opted out" of the provisions of the Antitakeover Law.

TRANSFER AGENT

    The Transfer Agent and Registrar for the Peregrine Common Stock is ChaseMellon Shareholder Services, LLC.

                             BUSINESS OF INNOVATIVE

    THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. THESE FORWARD LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM HISTORICAL RESULTS OR ANTICIPATED RESULTS, INCLUDING THOSE SET FORTH UNDER THE SECTIONS OF THIS PROXY STATEMENT/ PROSPECTUS CAPTIONED "RISK FACTORS," "INNOVATIVE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," AND ELSEWHERE IN OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/ PROSPECTUS. THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH "SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA" AND INNOVATIVE'S CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.

OVERVIEW

    Innovative was incorporated under the laws of the state of Illinois on May 2, 1986, as Windy City Capital Corporation. Prior to January 1990, Innovative was a publicly held corporation engaged in the business of acquiring existing businesses in exchange for the issuance of Innovative securities and the payment of small amounts of cash.

    In January 1990, Windy City Capital Corporation issued 22,750,000 shares of restricted common stock to Innovative Tech Systems, Inc., a Pennsylvania corporation, pursuant to an asset purchase agreement, whereby Innovative purchased substantially all of the assets of Innovative Tech Systems, Inc., including a space analysis software product and a note receivable. Windy City Capital Corporation's name was changed to "Innovative Tech Systems, Inc." in connection with such transaction.

    On February 7 1990, Innovative acquired from Micro-Vector, Inc., a New York corporation, all copyrights, contracts, and source code to the following software products: space projections, vertical stacking, block studies, inventory, lease master, construction budgeting, and stacksheet. The products were acquired for a combination of cash, notes and common stock with registration rights (which rights have since expired).

    Effective July 26 1996, a subsidiary of Innovative, Innovative Tech Systems, Inc. of Delaware, merged with Facility Management Systems, Inc ("FMS"), an Illinois corporation. The former shareholders of FMS received 645,619 restricted shares of Innovative Common Stock in connection with such merger. The FMS product line consists of software and remote data collection systems which automate the tracking and management of security and life safety systems. The hand-held collection devices and accessories utilized in the FMS product line are purchased from third parties and resold to customers. At the end of fiscal 1998, Innovative Tech Systems, Inc. of Delaware was merged into Innovative Tech and the separate corporate existence of the subsidiary was terminated.

    Since the consummation of such transactions, Innovative has been engaged in the business of designing, developing, and marketing facilities automation software and remote data collection systems to automate the tracking and management of facilities, assets, maintenance and operations, space design, security, and life safety. Facilities automation is a term developed by Innovative to describe the integrated products and services which Innovative provides to the facilities management industry. Computer-aided facilities management or "CAFM" software products were previously available to service this need within the facilities management industry, and such CAFM products continue to be marketed in competition with Innovative's facilities automation products and solutions.

    In June 1997, Innovative established its wholly owned subsidiary, Innovative Tech Systems of Canada, Inc., a corporation organized under the laws of Canada ("Innovative Canada"). Headquartered in Winnepeg, Manitoba, Innovative Canada was established to, and continues to, provide sales support and marketing for Innovative's products and services to customers located throughout Canada.

THE FACILITIES AUTOMATION INDUSTRY

    The facilities automation industry refers to facilities automation software and remote data collection systems used to automate the tracking and management of facilities, assets, maintenance and operations, space design, security, and life safety. Automated CAFM applications first appeared in the late 1970's with the advent of extremely expensive mainframe solutions. By 1983, a four-user turnkey system typically sold for between $400,000 and $600,000, thus eliminating a very large portion of the available market. During the 1985 to 1987 period, expensive PC-based solutions were introduced and by 1988, the market had matured to the point that DOS-based solutions were significantly influencing automated facilities management product sales.

    Innovative believes that the facilities automation industry is developing due to the fact that facilities automation software applications aid in the control of expenses for corporations and other business entities. With the availability of local area network, or "LAN," solutions to provide facilities automation software databases as a shared resource within an organization, management believes that the industry should continue to grow.

INNOVATIVE PRODUCTS/SERVICES--THE INNOVATIVE SOLUTION

    Innovative and its subsidiaries have developed, field-tested and actively marketed an exclusive line of SPAN-FM brand solutions, including SPAN-FM software, the leading enterprise-wide facilities automation software. Also under the SPAN-FM brand is the remote data collection systems product line, which includes INSPECTION MANAGER, FIREPROOF and TOURWATCH. These systems automate field data collection and management systems for operations, maintenance, security and fire safety applications. Innovative believes that its integrated product line meets the needs of a wide range of users in the facilities automation marketplace.

    SPAN-FM applications are designed to be integrated with every other SPAN-FM product as well as the individual client's existing core business systems. In addition, SPAN-FM solutions may interface to various computer-aided design systems and other control systems. This universal connectivity is accomplished by developing SPAN-FM products on an open system architecture in Innovative's software. In practical terms, this enables SPAN-FM solutions to link with information throughout the customer's organization, including financial and human resources databases. SPAN-FM software solutions operate on Windows 3.1, Windows 95 or NT and can access Microsoft Access, Watcom, SQL Anywhere, Oracle 7.x, Microsoft SQL Server, and Sybase databases stored on Novell, Windows NT or UNIX servers, using ODBC or direct drivers. SPAN-FM software is developed under PowerBuilder, widely recognized as the standard in client-server development tools.

    SPAN-FM solutions are compatible with most core business systems, and offer an integrated approach that spans all facilities management disciplines. This enables organizations to become fully integrated in a step-by-step approach, adding applications as growth demands. In addition, the SPAN-FM brand series of products is one of the few existing facilities automation PC-based products that will run independent of an associated computer-aided design (CAD) package.

    The SPAN-FM family of products is primarily engineered for use by facility managers, space planners, architects, interior designers, asset managers, telecommunications and cable professionals, maintenance managers, and strategic planners. Innovative's customers include Fortune 1000 companies, private and public corporations, healthcare organizations, municipal governments, domestic government agencies, international government agencies, universities and colleges, financial institutions, retail chains, facility management service providers, manufacturers, telecommunications providers and utilities.

COMPETITION

    Innovative competes with numerous companies. Innovative is not aware of any published information as to the size of the facilities automation/CAFM/computerized facilities management market in which Innovative competes. Accordingly, Innovative is unable to estimate its proportionate share of sales made in such market or the potential for growth in such market. Although Innovative believes that there are no dominant competitors, Innovative faces competition from many companies on a specific module basis. Innovative's ability to compete favorably is, in significant part, dependent upon its ability to control costs, react timely and appropriately to short and long-term trends and competitively price its products and services. Firms compete in the facilities management industry based on product functionality, product reliability, price, performance characteristics, ease of product use, end-user support, distribution networks, and corporate reputation.

INTELLECTUAL PROPERTY RIGHTS

    Innovative's success is heavily dependent upon proprietary technology. Innovative relies primarily on a combination of copyright law, patents and trade secret law to protect its proprietary technology. In most cases, Innovative distributes its products under "shrink-wrap" software license agreements which grant end-users licenses to Innovative's products and which contain various provisions to protect Innovative's ownership of, and the confidentiality of, the underlying technology. Innovative also requires its employees and other parties with access to its confidential information to execute agreements prohibiting the unauthorized use or disclosure of Innovative's technology. Despite these precautions, it may be possible for a third party to misappropriate Innovative's technology or to independently develop similar technology. In addition, "shrink-wrap" licenses, which are not signed by the end-user, may be unenforceable in certain jurisdictions.

    Innovative has made appropriate filings and registrations to obtain and protect its significant trademarks and patents. Management believes that no single copyright, patent or technology license is material to Innovative's business. Due to the rapid pace of technological innovation within the facilities automation industry, Innovative's ability to establish and maintain a position of technological leadership in the facilities automation industry is more dependent upon the skills of its development personnel than upon the legal protection afforded its existing technology.

    There can be no assurance that Innovative's means of protecting its proprietary rights will be adequate or that Innovative's competitors will not independently develop similar or superior technology. Policing unauthorized use of Innovative's software is difficult and, while Innovative is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect Innovative's proprietary rights to the same extent as do the laws of the United States. Litigation may be necessary in the future to enforce Innovative's intellectual property rights, to protect Innovative's trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on Innovative's business, operating results and financial condition.

    Innovative is not aware that any of its products infringes the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by Innovative with respect to current or future products. Innovative expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in Innovative's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require Innovative to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to Innovative or at all, which could have a material adverse effect on Innovative's business, operating results and financial condition.

PRODUCT DEVELOPMENT

    Innovative believes that its future success will depend upon its ability to enhance its existing products and develop and introduce new products that keep pace with technological developments in the marketplace and address the increasingly sophisticated needs of its end-users. Innovative intends to continue to use its best efforts to expand its existing product offerings and to introduce new application products for the computer integrated facilities management industry. While Innovative expects that certain of its new products will be developed internally, Innovative may, based on timing and cost considerations, expand its product offerings through acquisitions.

    Innovative has, in the past, released enhanced versions of its software modules at least once each year, although there can be no assurances that this practice will continue. All of Innovative's software modules share the same technological foundation, which makes the enhancement of the entire product line more efficient. Software enhancements to a product are usually driven by requests received from existing end-users or by interviews with certain key end-users, technological developments and by competitive analysis.

MARKETING AND DISTRIBUTION--THE INNOVATIVE STRATEGY

    Innovative has identified several specific markets for Innovative's SPAN-FM brand of Facilities Automation software products, including any corporation with over 50,000 square feet of space or over 200 employees; approximately 10,000 design and architectural firms; and certain software resellers.

    Innovative pursues the following strategies with respect to the marketing and distribution of its products:

    DIRECT MARKETING. Innovative currently attributes the majority of its revenues to direct sales generated by Innovative's sales staff. Innovative has expanded its direct sales staff by hiring regional sales representatives that operate from their homes with product shipment, support and customization being done from the Company's home office in Warminster, Pennsylvania and its regional offices in Chicago, Illinois; Walnut Creek, California; Huntsville, Alabama; and Winnipeg, Canada. Innovative currently has regional sales representatives located in Los Angeles, California; New York, New York; Philadelphia, Pennsylvania; Atlanta, Georgia; Dallas, Texas; Herndon, Virginia; Fairfax, Virginia; and St. Charles, Illinois. During fiscal 1999, Innovative plans to hire additional sales representatives throughout the United States and Canada. Innovative has also instituted direct mail, trade journal, and telephone solicitation campaigns in order to develop new customers.

    INDIRECT MARKETING. Under the terms of an OEM agreement, Intergraph Corporation marketed, sold and distributed certain Innovative software packages. The financial terms of the agreement provided for Innovative to receive royalties on all sales of the SPAN-FM software made by Intergraph Corporation. Pursuant to the agreement, Innovative Tech received royalties of $100,550, $398,832, and $214,558 for the years ended January 31, 1998, 1997, and 1996, respectively. In September, 1997, both parties mutually agreed to terminate the OEM agreement. In connection with such termination, Intergraph paid Innovative a one time fee of $115,300, which was recognized as revenue for the fiscal year ended January 31, 1998.

    PENETRATION OF INTERNATIONAL MARKETS. On April 11, 1996, Innovative signed a seven (7) year strategic marketing agreement with Elektrowatt AG Landis & Staefa (Europe), a Swiss-based provider of building performance and energy efficiency solutions, with approximately $2.1 billion in annual revenues. Under the terms of the agreement, Elektrowatt AG Landis & Staefa (Europe) will distribute and market Innovative's SPAN-FM product line in Europe, South Africa, and the Near and the Middle East. The terms of the agreement, in the initial year, call for Elektrowatt AG Landis & Staefa (Europe) to commit financial resources for revisions and enhancements to the SPAN-FM product line. During the remaining six (6) years of the contract, Innovative is to receive royalties based on revenue generated from product distribution and sales of SPAN--FM by Elektrowatt AG Landis & Staefa (Europe) in Europe. As the new European partner of Innovative, Elektrowatt AG Landis & Staefa (Europe) will also translate the

SPAN-FM software into the various languages used in the market area. To date, SPAN-FM software has been translated into German, Swedish and Italian; a French translation is presently underway. Innovative recognized $291,633 and $545,365 in revenues pursuant to the agreement for the years ended January 31, 1998 and 1997, respectively.

    SERVICE AND SUPPORT. As part of its strategy to provide complete facilities automation solutions to end-users, Innovative provides comprehensive end-user service and support. Innovative believes that providing its end-users with training, consulting, customization, and support services helps ensure that end-users obtain maximum benefits offered by its products. Innovative believes that the availability of a good support program to its end-users will help to differentiate Innovative from its competitors. While Innovative provides support and services to its end-users at the present time, it is anticipated that Innovative will strive to make available an increased level of support for its customers in the future. Innovative believes that the demand by end-users for various support services does and will continue to provide revenue opportunities for Innovative. The following is a list of end-user support programs currently offered by Innovative:

    SOFTWARE UPGRADES AND TELEPHONE SUPPORT. This program allows end-users to obtain, for an annual fee, all product upgrades released by Innovative during the year as well as unlimited telephone support. Innovative believes that charging end-users an annual fee, rather than a separate fee for each product enhancement, facilitates Innovative's, as well as the end-user's, budgeting process.

    DIRECT SUPPORT. Innovative offers on-site training and technical support to end-users for a negotiated fee between Innovative and the end-user.

    CONSULTING SERVICES. Innovative offers facilities automation consulting services for a negotiated fee with the end-user based on scope and length of required services.

    CUSTOM PROGRAMMING AND DATA CONVERSION. Innovative offers custom programming services either for a negotiated fee or on an hourly basis. Included in these custom programming services are data conversion services that entail electronically converting data from one system into the SPAN-FM database modules purchased by the end-user.

    For the fiscal year ended January 31, 1998, revenues from software sales, hardware sales, and services and support were 54%, 15% and 31%, respectively, of total revenues. For the fiscal year ended January 31, 1997, revenues from software sales, hardware sales, and services and support were 41%, 13% and 46%, respectively, of total revenues. For the fiscal year ended January 31, 1996, revenues from software sales, hardware sales, and services and support were 52%, 1% and 47%, respectively, of total revenues.

SIGNIFICANT CUSTOMERS

    Revenues from significant customers as a percentage of total revenues were as follows:

CUSTOMER                                                                      1998         1997         1996
-------------------------------------------------------------------------     -----        -----        -----
The Boeing Company.......................................................          17%          --%          --%
Southwestern Bell Telephone..............................................          11           --           --
U.S. Department of Defense...............................................           3            6           25
Intergraph Corporation...................................................           2            6           11
CIBC.....................................................................          --            1           16

EMPLOYEES

    As of May 31, 1998, Innovative had 152 full-time employees and 9 part-time employees. None of Innovative's employees are represented by labor unions, and Innovative believes that its employee relations are satisfactory.

PROPERTIES

    Innovative's principal corporate offices are located at 444 Jacksonville Road, Warminster, Pennsylvania 18974. Under the terms of a five (5) year lease, dated as of June 1, 1995, the Company leases 20,000 square feet of office space, with the option to renew for two (2) successive additional terms of five (5) years. The building is owned and operated by Thompson Enterprises, L.P., a Pennsylvania limited partnership. William M. Thompson, John M. Thompson and Karen A. Thompson are the limited partners of Thompson Enterprises, L.P. and the sole shareholders of Thompson Capital Corporation, the general partner of the limited partnership. William M. Thompson and John M. Thompson are executive officers and significant shareholders of Innovative. Karen A. Thompson is an executive officer of Innovative. William Thompson and John Thompson are brothers, and Karen Thompson is their sister. See "Innovative Certain Transactions" and "The Merger--Interests of Certain Persons."

    Innovative's midwest regional office is located at 7250 N. Cicero Avenue, Chicago, Illinois 60646. Under the terms of a five (5) year lease, dated as of February 1, 1995, Innovative leases 9,612 square feet of office space, with the option to renew for one (1) term of five (5) years.

    Innovative's western regional office is located at 2175 N. California Boulevard, Suite 990, Walnut Creek, California 94596. Under the terms of a twenty eight (28) month lease, dated as of October 1, 1996, the Company leases 3,444 square feet of office space.

    Innovative's Canadian regional office is located at 812-1661 Portage Avenue, Winnipeg, Manitoba R3J 3T7. Under the terms of a five (5) year lease, dated as of May 1, 1997, Innovative leases 2,840 square feet of office space.

    Innovative's Alabama regional office is located at 9238 Highway 20 West, Suites 1300A and 1400, Madison, Alabama 35758. Under the terms of a five (5) year lease, dated as of March 1, 1998, the Company leases 4,313 square feet of office space, with the option to renew for two (2) terms of three (3) years.

    Management of Innovative believes that each of the facilities occupied by Innovative is adequate to meet current needs.

LEGAL PROCEEDINGS

    From time to time, Innovative is a party to various legal proceedings or claims, either asserted or unasserted, which arise in the ordinary course of business. Management of Innovative has reviewed all pending legal matters to which Innovative is party and believes that the resolution of such matters will not have a significant adverse effect on Innovative's financial condition or results of operations.

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
               INNOVATIVE MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. THESE FORWARD LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM HISTORICAL RESULTS OR ANTICIPATED RESULTS, INCLUDING THOSE SET FORTH UNDER THE CAPTIONS "RISK FACTORS," IN THIS "INNOVATIVE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH "SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION" AND INNOVATIVE'S CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.

OVERVIEW AND SIGNIFICANT EVENTS

    Innovative reported record revenues for the year ended January 31, 1998. The continued revenue growth experienced by Innovative was the result of increased volume from its strategic marketing efforts and new product releases. The significant progress made by Innovative during fiscal 1998 continued during the first quarter of fiscal 1999, as Innovative reported revenues of $4,582,468 for the three months ended April 30, 1998. The continued revenue growth experienced by Innovative results from increased sales volume from its strategic marketing efforts, new product releases, increased services and support and its commitment to continued investment and expansion of its sales force.

    Hardware sales and related costs are recognized as units are delivered. Revenue from the licensing of computer software is recognized when the products are shipped provided there are no significant vendor obligations remaining and collection of the receivable is probable at the time all significant contractual commitments are fulfilled. Revenue under maintenance contracts is recognized ratably over the term of the contract. Revenues from consulting and custom programming services are recognized as the services are performed. Revenue is reduced for estimated customer returns and allowances.

    On May 7, 1998, Innovative entered into the Merger Agreement with Peregrine pursuant to which Peregrine will acquire Innovative in a tax-free merger in which MergerSub will merge into Innovative, with Innovative being the surviving corporation. Accordingly, following the merger, Innovative will become a wholly-owned subsidiary of Peregrine. See "The Plan of Merger and Related Transactions," "The Merger Agreement," and "The Warrant Amendment."

    On July 26, 1996, Innovative acquired Facility Management Systems, Inc. ("FMS"), a developer of specialty software systems used in the management of facilities, utilizing hand-held data collection devices to monitor operating conditions and ensure regulatory compliance within a facility. Current users of the systems include Ford Motor Company, Chrysler Corporation, and Pitney Bowes. The acquisition created a significant presence for Innovative in the Midwestern United States.

    On April 11, 1996, Innovative signed a seven (7) year strategic marketing agreement with Elektrowatt AG Landis & Staefa (Europe), a Swiss-based provider of building performance and energy efficiency solutions, with approximately $2.1 billion in annual revenues. Under the terms of the agreement, Elektrowatt AG Landis & Staefa (Europe) will distribute and market Innovative's SPAN-FM product line in Europe, South Africa, and the Near and the Middle East. The terms of the agreement, in the initial year, call for Elektrowatt AG Landis & Staefa (Europe) to commit financial resources for revisions and enhancements to the SPAN-FM product line. During the remaining six (6) years of the contract, Innovative is to receive royalties based on revenue generated from product distribution and sales of SPAN-FM by Elektrowatt AG Landis & Staefa (Europe) in Europe. As the new European partner of Innovative, Elektrowatt AG Landis & Staefa (Europe) will also translate the SPAN-FM software into the various languages used in the market area. To date, SPAN-FM software has been translated into German, Swedish and Italian; a French translation is presently underway. Innovative recognized $291,633 and

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
$545,365 in revenues pursuant to the agreement for the years ended January 31, 1998 and 1997, respectively.

    Under the terms of an OEM agreement, for several years Intergraph Corporation marketed, sold and distributed certain Innovative software packages. The financial terms of the agreement provided for Innovative to receive royalties on all sales of the SPAN-FM software by Intergraph Corporation. Pursuant to the agreement, Innovative received royalties of $100,550, $398,832, and $214,558 for the years ended January 31, 1998, 1997, and 1996, respectively. In September, 1997, both parties mutually agreed to terminate the OEM agreement. In connection with such termination, Intergraph paid Innovative a one time fee of $115,300, which was recognized as revenue for the fiscal year ended January 31, 1998.

RESULTS OF OPERATIONS

THREE MONTHS ENDED APRIL 30, 1998 AND 1997

    Total revenues for the three months ended April 30, 1998 and 1997 were $4,582,468 and $3,220,239, respectively. Management attributes the increase to the release of the Windows version of its SPAN-FM product line and increased sales and marketing activities that generated a higher volume of sales transactions. Software revenues for the first three months ended April 30, 1998 increased by $71,999 or five percent (5%) over the same three month period in 1997. For the three months ended April 30, 1998, hardware revenues increased $547,459 or 74% over the same three month period in 1997. The increase is primarily attributable to one sale made to the Company's significant customer for the quarter. Services and support revenues for the three months ended April 30, 1998 increased $742,771 or 70% over the same three month period in 1997. The increase is primarily attributable to the past increases in software sales. Innovative normally charges an 18% maintenance fee along with the software for support and upgrades. These fees are recognized over the period of the contract, normally one year.

    Cost of revenues were $1,222,297 and $1,086,858 for the three months ended April 30, 1998 and 1997, respectively. The increase from 1997 to 1998 is mainly attributable to the growth in sales made by Innovative, which can be evidenced through its increase in revenues. As a percentage of total revenue, the cost of revenues for the three months ended April 30, 1998 was 27% compared to the same period in 1997 which was 34%. The increase can be attributed to the increase in services and support revenue realized by Innovative during the quarter ended April 30, 1998 have higher margins. As a percentage of total revenue, cost of revenues increased from 6% for the three months ended April 30, 1997 to 13% for the three months ended April 30, 1998. Included within cost of revenues are hardware, software and accessories purchased by Innovative and subsequently resold to customers, amortization of capitalized software, and salaries and wages of service and support personnel. Hardware purchases are made only as required under customer contracts. Therefore, the volume of hardware purchases may fluctuate significantly based upon specific contract requirements.

    Selling, general and administrative expenses were $2,576,899 and $1,786,286 for three months ended April 30, 1998 and 1997, respectively. The increase in 1998 is due to increased wages incurred by Innovative as a result of hiring additional personnel to support Innovative's development, sales and marketing efforts. Selling, general and administrative expenses as a percentage of revenues was 56 percent for the three months ended April 30, 1998 and 55 percent for the same time period in 1997.

    Research & development expenses were $500,984 and $281,777 for the three months ended April 30, 1998 and 1997, respectively. As Innovative continues to grow, it needs to expand its product base. Therefore, Innovative has committed to devote more effort in the research and development area. As a percentage of total revenues, research & development increased from 9% for the three months ended April 30, 1997 to 11% for the same time period in 1998.

FISCAL YEARS ENDED JANUARY 31, 1998, 1997 AND 1996

    Total revenues for the fiscal years ended January 31, 1998, 1997 and 1996 were $15,082,742, $8,903,682 and $2,784,965, respectively. Management attributes the current year increase to the release of the

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
Windows version of its SPAN-FM product line and increased sales and marketing activities, which generated a higher volume of sales transactions and its single largest order of approximately $2,300,000.

    Fiscal 1998 software revenues increased $4,502,026 or 125% over fiscal 1997 software revenues, of which 51% was from the single largest order. Fiscal 1998 hardware revenues increased $1,108,664 or 95% over fiscal 1997 hardware which includes FMS for the full fiscal year. Fiscal 1998 services and support revenues increased $568,370 or 14% over fiscal 1997 services and support revenues.

    Fiscal 1997 software revenues increased $2,139,331 or 147% over fiscal 1996 software revenues. Of this increase, $880,627 or 41% related to the FMS acquisition. Fiscal 1997 hardware revenues increased $1,154,946 over fiscal 1996 hardware revenues, which was due primarily to the acquisition of FMS. Fiscal 1997 services and support revenues increased $2,824,440 over fiscal 1996 services and support revenues. Of this increase, $508,994 or 18% related to the FMS acquisition.

    Cost of revenues was $4,295,534, $3,121,428 and $1,001,157 for fiscal years 1998, 1997 and 1996, respectively. Included within cost of revenues are hardware, software and accessories purchased by Innovative and subsequently sold to customers, amortization of capitalized software, and salaries and wages of service and support personnel. Hardware purchases are made only as required under customer contracts. Therefore, the volume of hardware purchases may fluctuate significantly based upon specific contract requirements. The increase from 1997 to 1998 is mainly attributable to the growth in sales made by Innovative, which can be evidenced through its increase in revenues. The significant increase in fiscal 1997 is primarily attributable to the FMS acquisition. The FMS product line utilizes hand-held collection devices and accessories which are purchased and resold to customers. The fiscal 1997 cost of revenues included $977,473 related to sales of the FMS product line, which represents 31% of the fiscal 1997 total. Cost of revenues as a percentage of revenues was 29%, 35% and 36% for fiscal years 1998, 1997 and 1996, respectively.

    Selling, general and administrative expenses were $8,730,088, $4,963,942 and $2,585,587 for fiscal years 1998, 1997 and 1996, respectively. The increases in fiscal years 1998 and 1997 are due to increased wages incurred by Innovative as a result of hiring additional employees to support Innovative's development, sales and marketing efforts. The increased development and marketing efforts have resulted in increased revenues. The increase in these types of expenses in 1997 is also due to the FMS acquisition, which accounted for $1,459,383 or 29% of the fiscal 1997 total. Selling, general and administrative expenses as a percentage of revenues was 58%, 56% and 93% for fiscal years 1998, 1997 and 1996, respectively.

    Research & development expenses were $1,105,013, $793,970 and $424,415 for fiscal years 1998, 1997 and 1996, respectively. The 1997 amount includes $107,498 or 14% related to the FMS acquisition. Innovative expensed $485,000 of in-process research and development acquired as part of the acquisition of FMS. This one-time charge resulted in Innovative reporting a loss in fiscal 1997 (see note 12 to the consolidated financial statements).

LIQUIDITY AND CAPITAL RESOURCES

    Innovative's liquidity needs have related to and are expected to continue to relate to capital investments and working capital requirements. Innovative has met its liquidity needs over the last three (3) years primarily through funds provided by the issuance of Innovative Common Stock in an underwritten public offering completed in 1994. On January 30, 1997, Innovative obtained a $1.5 million bank line of credit. The line is payable on demand and bears interest at the rate of prime plus 1/4%. There were no borrowings outstanding under the line of credit at April 30, 1998. In January 1998, Innovative entered into a new $775,000 term loan. On February 9, 1998, Innovative entered into a Letter of Credit for $102,600 which is supported by the Line of Credit. Innovative believes that cash provided by operating activities and the available bank line of credit should be adequate for its presently foreseeable working capital and capital investment requirements.

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
    Innovative's cash position at April 30, 1998, decreased $1,490,065 or 43.3% from the January 31, 1998 balance. The decrease was primarily attributable to cash and cash equivalents utilized in operations. For the three months ended April 30, 1998, Innovative utilized $1,010,476 from operations, utilized $588,141 for the purchases of property and equipment, software and software development, repaid $38,750 of long-term debt and received $147,302 from the issuance of securities.

    Accounts receivable at April 30, 1998 increased by $1,548,033 from the January 31, 1998 balance. This increase is due primarily to the higher sales revenue in the last month of the quarter ended April 30, 1998 compared to the prior quarter, since invoices are not due until 30 days after the invoice is sent. The Company has not experienced any material collection difficulties. Working capital at April 30, 1998 was $4,816,951. The Company had $736,250 of term debt at April 30, 1998.

    For the three months ended April 30, 1997, the Company generated $34,970 from operations, utilized $133,551 for the purchases of property, equipment, and software and $10,714 for repayment of long-term debt.

IMPACT OF INFLATION

    Subject to industry pricing trends and risks, Innovative can increase its prices to counter the effects of inflation. By doing so, inflation should have little effect on net sales and on income from continuing operations for new sales. However, for sales made in the past where prices are fixed for a period of time, inflation may adversely affect Innovative's earnings in the future. The effect of inflation on Innovative's financial position has not been significant to date.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements and requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in financial statements that is displayed with the same prominence as other financial statements. SFAS No. 130 is required to be adopted for Innovative's fiscal year ending January 31, 1999. The adoption of this pronouncement is expected to have no impact on Innovative's financial position or results of operations. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is required to be adopted for Innovative's fiscal year ending January 31, 1999. Innovative's is currently evaluating the impact, if any, of the adoption of this pronouncement on Innovative's existing disclosures.

    In October 1997, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") No. 97-2, "Software Revenue Recognition." SOP No. 97-2 is effective for Innovative's fiscal year beginning February 1, 1998, and provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions. SOP No. 97-2 supersedes SOP No. 91-1. "Software Revenue Recognition." Application of SOP No. 97-2 is not anticipated to materially impact Innovative's revenue.

    In March 1998, the American Institute of Certified Public Accountants, issued Statement of Position (SOP) 98-1. "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which provides guidance concerning the capitalization of costs related to such software. The Company will adopt SOP 98-1 in its fiscal year 2000. The Company anticipates that SOP 98-1 will not have a material impact on its consolidated financial statements.

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
    In April 1998, the American Institute of Certified Public Accountants issued AICPA Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities." This Statement provides guidance on the financial reporting of start-up costs and organization costs and requires that such costs of start-up activities be expensed as incurred. The Company will adopt SOP 98-5 in its fiscal year 2000. The Company has not yet determined the impact, if any, the adoption of the accounting and disclosure provisions of SOP 98-5 will have on the Company's financial statements, results of operations or related disclosure thereto.

YEAR 2000 RISKS

    YEAR 2000 ISSUES. Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such Year 2000 requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance.

    Innovative utilizes third party equipment and software that may not be Year 2000 compliant and is conducting an internal audit of products provided by outside vendors to determine if such third party products are Year 2000 compliant. Failure of such third party equipment or software to operate properly with regard to the Year 2000 and thereafter could require Innovative to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on Innovative's business, results of operations, and financial condition. If key systems, or a significant number of systems, were to fail as a result of Year 2000 problems or Innovative were to experience delays in implementing Year 2000 compliant software products, Innovative could incur substantial costs and disruption of its businesses, which would potentially have a material adverse effect on its results of operations and financial condition.

    Innovative is still assessing the impact the Year 2000 issue will have on its proprietary software products and internal information systems and will take appropriate corrective actions based on the results of such analyses. Management of Innovative has not yet determined the costs related to achieving Year 2000 compliance but does not believe such costs will be material. To the extent the costs of achieving Year 2000 compliance are material, such costs will have a material adverse effect on Innovative's business, results of operations, and financial condition.

    In the ordinary course of its business, Innovative tests and evaluates its own software products and believes that its software products are generally Year 2000 compliant, meaning that the use or occurrence of dates on or after January 1, 2000 will not materially affect the performance of such software products with respect to four digit date dependent data or the ability of such products to correctly create, store, process and output information related to such data. There can be no assurances, however, that Innovative will not subsequently learn that certain of its software products do not contain all necessary software routines and codes necessary for the accurate calculation, display, storage and manipulation of data involving dates. In addition, in certain circumstances, Innovative has warranted that the use or occurrence of dates on or after January 1, 2000 will not adversely affect the performance of its products with respect to four digit date dependent data or the ability to create, store, process and output information related to such data. If any licensees experience Year 2000 problems, such licensees could assert claims for damages.

    In addition, the purchasing patterns of customers and potential customers may be affected by Year 2000 issues. Many companies are expending significant resources to correct their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase software products such as those offered by Innovative, which could have an adverse effect on the business, results of operations, and financial condition of Innovative.

                   INNOVATIVE DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

    On November 22, 1996, Innovative dismissed Coopers & Lybrand, L.L.P., independent accountants, who had previously been engaged as Innovative's principal accountant to audit Innovative's financial statements. Coopers & Lybrand, L.L.P. continued to provide services to Innovative through November 27, 1996 in connection with the filing by Innovative of an amendment to its Form 10-Q filed with respect to the period ended July 31, 1996. Coopers & Lybrand, L.L.P.'s dismissal was intended to be effective as of December 2, 1996.

    Innovative disputes the accuracy of the statement made in the letter of Coopers & Lybrand, L.L.P. concerning the resignation of Coopers & Lybrand, L.L.P. prior to its dismissal. It is Innovative's position that Coopers & Lybrand, L.L.P. did not notify Innovative's president of its intention to resign until after Coopers & Lybrand, L.L.P. had been notified that Innovative's letter of dismissal had been sent. Written confirmation as to the termination of the client-auditor relationship between Innovative and Coopers & Lybrand, L.L.P. was not issued by Coopers & Lybrand, L.L.P. until November 27, 1996. Innovative did not receive any other form of written notification from Coopers & Lybrand, L.L.P. concerning its resignation as Innovative's principal accountant.

    The decision to change accountants was approved by Innovative's Board of Directors. The former accountant's report on Innovative's financial statements for either of the two years immediately preceding the dismissal of Coopers & Lybrand L.L.P. did not contain an adverse opinion or a disclaimer of opinion, nor was either report qualified as to uncertainty, audit scope or accounting principles.

    It is Innovative's position that, during the two fiscal years of Innovative and subsequent interim periods immediately preceding the dismissal of Coopers & Lybrand, L.L.P., there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the former accountant, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports. Innovative takes exception to the "reportable event" noted in the letter of Coopers & Lybrand, L.L.P. for the following reasons:

        (i) On the date Innovative filed its Form 10-Q for the quarterly period ended July 31, 1996, a partner at Coopers & Lybrand, L.L.P. advised Innovative that information had come to their attention that it had concluded materially impacted the fairness of the unaudited, management-prepared financial statements included in such Form 10-Q.

        (ii) The item in the financial statements which was in issue was the presentation as a gain of the extinguishment of debt payable to certain former shareholders of a company acquired by Innovative.

       (iii) In determining the proper presentation to be used for such item, Innovative had repeatedly consulted with Coopers & Lybrand, L.L.P. and had been advised that the extinguishment of such debt was properly shown as a gain.

        (iv) Based upon Coopers & Lybrand, L.L.P.'s advice, Innovative prepared the Form 10-Q for the quarterly period ended July 31, 1996 and showed the extinguishment of the debt as a gain.

        (v) After Innovative received notification from Coopers & Lybrand, L.L.P. that the debt owed to the former shareholders of the company acquired by Innovative should have been recorded at its fair value at the time of acquisition and, upon extinguishment of such debt, no gain or loss should have been recorded, Innovative further investigated, in consultation with Coopers & Lybrand, L.L.P., the correct financial statement presentation for such item and concurred with Coopers & Lybrand, L.L.P.'s recommendation.

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
        (vi) Innovative prepared an Amendment to its Form 10-Q for the quarterly period ended on July 31, 1996 which was forwarded to Coopers & Lybrand, L.L.P. for its review and approval on November 22, 1996 and filed with the Commission on November 27, 1996.

       (vii) Based upon the foregoing chronology of events and discussions which took place between Innovative's management and Coopers & Lybrand, L.L.P. at the time the Form 8-K relating to the dismissal of Cooper's & Lybrand, L.L.P. was filed on November 27, 1996, Innovative maintains that, at the time of Coopers & Lybrand, L.L.P.'s dismissal, there were no unresolved issues between Innovative and Coopers & Lybrand, L.L.P. concerning financial statement preparation or disclosure or financial reporting.

    On March 3, 1997, Innovative engaged Price Waterhouse LLP as its independent accountants to audit Innovative's consolidated financial statements for the year ended January 31, 1997. During the two fiscal years ended January 31, 1996 and the interim periods of fiscal 1997 prior to engaging Price Waterhouse LLP, Innovative did not consult with Price Waterhouse LLP on any matters.

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
                             INNOVATIVE MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information concerning executive officers and directors of Innovative and their ages as of May 31, 1998:

               NAME                      AGE                                     POSITION
-----------------------------------      ---      -----------------------------------------------------------------------
William M. Thompson................          39   Chairman of the Innovative Board and Chief Executive Officer
John M. Thompson...................          36   President, Chief Operating Officer, Chief Financial Officer and
                                                    Treasurer, Director
Karen A. Thompson..................          32   Executive Vice President of Information Services and Secretary
John R. Smart......................          33   Executive Vice President of Strategic Marketing and Director
Mark R. Hernick....................          36   Director
Julie Moore........................          39   Director

    WILLIAM M. THOMPSON has served as Chairman of the Innovative Board and Innovative's Chief Executive Officer since January 1990. From January 1990, to March 1995, Mr. Thompson served as President of Innovative. From January 1998, to January 1990, Mr. Thompson served as President and as a director of Innovative Tech Systems, Inc., a Pennsylvania corporation, substantially all of the assets of which were acquired by Innovative in January 1990. From December 1986 to January 1988, Mr. Thompson was an independent consultant. From October 1985 to December 1986, Mr. Thompson was Director of Operations for CAD, Inc. Prior to joining CAD, Inc., Mr. Thompson served as Vice President of Marketing for Computer Graphics Division, Inc.

    JOHN M. THOMPSON has served as Innovative's Treasurer and a member of the Innovative Board since January 1990, as Innovative's Secretary from January 1990 to March 1995, as Innovative's Chief Operating Officer since June 1994, and as Innovative's President since March 1995. Mr. Thompson has also served as Innovative's Chief Financial Officer since June 1997 and also served in such capacity from January 1990 to June 1994. From April 1989 to January 1990, Mr. Thompson served as Treasurer and Director of Innovative Tech Systems, Inc., a Pennsylvania corporation, substantially all of the assets of which were acquired by Innovative in January 1990. Mr. Thompson served as Vice President of Finance for Philadelphia Ship Maintenance Co., Inc., from July 1988 through April 1989 and as that company's controller from June 1984 to May 1987. Mr. Thompson has also served as controller for Display Corporation of America and as a staff accountant for Manufacturers Hanover Financial Services, Inc.

    KAREN A. THOMPSON has served as Innovative's Executive Vice President of Information Services and Secretary since March 1995 and served as Innovative's Vice President from January 1990 to March 1995. From April 1989 to January 1990, Ms. Thompson served as Vice President of Innovative Tech Systems, Inc., a Pennsylvania corporation, substantially all of the assets of which were acquired by Innovative in January 1990. Prior to 1990, Ms. Thompson was employed as administrator of dealer finance for Manufacturers Hanover Financial Services, Inc., and Customer Service and Technical Support Manager for Applied Computer Products.

    JOHN R. SMART has served as a member of the Innovative Board since May 1994 and as Executive Vice President of Strategic Marketing since March 1995 and served as Innovative's Vice President of Marketing from January 1990 to March 1995. Prior to joining Innovative Tech Systems, Inc., substantially all of the assets of which were acquired by Innovative in January 1990, in October 1989, Mr. Smart served as an independent distributor of drinking water systems for Multi Pure Corporation, and as a financial consultant for A.F. Investments, Inc., a subsidiary of Atlantic Financial Corporation, where his primary function was in sales and product marketing.

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
    MARK R. HERNICK has served as a member of the Innovative Board since May, 1994. Mr. Hernick is currently a Partner and Vice-President of the Display Division of Showtime Enterprises, Inc. Showtime Enterprises is engaged in the design and production of point of purchase displays, tradeshow exhibits, museums, retail environments, merchandising fixtures and Premium/Incentive programs with facilities in Philadelphia, Atlanta and Boston. Previously, Mr. Hernick was Vice President of Sales and Marketing for the display division of Art Guild, Inc. Mr. Hernick had been with Art Guild, Inc. from November, 1987 to November, 1997, directing all sales and marketing activities for the firm, which designs and produces custom point-of-purchase displays, store fixtures, mall kiosks, trade show and museum exhibits and showrooms. Mr. Hernick is also a Vice President, and a Director, of Spinnaker Solutions, Inc., which is engaged in the design, development, supply and use of industrial coatings.

    JULIE MOORE has served as a member of the Innovative Board since May 1994. Ms. Moore was formerly employed by Temple University Hospital in Philadelphia, Pennsylvania as a physician liaison for the heart transplant program. From June 1992 to March 1993, Ms. Moore served as a sales specialist for Home Health Corp. of America, with her primary responsibilities being the marketing of medical respiratory products to physicians. From June 1990 to June 1992, Ms. Moore was a hospital sales representative with Fujisawa Pharmaceutical Company, where she sold and promoted a line of pharmaceuticals. Ms. Moore was employed as Vice President of Marketing for Frank's School Uniforms, Inc. from 1987 to 1990.

    William M. Thompson and John M. Thompson are brothers, and Karen A. Thompson is their sister.

DIRECTOR COMPENSATION

    Directors of Innovative, who are not also employees of Innovative, receive $500 per Innovative Board meeting attended and are reimbursed for their out-of-pocket expenses incurred in connection with their duties as members of the Innovative Board. In addition, in July 1997, Innovative granted to each of Mark R. Hernick and Julie Moore, who are directors but not employees of Innovative, an option to purchase 7,500 shares of Innovative Common Stock at an exercise price of $1.125 per share. Such options vest in three equal annual installments for so long as the optionee remains a director of Innovative.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Innovative does not have a Compensation Committee. The Innovative Board determines the salaries, incentives, and other forms of compensation for directors, officers and other employees of Innovative and administers various incentive compensation and benefit plans. Compensation and incentives for employees of Innovative who are also members of the Innovative Board are approved by Innovative's non-employee directors. No member of the Innovative Board sits on the compensation committee of any other board of directors.

EXECUTIVE COMPENSATION

    The following table sets forth in summary form information concerning the compensation awarded to, earned by, or paid for services rendered to Innovative in all capacities during each of the fiscal years ended January 31, 1998, 1997, and 1996 respectively by (i) Innovative's Chairman and Chief Executive Officer and (ii) each of the three most highly compensated executive officers of Innovative whose salary and bonus for fiscal 1998 exceeded $100,000 (collectively, the "Innovative Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                                                 COMPENSATION
                                                                                    AWARDS
                                                         ANNUAL COMPENSATION(1)  -------------
                                                                                  SECURITIES
                                                         ----------------------   UNDERLYING       OTHER ANNUAL
NAME AND PRINCIPAL POSITIONS                FISCAL YEAR  SALARY($)    BONUS($)    OPTIONS(#)    COMPENSATION($)(2)
------------------------------------------  -----------  ----------  ----------  -------------  -------------------
William M. Thompson(3) ...................        1998   $  110,000  $   75,000       50,000         $   3,595(7)
  CHAIRMAN AND CHIEF EXECUTIVE OFFICER            1997      110,000          --           --             3,462
                                                  1996      110,000          --           --             1,958
John M. Thompson(4) ......................        1998      110,000      75,000       50,000             2,367(8)
  PRESIDENT, CHIEF OPERATING OFFICER,             1997      110,000          --           --             2,234
  CHIEF FINANCIAL OFFICER AND TREASURER           1996      110,000          --           --               678
John R. Smart(5) .........................        1998       90,000      35,000       93,500               451(9)
  EXECUTIVE VICE PRESIDENT OF STRATEGIC           1997       65,000          --           --               313
  MARKETING AND DIRECTOR                          1996       65,000          --           --                --
Karen A. Thompson(6) .....................        1998       90,000      25,000      150,000               451(10)
  EXECUTIVE VICE PRESIDENT OF INFORMATION         1997       65,000          --           --               313
  SERVICES AND SECRETARY                          1996       65,000          --           --                --

------------------------------

(1) Other than the salary and bonus described herein, Innovative did not pay any executive officer named in the Summary Compensation table any fringe benefits, perquisites or other compensation in excess of 10% of such executive officer's salary and bonus during fiscal 1996, 1997 and 1998. The above compensation does not include certain insurance and other personal benefits, the total value of which does not exceed as to any named officer or director or group of executive officers the lesser of $50,000 or 10% of such person's or persons' cash compensation.

(2) All of Innovative's group life, health, hospitalization or medical reimbursement plans, if any, do not discriminate in scope, terms or operation, in favor of the executive officers or directors of Innovative and are generally available to all salaried employees.

(3) Mr. William Thompson has served as Innovative's Chief Executive Officer and Chairman of the Innovative Board since January 1990.

(4) Mr. John Thompson has served as Innovative's President since March 1995, as its Chief Operating Officer since June 1994, as its Chief Financial Officer since 1997, and as its Treasurer and a member of the Innovative Board since January 1990.

(5) Mr. Smart has served as Innovative's Executive Vice President of Strategic Marketing since 1995 and a member of the Innovative Board since May 1994.

(6) Ms. Thompson has served as Innovative's Executive Vice President of Information Services and Secretary since March 1995.

(7) Represents $1,876, $1,876 and $1,958 in keyman life insurance premiums paid by Innovative in fiscal 1998, 1997 and 1996, respectively, and $1,719 and $1,586 in matching contributions under Innovative's 401(k) plan paid by Innovative in fiscal 1998 1997, respectively.

(8) Represents $648, $648 and $678 in keyman life insurance premiums paid by Innovative in fiscal 1998, 1997 and 1996, respectively, and $1,719 and $1,586 in matching contributions under Innovative's 401(k) plan paid by Innovative in fiscal 1998 and 1997, respectively.

(9) Represents $451 and $313 in matching contributions under Innovative's 401(k) plan paid by Innovative in fiscal 1998 and 1997, respectively.

(10) Represents $451 and $313 in matching contributions under Innovative's 401(k) plan paid by Innovative in fiscal 1998 and 1997, respectively.

                       OPTION GRANTS IN FISCAL YEAR 1998

    The following table sets forth certain information relating to stock options awarded to the Innovative Named Executive Officers during the fiscal year ended January 31, 1998. All such options were awarded under Innovative's 1994 Stock Option Plan.

                               INDIVIDUAL GRANTS

                                                                                               POTENTIAL REALIZABLE
                                                                                                VALUES AT ASSUMED
                                       NUMBER OF     PERCENT OF                               ANNUAL RATES OF STOCK
                                      SECURITIES    TOTAL OPTIONS                             PRICE APPRECIATION FOR
                                      UNDERLYING     GRANTED TO      EXERCISE                     OPTION TERM(1)
                                        OPTIONS     EMPLOYEES IN     PRICE PER   EXPIRATION   ----------------------
NAME                                    GRANTED    FISCAL 1998(2)   SHARE(3)(4)    DATE(5)        5%         10%
------------------------------------  -----------  ---------------  -----------  -----------  ----------  ----------
William M. Thompson.................      50,000           3.78%     $  1.2500     02/25/07   $   39,306  $   99,609
John M. Thompson....................      50,000           3.78         1.2500     02/25/07       39,306      99,609
John R. Smart.......................      50,000           3.78         1.2500     02/25/07       39,306      99,609
                                          43,500           3.29         1.1875     09/09/07       32,486      82,327
Karen A. Thompson...................     150,000          11.35         1.2500     02/25/07      117,918     298,827

------------------------------

(1) Potential realizable value is based on the assumption that the Innovative Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten year option term. These numbers are calculated based on the requirements promulgated by the Commission and do not reflect Innovative's estimate or projection of future prices for Innovative Common Stock.

(2) Based on options to acquire 1,321,800 shares granted under Innovative's 1994 Stock Plan during fiscal 1998. All options granted to the Innovative Named Executive Officers during fiscal 1998 are governed by Innovative's 1994 Stock Plan.

(3) Options were granted at an exercise price equal to the closing sales price of Innovative Common Stock on the date of grant as reported by The Nasdaq SmallCap Market.

(4) Exercise price must be paid by certified or official bank check or the equivalent thereof acceptable to Innovative.

(5) One-third of the shares issuable upon exercise of options granted under Innovative's 1994 Stock Option Plan vest on each of the first three anniversaries of the date of grant.

                           AGGREGATE OPTION EXERCISES
             IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

    No Innovative Named Executive Officer exercised any stock option during fiscal 1998. The following table sets forth certain information with respect stock options held by the Innovative Named Executive Officers as of January 31, 1998.

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                              OPTIONS AT JANUARY 31,       IN-THE-MONEY OPTIONS
                                                                       1998               AT JANUARY 31, 1998(1)
                                                            --------------------------  --------------------------
NAME                                                        EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------------------------------  -----------  -------------  -----------  -------------
William M. Thompson.......................................     225,000         50,000    $ 348,525    $    98,450
John M. Thompson..........................................     225,000         50,000      348,525         98,450
John R. Smart.............................................     150,000         93,500      232,350        186,820
Karen A. Thompson.........................................     150,000        150,000      232,350        295,350

------------------------------

(1) Based on a value of $3.219 per share, the closing sale price of Innovative Common Stock on The Nasdaq SmallCap Market on January 30, 1998, minus the per share exercise price, multiplied by the number of shares issued upon exercise of the option.

                        INNOVATIVE CERTAIN TRANSACTIONS

    Innovative currently leases its headquarters facility, consisting of 20,000 square feet of office space in Warminster, Pennsylvania, from Thompson L.P. The Thompsons and Karen A. Thompson, their sister and an executive officer of Innovative, are limited partners of Thompson L.P. and the sole shareholders of Thompson Capital Corporation, a Pennsylvania corporation and the general partner of Thompson L.P. During fiscal 1998, 1997 and 1996, Innovative paid $259,500, $162,500 and $96,500, respectively, to Thompson L.P. in connection with such lease arrangements. Under the terms of the lease, Innovative is scheduled to pay Thompson L.P. $288,334 for such lease in fiscal 1999 and $285,833 in fiscal 2000. In addition, Innovative has incurred costs of approximately $284,000, $23,000, and $155,000 1998, 1997 and 1996 in connection with leasehold improvements to the property subject to the lease. In addition, during the first four months of fiscal 1999 Innovative had incurred costs of $88,861 in connection with leasehold improvements on the Warminster facility and anticipates incurring additional improvement costs approximating $50,000 before the end of fiscal 1999. Pursuant to the Merger Agreement, it is a condition to closing that Innovative enter into an amendment to such lease providing for certain provisions requested by Peregrine to comport with Peregine's planned future use of the Warminster facility.

    Innovative has from time to time advanced certain sums to Mr. William M. Thompson, which advances are non-interest bearing. As of May 31, 1998 the aggregate principal amount outstanding as a result of such advances equals $76,673, which represents the highest outstanding balance of such advances made by Innovative to Mr. William Thompson to date. Such advances are repayable by Mr. William Thompson to Innovative upon demand.

                     INNOVATIVE STOCK OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of Innovative Common Stock by (i) each person or entity who is known by Innovative to own beneficially 5% or more of the outstanding Innovative Common Stock; (ii) each member of the Innovative Board; (iii) each of the Innovative Named Executive Offices; and (iv) all current directors and executive officers of Innovative as a group. All information contained in the table below is based on beneficial ownership as of the Innovative Record Date.

                                                                                           SHARES OF COMMON STOCK
                                                                                             BENEFICIALLY OWNED
                                                                                         ---------------------------
                                                                                                       PERCENTAGE
NAME AND ADDRESS(1)                                                                        NUMBER     OWNERSHIP(2)
---------------------------------------------------------------------------------------  ----------  ---------------
William M. Thompson(3).................................................................   1,983,395         17.0%
John M. Thompson(4)....................................................................   1,271,423         10.9
John R. Smart(5).......................................................................     183,655          1.6
Karen A. Thompson(6)...................................................................     232,361          2.0
Mark R. Hernick(7).....................................................................       1,617            *
Julie Moore(8).........................................................................       2,022            *

All current executive officers and directors as a group (six persons)(9)...............   3,674,473         29.9

------------------------

*   Less than 1%

(1) Except as otherwise noted, the persons named in the table above have sole voting and investment power with respect to all shares of Innovative Common Stock shown as beneficially owned by them, subject to applicable community property laws and to the information contained in footnotes to this table. The address for each listed stockholder is c/o Innovative Tech Systems, Inc., 444 Jacksonville Road, Warminster, Pennsylvania, 18974. Except as otherwise noted, each holder named in the table has sole voting and investment power with respect to all shares of Innovative Common Stock shown as beneficially owned.

(2) Applicable percentage ownership is based on 11,442,029 shares of Innovative Common Stock outstanding as of the Innovative Record Date and, in the case of officers and directors, applicable options. Shares of Innovative Common stock subject to options that are exercisable within 60 days of May 31, 1998 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing any other person's percentage ownership.

(3) Includes 241,666 shares of Innovative Common Stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of the Innovative Record Date. Excludes 713,460 shares of Innovative Common which are subject to the Thompson Voting Agreements. Mr. Thompson is Chairman of the Innovative Board and Innovative's Chief Executive Officer.

(4) Includes 241,666 shares of Innovative Common Stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of the Innovative Record Date. Excludes 713,460 shares of Innovative Common Stock which are subject to the Thompson Voting Agreements. Mr. Thompson is Innovative's President, Chief Operating Officer, Chief Financial Office, Treasurer and a member of the Innovative Board.

(5) Includes 166,666 shares of Innovative Common Stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of the Innovative Record Date. Mr. Smart is Innovative's Executive Vice President of Strategic Marketing and a member of the Innovative Board.

(6) Includes 200,000 shares of Innovative Common Stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of the Innovative Record Date. Ms. Thompson is Innovative's Executive Vice President of Information Services and Secretary.

(7) Mr. Hernick is a member of the Innovative Board.

(8) Includes 1,617 shares of Innovative Common Stock held by Ms. Moore's husband. Ms. Moore is a member of the Innovative Board.

(9) Includes 849,998 shares of Innovative Common Stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of the Innovative Record Date. Excludes 713,460 shares of Innovative Common Stock subject to the Thompson Voting Agreements.

                    DESCRIPTION OF INNOVATIVE CAPITAL STOCK

GENERAL

    Innovative is authorized by its Articles of Incorporation, as amended, to issue an aggregate of 100,000,000 shares of Innovative Common Stock, par value $0.0185 per share ("Innovative Common Stock"), and 200,000,000 shares of Preferred Stock, without par value ("Innovative Preferred Stock"). As of the Innovative Record Date, there were 11,372,899 shares of Innovative Common Stock issued and outstanding and no shares of Innovative Preferred Stock issued or outstanding. In addition, as of the Innovative Record Date, 2,189,334 shares of Innovative Common Stock were issuable upon exercise of outstanding options, 865,872 shares of Innovative Common Stock were issuable upon exercise of the Innovative Warrants, and 370,500 shares of Innovative Common Stock were issuable upon exercise of the Underwriter Warrant exercisable for Common Stock. In addition, certain of the Underwriter Warrants are also exercisable to purchase Innovative Warrants which are in turn exercisable for 3,375 shares of Innovative Common Stock. All outstanding shares of Innovative Common Stock are of the same class, and have equal rights and attributes.

    The following description of Innovative's capital stock does not purport to be complete and is subject to, and qualified in its entirety by, Innovative's Amended and Restated Articles of Incorporation and Bylaws and by the provisions of applicable Illinois law.

COMMON STOCK

    The holders of shares of Innovative Common Stock are entitled to one vote per share held on all matters submitted to a vote of shareholders of Innovative. In addition, holders of the Innovative Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Innovative Board out of funds legally available therefor. In the event of the dissolution, liquidation or winding up of Innovative, the holders of the Innovative Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities of Innovative. All outstanding shares of Innovative Common Stock are fully paid and nonassessable.

    The holders of Innovative Common Stock do not have any subscription, redemption or conversion rights, nor do they have any preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares. Accordingly, if Innovative were to elect to sell additional shares of Common Stock, the then current shareholders would have no right to purchase additional shares, and as a result, their percentage equity interest in Innovative would be reduced.

    Except as otherwise provided in Innovative's Articles of Incorporation or By-Laws, and except for any matters which, pursuant to the Illinois Law, require a greater percentage vote for approval, the holders of a majority of the outstanding Innovative Common Stock, if present in person or by proxy, are sufficient to constitute a quorum for the transaction of business at meetings of Innovative's shareholders. Further, except (i) in connection with amendments to Innovative's Articles of Incorporation or By-laws, dissolution of Innovative, merger or consolidation of Innovative, share exchange between Innovative and one or more other companies, or the sale, lease, exchange or other disposition of all or substantially all of the property and assets of Innovative, which such transactions require for approval the affirmative vote of a majority of all shares of Innovative Common Stock then outstanding, (ii) as otherwise provided in Innovative's Articles of Incorporation or By-laws, and (iii) as to any matters which, pursuant to Illinois Law, require a greater percentage vote for approval, the affirmative vote of the holders of a majority of the Innovative Common Stock present in person or by proxy at any meeting (provided a quorum is present) is sufficient to authorize, affirm or ratify any action.

    The holders of Innovative Common Stock do not have cumulative voting rights. Accordingly, the holders of more than half of the outstanding shares of Innovative Common Stock can elect all of the directors to be elected in any election. In such event, the holders of the remaining shares of Innovative

Common Stock would not be able to elect any directors. Only the Innovative Board is empowered to fill any vacancies on the Innovative Board created by the resignation, death or removal of a director. A director elected to fill a vacancy may hold office only until the next election of directors by shareholders.

    In addition to voting at duly called meetings at which a quorum is present in person or by proxy, the Illinois Law provides that shareholders of Innovative may take action without the holding of a meeting by written consent or consents signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize such action at a meeting. If such consents are to be signed by less than all of the shareholders entitled to vote thereon, then at least five days prior to the execution of any such consent, a written notice must be delivered to all of the shareholders entitled to vote thereon concerning the action proposed to be taken. In addition, prompt written notice of the taking of any action without a meeting by less than unanimous consent of the shareholders must be given to those shareholders who do not consent in writing to the action. The purposes of these provisions are to facilitate action by shareholders and to reduce the corporate expense associated with annual and special meetings of shareholders. Pursuant to the rules and regulations of the Commission, if shareholder action is taken by written consent, Innovative will be required to send to each shareholder entitled to vote on the matter, but whose consent was not solicited, an information statement containing information substantially similar to that which would have been contained in a proxy statement.

PREFERRED STOCK

    The Innovative Preferred Stock may be issued in series, and shares of each series will have such rights and preferences as are fixed by the Innovative Board in the resolutions authorizing the issuance of that particular series. In designating any series of Innovative Preferred Stock, the Innovative Board may, without further action by the holders of Innovative Common Stock, fix the number of shares constituting that series and fix the dividend rights, dividend rate, conversion rights, voting rights (which may be greater or less than the voting rights of the Innovative Common Stock), rights and terms of redemption (including any sinking fund provisions), and the liquidation preferences of the series of Innovative Preferred Stock. Holders of any series of Innovative Preferred Stock, when and if issued, may have priority claims to dividends and to any distributions upon liquidation of Innovative and may have other preferences over the holders of Innovative Common Stock. Holders of Innovative Preferred Stock do not have preemptive rights.

    The Innovative Board may issue one or more series of Innovative Preferred Stock without action of the shareholders of Innovative. Accordingly, the issuance of Innovative Preferred Stock may adversely affect the rights of the holders of the Innovative Common Stock. In addition, the issuance of Innovative Preferred Stock may be used as an "anti-takeover" device without further action on the part of the shareholders. Issuance of Innovative Preferred Stock, which may be accomplished through a public offering or a private placement to parties favorable to current management, may dilute the voting power of holders of Innovative Common Stock (such as by issuing Innovative Preferred Stock with superior voting rights) and may render more difficult the removal of current management, even if such removal may be in the shareholders' best interest.

WARRANTS

    In connection with Innovative's 1994 underwritten public offering, Innovative issued the Innovative Warrants to purchase shares of Innovative Common Stock and the Underwriter Warrants to purchase both shares of Innovative Common Stock and Innovative Warrants. The Innovative Warrants are traded on the Nasdaq SmallCap Market under the symbol "ITSYW." See "Market Price and Dividend Information."

    As of the Innovative Record Date, the Innovative Warrants (not including the Innovative Warrants issuable upon exercise of the Underwriter Warrants) were exercisable for an aggregate 865,872 shares of Innovative Common Stock, and the Underwriter Warrants were exercisable for (i) an aggregate of

370,500 shares of Innovative Common Stock and (ii) for Innovative Warrants to purchase an aggregate of 3,375 shares of Innovative Common Stock. Such share figures reflect the three-for-one split of Innovative Common Stock effected in September 1995, and the one-for-eight split of the number of shares purchasable under the Innovative Common Innovative Warrants effected in September 1997 (the "1997 Split").

    THE INNOVATIVE WARRANTS

    The Innovative Warrants are governed by the terms of the Warrant Agreement. Shares of Innovative Common Stock are purchasable under the Innovative Warrants at an exercise price of $0.08 per share. Pursuant to a September 1997 amendment of the Warrant Agreement, the per share exercise price of the Innovative Warrants was reduced to $0.08.

    The Warrant Agreement provides that the holders of Innovative Warrants may exercise the Innovative Warrants at any time prior to the close of business on July 25, 1999. Payments of any exercise price due upon exercise of the Innovative Warrants are to be made on a cash basis. According to the Warrant Agreement, the Innovative Warrants may not be exercised in any state where Innovative has not obtained requisite approvals or registration under that state's applicable security laws. Due to such restrictions, the Innovative Warrants are not currently exercisable by residents of the following states:
Alabama, Iowa, Kansas, Louisiana, Maine, Michigan, Nebraska, New Jersey, New York, North Dakota, Ohio, Oklahoma, Puerto Rico, South Dakota, Tennessee, Utah, Virginia, Washington, and Wyoming.

    Generally, in the event that Innovative sells shares of Innovative Common Stock for a per share purchase price that is less than the per share exercise price of the Innovative Warrants (a "Dilutive Issuance"), the anti-dilution provisions of the Warrant Agreement provide that the number of shares of Innovative Common Stock purchasable upon exercise of the Innovative Warrants shall be adjusted according to a formula set forth in the Warrant Agreement that is largely determined according to the number of shares of Innovative Common Stock are sold in such a Dilutive Issuance. Further, in the event of such a Dilutive Issuance, the per share exercise price of the Innovative Warrants will be appropriately adjusted. At of the date of this Proxy Statement/Prospectus, there have been no Dilutive Issuances since the time the Innovative Warrant were originally issued in 1994. The number of shares purchasable upon exercise of the Innovative Warrants and the per share exercise price will be adjusted in the event Innovative or any successor corporation effects a stock dividend, stock split, reclassification or similar event. In the event of a merger involving Innovative, holders of the Innovative Warrants have the right to receive on exercise of the Innovative Warrants the kind and amount of securities and property which would have been received by such holder in such a merger if the holder had exercised his or her Innovative Warrants immediately prior to such event.

    At the election of Innovative, the Innovative Warrants are redeemable upon 30 days' prior written notice provided that the average closing bid price of Innovative Common Stock as reported by The Nasdaq Small Cap Market is greater than $2.92 per share for a period of 20 consecutive trading days within the 30 days ending on the fifth trading day prior to the date on which such notice is given. The redemption price is $0.67 per share of Innovative Common Stock.

    Any amendment of the Warrant Agreement requires that Innovative receive written consents approving the amendment from (i) Goldmen and (ii) the holders of 66 2/3% in interest of the Innovative Warrants (based on the number of shares of Innovative Common Stock issuable upon exercise of Innovative Warrants).

    This Proxy Statement/Prospectus is being furnished to the holders of the Innovative Warrants in connection with Innovative's solicitation of the Warrant Consents. Pursuant to the Merger Agreement, Innovative is required to use its best efforts to obtain approval of the Warrant Amendment prior to the Effective Time, such that immediately after the Effective Time, the Innovative Warrants will no longer be outstanding. The purpose of the solicitation of the Warrant Consents is to obtain such approval of the

Warrant Amendment. If the Warrant Amendment is approved, each Innovative Warrant will be exchanged for and converted into the right to receive that number of shares of Peregrine Common Stock, based on the Exchange Ratio, as would have been the case if the Innovative Warrants had been exercised for Innovative Common Stock immediately prior to the Effective Time on a net issuance basis, based on the average of the last reported sale prices of Peregrine Common Stock as reported on the Nasdaq National Market on the five most recent trading days ending on the trading day immediately prior to the Effective Time. No fractional shares of Peregrine Common Stock would be issued in connection with such exchange. Cash would be paid to holders of the Innovative Warrants in an amount equal to such fraction multiplied by the average of the last reported sale prices of Peregrine Common Stock for the five most recent days the Peregrine Common Stock has traded, ending on the trading day immediately prior to the Effective Time.

    In the event the Warrant Amendment is not approved on or prior to the Effective Time, each outstanding Innovative Warrant will be assumed by Peregrine and become a Peregrine Warrant. The Peregrine Warrant will be issued on substantially the same terms and conditions as were applicable under the Innovative Warrant (other than the number of shares, exercise price, and redemption price) and will be exercisable for the number of whole shares of Peregrine Common Stock (rounded down to the nearest whole number) that the holder of the Innovative Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such Innovative Warrant immediately prior to the Effective Time. The exercise price per share of the Peregrine Warrant (rounded up to the nearest whole cent) will equal (i) the aggregate exercise price for the shares of Innovative Common Stock purchasable pursuant to the Innovative Warrant divided by (ii) the number of whole shares of Peregrine Common Stock purchasable pursuant to the Peregrine Warrant. In the event the Warrant Amendment is not approved prior to the Effective Time, Peregrine intends, promptly following the Effective Time, to redeem the then-outstanding Peregrine Warrants in accordance with their terms. Goldmen has already approved the Warrant Amendment. See "The Warrant Amendment."

    THE UNDERWRITER WARRANTS

    The Underwriter Warrants are governed by the terms of the Underwriter's Warrant Agreement, dated as of July 26, 1994 as amended through the date hereof (the "Underwriter's Warrant Agreement"). Shares of Innovative Common Stock are purchasable under the Underwriter Warrants at an exercise price of $2.50 per share. In addition, as of the Innovative Record Date, Innovative Warrants to purchase an aggregate of 3,375 shares of Innovative Common Stock were also issuable upon exercise of the Underwriter Warrants at an exercise price of $0.01 per share of Innovative Common Stock purchaseable upon exercise of such Warrants. As described above, the exercise price per share of Innovative Common Stock issuable upon exercise of the Innovative Warrants underlying the Underwriter Warrants is $0.08 per share.

    The Underwriter's Warrant Agreement provides that the holders of the Innovative Warrants issuable upon exercise of the Underwriter Warrants may exercise such warrants at any time prior to the close of business on July 25, 1999. Payments of any exercise price due upon exercise of such Innovative Warrants are to be made on a cash or net issuance basis.

    The number of shares of Innovative Common Stock purchasable upon exercise of the Underwriter Warrants (including the number of shares of Innovative Common Stock purchasable upon exercise of the Innovative Warrants issuable upon exercise of the Underwriter Warrants) and the per share exercise price will be adjusted in the event Innovative or any successor corporation effects a stock dividend, stock split, reclassification or similar event. In the event of a merger involving Innovative, holders of the Underwriter Warrants have the right to receive a replacement warrant to receive, upon exercise of such replacement warrant, the kind and amount of securities and property which would have been received by such holder in such a merger if the holder had exercised his or her Underwriter Warrant immediately prior to such event.

    Peregrine, Innovative, and the holders of the Underwriter Warrants have entered an agreement providing that, to the extent not exercised prior to the Effective Time, each Underwriter Warrant will be exchanged for and converted into the right to receive that number of shares of Peregrine Common Stock, based on the Exchange Ratio, as would have been the case if the Underwriter Warrants had been exercised for Innovative Common Stock immediately prior to the Effective Time, on a net issuance basis, based on the last reported sale price of Peregrine Common Stock as reported on the Nasdaq National Market on the five most recent trading days ending on the trading day immediately prior to the Effective Time, subject to the surrender of the certificates representing the Underwriter Warrants (or a bond in respect thereof).

REGISTRATION RIGHTS

    Pursuant to the Warrant Agreement, Innovative has agreed to register the Innovative Warrants and the shares of Innovative Common Stock Issuable upon exercise of such warrants under the Securities Act and keep such registration statement effective until the Innovative Warrants are no longer outstanding. Pursuant to certain agreements entered into between Innovative and certain of its securities holders, Innovative has agreed to grant certain registration rights to various holders of Innovative Common Stock or warrants or options to purchase Innovative Common Stock. Under the terms of those agreements, if Innovative proposes to register any of its securities under the Securities Act, either for its own account or for the account of other securities holders exercising registration rights, such holders are entitled to include shares of such Innovative Common Stock therein. Holders of registration rights may also require Innovative to file a registration statement under the Securities Act at Innovative's expense with respect to their shares of Innovative Common Stock, and Innovative is required to use its best efforts to effect such registration. Further, holders may require Innovative to file registration statements on Form S-3 at Innovative's expense. All such registration rights are subject to certain conditions and limitations.

TRANSFER AGENT

    The Transfer Agent and Registrar for the Innovative Common Stock and Warrant Agent for the Innovative Warrants is Continental Stock Transfer & Trust Company, Two Broadway, New York, New York 10004.

                COMPARATIVE RIGHTS OF SHAREHOLDERS OF INNOVATIVE
                         AND SHAREHOLDERS OF PEREGRINE

    AS A RESULT OF THE MERGER, SHAREHOLDERS OF INNOVATIVE WILL BECOME SHAREHOLDERS OF PEREGRINE, AND THEIR RIGHTS WILL BE GOVERNED BY THE PEREGRINE CERTIFICATE OF INCORPORATION, THE PEREGRINE BYLAWS AND DELAWARE LAW, WHICH DIFFER IN CERTAIN MATERIAL RESPECTS FROM THE INNOVATIVE ARTICLES OF INCORPORATION, THE INNOVATIVE BYLAWS AND ILLINOIS LAW.

GENERAL

    Innovative is incorporated under the Illinois Law and Peregrine is incorporated under the Delaware General Corporation Law (the "DCGL"). Holders of Innovative Common Stock, whose rights as shareholders are currently governed by the Innovative Amended and Restated Articles of Incorporation (the "Innovative Articles") and Bylaws as well as by the Illinois Law, will, at the Effective Time, become holders of Peregrine Common Stock and their rights as such will by governed by the Certificate of Incorporation of Peregrine (the "Peregrine Certificate") and the Amended and Restated Bylaws of Peregrine (the "Peregrine Bylaws") as well as by the DCGL. Certain differences between the rights of holders of Innovative Common Stock and Peregrine Common Stock are summarized below.

    Certain provisions of the DCGL, the Peregrine Certificate, and the Peregrine Bylaws discourage transactions involving an actual or threatened change in control of Peregrine. To the extent any of these provisions has such an effect, stockholders of Peregrine might thereby be deprived of an opportunity to sell their shares of Peregrine Common Stock at a premium above the market price. These provisions could thus be considered to be anti-takeover measures. See the discussion below for a description of existing provisions in the Peregrine Certificate and the Peregrine Bylaws that may be viewed as having anti-takeover effects. See "Risk Factors--Risks Related to Peregrine--Effect of Certain Peregrine Charter Provisions; Limitation of Liability of Directors; Antitakeover Effects of Delaware Law" and "Description of Peregrine Common Stock."

AUTHORIZED CAPITAL

    The authorized capital stock of Innovative consists of 100,000,000 shares of Innovative Common Stock per share and 200,000,000 shares of Innovative Preferred Stock. The Innovative Preferred Stock may be issued in series, and shares of each series will have such rights and preferences as are fixed by the Innovative Board in the resolutions authorizing the issuance of that particular series. In designating any series of Innovative Preferred Stock, the Innovative Board may, without further action by the holders of Innovative Common Stock, fix the number of shares constituting that series and fix the dividend rights, dividend rate, conversion rights, voting rights (which may be greater or less than the voting rights of the Innovative Common Stock), rights and terms of redemption (including any sinking fund provisions), and the liquidation preferences of the series of Innovative Preferred Stock. Holders of any series of Innovative Preferred Stock, when and if issued, may have priority claims to dividends and to any distributions upon liquidation of Innovative and may have other preferences over the holders of Innovative Common Stock.

    The authorized capital stock of Peregrine consists of 50,000,000 shares of Peregrine Common Stock with a par value of $0.001 per share and 5,000,000 shares of Peregrine Preferred Stock with a par value of $0.001 per share. The Peregrine Board has the authority to issue the Peregrine Preferred Stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by holders of Peregrine Common Stock. Holders of any series of Peregrine Preferred Stock, when and if issued, may have priority claims to dividends and to any distributions upon liquidation of Peregrine and may have other preferences over the holders of Peregrine Common Stock.

DISSENTERS' OR APPRAISAL RIGHTS

    Under the Illinois Law, a shareholder of Innovative who does not vote in favor of the Merger may, under certain circumstances, and by following the procedures prescribed by the Illinois Law, exercise dissenters' rights and obtain payment in cash of the fair value (as defined in the Illinois Law) of their shares of Innovative Common Stock. The Innovative Articles do not address dissenters' rights. See "The Innovative Special Meeting--Dissenter's Rights."

    Stockholders of Peregrine are not entitled to appraisal rights under the DGCL in connection with a merger or similar transaction involving Peregrine, including the Merger.

VOTE ON FUNDAMENTAL ISSUES

    In general, the Illinois Law requires that a plan of merger, consolidation, exchange, sale of all or substantially all of a corporation's assets other than in the ordinary course, or dissolution by approved by at least two-thirds of the outstanding shares entitled to vote thereon. The Illinois Law, however, also allows a corporation's charter to change this threshold requirement. The Innovative Articles set the number of votes required to approve such transactions at a majority of the outstanding shares entitled to vote on the matter and a majority of the outstanding shares of each class of shares entitled to vote as a class on the matter.

    The DGCL requires that any merger, consolidation, sale of all or substantially all of the assets, or dissolution of a corporation be approved by the affirmative vote of the holders of a majority of the outstanding shares of the corporation entitled to vote thereon. The Peregrine Certificate does not contain provisions that alter this requirement.

CUMULATIVE VOTING

    The Illinois Law allows a corporation to provide that, in all elections for directors, every shareholder shall have the right to vote the number of shares owned by him or her for as many persons as there are directors to be elected, or to cumulate such shares, and give one candidate as many votes as the number of directors multiplied by the number his or her shares shall equal, or to distribute such votes in any proportion among any number of candidates. The Illinois Law, however, also allows a corporation's charter to change this threshold requirement. The Innovative Articles provide that the holders of shares of Innovative stock have no right to cumulate their votes for the election of directors of Innovative. Therefore, shareholders holding a majority of Innovative's voting stock will be able to elect all of Innovative's directors.

    The DGCL provides that the certificate of incorporation of any corporation may grant stockholders the right to cumulate their votes. The Peregrine Certificate does not provide stockholders the right to cumulate their votes in the election of directors. Therefore, stockholders holding a majority of Peregrine's voting stock will be able to elect all of Peregrine's directors.

SPECIAL MEETINGS OF SHAREHOLDERS

    In general, the Illinois Law provides that special meetings of the shareholders may be called by the president, the board of directors or the holders of not less than one-fifth of all outstanding shares entitled to vote on the matter for which the meeting is called. Illinois Law, however, also allows a corporation's charter to change this threshold requirement. The Innovative Bylaws provide that, in addition to the president and the board of directors, a special meeting may be called by a holder of not less than 15 percent of the outstanding capital stock of the corporation entitled to vote at such a meeting.

    Under the DGCL, the Board of Directors or such other persons as authorized by the certificate of incorporation or by the bylaws may call a special meeting of the stockholders. The Peregrine Bylaws provide that, in addition to the Board of Directors, a special meeting may be called by the president, the chief executive officer or one or more stockholders holding shares in the aggregate entitled to cast votes totalling not less than ten percent of Peregrine's outstanding voting stock.

SHAREHOLDER ACTION BY WRITTEN CONSENT

    The Illinois Law permits shareholder action to be taken pursuant to written consent signed by shareholders having not less than a majority of Innovative's outstanding stock. If such consent is executed by less than all shareholders entitled to vote, then such consent shall become effective only if at least five days prior to the execution of any such consent, a written notice with respect to the subject matter of the action was delivered to all of the shareholders entitled to vote thereon. In addition, after the effective date of the corporate action taken by written consent, notice of such action must be promptly sent to those shareholders who did not consent in writing. The Innovative Bylaws are consistent with the Illinois Law with respect to shareholder action taken by written consent.

    Unless otherwise specified in a company's charter, the DGCL permits stockholder action to be taken pursuant to written consent signed by stockholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereto were present and voted. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. The Peregrine Certificate and the Peregrine Bylaws prevent Peregrine stockholders from taking action without a meeting and specify certain procedures for nominating directors and submitting proposals for consideration at stockholder meetings.

AMENDMENT OF ARTICLES OR CERTIFICATE OF INCORPORATION

    The Illinois Law generally allows a corporation to amend its articles of incorporation if the board of directors of the corporation adopts a resolution approving such amendment, and the holders of at least two-thirds of the outstanding shares entitled to vote in respect thereof vote in favor of the amendment. The Innovative Articles do not contain provisions that alter this requirement.

    Under the DGCL, amendments to the Peregrine Certificate must be approved by the holders of a majority of all outstanding shares entitled to vote on an amendment, including a majority of all outstanding shares of each class or series if the rights of the holders of such securities would be adversely affected by the amendment. The Peregrine Certificate does not contain provisions that alter this requirement.

ANTI-TAKEOVER PROVISIONS

    Under the Illinois Law, a corporation is prohibited from engaging in certain business combinations with any interested shareholder for a period of three years following the date on which such shareholder became an interested shareholder, unless (i) the board of directors of the corporation approved the business combination or the transaction in which such shareholder became an interested shareholder, (ii) upon the consummation of the transaction in which the shareholder became an interested shareholder, such shareholder owned at least 85 percent of the outstanding shares of the corporation (excluding shares held by certain persons), or (iii) the business combination is approved by the board of directors and authorized at a meeting of the shareholders by the affirmative vote of at least two-thirds of the outstanding voting shares which are not owned by the interested shareholder.

    Peregrine is subject to Section 203 of the DGCL (the "Antitakeover Law"), which regulates corporate acquisitions. The Antitakeover Law prevents certain Delaware corporations, including those whose securities are listed for trading on the Nasdaq National Market, from engaging, under certain circumstances, in a "business combination" with any "interested stockholder" for three years following the date that such stockholder became an interested stockholder. For purposes of the Antitakeover Law, a "business combination" includes, among other things, a merger or consolidation involving Peregrine and the interested stockholder and the sale of more than 10% of Peregrine's assets. In general, the Antitakeover Law defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of Peregrine and any entity or person affiliated with or controlling or controlled by such entity or person. A Delaware corporation may "opt out" of the Antitakeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the company's outstanding voting shares. Peregrine has not "opted out" of the provisions of the Antitakeover Law. See "Risk Factors--Risks Related to Peregrine--Effect of Certain Peregrine Charter Provisions; Limitation of Liability of Directors; Anti-takeover Effects of Delaware Law" and "Description of Peregrine Capital Stock."

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF DIRECTORS

    Generally, the Illinois Law provides that a corporation may indemnify any person who is a party or is threatened to be made a party to any proceeding by reason of the fact that such person is a director, officer, employee or agent of the corporation, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed, to the best interests of the corporation, and, with respect to any criminal action, had no reasonable cause to believe his or her actions were unlawful.

    The Innovative Articles and the Innovative Bylaws provide that the corporation will indemnify its officers, directors, employees and agents to the fullest extent permitted by Illinois law.

    Generally, the DGCL provides that a corporation may indemnify any person who was or is a party to an action (other than an action by or in the right of the indemnifying corporation) against all expenses, liability and loss reasonably incurred or suffered by such person in connection with his activities as a director or officer of the corporation (or as a director or officer of another company if such a position were held at the request of the indemnifying corporation). However, the DGCL also provides that, in order to be indemnified, such person must have acted in good faith and in a manner reasonably believed to be not opposed to the best interests of the indemnifying corporation, and with respect to any criminal action or proceeding, did not have reasonable cause to believe that his or her conduct would be unlawful. The DGCL also permits a corporation to indemnify a person against expenses incurred in connection with the defense or settlement of any action by or in the right of the indemnifying corporation if such person acted in good faith and in a manner reasonably believed to be not opposed to the best interests of the indemnifying corporation. However, if a person is judged liable to the indemnifying corporation, indemnification is permitted only to the extent the court deems proper.

    In general, under the DGCL, the indemnification provided for therein is not deemed to be exclusive of any nonstatutory indemnification rights provided to directors, officers and employees under any bylaw, agreement or vote of the stockholders or disinterested directors.

    The Peregrine Certificate and the Peregrine Bylaws provide that the corporation will indemnify its officers, directors, employees and agents to the fullest extent permitted by Delaware law. In addition, Peregrine has entered into indemnification agreements with each of its directors and officers.

                        INNOVATIVE SHAREHOLDER PROPOSALS

    Proposals of shareholders of Innovative to be presented by such shareholders at Innovative's 1999 Annual Meeting of Shareholders (if the Merger is not consummated) must be received by the Secretary or President of Innovative no later than March 25, 1999 in order to be included in the proxy statement and form of proxy relating to that meeting.

                   ADJOURNMENT OF INNOVATIVE SPECIAL MEETING

    In the event that there are not sufficient votes to approve and adopt the Merger Agreement at the time of the Innovative Special Meeting, such proposal could not be approved unless the shareholders Innovative Special Meeting were adjourned in order to permit further solicitation of proxies from shareholders of Innovative. Proxies that are being solicited by the Innovative Board grant the discretionary authority to vote for any such adjournment, if necessary. If it is necessary to adjourn the Innovative Special Meeting and the adjournment is for a period of less than 30 days, no notice of the time and place of the adjourned meeting is required to be given to shareholders of Innovative other than an announcement of such time and place at the Innovative Special Meeting. A majority of the voting power represented and voting at the Innovative Special Meeting is required to approve any such adjournment, provided that a quorum is present. If a quorum is not present, then either the chairman of the Meeting or the shareholders entitled to vote at the Innovative Special Meeting may adjourn the meeting.

                                 LEGAL MATTERS

    The validity of the shares of Peregrine Common Stock to be issued in connection with the Merger will be passed upon for Peregrine by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters in connection with the Merger will be passed upon for Innovative by Archer & Greiner, A Professional Corporation, Haddonfield, New Jersey.

                                    EXPERTS

    The consolidated financial statements of Peregrine Systems, Inc. as of March 31, 1997 and 1998, and for each of the years in the three-year period ended March 31, 1998 and the consolidated financial statements of United Software, Inc. as of December 31, 1995 and 1996 and for each of the years then ended, included in this Proxy Statement/Prospectus and Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said reports.

    The consolidated financial statements of Innovative as of January 31, 1998 and 1997 and for the years then ended included in this Proxy
Statement/Prospectus have been so included in reliance upon the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The statements of operations, changes in shareholder's equity, and cash flows of Innovative for the year ended January 31, 1996 included in this Proxy Statement/Prospectus have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                            PEREGRINE SYSTEMS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
PEREGRINE SYSTEMS, INC. CONSOLIDATED FINANCIAL STATEMENTS

  Report of Independent Public Accountants.................................................................        F-2

  Consolidated Balance Sheets..............................................................................        F-3

  Consolidated Statements of Operations....................................................................        F-4

  Consolidated Statements of Stockholders' Equity (Deficit)................................................        F-5

  Consolidated Statements of Cash Flows....................................................................        F-6

  Notes to Consolidated Financial Statements...............................................................        F-8

UNITED SOFTWARE, INC. CONSOLIDATED FINANCIAL STATEMENTS

  Report of Independent Public Accountants.................................................................       F-22

  Consolidated Balance Sheets..............................................................................       F-23

  Consolidated Statements of Operations....................................................................       F-24

  Consolidated Statements of Stockholders' Deficit.........................................................       F-25

  Consolidated Statements of Cash Flows....................................................................       F-26

  Notes to Consolidated Financial Statements...............................................................       F-27

INNOVATIVE TECH SYSTEMS, INC. CONSOLIDATED FINANCIAL STATEMENTS

  Report of Independent Accountants........................................................................       F-35

  Report of Independent Accountants........................................................................       F-36

  Consolidated Balance Sheets..............................................................................       F-37

  Consolidated Statements of Operations....................................................................       F-38

  Consolidated Statements of Changes in Shareholders' Equity...............................................       F-39

  Consolidated Statements of Cash Flows....................................................................       F-40

  Notes to Consolidated Financial Statements...............................................................       F-41

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Peregrine Systems, Inc.:

    We have audited the accompanying consolidated balance sheets of Peregrine Systems, Inc. (a Delaware corporation) and subsidiaries as of March 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Peregrine Systems, Inc. and subsidiaries as of March 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1998, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

San Diego, California

April 22, 1998 (except with respect to the matter

in Note 10, as to which the date is May 7, 1998)

                            PEREGRINE SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                  MARCH 31,
                                                                                            ----------------------
                                                                                               1997        1998
                                                                                            ----------  ----------
                                                      ASSETS

Current Assets:
Cash and cash equivalents.................................................................  $      305  $   14,950
Short-term investments....................................................................      --           7,027
Accounts receivable, net of allowance for doubtful accounts of $220 and $485,
  respectively............................................................................      10,191      16,761
Financed receivables......................................................................       1,182      --
Deferred tax assets.......................................................................       1,752       7,297
Other current assets......................................................................         924       2,905
                                                                                            ----------  ----------
    Total current assets..................................................................      14,354      48,940
Property and equipment, net...............................................................       4,364       5,455
Goodwill and other........................................................................       1,020       2,342
                                                                                            ----------  ----------
                                                                                            $   19,738  $   56,737
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
  Bank line of credit.....................................................................  $    1,974  $   --
  Accounts payable........................................................................         916       2,337
  Accrued expenses........................................................................       6,249       9,310
  Deferred revenue........................................................................       8,419      11,570
  Current portion of long-term debt.......................................................         497         151
  Current portion of capital lease obligation.............................................         364      --
                                                                                            ----------  ----------
    Total current liabilities.............................................................      18,419      23,368
Long-term debt, net of current portion....................................................       1,395         966
Deferred revenue, net of current portion..................................................       2,773       1,802
                                                                                            ----------  ----------
    Total liabilities.....................................................................      22,587      26,136
                                                                                            ----------  ----------
  Stockholders' Equity (Deficit):
  Preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued or
    outstanding...........................................................................      --          --
  Common stock, $0.001 par value, 5,000,000 shares authorized, 12,920,000 and 18,790,000
    shares issued and outstanding, respectively...........................................          13          19
  Additional paid-in capital..............................................................      15,081      74,351
  Accumulated deficit.....................................................................     (15,807)    (41,461)
  Unearned portion of deferred compensation...............................................      (1,748)     (1,493)
  Cumulative translation adjustment.......................................................        (388)       (553)
  Treasury stock (at cost)................................................................      --            (262)
                                                                                            ----------  ----------
    Total stockholders' equity (deficit)..................................................      (2,849)     30,601
                                                                                            ----------  ----------
                                                                                            $   19,738  $   56,737
                                                                                            ----------  ----------
                                                                                            ----------  ----------

  The accompanying notes are an integral part of these consolidated financial statements.

                            PEREGRINE SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                        YEAR ENDED MARCH 31,
                                                                                  --------------------------------
                                                                                    1996       1997        1998
                                                                                  ---------  ---------  ----------
Revenues:
  Licenses......................................................................  $  11,642  $  20,472  $   38,791
  Maintenance and services......................................................     12,124     14,563      23,086
                                                                                  ---------  ---------  ----------
    Total revenues..............................................................     23,766     35,035      61,877
                                                                                  ---------  ---------  ----------
Costs and Expenses:
  Cost of licenses..............................................................        415        215         326
  Cost of maintenance and services..............................................      3,526      4,661      10,326
  Sales and marketing...........................................................     11,820     15,778      22,728
  Research and development......................................................      7,742      5,877       8,394
  General and administrative....................................................      4,529      3,816       6,463
  Acquired in process research and development..................................     --         --          34,775
                                                                                  ---------  ---------  ----------
    Total costs and expenses....................................................     28,032     30,347      83,012
                                                                                  ---------  ---------  ----------
    Operating income (loss).....................................................     (4,266)     4,688     (21,135)
Interest income (expense) and other.............................................       (286)      (478)        839
                                                                                  ---------  ---------  ----------
Income (loss) from continuing operations before income taxes....................     (4,552)     4,210     (20,296)
Income tax expense (benefit)....................................................     --         (1,592)      5,358
                                                                                  ---------  ---------  ----------
Income (loss) from continuing operations........................................     (4,552)     5,802     (25,654)
                                                                                  ---------  ---------  ----------
Loss from discontinued business:
  Loss from operations..........................................................        781     --          --
  Loss from disposal............................................................      1,078     --          --
                                                                                  ---------  ---------  ----------
Loss from discontinued business.................................................     (1,859)    --          --
                                                                                  ---------  ---------  ----------
  Net income (loss).............................................................  $  (6,411) $   5,802  $  (25,654)
                                                                                  ---------  ---------  ----------
                                                                                  ---------  ---------  ----------
Net income (loss) per share--basic:
Income (loss) from continuing operations........................................  $   (0.37) $    0.45  $    (1.48)
Loss from discontinued operations...............................................      (0.15)    --          --
                                                                                  ---------  ---------  ----------
Net income (loss) per share.....................................................  $   (0.52) $    0.45  $    (1.48)
                                                                                  ---------  ---------  ----------
                                                                                  ---------  ---------  ----------
Weighted average common shares outstanding......................................     12,331     12,920      17,380
                                                                                  ---------  ---------  ----------
                                                                                  ---------  ---------  ----------
Net income (loss) per share--diluted:
Income (loss) from continuing operations........................................  $   (0.37) $    0.39  $    (1.48)
Loss from discontinued operations...............................................      (0.15)    --          --
                                                                                  ---------  ---------  ----------
Net income (loss) per share.....................................................  $   (0.52) $    0.39  $    (1.48)
                                                                                  ---------  ---------  ----------
                                                                                  ---------  ---------  ----------
Weighted average common and common equivalent shares
  outstanding...................................................................     12,331     14,964      17,380
                                                                                  ---------  ---------  ----------
                                                                                  ---------  ---------  ----------

  The accompanying notes are an integral part of these consolidated financial statements.

                            PEREGRINE SYSTEMS, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                                                                              UNEARNED
                                    NUMBER OF                   ADDITIONAL                   PORTION OF      CUMULATIVE
                                     SHARES                       PAID-IN    ACCUMULATED      DEFERRED       TRANSLATION
                                   OUTSTANDING   COMMON STOCK     CAPITAL      DEFICIT      COMPENSATION     ADJUSTMENT
                                  -------------  -------------  -----------  ------------  ---------------  -------------
Balance, March 31, 1995.........       10,237      $      10     $   9,044    $  (11,273)     $  --           $      22
  Net loss......................       --             --            --            (6,411)        --              --
  Issuance of shares for XVT....        2,018              2         3,923        (3,925)        --              --
  Issuance of common stock......           43         --                43        --             --              --
  Restricted stock shares
    granted.....................          600              1         1,403        --             (1,404)         --
  Equity adjustment from foreign
    currency translation........       --             --            --            --             --                 115
                                       ------            ---    -----------  ------------       -------           -----
Balance, March 31, 1996.........       12,898             13        14,413       (21,609)        (1,404)            137
  Net income....................       --             --            --             5,802         --              --
  Issuance of shares for XVT....       --             --            --            --             --              --
  Issuance of common stock......           22         --                37        --             --              --
  Compensation expense related
    to restricted stock and
    options.....................       --             --            --            --                287          --
  Deferred compensation related
    to options granted..........       --             --               631        --               (631)         --
  Equity adjustment from foreign
    currency translation........       --             --            --            --             --                (525)
                                       ------            ---    -----------  ------------       -------           -----
Balance, March 31, 1997.........       12,920             13        15,081       (15,807)        (1,748)           (388)
  Net loss......................       --             --            --           (25,654)        --              --
  Issuance of common stock in
    IPO, net of issuance costs
    of $1,181...................        2,300              2        18,069        --             --              --
  Stock options exercised and
    restricted stock granted
    (net).......................        1,654              2         2,792        --             --              --
  Stock issued for Apsylog
    acquisition.................        1,916              2        30,504        --             --              --
  Stock option tax benefit......       --             --             7,905        --             --              --
  Compensation expense related
    to restricted stock and
    options.....................       --             --            --            --                414          --
  Deferred compensation related
    to options granted..........       --             --            --            --               (159)         --
  Stock repurchased.............       --             --            --            --             --              --
  Equity adjustment from foreign
    currency translation........       --             --            --            --             --                (165)
                                       ------            ---    -----------  ------------       -------           -----
Balance, March 31, 1998.........       18,790      $      19     $  74,351    $  (41,461)     $  (1,493)      $    (553)
                                       ------            ---    -----------  ------------       -------           -----
                                       ------            ---    -----------  ------------       -------           -----

                                                   TOTAL
                                               STOCKHOLDERS'
                                   TREASURY       EQUITY
                                     STOCK       (DEFICIT)
                                  -----------  -------------
Balance, March 31, 1995.........   $  --         $  (2,197)
  Net loss......................      --            (6,411)
  Issuance of shares for XVT....      --            --
  Issuance of common stock......      --                43
  Restricted stock shares
    granted.....................      --            --
  Equity adjustment from foreign
    currency translation........      --               115
                                       -----   -------------
Balance, March 31, 1996.........      --            (8,450)
  Net income....................      --             5,802
  Issuance of shares for XVT....      --            --
  Issuance of common stock......      --                37
  Compensation expense related
    to restricted stock and
    options.....................      --               287
  Deferred compensation related
    to options granted..........      --            --
  Equity adjustment from foreign
    currency translation........      --              (525)
                                       -----   -------------
Balance, March 31, 1997.........      --            (2,849)
  Net loss......................      --           (25,654)
  Issuance of common stock in
    IPO, net of issuance costs
    of $1,181...................      --            18,071
  Stock options exercised and
    restricted stock granted
    (net).......................      --             2,794
  Stock issued for Apsylog
    acquisition.................      --            30,506
  Stock option tax benefit......      --             7,905
  Compensation expense related
    to restricted stock and
    options.....................      --               414
  Deferred compensation related
    to options granted..........      --              (159)
  Stock repurchased.............        (262)         (262)
  Equity adjustment from foreign
    currency translation........      --              (165)
                                       -----   -------------
Balance, March 31, 1998.........   $    (262)    $  30,601
                                       -----   -------------
                                       -----   -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                            PEREGRINE SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                         YEAR ENDED MARCH 31,
                                                                                   --------------------------------
                                                                                     1996       1997        1998
                                                                                   ---------  ---------  ----------
Cash flows from operating activities:
  Net income (loss)..............................................................  $  (6,411) $   5,802  $  (25,654)
  Adjustments to reconcile net income (loss) to net cash, excluding effects of acquisitions, provided by (used in) operating activities:
    Depreciation and amortization................................................      1,540      1,838       2,119
    Loss from discontinued business..............................................      1,859     --          --
    Gain on sale of fixed assets.................................................        (93)    --          --
    Charge for acquired research and development.................................     --         --          34,775
    Increase (decrease) in cash resulting from changes in:
      Accounts receivable........................................................     (2,416)    (3,936)     (7,164)
      Financed receivables.......................................................     --         (1,182)      1,182
      Deferred tax assets........................................................     --         (1,752)     (5,545)
      Other current assets.......................................................        311       (163)     (1,116)
      Accounts payable...........................................................        714       (499)        674
      Accrued expenses...........................................................      2,464      2,458         512
      Deferred revenue...........................................................      2,364      1,381       1,361
      Other......................................................................        252       (705)        534
                                                                                   ---------  ---------  ----------
                                                                                         584      3,242       1,678
                                                                                   ---------  ---------  ----------
      Net cash used by discontinued business.....................................       (738)    (1,303)       (170)
                                                                                   ---------  ---------  ----------
        Net cash provided by (used in) operating activities......................       (154)     1,939       1,508
                                                                                   ---------  ---------  ----------
Cash flows from investing activities:
  Purchases of short-term investments............................................     --         --         (45,732)
  Maturities of short-term investments...........................................     --         --          38,705
  Purchases of property and equipment............................................     (3,516)      (566)     (2,427)
  Proceeds from sale of product line.............................................     --            700      --
  Proceeds from sale of subsidiary and fixed assets, net.........................        653     --          --
  Cash acquired in acquisition...................................................     --         --             582
                                                                                   ---------  ---------  ----------
      Net cash provided by (used in) investing activities........................     (2,863)       134      (8,872)
                                                                                   ---------  ---------  ----------
Cash flows from financing activities:
  Proceeds (repayment) on bank line of credit, net...............................      1,514       (855)     (3,387)
  Proceeds from long-term debt...................................................      3,508        287      --
  Repayments of long-term debt...................................................     (1,354)      (774)     (2,541)
  Issuance of common stock.......................................................         15         37      28,770
  Treasury stock purchased.......................................................     --         --            (262)
  Principal payments under capital lease obligation..............................       (401)      (375)       (406)
                                                                                   ---------  ---------  ----------
      Net cash provided by (used in) financing activities........................      3,282     (1,680)     22,174
                                                                                   ---------  ---------  ----------
Effect of exchange rate changes on cash..........................................        115       (525)       (165)
                                                                                   ---------  ---------  ----------
Net increase (decrease)..........................................................        380       (132)     14,645
Cash and cash equivalents, beginning of year.....................................         57        437         305
                                                                                   ---------  ---------  ----------
Cash and cash equivalents, end of year...........................................  $     437  $     305  $   14,950
                                                                                   ---------  ---------  ----------
                                                                                   ---------  ---------  ----------

              The accompanying notes are an integral part of these consolidated financial statements.

                            PEREGRINE SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS) (CONTINUED)

                                                                                         YEAR ENDED MARCH 31,
                                                                                   --------------------------------
                                                                                     1996       1997        1998
                                                                                   ---------  ---------  ----------
Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for:
  Interest.......................................................................  $     389  $     400  $       38
  Income taxes...................................................................  $      36  $      27  $      622
Supplemental Disclosure of Non Cash Investing and Financial Activities:
  Stock issued and other non-cash consideration for acquisition..................  $   3,925  $  --      $   38,617
  Realization of the benefit of certain Apsylog net operating loss carryforwards
    through the reduction of goodwill............................................     --         --      $    1,794

  The accompanying notes are an integral part of these consolidated financial statements.

                            PEREGRINE SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. COMPANY OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

    Peregrine Systems, Inc. ("Peregrine" or the "Company") is a leading provider of Infrastructure Management solutions. Infrastructure Management unites the unique disciplines of the Consolidated Service Desk and Enterprise Asset Management through utilizing common shared data. The Company develops, markets, and supports ServiceCenter and AssetCenter. Service Center is an integrated suite of applications that automates the management of complex, enterprise-wide information technology ("IT") infrastructures. AssetCenter is an application suite that adds the essential dimension of managing the portfolio of investments contained within an organization's infrastructure. These product suites are designed to meet the IT infrastructure management requirements of large organizations and are distinguished by their breadth of functionality and their ability to be deployed across all major hardware platforms and network operating systems and protocols. The Company sells its software and services in both North America and internationally through both a direct sales force and through business partnerships.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Peregrine Systems, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

    The Company generates revenues from licensing the rights to use its software products primarily to end users. The Company also generates revenues from post-contract support (maintenance), consulting and training services performed for customers who license its products.

    Revenues from software license agreements are recognized currently, provided that all of the following conditions are met: a noncancelable license agreement has been signed, the software has been delivered, there are no material uncertainties regarding customer acceptance, collection of the resulting receivable is deemed probable, and no other significant vendor obligations exist. Revenues from maintenance services are recognized ratably over the term of the maintenance period, generally one year. Maintenance revenues which are bundled with license agreements are unbundled using vendor specific objective evidence. Consulting revenues are primarily related to implementation services performed on a time and material basis under separate service agreements for the installation of the Company's software products. Revenues from consulting and training services are recognized as the respective services are performed.

    Cost of license revenues consists primarily of amounts paid to third-party vendors, product media, manuals, packaging materials, personnel and related shipping costs. Cost of maintenance and services

                            PEREGRINE SYSTEMS, INC.

1. COMPANY OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) revenues consists primarily of salaries, benefits, and allocated overhead costs incurred in providing telephone support, consulting services, and training to customers.

    Deferred revenue primarily relates to customer support fees, which have been paid by customers in advance of the performance of these services.

BUSINESS RISK AND CONCENTRATIONS OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk principally consist of trade and other receivables. The Company performs ongoing credit evaluations of its customers financial condition. Management believes that the concentration of credit risk with respect to trade receivables is further mitigated as the Company's customer base consists primarily of Fortune 1000 companies. The Company maintains reserves for credit losses and such losses historically have been within management expectations.

    A significant portion of the Company's revenues are from its ServiceCenter and AssetCenter products and related services. Any factor adversely affecting the pricing of, demand for or market acceptance of these products could have a material adverse effect on the Company's business, financial condition and results of operations.

    See "Factors that May Affect Future Results" in Management's Discussion and Analysis of Financial Condition and Results of Operations for a more complete analysis of risks affecting the Company's business.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents primarily consist of overnight repurchase agreements and money market accounts. The carrying amount reported for cash and cash equivalents approximates its fair value.

SHORT-TERM INVESTMENTS

    The company accounts for its short-term investments in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS No. 115). Short-term investments consist of tax-exempt municipal auction rate preferred stock with original maturities at date of purchase beyond three months and less than twelve months. These securities are classified as held-to-maturity and are carried at amortized cost. The amount of gross unrealized gains or gross unrealized losses were not significant.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of certain of the Company's financial instruments, including accounts receivable, accounts payable and accrued expenses approximates fair value due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of its notes payable, capital lease obligations and borrowings under the Company's line of credit approximates fair value.

                            PEREGRINE SYSTEMS, INC.

1. COMPANY OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) FINANCED RECEIVABLES

    Financed receivables represent trade accounts receivable for which the original payment terms extend beyond the Company's customary net 45 payment terms. These receivables are substantially all due within the next twelve months. Amounts due greater than one year from the balance sheet date are included in other assets in the accompanying consolidated financial statements. The majority of these long-term receivables relate to items included in long-term deferred revenues.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over estimated useful lives, generally three to five years for furniture and equipment. Amortization of leasehold improvements is provided using the straight-line method over the lesser of the useful lives of the assets or the terms of the related leases.

    Maintenance and repairs are charged to operations as incurred. When assets are sold, or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in operations for the applicable period.

LONG-LIVED ASSETS

    The Company evaluates potential impairment of long-lived assets and long-lived assets to be disposed of in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). SFAS No. 121 establishes procedures for review of recoverability, and measurement of impairment if necessary, of long-lived assets and certain identifiable intangibles held and used by an entity. SFAS No. 121 requires that those assets be reviewed for impairment whenever events of changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. SFAS No. 121 also requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less estimated selling costs. As of March 31, 1998, management believes that there has not been any impairment of the Company's long-lived assets or other identifiable intangibles.

GOODWILL

    Goodwill is carried at cost less accumulated amortization, which is being provided on a straight line basis over five years.

CAPITALIZED COMPUTER SOFTWARE

    In accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", software development costs are capitalized from the time the product's technological feasibility has been established until the product is released for sale to the general public. During the three years in the period ended March 31, 1998, no software development costs were capitalized as the costs incurred between achieving technological feasibility and product release were minimal. Research and development costs, including the design of product enhancements, are expensed as incurred.

                            PEREGRINE SYSTEMS, INC.

1. COMPANY OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) FOREIGN CURRENCY TRANSLATION AND RISK MANAGEMENT

    Assets and liabilities of the Company's foreign operations are translated into United States dollars at the exchange rate in effect at the balance sheet date, and revenue and expenses are translated at the average exchange rate for the period. Translation gains or losses of the Company's foreign subsidiaries are not included in operations but are reported as a separate component of stockholders' equity (deficit). The functional currency of those subsidiaries is the primary currency in which the subsidiary operates. Gains and losses on transactions in denominations other than the functional currency of the Company's foreign operations, while not significant in amount, are included in the results of operations.

    The Company enters into forward exchange contracts to minimize the short-term impact of foreign currency fluctuations on assets and liabilities denominated in currencies other than the functional currency of the reporting entity. All foreign exchange forward contracts are designated as and effective as a hedge and are highly inversely correlated to the hedged item as required by generally accepted accounting principles.

    Gains and losses on the contracts are included in other income and offset foreign exchange gains or losses from the revaluation of intercompany balances or other current assets and liabilities denominated in currencies other than the functional currency of the reporting entity.

INCOME TAXES

    Deferred taxes are provided utilizing the liability method as prescribed by SFAS No. 109, "Accounting for Income Taxes," whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

COMPUTATION OF NET INCOME (LOSS) PER SHARE

    Effective fiscal year 1998, the Company retroactively adopted the provisions of Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), "Earnings per share." SFAS No. 128 requires companies to compute net income
(loss) per share under two different methods, basic and diluted per share data for all periods for which an income statement is presented. Basic earnings per share was computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if the income were divided by the weighted-average number of common shares and potential common shares from outstanding stock options for the year ended March 31, 1997. Potential common shares were calculated using the treasury stock method and represent incremental shares issuable upon exercise of the Company's outstanding options. For the years ended March 31, 1998 and March 31, 1996, the diluted loss per share calculation excludes effects of outstanding stock options as such inclusion would be anti-dilutive. The following table provides

                            PEREGRINE SYSTEMS, INC.

1. COMPANY OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) reconciliation of numerators and denominators used in calculating basic and diluted earnings per share for the prior three years.

                                                                                   FOR THE YEARS ENDED MARCH 31,
                                                                                  --------------------------------
                                                                                    1996       1997        1998
                                                                                  ---------  ---------  ----------
Net income (loss)...............................................................  $  (6,411) $   5,802  $  (25,654)
                                                                                  ---------  ---------  ----------
                                                                                  ---------  ---------  ----------
BASIC EARNINGS PER SHARE:
  Income (loss) available to common shareholders................................  $  (6,411) $   5,802  $  (25,654)
  Weighted average common shares outstanding....................................     12,331     12,920      17,380
                                                                                  ---------  ---------  ----------
Basic earnings (loss) per share.................................................  $    0.52  $    0.45  $    (1.48)
                                                                                  ---------  ---------  ----------
                                                                                  ---------  ---------  ----------
DILUTED EARNINGS PER SHARE:
  Income (loss) available to common shareholders................................  $  (6,411) $   5,802  $  (25,654)
                                                                                  ---------  ---------  ----------
                                                                                  ---------  ---------  ----------
  Weighted average common shares outstanding....................................     12,331     12,920      17,380
  Common stock options granted (unless anti-dilutive)...........................         --      2,044          --
                                                                                  ---------  ---------  ----------
Total weighted average common shares and equivalents............................     12,331     14,964      17,380
                                                                                  ---------  ---------  ----------
Diluted earnings (loss) per share...............................................  $   (0.52) $    0.39  $    (1.48)
                                                                                  ---------  ---------  ----------
                                                                                  ---------  ---------  ----------

DISCONTINUED OPERATIONS

    During fiscal 1996, the Company acquired XVT Software Inc. ("XVT"), substantially all of the outstanding equity of which was owned by the majority stockholder of the Company. In January 1996, the Company determined that maintaining an interest in XVT was not consistent with the Company's business strategy and adopted a plan to discontinue the operations of XVT. The Company incurred a loss from discontinued operations of XVT in fiscal 1996 of $1.9 million.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components (revenue, expense, gains, and losses) in a full set of general-purpose financial statements. The Company will adopt SFAS No. 130 in its fiscal year 1999. Management believes the adoption of SFAS No. 130 will not have a material effect on its consolidated financial statements.

    In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," regarding operating segments. SFAS No. 131, which is based on the management approach to segment reporting, establishes requirements to report entity-wide disclosures about products and services, major customers, and material countries in which the entity holds assets and reports revenue. SFAS No. 131 requires limited segment data on a quarterly basis. The Company will adopt SFAS No. 131 in the first quarter of fiscal year 1999. Management believes the adoption of SFAS No. 131 will not have a material effect on its consolidated financial statements.

    In October 1997, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 97-2, "Software Revenue Recognition," which provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions. The Company will adopt SOP 97-2

                            PEREGRINE SYSTEMS, INC.

1. COMPANY OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) in its fiscal year 1999. The Company anticipates that SOP 97-2 will not have a material impact on its consolidated financial statements.

    In March 1998, the American Institute of Certified Public Accountants, issued Statement of Position (SOP) 98-1. "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which provides guidance concerning the capitalization of costs related to such software. The Company will adopt SOP 98-1 in its fiscal year 2000. The Company anticipates that SOP 98-1 will not have a material impact on its consolidated financial statements.

    In April 1998, the American Institute of Certified Public Accountants issued AICPA Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities." This Statement provides guidance on the financial reporting of start-up costs and organization costs and requires that such costs of start-up activities be expensed as incurred. The Company will adopt SOP 98-5 in its fiscal year 2000. The Company has not yet determined the impact, if any, the adoption of the accounting and disclosure provisions of SOP 98-5 will have on the Company's financial statements, results of operations or related disclosure thereto.

2. ACQUISITION

    In September 1997, the Company completed the acquisition of all of the outstanding stock of United Software, Inc., a developer of decision software solutions designed for asset management. The consideration given for the stock of United Software included 1,916,220 shares of Peregrine Systems common stock valued at $15.92 per share or $30,506,000 plus an additional $8,111,000 of expenses directly related to the acquisition and assumption of net liabilities of United Software.

    The acquisition was accounted for as a purchase. Accordingly, the purchase price was allocated to the net liabilities assumed based on their estimated fair market values. In connection with the acquisition, the Company received an appraisal of the intangible assets, which indicated that approximately $34.8 million represented in-process research and development. The acquired in-process research and development was expensed in the quarter ended September 30, 1997. In addition, the company recorded goodwill of $2.1 million that is being amortized on a straight line basis over five years.

    The following table presents the unaudited pro forma results assuming the Company had acquired United Software at the beginning of fiscal years 1997 and 1998, respectively. Net income and diluted earnings per share amounts have been adjusted to exclude the write-off of acquired in process research and development of $34.8 million and include the goodwill amortization of $420,000 for the twelve months ended March 31, 1997 and 1998. This information may not necessarily be indicative of the future combined results of the Company.

                                                            (IN THOUSANDS EXCEPT PER SHARE
                                                                         DATA)
                                                             FOR THE YEARS ENDED MARCH 31,
                                                                 1997               1998
                                                          -------------------  --------------
Revenues................................................       $  41,503         $   63,171
Net income..............................................       $     670         $    8,340
Diluted earnings per share..............................       $    0.04         $     0.40
Basic earnings per share................................       $    0.05         $     0.43

                            PEREGRINE SYSTEMS, INC.

3. BALANCE SHEET COMPONENTS

    Other current assets consists of the following (in thousands):

                                                                                    MARCH 31,
                                                                               --------------------
                                                                                 1997       1998
                                                                               ---------  ---------
Prepaid expenses and other...................................................  $     326  $   2,661
Employee advances............................................................        198        244
Receivable from sale of product line.........................................        400         --
                                                                               ---------  ---------
                                                                               $     924  $   2,905
                                                                               ---------  ---------
                                                                               ---------  ---------

    Property and equipment consists of the following (in thousands):

                                                                                MARCH 31,
                                                                           --------------------
                                                                             1997       1998
                                                                           ---------  ---------
Furniture and equipment..................................................  $   7,319  $  10,219
Leasehold improvements...................................................      1,963      2,249
                                                                           ---------  ---------
                                                                               9,282     12,468
Less accumulated depreciation............................................     (4,918)    (7,013)
                                                                           ---------  ---------
                                                                           $   4,364  $   5,455
                                                                           ---------  ---------
                                                                           ---------  ---------

    Accrued expenses consist of the following (in thousands):

                                                                                  MARCH 31,
                                                                             --------------------
                                                                               1997       1998
                                                                             ---------  ---------
Employee Compensation......................................................  $   1,631  $   2,745
Commissions................................................................      2,499      3,494
Other......................................................................      2,119      3,071
                                                                             ---------  ---------
                                                                             $   6,249  $   9,310
                                                                             ---------  ---------
                                                                             ---------  ---------

4. DEBT

LINE OF CREDIT

    Effective July 1, 1997, the Company entered into an agreement for a line of credit facility that provides for maximum borrowings of $5.0 million and expires on July 31, 1998. Borrowings under the line of credit bear interest at the bank's prime rate (8.5% at March 31, 1998). The line of credit is collateralized by the Company's accounts receivable, equipment, and certain other assets. In addition, the debt agreement contains certain covenants, the most significant of which places certain restrictions on future on borrowings and acquisitions above specified levels. The Company is required to maintain certain financial ratios and minimum equity balances. The agreement also provides for a foreign exchange facility, under which the maximum principal amount of foreign exchange transactions which may mature during any two day period is $2.0 million. The Company did not have an outstanding balance on the line of credit at March 31, 1998.

                            PEREGRINE SYSTEMS, INC.

4. DEBT (CONTINUED)
LONG-TERM DEBT

    Long-term debt consists of the following (in thousands):

                                                                                                      MARCH 31,
                                                                                                 --------------------
                                                                                                   1997       1998
                                                                                                 ---------  ---------
Note payable to bank. Note secured by trade receivables, fixed assets and guaranteed by the majority stockholder. Interest at prime (8.5% as of March 31, 1997). Equal monthly
 installments of principal of $37 plus interest, repaid in 1998................................  $   1,612  $      --
Note payable to lessor. Unsecured; interest at 8%. Monthly payments of principal and interest
 of $4.2 through November 2003.................................................................        234        227
French Government Agency loans. Interest of up to 6.55%, due in 2000...........................         --        762
Other..........................................................................................         46        128
                                                                                                 ---------  ---------
                                                                                                     1,892      1,117
Less current portion...........................................................................       (497)      (151)
                                                                                                 ---------  ---------
                                                                                                 $   1,395  $     966
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

    Scheduled principal payments on long-term debt due as of March 31, 1998 are as follows (in thousands):

1999................................................................  $     151
2000................................................................        808
2001................................................................         39
2002................................................................         43
2003................................................................         47
2004................................................................         29
                                                                      ---------
                                                                      $   1,117
                                                                      ---------
                                                                      ---------

                            PEREGRINE SYSTEMS, INC.

5. INCOME TAXES

    The tax effects of temporary differences that give rise to significant portions of the net deferred tax assets are as follows (in thousands):

                                                                                 MARCH 31,
                                                                            --------------------
                                                                              1997       1998
                                                                            ---------  ---------
Deferred tax assets:
  Net operating loss carryforwards........................................  $   1,356  $   5,497
  Deferred maintenance revenue............................................      1,148      1,452
  Other...................................................................        960      1,324
                                                                            ---------  ---------
                                                                                3,464      8,273
Deferred tax liabilities:
  Depreciation............................................................       (295)      (168)
  Deferred revenue........................................................       (160)        --
                                                                            ---------  ---------
                                                                                3,009      8,105
Valuation allowance.......................................................     (1,257)      (808)
                                                                            ---------  ---------
Net deferred tax assets...................................................  $   1,752  $   7,297
                                                                            ---------  ---------
                                                                            ---------  ---------

    As of March 31, 1998, the Company had net operating loss carryforwards of approximately $8.5 million for domestic federal and state income tax reporting purposes, which expire beginning in 2004. In certain circumstances, as specified in the Internal Revenue Code, a fifty percent or more ownership change by certain combinations of the Company's stockholders during any three year period could result in a limitation on the Company's ability to utilize portions of its domestic net operating loss carryforwards. The Company currently has net operating loss carryforwards of approximately $1.2 million that may be subject to these limitations. As of March 31, 1998, the Company also has foreign net operating loss carryforwards of approximately $5.8 million. See Note 9 for a table of foreign and domestic components of operating income (loss).

    A valuation allowance in the amount set forth in the table above has been recorded to properly reflect a portion of the deferred tax assets due to uncertainties surrounding its realization. The current valuation allowance relates to assets acquired in the Company's acquisition of United Software, Inc. Management evaluates on a quarterly basis the recoverability of the deferred tax assets and the amount of the valuation allowance. At such time as it is determined that it is more likely than not that the deferred tax assets are realizable, the valuation allowance will be reduced. Any future decrease in the valuation allowance will be recorded as a reduction to goodwill.

                            PEREGRINE SYSTEMS, INC.

5. INCOME TAXES (CONTINUED)
    A reconciliation of expected income taxes using the statutory federal income tax rate to the effective income tax provision is as follows (in thousands):

                                                                       MARCH 31,
                                                       ------------------------------------------
                                                         1996       1997       1998       RATE
                                                       ---------  ---------  ---------  ---------
Federal tax at the statutory rate....................  $  (2,180) $     980  $   4,923      34.00%
State tax, net of federal benefit....................       (385)       173        869       6.00%
Foreign losses (not benefited).......................        418         --         --         --
Other................................................        227        140         16       0.11%
Change in valuation allowance........................      1,920     (2,885)      (449)     (3.10)%
                                                       ---------  ---------  ---------  ---------
Total income tax provision...........................  $      --  $  (1,592) $   5,359      37.01%
                                                       ---------  ---------  ---------  ---------
                                                       ---------  ---------  ---------  ---------

    The amounts stated in the table above for the year ended March 31, 1998 exclude a $34,775,000 expense for acquired in-process research and development relating to the Company's acquisition of United Software, Inc.

    The income tax provision (benefit) consisted of the following (in thousands):

                                                                                 MARCH 31,
                                                                            --------------------
                                                                              1997       1998
                                                                            ---------  ---------
Current
  Federal.................................................................  $      76  $   5,197
  State...................................................................         84      1,017
                                                                            ---------  ---------
    Total Current.........................................................        160      6,214
                                                                            ---------  ---------
Deferred
  Federal.................................................................     (1,523)      (728)
  State...................................................................       (229)      (128)
                                                                            ---------  ---------
Total deferred............................................................     (1,752)      (856)
                                                                            ---------  ---------
Total provision (benefit).................................................  $  (1,592) $   5,358
                                                                            ---------  ---------
                                                                            ---------  ---------

    The Company realizes an income tax benefit from the exercise or early disposition of certain stock options. This benefit results in a decrease in current income taxes payable and an increase in additional paid-in capital. The amount of this benefit for the year ended March 31, 1998 was $7,905,000.

                            PEREGRINE SYSTEMS, INC.

6. COMMITMENTS AND CONTINGENCIES

    The Company leases certain buildings and equipment under noncancelable operating lease agreements. The leases generally require the Company to pay all executory costs such as taxes, insurance and maintenance related to the leased assets. Certain of the leases contain provisions for periodic rate escalations to reflect cost-of-living increases. Rent expense for such leases totaled approximately $1,961,000, $2,051,000 and $2,565,000 in fiscal 1996, 1997, and
1998, respectively.

    Future minimum lease payments under noncancelable operating leases, at March 31, 1998 are as follows (in thousands):

                                                                                      OPERATING
                                                                                       LEASES
                                                                                     -----------
1999...............................................................................   $   2,407
2000...............................................................................       2,286
2001...............................................................................       2,278
2002...............................................................................       2,381
2003...............................................................................       2,448
Thereafter.........................................................................       1,543
                                                                                     -----------
    Total minimum lease payments...................................................   $  13,343
                                                                                     -----------
                                                                                     -----------

    The Company subleases office space at its corporate headquarters to an affiliated company. The term of the sublease is from June, 1996 to October, 2003 and requires monthly rental payments of approximately $17,000.

    The Company pays commissions to employees who have authored certain of the Company's products based on a percentage of the respective product's sales. Commissions paid under such agreements are included in research and development expense in the accompanying consolidated statements of operations and were approximately $600,000, $1,100,000, and $1,700,000 for fiscal 1996, 1997, and
1998, respectively.

    The Company is involved in various legal proceedings and claims arising in the ordinary course of business, none of which, in the opinion of management, is expected to have a material adverse effect on the Company's consolidated financial position or results of operations.

7. STOCKHOLDERS' EQUITY

    PREFERRED STOCK

    The Company has authorized 5,000,000, $0.001 par value, undesignated preferred shares, none of which were issued or outstanding at March 31, 1997 and 1998. The Board of Directors has the authority to issue the preferred stock in one or more series and to fix the price, rights, preferences, privileges, and restrictions, including dividend rights and rates, conversion and voting rights, and redemption terms and pricing without any further vote or action by the Company's stockholders.

    STOCK OPTIONS

    The Company has three stock option plans, the Nonqualified Stock Option Plan ("1990 Plan"), the 1991 Nonqualified Stock Option Plan ("1991 Plan"), and the 1994 Stock Option Plan ("1994 Plan").

                            PEREGRINE SYSTEMS, INC.

7. STOCKHOLDERS' EQUITY (CONTINUED)
    The Company may no longer grant options under the 1990 and 1991 Plans. The Company may grant up to 4,999,000 options under the 1994 Plan. Under the Plans, the option exercise price is determined by the Board of Directors on a per-grant basis, but shall not be less than fair market value. Option grants under all three stock option plans generally vest over four years. During December 1996, the Company recorded $631,000 in deferred compensation related to the grant of 185,000 options. This deferred compensation is being amortized on a straight line basis to expense over the options' four year vesting period.

    A summary of the status of the Company's three stock option plans at March 31, 1996, 1997, and 1998 as well as changes during the periods then ended is as follows:

                                                                                                           WEIGHTED
                                                    WEIGHTED                    WEIGHTED                    AVERAGE
                                       SHARES        AVERAGE       SHARES        AVERAGE       SHARES      EXERCISE
                                        (000)    EXERCISE PRICE     (000)    EXERCISE PRICE     (000)        PRICE
                                      ---------  ---------------  ---------  ---------------  ---------  -------------
Outstanding, beginning of year......    3,041.2     $    1.42       3,597.4     $    1.79       4,061.3    $    2.08
                                      ---------         -----     ---------         -----     ---------       ------
Granted.............................    1,440.4          2.37         989.9          3.24       1,628.8    $   13.59
Exercised...........................      (30.0)         1.01         (22.8)         1.64      (1,806.2)   $    1.50
Canceled............................     (854.2)         1.18        (503.2)          1.4        (285.5)       12.25
                                      ---------         -----     ---------         -----     ---------       ------
                                      ---------         -----     ---------         -----     ---------       ------
Outstanding, end of year............    3,597.4     $    1.79       4,061.3     $    2.08       3,598.4    $    6.77
                                      ---------         -----     ---------         -----     ---------       ------
                                      ---------         -----     ---------         -----     ---------       ------
Exercisable, end of year............    1,786.0     $    1.34       2,171.7     $    1.48       1,160.5    $    7.64
                                      ---------         -----     ---------         -----     ---------       ------
                                      ---------         -----     ---------         -----     ---------       ------
Weighted average fair value of
  options granted...................                $  --                       $  --                      $  --
                                                        -----                       -----                     ------
                                                        -----                       -----                     ------

    Because certain of the options awarded to date have been granted at significant premiums, under the minimum value pricing model the options were determined to collectively have no value. As a result, had compensation cost for stock options granted during the years ended March 31, 1996 and 1997 been determined consistent with SFAS No. 123, the Company's net income (loss) and related per share amounts on a pro forma basis would not be materially different as the per share amounts reported in the accompanying consolidated statements of operations for the years ended March 31, 1996 and 1997.

    Compensation cost for stock options granted during the year ended March 31, 1998 determined consistent with SFAS No. 123 would have reduced the Company's net income and related per share amounts on a pro-forma basis by $1.3 million and $0.07, respectively. The fair value of each option grant is estimated using the minimum value method of option pricing model with the following assumptions used in fiscal 1998; weighted average risk-free interest rate of 6.11 percent; volatility of 63.06 percent; expected dividend yields of 0.00 percent; and an expected life of 4 years.

    RESTRICTED STOCK

    During fiscal 1996, the Company granted 600,000 shares of nontransferable common stock under restricted stock agreements to certain employees. These shares were valued at a fair value of $2.34. The restrictions lapse on the shares ten years from the date of grant or, if the Company achieves certain objectives for earnings growth from fiscal 1997 through fiscal 2002, or, on a change in control of the Company. The unearned portion of restricted stock is included in stockholders' deficit and is being

                            PEREGRINE SYSTEMS, INC.

7. STOCKHOLDERS' EQUITY (CONTINUED)
amortized as compensation expense on a straight-line basis over the vesting period. During fiscal 1998, 202,000 of the above shares were cancelled.

    During the fiscal year 1998, the Company granted an additional 50,000 shares of nontransferrable common stock under restricted stock agreements valued at $12.625. These shares vest over a six-year term and are currently being amortized as compensation expense over this term.

    1997 EMPLOYEE STOCK PURCHASE PLAN

    In February 1997, the Board adopted, and the stockholders approved, the 1997 Employee Stock Purchase Plan ("Purchase Plan"). The Company has reserved 250,000 shares of common stock for issuance under the Purchase Plan. The Purchase Plan enables eligible employees to purchase common stock at 85% of the lower of the fair market value of the Company's common stock on the first or last day of each option purchase period, as defined. No shares were issued under the Purchase Plan during fiscal 1997 and 35,000 shares were issued under the Purchase Plan during fiscal 1998.

    DIRECTOR OPTION PLAN

    In February 1997, the Board adopted, and the stockholders approved, the 1997 Director Option Plan ("Director Plan"). The Company has reserved 150,000 shares of common stock for issuance under the Director Plan. The Director Plan provides an initial grant of options to purchase 25,000 shares of common stock to each new eligible outside director of the Company upon election to the Board. In addition, commencing with the 1998 Annual Stockholders meeting, such eligible outside directors are granted an option to purchase 5,000 shares of common stock at each annual meeting. The exercise price per share of all options granted under the Director Plan will be equal to the fair market value of the Company's common stock on the date of grant. Options may be granted for periods up to ten years and generally vest over four years. No grants were made under the Director Plan in fiscal 1997 and 1998.

8. EMPLOYEE BENEFIT PLAN

    The Company has a 401(k) Employee Savings Plan ("Plan") covering substantially all employees. The Plan provides for savings and pension benefits and is subject to the provisions of the Employee Retirement Income Security Act of 1974. Those employees who participate in the Plan are entitled to make contributions of up to 20 percent of their compensation, limited by IRS statutory contribution limits. In addition to employee contributions, the Company also contributes to the Plan by matching 25% of employee contributions. Amounts contributed to the Employee Savings Plan by the Company during fiscal 1996, 1997 and 1998 were $203,000, $189,000, and $200,000 respectively.

                            PEREGRINE SYSTEMS, INC.

9. GEOGRAPHIC OPERATIONS

    The Company operates exclusively in the computer software industry. A summary of the Company's continuing operations by geographic area is presented below:

                                                         UNITED     EUROPE AND
                                                         STATES        OTHER     CONSOLIDATED
                                                      ------------  -----------  ------------
Year ended March 31, 1996
  Revenues..........................................   $   16,818    $   6,948    $   23,766
  Operating profit (loss)...........................       (5,010)         458        (4,552)
  Identifiable assets...............................        9,427        4,390        13,817
Year ended March 31, 1997
  Revenues..........................................   $   24,925    $  10,110    $   35,035
  Operating profit (loss)...........................        3,513          697         4,210
  Identifiable assets...............................       14,353        5,385        19,738
Year ended March 31, 1998
  Revenues..........................................   $   39,512    $  22,365    $   61,877
  Operating profit (loss)...........................      (26,649)       5,514       (21,135)
  Identifiable assets...............................       45,603       11,134        56,737

10. SUBSEQUENT EVENT

    On May 7, 1998, the Company announced a definitive merger agreement with Innovative Tech Systems, Inc. to acquire all its outstanding common stock. The merger has been approved by the Board of Directors of both companies and is subject to approval by the shareholders of Innovative Tech Systems. Under the agreement, Innovative Tech Systems shareholders will receive 0.2341 shares of Peregrine stock for each share of Innovative stock. Based on market values of the outstanding stock values of both companies on May 7, consideration given for the acquisition would be $72.9 million plus acquisition related costs. The acquisition will be accounted for as a purchase and Peregrine expects to take a charge related to the purchase of in-process research and development of substantially all of the cost of the acquisition price. It is anticipated that the transaction will be completed during the quarter ending September 30, 1998.

                             UNITED SOFTWARE, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                              YEAR ENDED         SIX MONTHS ENDED
                                                                             DECEMBER 31,            JUNE 30,
                                                                           1995       1996       1996       1997
                                                                         ---------  ---------  ---------  ---------
                                                                                                   (UNAUDITED)
Revenues:
  Licenses.............................................................  $   5,422  $   4,168  $   1,875  $   2,672
  Maintenance and services.............................................      1,537      2,300      1,232      1,807
                                                                         ---------  ---------  ---------  ---------
    Total revenues.....................................................      6,959      6,468      3,107      4,479
                                                                         ---------  ---------  ---------  ---------
Costs and Expenses:
  Cost of licenses.....................................................        909      1,179        475        605
  Cost of maintenance and services.....................................      1,417      2,334      1,165      1,349
  Sales and marketing..................................................      2,289      2,961      1,317      1,616
  Research and development.............................................      2,706      3,001      1,165      1,529
  General and administrative...........................................      1,569      2,030        903      1,107
                                                                         ---------  ---------  ---------  ---------
    Total costs and expenses...........................................      8,890     11,505      5,025      6,206
                                                                         ---------  ---------  ---------  ---------
    Operating loss.....................................................     (1,931)    (5,037)    (1,918)    (1,727)
Interest income (expense) and other, net...............................        328        325        226        (10)
                                                                         ---------  ---------  ---------  ---------
Net loss...............................................................  $  (1,603) $  (4,712) $  (1,692) $  (1,737)
                                                                         ---------  ---------  ---------  ---------
                                                                         ---------  ---------  ---------  ---------

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                             UNITED SOFTWARE, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                                 (IN THOUSANDS)

                           NO. OF SERIES A
                              PREFERRED      SERIES A    NO. OF SERIES B   SERIES B                               CUMULATIVE
                               SHARES        PREFERRED      PREFERRED      PREFERRED     COMMON     ACCUMULATED   TRANSLATION
                             OUTSTANDING       STOCK         SHARES         SHARES        STOCK       DEFICIT     ADJUSTMENT
                           ---------------  -----------  ---------------  -----------  -----------  ------------  -----------
Balance, December 31,
  1994...................         2,000      $   1,500         --          $  --        $  --        $     (826)   $  --
Net Loss.................        --             --             --             --           --            (1,603)      --
Issuance of Series A
  Preferred Stock........           909            682         --             --           --            --           --
Equity adjustment from
  foreign currency
  translation............        --             --             --             --           --            --              (30)
                                  -----     -----------        ------     -----------  -----------  ------------  -----------
Balance, December 31,
  1995...................         2,909          2,182         --             --           --            (2,429)         (30)
Net Loss.................        --             --             --             --           --            (4,712)      --
Issuance of Series A
  Preferred Stock........           543            407         --             --           --            --           --
Equity adjustment from
  foreign currency
  translation............        --             --             --             --           --            --               78
                                  -----     -----------        ------     -----------  -----------  ------------  -----------
Balance, December 31,
  1996...................         3,452          2,589         --             --           --            (7,141)          48
Net Loss (Unaudited).....        --             --             --             --           --            (1,737)      --
Issuance of Series A
  Preferred Stock
  (Unaudited)............           514            385         --             --           --            --           --
Issuance of Series B
  Preferred Stock
  (Unaudited)............        --             --              2,010          1,455       --            --           --
Equity adjustment from
  foreign currency
  translation
  (Unaudited)............        --             --             --             --           --            --               (4)
                                  -----     -----------        ------     -----------  -----------  ------------  -----------
Balance, June 30, 1997
  (Unaudited)............         3,966      $   2,974          2,010      $   1,455    $  --        $   (8,878)   $      44
                                  -----     -----------        ------     -----------  -----------  ------------  -----------
                                  -----     -----------        ------     -----------  -----------  ------------  -----------


                              TOTAL
                           STOCKHOLDERS
                             DEFICIT
                           ------------
Balance, December 31,
  1994...................   $      674
Net Loss.................       (1,603)
Issuance of Series A
  Preferred Stock........          682
Equity adjustment from
  foreign currency
  translation............          (30)
                           ------------
Balance, December 31,
  1995...................         (277)
Net Loss.................       (4,712)
Issuance of Series A
  Preferred Stock........          407
Equity adjustment from
  foreign currency
  translation............           78
                           ------------
Balance, December 31,
  1996...................       (4,504)
Net Loss (Unaudited).....       (1,737)
Issuance of Series A
  Preferred Stock
  (Unaudited)............          385
Issuance of Series B
  Preferred Stock
  (Unaudited)............        1,455
Equity adjustment from
  foreign currency
  translation
  (Unaudited)............           (4)
                           ------------
Balance, June 30, 1997
  (Unaudited)............   $   (4,405)
                           ------------
                           ------------

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To United Software, Inc.:

    We have audited the accompanying consolidated balance sheets of United Software, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1995 and 1996 and the related consolidated statements of operations, stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United Software, Inc. and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

San Diego, California
September 19, 1997

                             UNITED SOFTWARE, INC.
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                          DECEMBER 31,  DECEMBER 31,   JUNE 30,
                                                                              1995          1996         1997
                                                                          ------------  ------------  -----------
                                                                                                      (UNAUDITED)
                                               ASSETS
Current Assets:
  Cash..................................................................   $      168    $    1,114    $     896
  Accounts receivable, net of allowance for doubtful accounts of $70,
    $45 and $97, respectively...........................................        2,352         3,297        4,030
  Other current assets..................................................          290           370          258
                                                                          ------------  ------------  -----------
    Total current assets................................................        2,810         4,781        5,184
  Property and equipment, net...........................................          240           322          348
  Other assets..........................................................           94           875          887
                                                                          ------------  ------------  -----------
                                                                           $    3,144    $    5,978    $   6,419
                                                                          ------------  ------------  -----------
                                                                          ------------  ------------  -----------

                                      LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
  Bank line of credit...................................................   $      439    $      675    $   1,486
  Accounts payable......................................................          933         1,854        1,701
  Accrued expenses......................................................        1,957         5,702        3,993
  Deferred revenue......................................................           92         1,033        2,315
  Notes payable.........................................................       --             1,218        1,329
                                                                          ------------  ------------  -----------
    Total current liabilities...........................................        3,421        10,482       10,824
                                                                          ------------  ------------  -----------
                                                                          ------------  ------------  -----------
Commitments and Contingencies
Stockholders' Deficit:
  Series A, preferred stock.............................................        2,182         2,589        2,974
  Series B, preferred stock.............................................       --            --            1,455
  Accumulated deficit...................................................       (2,429)       (7,141)      (8,878)
  Cumulative translation adjustment.....................................          (30)           48           44
                                                                          ------------  ------------  -----------
    Total stockholders' deficit.........................................         (277)       (4,504)      (4,405)
                                                                          ------------  ------------  -----------
                                                                           $    3,144    $    5,978    $   6,419
                                                                          ------------  ------------  -----------
                                                                          ------------  ------------  -----------

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                             UNITED SOFTWARE, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                              YEAR ENDED         SIX MONTHS ENDED
                                                                             DECEMBER 31,            JUNE 30,
                                                                           1995       1996       1996       1997
                                                                         ---------  ---------  ---------  ---------
                                                                                                   (UNAUDITED)
Cash flow from operating activities:
  Net loss.............................................................  $  (1,603) $  (4,712) $  (1,692) $  (1,737)
Adjustments to reconcile net loss to net cash provided by (used in)
  operating activities:
  Depreciation and amortization........................................         65         81         38         47
Increase (decrease) in cash resulting from changes in:
  Accounts receivable, net.............................................        186       (945)      (235)      (733)
  Other current assets.................................................        359        (80)      (353)       112
  Other assets.........................................................        (22)       (59)       (10)       (12)
  Accounts payable.....................................................       (114)       921        905       (153)
  Accrued expenses.....................................................        463      4,255        645     (2,219)
  Deferred revenue.....................................................         76        941         54      1,282
                                                                         ---------  ---------  ---------  ---------
    Net cash provided by (used in) operating activities................       (590)       402       (648)    (3,413)
                                                                         ---------  ---------  ---------  ---------
Cash flows from investing activities:
  Purchases of property and equipment..................................       (222)      (163)       (52)       (73)
  Cash paid for goodwill...............................................     --           (212)      (212)    --
                                                                         ---------  ---------  ---------  ---------
  Net cash (used in) investing activities..............................       (222)      (375)      (264)       (73)
                                                                         ---------  ---------  ---------  ---------
Cash flows from financing activities:
  Proceeds (repayments) from bank line of credit, net..................        164        236        (79)       811
  Notes payable........................................................        (64)       198        385        621
  Issuance of preferred stock..........................................        682        407        407      1,840
                                                                         ---------  ---------  ---------  ---------
    Net cash provided by financing activities..........................        782        841        713      3,272
                                                                         ---------  ---------  ---------  ---------
  Effect of exchange rate changes on cash..............................        (30)        78         31         (4)
                                                                         ---------  ---------  ---------  ---------
Net increase (decrease) in cash........................................        (60)       946       (168)      (218)
                                                                         ---------  ---------  ---------  ---------
Cash, beginning of year................................................        228        168        168      1,114
                                                                         ---------  ---------  ---------  ---------
Cash, end of year......................................................        168  $   1,114  $  --      $     896
                                                                         ---------  ---------  ---------  ---------
Supplemental Disclosure of Cash Flow Information:
  Cash paid during the year for: Interest..............................  $  --      $      17  $       7  $      61
                                                                         ---------  ---------  ---------  ---------
                                                                         ---------  ---------  ---------  ---------
Supplemental Disclosure of Non Cash Investing and Financing Activities:
  Issuance of note payable in connection with acquisition..............  $  --      $     510  $     510  $  --
                                                                         ---------  ---------  ---------  ---------
                                                                         ---------  ---------  ---------  ---------

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                             UNITED SOFTWARE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 (INFORMATION RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

1.  COMPANY OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

    On May 30, 1997, Apsylog S.A., a French corporation organized under the laws of the Republic of France, became a majority-owned subsidiary of United Software, Inc., a Delaware corporation. United Software, Inc. is a worldwide leader in IT Asset Management software and services. Apsylog Asset Manager is a comprehensive decision support software solution that manages the entire IT asset lifecycle, from asset acquisition, through asset deployment and tracking, to asset retirement. Designed to meet the requirements of some of the world's most sophisticated users of information technology, Asset Manager combines procurement, asset tracking, and help desk modules into a powerful enterprise information resource. The company sells its software and services in both Europe and the United States through both a direct and indirect sales force.

    Pursuant to an Agreement and Plan of Reorganization dated effective as of August 29, 1997, on September 19, 1997, the Company completed the sale of all of its outstanding capital stock to Peregrine Systems, Inc. ("Peregrine"). See Note 10.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles and include the accounts of United Software, Inc. and its wholly owned subsidiaries (collectively, "the Company"). All significant intercompany accounts and transactions have been eliminated.

INTERIM FINANCIAL INFORMATION (UNAUDITED)

    The unaudited interim balance sheet as of June 30, 1997 and the statements of operations and cash flows and related notes for the six months ended June 30, 1997 and 1996 have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations in accordance with generally accepted accounting principles. Results for the interim periods are not necessarily indicative of results to be expected for the full fiscal year.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

    The Company generates revenues from licensing the rights to use its software products primarily to end users. The Company also generates revenues from post-contract support (maintenance), consulting and training services performed for customers who license its products.

                             UNITED SOFTWARE, INC.

                 (INFORMATION RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

1.  COMPANY OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)
    Revenues from software license agreements are recognized currently, provided that all of the following conditions are met: a legally binding agreement has been signed, the software has been delivered, there are no material uncertainties regarding customer acceptance, collection of the resulting receivable is deemed probable, and no other significant vendor obligations exist. Revenues from maintenance services are recognized ratably over the term of the maintenance period, generally one year. Maintenance revenues which are bundled with license agreements are unbundled using vendor specific objective evidence. Consulting revenues are primarily related to implementation services performed on a time and material basis under separate service agreements for the installation of the Company's software products. Revenues from consulting and training services are recognized as the respective services are performed.

    Cost of license revenues consist primarily of amounts to be paid to third-party vendors, product media, manuals, packaging materials, personnel and related shipping costs. Cost of maintenance and service revenues consists primarily of salaries, benefits, and allocated overhead costs incurred in providing telephone support, consulting services, and training to customers.

BUSINESS RISK AND CONCENTRATIONS OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk principally consist of trade receivables. The Company performs ongoing credit evaluations of its customers financial condition. Management believes that the concentration of credit risk with respect to trade receivables is further mitigated as the Company's customer base consists primarily of large companies. The Company maintains reserves for credit losses and such losses historically have been within management expectations.

    A significant portion of the Company's revenues are from its Apsylog Asset Manager product and related services. Any factor adversely affecting the pricing of, demand for or market acceptance of, the Apsylog Asset Manager product could have a material adverse affect on the Company's business, financial condition and results of operations.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of certain of the Company's financial instruments, including accounts receivable, accounts payable and accrued expenses approximates fair value due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of its term debt and borrowings under the Company's line of credit approximates fair value.

FOREIGN CURRENCY RISK

    The Company conducts business principally in French francs. As a result, the Company is subject to the risk of foreign currency fluctuations. To date, the Company has not experienced any material losses as a result of foreign currency fluctuations.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over estimated useful lives, generally three to five years for furniture and equipment.

                             UNITED SOFTWARE, INC.

                 (INFORMATION RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

1.  COMPANY OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)
Amortization of leasehold improvements is provided using the straight-line method over the lesser of the useful lives of the assets or the terms of the related leases.

    Maintenance and repairs are charged to operations as incurred. When assets are sold, or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in operations for the applicable period.

GOODWILL

    The excess of acquisition cost over the fair value of net assets of businesses acquired (goodwill) is being amortized using the straight-line method, generally over five years.

CAPITALIZED COMPUTER SOFTWARE

    In accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", software development costs are capitalized from the time the product's technological feasibility has been established until the product is released for sale to the general public. During the two years ended December 31, 1995 and 1996 and the six months ended June 30, 1997 no software development costs were capitalized as the costs incurred between achieving technological feasibility and product release were minimal. Research and development costs, including the design of product enhancements, are expensed as incurred.

FOREIGN CURRENCY TRANSLATION

    The functional currency of the Company is the French franc. Assets and liabilities of the Company's foreign operations are translated into United States dollars at the exchange rate in effect at the balance sheet date, and revenue and expenses are translated at the average exchange rate for the period. Translation gains or losses of the Company's foreign subsidiaries are not included in operations but are reported as a separate component of stockholders' deficit. Gains and losses on transactions in denominations other than the functional currency of the Company's foreign operations, while not significant in amount, are included in the results of operations. The Company does not enter into foreign exchange transactions to hedge its balance sheet exposures or intercompany balances against movements in foreign exchange rates.

INCOME TAXES

    Deferred taxes are provided utilizing the liability method as prescribed by SFAS No. 109, "Accounting for Income Taxes," whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

                             UNITED SOFTWARE, INC.

                 (INFORMATION RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

2.  BALANCE SHEET COMPONENTS

    Other current assets consist of the following (in thousands):

                                                     DECEMBER 31,   DECEMBER 31,     JUNE 30,
                                                         1995           1996           1997
                                                     ------------   ------------   ------------
                                                                                    (UNAUDITED)
Inventory..........................................  $      197     $      177     $      136
Prepaids and other.................................          93            193            122
                                                          -----          -----          -----
                                                     $      290     $      370     $      258
                                                          -----          -----          -----
                                                          -----          -----          -----

    Property and equipment consist of the following (in thousands):

                                                     DECEMBER 31,   DECEMBER 31,     JUNE 30,
                                                         1995           1996           1997
                                                     ------------   ------------   ------------
                                                                                    (UNAUDITED)
Furniture and Equipment............................  $      328     $      435     $      487
Leasehold improvements.............................           1             57             78
                                                          -----          -----          -----
                                                            329            492            565
Accumulated depreciation...........................         (89)          (170)          (217)
                                                          -----          -----          -----
                                                     $      240     $      322     $      348
                                                          -----          -----          -----
                                                          -----          -----          -----

    Other assets consist of the following (in thousands):

                                                     DECEMBER 31,   DECEMBER 31,     JUNE 30,
                                                         1995           1995           1997
                                                     ------------   ------------   ------------
                                                                                    (UNAUDITED)
Goodwill, net......................................  $        9     $      731     $      753
Other long-term assets.............................          85            144            134
                                                          -----          -----          -----
                                                     $       94     $      875     $      887
                                                          -----          -----          -----
                                                          -----          -----          -----

    Accrued expenses consist of the following (in thousands):

                                                     DECEMBER 31,   DECEMBER 31,     JUNE 30,
                                                         1995           1995           1997
                                                     ------------   ------------   ------------
                                                                                    (UNAUDITED)
Salaries and benefits..............................  $      242     $      370     $      254
Legal and professional.............................      --                 77             77
Foreign taxes......................................         733          1,295          1,311
Other..............................................         982          3,960          2,351
                                                         ------         ------         ------
                                                     $    1,957     $    5,702     $    3,993
                                                         ------         ------         ------
                                                         ------         ------         ------

                             UNITED SOFTWARE, INC.

                 (INFORMATION RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

3.  SALE OF SUBSIDIARIES

    Subsequent to June 30, 1997, the Company sold the operations of its SMI and Apsydoc subsidiaries. These subsidiaries were engaged in software related services and hardware distribution. These companies were sold to their respective management. The sales of these companies did not result in any significant gains or losses. The assets of these companies have been included in the June 30, 1997 balance sheet at their respective net realizable values.

    Additionally, as part of the acquisition of the Company by Peregrine (see
Note 10), the management of its Netform and Apsynet subsidiaries are in the process of negotiating the acquisition of these units from Peregrine. Accordingly, net assets of these companies have been stated at their anticipated net realizable value as of June 30, 1997.

    The operations of SMI, Apsydoc, Apsynet and Netform were not significant either individually or collectively during the years ended December 31, 1995 and 1996 or during the six months ended June 30, 1997 and 1996.

4.  DEBT

LINE OF CREDIT

    The Company has a demand line of credit with a bank which provides for maximum borrowings of 7 million French francs ($1,180,339 U.S. Dollars). The maximum commitment is based on 100 percent of available accounts receivable and are secured by commercial notes. Borrowings under the agreement bear interest at the bank's French federal funds rate (6.3% at June 30, 1997) plus 3.25 percent and are collateralized by trade receivables. At June 30, 1997, the Company had exceeded its borrowing limit.

    The Company's U.S. subsidiary had a demand line of credit with a bank for up to $80,000 in support of trade accounts receivable. These advances bear interest at prime plus 3 percent. These borrowings are secured by U.S. accounts receivable. At June 30, 1997 the line was inactive. As of December 31, 1995 and 1996 and June 30, 1997, there was $80,000, $0, and $0 outstanding, respectively.

NOTES PAYABLE

    During 1993, Apsylog S.A. entered into agreements totaling 11,000,000 French Francs ($2,059,926) with the French Government Export and Export Insurance Administrator for the development of export products. These funds are to be spent only for the development of export related products and are due upon a change in control of the Company. These advances do not bear interest and are to be repaid before 2001. At December 31, 1995 and 1996 and at June 30, 1997, the following were outstanding $0, $708,000 and $819,000, respectively.

    Additionally, during January 1996, the Company acquired the operations of another company for approximately $1,000,000, of which approximately 50% was paid at closing. The Company has allocated this purchase price to the net assets acquired based on fair market value. The Company is obligated to pay the remaining balance should the Company be acquired. Accordingly, the unpaid balance of approximately $510,000 has been recorded as non-interest bearing notes payable in the accompanying financial statements as of December 31, 1996 and June 30, 1997. The operations of this company were not significant in the year ended December 31, 1996 or during the six months ended June 30, 1997.

                             UNITED SOFTWARE, INC.

                 (INFORMATION RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

5.  INCOME TAXES

    The Company has incurred losses since its inception. Net operating loss carryforwards for foreign income tax purposes as of December 31, 1996 were approximately $3,600,000. Net operating loss carryforwards for U.S. federal income tax purposes as of December 31, 1996 were approximately $1,500,000. All operating loss carryforwards are subject to certain limitations. In accordance with SFAS 109, the Company has recorded a full valuation allowance against its deferred tax asset since the Company cannot currently demonstrate that it is more likely than not that its deferred tax asset will be realizable in future periods.

6.  COMMITMENTS AND CONTINGENCIES

    The Company leases certain buildings and equipment under noncancellable operating lease agreements. The leases generally require the Company to pay all executory costs such as taxes, insurance, and maintenance related to the assets. Certain of the leases contain provisions for periodic rate escalations to reflect cost-of-living increases. Rent expense for such leases totaled approximately $524,000 and $521,000 in 1995 and 1996, and $280,000 and $293,000
for the six months ended June 30, 1996 and 1997, respectively. Future minimum lease payments for operating leases at June 30, 1997 are as follows (in thousands):

                                                                                     OPERATING
                                                                                      LEASES
                                                                                     --------
July 1, 1997 - December 31, 1997...................................................  $   75
1998...............................................................................     121
1999...............................................................................      66
2000...............................................................................       2
Thereafter.........................................................................    --
                                                                                     --------
    Total minimum lease payments...................................................  $  264
                                                                                     --------
                                                                                     --------

    The Company is involved in various legal proceedings and claims arising in the ordinary course of business, none of which, in the opinion of management, is expected to have a material adverse effect on the Company's consolidated financial position or results of operations.

7.  STOCKHOLDERS' DEFICIT

    On May 30, 1997, Apsylog S.A. was reorganized to become a majority-owned subsidiary of United Software, Inc., a Delaware corporation. In connection therewith, substantially all of the shares of common stock of Apsylog were exchanged for a similar number of Preferred A shares of United Software, Inc. Additionally, 3,078,983 common shares of Apsylog S.A. are subject to put/call arrangements at a similar exchange rate. Accordingly, the common stock of Apsylog S.A. is considered Preferred A shares of United Software, Inc. for all periods presented.

    United Software, Inc. has no operations apart from holding its investment in Apsylog S.A.

    In connection with the reincorporation of Apsylog discussed above, United Software established the following capital structure:

                             UNITED SOFTWARE, INC.

                 (INFORMATION RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

7.  STOCKHOLDERS' DEFICIT (CONTINUED)
    Common Stock: 15,000,000 authorized of which 1,000,000 have been reserved for issuance under the Company's 1997 Stock plan. There are no outstanding common shares at June 30, 1997.

  PREFERRED STOCK

    In connection with the reincorporation, 10,000,000 shares of preferred stock have been authorized of which two series, A and B, have been designated.

    Series A

3,966,084 shares of preferred stock have been designated Series A. These shares are junior to Series B in liquidation and carry a $.075 annual non-cumulative dividend. The common shares outstanding are considered Series A Preferred for all periods presented. These shares are convertible into an equal number of common shares at the option of the holder or upon the occurrence of an initial public offering or upon a change of control.

    Series B

2,009,530 shares have been designated Series B preferred stock. These shares have a liquidation preference before Series A and carry an annual non-cumulative dividend rate of $.075 per share. These shares are convertible at the option of the holder into an equal number of common shares. The conversion is mandatory upon the occurrence of an initial public offering or upon a change of control.

    The remaining 4,024,386 preferred shares are undesignated.

STOCK OPTIONS

    During July 1997, the Company established the 1997 United Software, Inc. Stock Plan. The Company has reserved 1,000,000 shares of common stock for grant under this plan. This plan provides for the grant of options or stock at a current price as determined by the Company's Board of Directors. Option and stock grants generally vest over four years.

    There have been no grants of stock options through June 30, 1997. See Note
10.

8.  PROFIT SHARING PLAN

    The Company maintains a profit sharing plan covering substantially all employees in France. This plan provides for payments to employees by the attainment of certain revenue and income targets. During the year ended December 31, 1995 and during the six-month periods ended June 30, 1996 and 1997 the Company did not reach the revenue and income targets and therefore made no payments during the respective periods. However, for the year ended December 31, 1996, the Company provided $111,674.

                             UNITED SOFTWARE, INC.

                 (INFORMATION RELATING TO THE SIX MONTHS ENDED
                      JUNE 30, 1996 AND 1997 IS UNAUDITED)

9.  GEOGRAPHIC OPERATIONS

    The Company operates exclusively in the computer software industry. A summary of the Company's operations by geographic area is presented below (in thousands):

                                                                            UNITED STATES   EUROPE    CONSOLIDATED
                                                                            -------------  ---------  ------------
Year ended December 31, 1995
  Revenues................................................................    $     273    $   6,686   $    6,959
  Operating (loss)........................................................         (290)      (1,641)      (1,931)
  Identifiable assets.....................................................           65        3,079        3,144
Year ended December 31, 1996
  Revenues................................................................    $     636    $   5,832   $    6,468
  Operating (loss)........................................................         (681)      (4,356)      (5,037)
  Identifiable assets.....................................................        1,147        4,831        5,978
Six months ended June 30, 1996
  Revenues................................................................    $      38    $   3,069   $    3,107
  Operating (loss)........................................................         (387)      (1,531)      (1,918)
  Identifiable assets.....................................................          640        3,670        4,310
Six months ended June 30, 1997
  Revenues................................................................    $     464    $   4,015   $    4,479
  Operating (loss)........................................................         (492)      (1,235)      (1,727)
  Identifiable assets.....................................................        1,658        4,761        6,419

10.  SUBSEQUENT EVENTS

    In July 1997, the Company granted 511,858 options at $0.075 per share and stock grants for 1,563,708 shares at $0.075 per share, all of which vested 100% at the date of grant. Accordingly, the Company will take a charge in the relevant period for the fair value of the grants.

    On August 29, 1997 the Company's Board of Directors approved, and pursuant to an Agreement and Plan of Reorganization dated effective as of August 29, 1997, on September 19, 1997, the Company completed the sale of all of its outstanding equity interest, including outstanding options, to Peregrine for 1,916,213 shares of Peregrine common stock valued at approximately $30,506,000.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of Innovative Tech Systems, Inc:

    In our opinion, the accompanying consolidated balance sheet and the related statements of operations, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Innovative Tech Systems, Inc. and its subsidiaries as of January 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Philadelphia, Pennsylvania
April 27, 1998

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Innovative Tech Systems, Inc.:

    We have audited the accompanying statements of operations, changes in shareholders' equity and cash flows of Innovative Tech Systems, Inc. for the year ended January 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Innovative Tech Systems, Inc. for the year ended January 31, 1996, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND, L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
April 2, 1996

                         INNOVATIVE TECH SYSTEMS, INC.
                          CONSOLIDATED BALANCE SHEETS

                                                                              JANUARY 31,
                                                                      ----------------------------
                                                                          1997           1998
                                                                      -------------  -------------    APRIL 30,
                                                                                                        1998
                                                                                                    -------------
                                                                                                     (UNAUDITED)
                                              ASSETS
Current assets:
  Cash and cash equivalents.........................................  $   1,787,561  $   3,438,319  $   1,948,254
  Accounts receivable, net..........................................      3,514,541      4,349,702      5,897,735
  Inventory.........................................................        264,205        314,320        231,638
  Officer advance...................................................         89,307         85,727         92,957
  Deferred taxes....................................................             --        152,000        152,000
  Other current assets..............................................         99,006        195,829        361,309
                                                                      -------------  -------------  -------------
    Total current assets............................................      5,754,620      8,535,897      8,683,893
Property and equipment, net.........................................        884,801      1,340,463      1,622,989
Computer software, net of accumulated amortization of $591,434 and
  $1,053,498 at January 31, 1997 and 1998, respectively, and
  $1,183,931 at April 30, 1998 (unaudited)..........................      1,049,253      1,138,876      1,211,688
Other assets........................................................         77,637         85,350        158,451
                                                                      -------------  -------------  -------------
    Total assets....................................................  $   7,766,311  $  11,100,586  $  11,677,021
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                               LIABILITIES AND SHAREHOLDERS EQUITY

Current liabilities:
  Current portion of long-term debt.................................  $      42,857  $     155,000  $     155,000
  Accounts payable..................................................        713,751        745,005      1,063,604
  Accrued liabilities...............................................        128,656        248,477        298,384
  Accrued income taxes..............................................             --        217,000        309,556
  Accrued payroll and related costs.................................        118,526        479,746        385,267
  Deferred revenue..................................................        651,232      1,749,970      1,655,131
                                                                      -------------  -------------  -------------
      Total current liabilities.....................................      1,655,022      3,595,198      3,866,942
Long-term debt......................................................        257,143        620,000        581,250
                                                                      -------------  -------------  -------------
      Total liabilities.............................................      1,912,165      4,215,198      4,448,192
                                                                      -------------  -------------  -------------
Commitments and contingent liabilities
Shareholders' equity:
  Senior preferred stock, par value $.001; authorized 200,000,000 shares; issued and outstanding -0- shares as of January 31, 1997
    and 1998, respectively and as of April 30, 1998.................             --             --             --
  Common stock, par value $.0185; authorized 100,000,000 shares;
    issued and outstanding 10,888,456 shares as of January 31, 1997
    and 1998, respectively, and 11,343,373 as of April 30, 1998.....        201,436        201,436        209,686
  Additional paid-in capital........................................      7,290,038      7,410,038      8,011,587
  Warrants..........................................................        851,500      1,640,766      1,178,269
  Accumulated deficit...............................................     (2,488,828)    (2,366,852)    (2,170,713)
                                                                      -------------  -------------  -------------
      Total shareholders' equity....................................      5,854,146      6,885,388      7,228,829
                                                                      -------------  -------------  -------------
      Total liabilities and shareholders' equity....................  $   7,766,311  $  11,100,586  $  11,677,021
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

    The accompanying notes are an integral part of the financial statements.

                         INNOVATIVE TECH SYSTEMS, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS

                                             FOR THE YEARS ENDED JANUARY 31,
                                       -------------------------------------------
                                           1996           1997           1998
                                       -------------  -------------  -------------      FOR THE THREE MONTHS
                                                                                          ENDED APRIL 30,
                                                                                    ----------------------------
                                                                                        1997           1998
                                                                                    -------------  -------------
                                                                                     (UNAUDITED)    (UNAUDITED)
Revenues:
  Software...........................  $   1,459,671  $   3,599,002  $   8,101,028  $   1,424,993  $   1,496,992
  Hardware...........................         16,493      1,171,439      2,280,103        735,611      1,283,070
  Services and support...............      1,308,801      4,133,241      4,701,611      1,059,635      1,802,406
                                       -------------  -------------  -------------  -------------  -------------
    Total revenues...................      2,784,965      8,903,682     15,082,742      3,220,239      4,582,468
                                       -------------  -------------  -------------  -------------  -------------

Cost of revenues:
  Software...........................        154,516        442,776        512,020        165,958        149,592
  Hardware...........................         10,429        747,790      1,311,003        448,325        678,916
  Services and support...............        836,212      1,930,862      2,472,511        472,575        393,789
                                       -------------  -------------  -------------  -------------  -------------
    Total cost of revenues...........      1,001,157      3,121,428      4,295,534      1,086,858      1,222,297
                                       -------------  -------------  -------------  -------------  -------------

Gross margin.........................      1,783,808      5,782,254     10,787,208      2,133,381      3,360,171

Operating expenses:
  Selling, general and
    administrative...................      2,585,587      4,963,942      8,730,088      1,786,286      2,576,899
  Research and development...........        424,415        793,970      1,105,013        281,777        500,984
  Write-off of in-process research
    and development..................             --        485,000             --             --             --
                                       -------------  -------------  -------------  -------------  -------------
    Total operating expenses.........      3,010,002      6,242,912      9,835,101      2,068,063      3,077,883
                                       -------------  -------------  -------------  -------------  -------------

Income (loss) from operations........     (1,226,194)      (460,658)       952,107         65,318        282,288
  Interest income....................        368,020         99,073         56,363         18,739         22,218
  Interest expense...................             --         (2,598)       (32,228)        (9,012)       (11,761)
                                       -------------  -------------  -------------  -------------  -------------

Income (loss) before income taxes....       (858,174)      (364,183)       976,242         75,045        292,745
Provision for income taxes...........             --             --         65,000             --         96,606
                                       -------------  -------------  -------------  -------------  -------------
Net income (loss)....................  $    (858,174) $    (364,183) $     911,242  $      75,045  $     196,139
                                       -------------  -------------  -------------  -------------  -------------
                                       -------------  -------------  -------------  -------------  -------------

Basic per share data:
  Basic earnings per share...........  $       (0.08) $       (0.03) $        0.08  $        0.01  $        0.02
  Weighted average common stock
    outstanding......................     10,227,837     10,569,089     10,888,456     10,888,456     11,078,963

Diluted per share data:
  Diluted earnings per share.........  $       (0.08) $       (0.03) $        0.08  $        0.01  $        0.01
  Weighted average common stock and
    securities outstanding...........     10,227,837     10,569,089     11,583,382     10,938,613     13,686,693

    The accompanying notes are an integral part of the financial statements.

                         INNOVATIVE TECH SYSTEMS, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
 FOR THE YEARS ENDED JANUARY 31, 1996, 1997 AND 1998 AND THE THREE MONTHS ENDED
                                 APRIL 30, 1998

                                SENIOR PREFERRED
                                     STOCK              COMMON STOCK      ADDITIONAL
                              --------------------  --------------------    PAID-IN                  NOTES     ACCUMULATED
                               SHARES     AMOUNT     SHARES     AMOUNT      CAPITAL    WARRANTS   RECEIVABLE     DEFICIT
                              ---------  ---------  ---------  ---------  -----------  ---------  -----------  ------------
Balance, January 31, 1995...                        3,409,279     63,071   $6,601,645  $ 790,750   $(100,000)   $(1,266,471)
Repayment of notes
  receivable................                                                                         100,000
Stock split.................                        6,818,558    126,144    (126,144)
Warrant conversion..........                                                              59,400
Net loss....................                                                                                      (858,174)
                              ---------  ---------  ---------  ---------  -----------  ---------  -----------  ------------
Balance, January 31, 1996...         --         --  10,227,837   189,215   6,475,501     850,150          --    (2,124,645)
Warrant conversion..........                                                               1,350
Acquisition of Facility
  Management Services,
  Inc.......................                          645,619     11,944     789,764
Stock options exercised.....                           15,000        277      24,773
Net loss....................                                                                                      (364,183)
                              ---------  ---------  ---------  ---------  -----------  ---------  -----------  ------------
Balance, January 31, 1997...         --         --  10,888,456   201,436   7,290,038     851,500          --    (2,488,828)
Reverse split of warrants...                                                             789,266                  (789,266)
Stock-based compensation....                                                 120,000
Net income..................                                                                                       911,242
                              ---------  ---------  ---------  ---------  -----------  ---------  -----------  ------------
Balance, January 31, 1998...         --         --  10,888,456   201,436   7,410,038   1,640,766   $      --    $(2,366,852)
Warrant conversion
  (unaudited)...............                          375,251      6,942     485,574    (462,497)
Stock options exercised
  (unaudited)...............                           70,666      1,308     115,975
Net income (unaudited)......                                                                                       196,139
                              ---------  ---------  ---------  ---------  -----------  ---------  -----------  ------------
Balance, April 30, 1998
  (unaudited)...............         --  $      --  11,343,373 $ 209,686   $8,011,587  $1,178,269         --    $(2,170,713)
                              ---------  ---------  ---------  ---------  -----------  ---------  -----------  ------------
                              ---------  ---------  ---------  ---------  -----------  ---------  -----------  ------------


                                  TOTAL
                              SHAREHOLDERS'
                                 EQUITY
                              -------------
Balance, January 31, 1995...   $ 6,088,995
Repayment of notes
  receivable................       100,000
Stock split.................
Warrant conversion..........        59,400
Net loss....................      (858,174)
                              -------------
Balance, January 31, 1996...     5,390,221
Warrant conversion..........         1,350
Acquisition of Facility
  Management Services,
  Inc.......................       801,708
Stock options exercised.....        25,050
Net loss....................      (364,183)
                              -------------
Balance, January 31, 1997...     5,854,146
Reverse split of warrants...            --
Stock-based compensation....       120,000
Net income..................       911,242
                              -------------
Balance, January 31, 1998...   $ 6,885,388
Warrant conversion
  (unaudited)...............        30,019
Stock options exercised
  (unaudited)...............       117,283
Net income (unaudited)......       196,139
                              -------------
Balance, April 30, 1998
  (unaudited)...............   $ 7,228,829
                              -------------
                              -------------

    The accompanying notes are an integral part of the financial statements

                         INNOVATIVE TECH SYSTEMS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 FOR THE YEARS ENDED JANUARY 31,     FOR THE THREE MONTHS
                                                                ---------------------------------      ENDED APRIL 30,
                                                                   1996        1997       1998     ------------------------
                                                                ----------  ----------  ---------     1997         1998
                                                                                                   -----------  -----------
                                                                                                   (UNAUDITED)  (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)...........................................  $ (858,174) $ (364,183) $ 911,242   $  75,045    $ 196,139
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization.............................     208,348     458,227    745,407     157,139      232,803
    Write-off of in-process research and development..........          --     485,000         --       8,562           --
    Loss on disposal of equipment.............................         764          52     12,420          --           --
    Stock-based compensation..................................          --          --    120,000          --           --
    Bad debt expense..........................................       5,000      35,366    223,069          --           --
  Changes in operating assets and liabilities, net
    of effects from acquisition:
    Accounts receivable.......................................    (902,289) (1,736,964) (1,058,230)   (184,000) (1,548,033)
    Inventory.................................................          --    (151,502)   (50,115)     57,615       82,682
    Advances--officers........................................     (35,052)    (39,386)     3,580       5,312       (7,230)
    Due from related party....................................      50,000          --         --          --           --
    Other assets..............................................     (21,822)    (65,331)  (104,536)    (58,540)    (238,581)
    Accounts payable..........................................      27,502     394,043     31,254     (55,315)     318,599
    Accrued liabilities.......................................     (34,920)     (4,958)   119,821      26,553       49,907
    Accrued income taxes......................................          --          --    217,000          --       92,556
    Accrued payroll and related costs.........................      46,678     (19,634)   361,220      62,070      (94,479)
    Deferred revenue..........................................      (7,169)    179,226  1,098,738     (59,471)     (94,839)
    Deferred income taxes.....................................          --          --   (152,000)         --           --
                                                                ----------  ----------  ---------  -----------  -----------
      Net cash provided by (used in) operating activities.....  (1,521,134)   (830,044) 2,478,870      34,970   (1,010,476)
                                                                ----------  ----------  ---------  -----------  -----------
Cash flows from investing activities:
  Purchase of property and equipment..........................    (391,541)   (223,061)  (751,425)    (83,574)    (384,896)
  Proceeds from disposal of equipment.........................       4,173          80         --          --           --
  Purchase of software........................................          --          --   (230,181)    (49,977)     (10,249)
  Capitalization of software development costs................     (71,165)    (11,493)  (321,506)         --     (192,996)
  Restricted cash.............................................    (700,000)    700,000         --          --           --
                                                                ----------  ----------  ---------  -----------  -----------
      Net cash provided by (used in) investing activities.....  (1,158,533)    465,526  (1,303,112)   (133,551)   (588,141)
                                                                ----------  ----------  ---------  -----------  -----------
Cash flows from financing activities:
  Proceeds from exercise of stock options.....................          --      25,050         --          --      117,283
  Warrant conversion..........................................      59,400       1,350         --          --       30,019
  Notes receivable............................................     100,000          --         --          --           --
  Proceeds from long-term debt................................          --     300,000    775,000          --           --
  Repayment of long-term debt.................................          --    (568,721)  (300,000)    (10,714)     (38,750)
  Repayment under line of credit..............................          --    (421,342)        --          --           --
                                                                ----------  ----------  ---------  -----------  -----------
      Net cash provided by (used in) financing activities.....     159,400    (663,663)   475,000     (10,714)     108,552
                                                                ----------  ----------  ---------  -----------  -----------
      Net (decrease) increase in cash and cash equivalents....  (2,520,267) (1,028,181) 1,650,758    (109,295)  (1,490,065)
Cash and cash equivalents, beginning of period................   5,336,009   2,815,742  1,787,561   1,787,561    3,438,319
                                                                ----------  ----------  ---------  -----------  -----------
Cash and cash equivalents, end of period......................  $2,815,742  $1,787,561  $3,438,319  $1,678,266   $1,948,254
                                                                ----------  ----------  ---------  -----------  -----------
                                                                ----------  ----------  ---------  -----------  -----------
Cash paid during the period for:
  Income taxes................................................  $       --  $       --  $   6,599   $      --    $      --
  Interest....................................................  $       --  $    2,598  $  28,506   $      --    $      --

    The accompanying notes are an integral part of the financial statements.

                         INNOVATIVE TECH SYSTEMS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (INFORMATION RELATING TO THREE MONTHS ENDED APRIL 30, 1997 AND 1998 IS
                                   UNAUDITED)

1. DESCRIPTION OF BUSINESS

    The consolidated financial statements include the accounts of Innovative Tech Systems, Inc. (the "Company") and its wholly-owned subsidiaries, which were formed during fiscal year 1997. A third subsidiary, Innovative Tech Systems, Inc. of Delaware, was merged into the Company on January 31, 1998 and the separate coexistence of the subsidiary was terminated. The Company is principally involved in the business of designing, developing and marketing facilities management software products. The Company derives revenues from selling and installing hardware and software for licensed use by clients in diverse industries. The Company's revenues are predominantly generated through sales to customers in the United States.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    INTERIM FINANCIAL INFORMATION (UNAUDITED)

    Interim financial information for three months ended April 30, 1997 and 1998 included herein is unaudited. However, the Company believes the interim financial information includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results for the interim periods. Operating results for the three months ended April 30, 1998 are not necessarily indicative of the results that may be expected for the year ended January 31, 1999.

    FISCAL YEAR

    The Company's fiscal year ends on January 31. The year ended January 31, 1998 is fiscal 1998. References to years in these financial statements relate to fiscal years rather than calendar years.

    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

    FINANCIAL INSTRUMENTS

    Financial instruments which are subject to fair value disclosure requirements are included in the financial statements at cost which approximates fair value.

    CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of temporary cash investments. The Company restricts investment of temporary cash investments to financial institutions with high credit ratings.

    REVENUE RECOGNITION AND ACCOUNTS RECEIVABLE

    Hardware sales and related costs are recognized as units are delivered. Revenue from the licensing of computer software is recognized when the products are shipped provided there are no significant vendor obligations remaining and collection of the receivable is probable at the time all significant contractual commitments are fulfilled. Revenue under maintenance contracts is recognized ratably over the contract. Revenues from consulting and custom programming services are recognized as the services are performed.

                         INNOVATIVE TECH SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION RELATING TO THREE MONTHS ENDED APRIL 30, 1997 AND 1998 IS
                                   UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Revenue is reduced for estimated customer returns and allowances. Accounts receivable arising from sales are not collateralized and, as a result, management monitors the financial condition of its customers to reduce the risk of loss. Accounts receivable is reduced for estimated uncollectible accounts. The reserve for uncollectible accounts was $45,000 and $204,790 at January 31, 1997 and 1998, respectively.

    INVENTORIES

    Inventories consist of hardware, accessories and repair parts that are purchased and resold to customers. Inventories are valued at cost, but not in excess of net realizable value. Cost is determined using the first-in, first-out method.

    PROPERTY AND EQUIPMENT

    Property and equipment are carried at cost. Expenditures for major renewals, improvements and betterments are capitalized and minor repairs and maintenance are charged to expense. When assets are sold, the related cost and accumulated depreciation are removed from the accounts and any gain or loss from such disposition is included in operations. Property and equipment is depreciated on the straight-line method over the estimated useful lives of the respective assets, generally over a period of five to seven years for property and equipment and over the lesser of its estimated useful life or the remaining lease term for leasehold improvements. For federal income tax purposes, accelerated depreciation methods are used.

    COMPUTER SOFTWARE

    Internally developed computer software costs and costs of product enhancements are capitalized subsequent to achieving technological feasibility; such capitalization continues until the product becomes available for general release. Maintenance and general upgrades are expensed as incurred. Capitalized software costs are written down to net realizable value if the carrying amount is in excess thereof. Software development costs are amortized on a product-by-product basis over periods of 3 to 5 years. Software amortization was $104,226, $255,835, and $462,064 for the years ended January 31, 1996, 1997 and
1998, respectively, and $103,033 and $130,433 for the three months ended April 30, 1997 and 1998, respectively.

    INCOME TAXES

    The Company utilizes the liability method of accounting for income taxes. Under the liability method, deferred income taxes are determined based on temporary differences between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect during the years in which the differences are expected to reverse, and on available tax credits and carryforwards.

    EARNINGS PER SHARE

    In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share" ("SFAS 128"). This statement establishes standards for computing and presenting earnings per share. Basic earnings per share is calculated using the average shares of common stock outstanding, while diluted earnings per share reflects the potential dilution that could occur if stock options and warrants were exercised. Stock options and warrants are excluded from the calculation if their effect would be antidilutive. The Company adopted SFAS 128 in the fourth quarter of fiscal 1998.

                         INNOVATIVE TECH SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION RELATING TO THREE MONTHS ENDED APRIL 30, 1997 AND 1998 IS
                                   UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying disclosures. Although these estimates are based on management's best knowledge of current events and actions the Company may undertake in the future, actual results ultimately may differ from those estimates.

    LONG-LIVED ASSETS

    In fiscal 1996, the Company adopted Financial Accounting Standards Board
(FASB) issued Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of". SFAS No. 121 requires the Company to review its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through future cash flows. Any loss would be recognized in the income statement and certain disclosures regarding the impairment would be made in the financial statements. SFAS No. 121 had no material effect on the Company's financial position or results of operations.

    STOCK-BASED COMPENSATION

    In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation", for fiscal years beginning after December 15, 1995. SFAS No. 123 requires companies to either recognize or disclose compensation expense for grants of stock, stock options, and other equity instruments to employees based upon fair value.

    Companies choosing to continue on APB No. 25 are required to disclose pro forma net income and earnings per share data based on fair value for all awards granted in fiscal years beginning after December 15, 1994. The Company has adopted the disclosure requirements and will therefore continue to account for stock-based compensation in accordance with APB No. 25.

    RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components (revenue, expense, gains, and losses) in a full set of general-purpose financial statements. The Company will adopt SFAS No. 130 in its fiscal year 1999. Management believes the adoption of SFAS No. 130 will not have a material effect on its consolidated financial statements.

    In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," regarding operating segments. SFAS No. 131, which is based on the management approach to segment reporting, establishes requirements to report entity-wide disclosures about products and services, major customers, and material countries in which the entity holds assets and reports revenue. SFAS No. 131 requires limited segment data on a quarterly basis. The Company will adopt SFAS No. 131 in the first quarter of fiscal year 1999. Management believes the adoption of SFAS No. 131 will not have a material effect on its consolidated financial statements.

    In October 1997, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 97-2, "Software Revenue Recognition," which provides guidance on applying generally accepted

                         INNOVATIVE TECH SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION RELATING TO THREE MONTHS ENDED APRIL 30, 1997 AND 1998 IS
                                   UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) accounting principles in recognizing revenue on software transactions. The Company will adopt SOP 97-2 in its fiscal year 1999. The Company anticipates that SOP 97-2 will not have a material impact on its consolidated financial statements.

    In March 1998, the American Institute of Certified Public Accountants, issued Statement of Position (SOP) 98-1. "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which provides guidance concerning the capitalization of costs related to such software. The Company will adopt SOP 98-1 in its fiscal year 2000. The Company anticipates that SOP 98-1 will not have a material impact on its consolidated financial statements.

    In April 1998, the American Institute of Certified Public Accountants issued AICPA Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities." This Statement provides guidance on the financial reporting of start-up costs and organization costs and requires that such costs of start-up activities be expensed as incurred. The Company will adopt SOP 98-5 in its fiscal year 2000. The Company has not yet determined the impact, if any, the adoption of the accounting and disclosure provisions of SOP 98-5 will have on the Company's financial statements, results of operations or related disclosure thereto.

3. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                               FOR THE YEARS ENDED
                                                   JANUARY 31,
                                            --------------------------
                                                1997          1998
                                            ------------  ------------  FOR THE THREE MONTHS
                                                                        ENDED APRIL 30, 1998
                                                                        ---------------------
                                                                             (UNAUDITED)
Computers and office equipment............  $    924,697  $  1,154,863      $   1,426,208
Furniture and fixtures....................       388,356       539,415            569,541
Leasehold improvements....................       218,058       506,586            590,011
Automobiles...............................        10,746        10,746             10,746
                                            ------------  ------------        -----------
                                               1,541,857     2,211,610          2,596,506
Less : Accumulated depreciation...........      (657,056)     (871,147)          (973,517)
                                            ------------  ------------        -----------
                                            $    884,801  $  1,340,463      $   1,622,989
                                            ------------  ------------        -----------
                                            ------------  ------------        -----------

    Depreciation expense was $104,122, $202,392, and $283,343 in fiscal 1996, 1997 and 1998, respectively, and $54,106 and $102,370 in the three months ended April 30, 1997 and 1998, respectively.

                         INNOVATIVE TECH SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION RELATING TO THREE MONTHS ENDED APRIL 30, 1997 AND 1998 IS
                                   UNAUDITED)

4. INCOME TAXES

    The provision for income taxes consists of the following:

                                                           FOR THE YEARS ENDED JANUARY 31,
                                                        --------------------------------------
                                                           1996         1997         1998
                                                        -----------  ----------  -------------
Current taxes:
  Federal.............................................  $        --  $       --  $     860,000
  State...............................................           --          --        187,000
                                                        -----------  ----------  -------------
                                                                 --          --      1,047,000
                                                        -----------  ----------  -------------
Benefit of net operating loss carryforwards:
  Federal.............................................           --          --       (718,000)
  State...............................................           --          --        (93,000)
                                                        -----------  ----------  -------------
                                                                                      (811,000)
                                                        -----------  ----------  -------------
Deferred taxes:
  Federal.............................................           --          --       (142,000)
  State...............................................           --          --        (29,000)
                                                        -----------  ----------  -------------
                                                                 --          --       (171,000)
                                                        -----------  ----------  -------------
                                                        $        --  $       --  $      65,000
                                                        -----------  ----------  -------------
                                                        -----------  ----------  -------------

    The reconciliation of income taxes at the U. S. statutory rate to the provision (benefit) for income taxes for 1996, 1997 and 1998 is as follows:

                                                                              FOR THE YEARS ENDED JANUARY 31,
                                                                           -------------------------------------
                                                                              1996         1997         1998
                                                                              -----        -----        -----
Income taxes at the U. S. statutory rate.................................         (34)%        (34)%         34%
Increase (reduction) in income taxes resulting from:
  State income taxes, net of federal benefit.............................          --           (7)%          7%
  Limitation on the utilization of tax benefits..........................          31%          --           --
  Acquisition accounting differences.....................................          --           56%          11%
  Deferred revenue.......................................................           1%          17%          38%
  Utilization of net operating loss carryforwards........................          --          (36)%        (74)%
  Other, net.............................................................           2%           4%          (9)%
                                                                                   --           --           --
                                                                                   --           --            7%
                                                                                   --           --           --
                                                                                   --           --           --

                         INNOVATIVE TECH SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION RELATING TO THREE MONTHS ENDED APRIL 30, 1997 AND 1998 IS
                                   UNAUDITED)

4. INCOME TAXES (CONTINUED)
    The tax effects of temporary differences which comprise the deferred tax assets and liabilities at January 31, 1997 and 1998 were determined using an effective rate of 41%. Tax effects of temporary differences are as follows:

                                                                      FOR THE YEARS ENDED
                                                                          JANUARY 31,
                                                                  ----------------------------
                                                                      1997           1998
                                                                  -------------  -------------
Deferred tax debits
  Net operating loss carryforwards..............................  $     809,800  $           0
  Deferred revenue..............................................        267,600        719,551
  Other liabilities.............................................         29,200         99,346
  Valuation allowance...........................................     (1,047,700)      (584,197)
                                                                  -------------  -------------
                                                                         58,900        234,700
Deferred tax credits
  Property and equipment........................................        (58,900)       (82,700)
                                                                  -------------  -------------
  Net deferred taxes............................................  $          --  $     152,000
                                                                  -------------  -------------
                                                                  -------------  -------------

    Net deferred tax assets have been recorded to the extent realizable through reversing temporary differences. The remaining net deferred tax assets are offset by a valuation allowance due to the lack of consistent earnings history.

    Income tax expense for the three months ended April 30, 1998 was recorded based upon an estimated tax rate of 33%, which assumes reversal of the valuation allowance against deferred tax assets.

5. LINE OF CREDIT

    The Company has a $1. 5 million line of credit with a bank. The line is payable on demand and bears interest at the rate of prime plus 1/4%. The line is collateralized by all of the assets of the Company. There were no borrowings outstanding under the line of credit at January 31, 1998. The terms of this arrangement contain requirements for maintaining defined levels of working capital, tangible net worth and cash flow. On February 9, 1998, the Company entered into a letter of credit for $102,600 which is supported by the line of credit. All borrowings will be due upon written demand by the bank or November 30, 1998, whichever is earlier. As of January 31, 1998, there were no borrowings under the letter of credit.

    A wholly-owned subsidiary maintained a line of credit with a bank bearing interest at the rate of prime plus 1/2%. The line expired on July 31, 1996, and the outstanding balance of $351,341 was paid in full on August 16, 1996.

6. LONG-TERM DEBT

    In January 1998, the Company refinanced its term loan to $775,000 to finance leasehold improvements and furniture and equipment purchases. The loan is payable in sixty (60) fixed monthly principal payments of $12,917 plus interest at the rate of prime plus 1/4%.

                         INNOVATIVE TECH SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION RELATING TO THREE MONTHS ENDED APRIL 30, 1997 AND 1998 IS
                                   UNAUDITED)

7. COMMITMENTS AND CONTINGENCIES

    The Company leases office facilities, company automobiles and company apartments under operating leases.

    The future minimum rental payments under noncancellable operating leases as of January 31, 1998, are as follows:

                                                                                   OPERATING
                                                                                     LEASES
                                                                                  ------------
1999............................................................................  $    601,840
2000............................................................................       548,000
2001............................................................................       213,706
2002............................................................................        72,114
2003 & thereafter...............................................................        66,603
                                                                                  ------------
                                                                                  $  1,502,263
                                                                                  ------------
                                                                                  ------------

    Rent expense for the years ended January 31, 1996, 1997 and 1998 was $124,164, $313,990 and $632,017, respectively.

    The Company is defendant in various litigation matters in the ordinary course of business, none of which management expect will have a material adverse effect on the Company's financial position or results of operations.

8. SHAREHOLDERS' EQUITY

    The shares of Common Stock and Redeemable Warrants are separately tradable. Each Redeemable Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $2.33 for a period of 60 months commencing July 26, 1995. Each Redeemable Warrant is redeemable by the Company at a redemption price of $.083 per Redeemable Warrant commencing October 26, 1995 upon not less than 30 days prior written notice by the Company, provided that the average closing bid price of the Common Stock equals or exceeds $2.92 for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day immediately prior to the notice of redemption.

    On September 30, 1997, the Company obtained consent from its warrant holders to effect a one-for-eight reverse split of the Redeemable Common Stock Purchase Warrants and a one-for-twenty-nine and one-eighth reduction in the exercise price of the warrants. The total number of issued and outstanding Redeemable Common Stock Purchase Warrants was reduced from 10,596,000 to 1,324,500 and the exercise price was reduced to $0.08 from $2.33 per share. As a result, the Company recorded an increase to warrants and accumulated deficit of $789,266.

    Warrant holders exercised 375,251 Redeemable Common Stock Purchase Warrants during the three month period ended April 30, 1998.

    The Company also has outstanding (1) non-redeemable warrants to purchase 390,000 common shares at $2.50 per share which expire July 25, 1999 and (2) warrants to acquire redeemable warrants to purchase 6,750 shares of common stock at a total exercise price of $.09 per share which expire July 25, 1999.

                         INNOVATIVE TECH SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) (INFORMATION RELATING TO THREE MONTHS ENDED APRIL 30, 1997 AND 1998 IS
                                   UNAUDITED)

8. SHAREHOLDERS' EQUITY (CONTINUED)

    The Board of Directors of the Company approved a three-for-one split of all outstanding shares of Common Stock and all outstanding Redeemable Common Stock Purchase Warrants on August 23, 1995. The three-for-one split was effective on September 18, 1995.

    As a result of the above transactions, all historic share amounts and per share amounts in the accompanying financial statements have been adjusted to reflect the stock split.

    On July 22, 1994, the shareholders of the Company approved the conversion of all Senior Preferred Stock into Common Stock on a one-for-one basis (prior to the reverse stock split) and the authorization of a new class of Preferred Stock with no par value and 200,000,000 authorized shares.

9. STOCK OPTIONS

    The 1994 Stock Option Plan ("Plan") which became effective July 22, 1994 provides for the granting of options to purchase up to an aggregate of 2,175,000 shares of Common Stock. 975,000 of the options were authorized during fiscal year 1995 and 1,200,000 were authorized during fiscal year 1998.

    A summary of the status of the Company's Plan as of January 31, 1996, January 31, 1997 and January 31, 1998 and changes during the years ending on those dates is presented below:

                                                                 NUMBER OF   WEIGHTED AVERAGE
                                                                   SHARES     EXERCISE PRICE
                                                                 ----------  -----------------
Outstanding at January 31, 1995................................     975,000      $    1.67
  Granted......................................................     500,000      $    1.67
                                                                 ----------          -----
Outstanding at January 31, 1996................................   1,475,000      $    1.67
  Granted......................................................      12,500      $    2.13
  Exercised....................................................     (15,000)     $    1.67
  Terminated...................................................    (530,000)     $    1.67
                                                                 ----------          -----
Outstanding at January 31, 1997................................     942,500      $    1.68
  Granted......................................................   1,321,800      $    1.45
  Terminated...................................................    (111,800)     $    1.52
                                                                 ----------          -----
Outstanding at January 31, 1998................................   2,152,500      $    1.55
                                                                 ----------          -----
  Granted......................................................       4,000      $    4.16
  Exercised....................................................     (70,666)     $    1.66
  Terminated...................................................      (1,500)     $    1.25
                                                                 ----------          -----
Outstanding at April 30, 1998..................................   2,084,334      $    1.55
                                                                 ----------          -----
                                                                 ----------          -----
Exercisable at January 31, 1998................................     986,667      $    1.62
                                                                 ----------          -----
                                                                 ----------          -----
Exercisable at April 30, 1998..................................   1,089,313      $    1.55
                                                                 ----------          -----
                                                                 ----------          -----

    These stock options are exercisable in whole or in part, in three (3) equal annual installments, except for two (2) grants, one which vested immediately and the other which vested in two (2) equal installments, with the first such installment exercisable twelve (12) months from the date of the grant, but any such exercise must occur within ten (10) years from the date of grant.

                         INNOVATIVE TECH SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION RELATING TO THREE MONTHS ENDED APRIL 30, 1997 AND 1998 IS
                                   UNAUDITED)

9. STOCK OPTIONS (CONTINUED)
    The Company granted 100,000 options to non-employees as compensation for services rendered. The fair value of the options, $120,000, was charged to expense.

    The Company applies APB 25 and related interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized for stock options. Had compensation costs for stock options been determined based on the fair value at the grant dates for awards under this plan consistent with the method of SFAS 123, the Company's net earnings and net earnings per share would have been reduced to the pro forma amounts indicated as follows:

                                                                         FOR THE YEARS ENDED
                                                                             JANUARY 31,
                                                                       -----------------------
                                                                          1997         1998
                                                                       -----------  ----------
Net Earnings (Loss)
  As Reported........................................................  $  (364,183) $  911,242
  Pro Forma..........................................................  $  (368,000) $  579,558
Net Earnings (Loss) Per Share
  As Reported Basic and Dilutive.....................................  $     (0.03) $     0.08
  Pro Forma Basic and Dilutive.......................................  $     (0.03) $     0.05

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for options granted in fiscal 1997 and fiscal 1998: expected volatility of 74% and 92% for the years ended January 31, 1997 and 1998, respectively; no dividend payments are made for the expected terms; expected term of ten years; risk free interest rate on the date of grant with the maturity equal to the expected term; exercise price equal to the fair market value on the grant date.

10. SIGNIFICANT CUSTOMERS

    Revenues from significant customers as a percentage of total revenues were as follows:

                                                   FOR THE YEARS ENDED
                                                       JANUARY 31,
                                          -------------------------------------
CUSTOMER                                     1996         1997         1998
----------------------------------------     -----        -----        -----             FOR THE THREE MONTHS
                                                                                           ENDED APRIL 30,
                                                                                 ------------------------------------
                                                                                       1997               1998
                                                                                 -----------------  -----------------
                                                                                    (UNAUDITED)        (UNAUDITED)
Customer A..............................          --%          --%          17%             --%                 4%
Customer B..............................          --           --           11              --                 --
Customer C..............................          25            6            3               4                  3
Customer D..............................          11            6            2               4                 23
Customer E..............................          16            1             --             2                  2

11. RELATED PARTY TRANSACTIONS

    The Company leases office space under a five year lease at an annual rent of $270,000. The building is owned by a Pennsylvania Limited Partnership owned by William M. Thompson, John M. Thompson and Karen A. Thompson, who are executive officers, directors and significant shareholders of the Company.

    On March 17, 1995, the Company pledged a $700,000 certificate of deposit as collateral for a mortgage loan obtained by Thompson Enterprises, L. P. On January 30, 1997, Thompson Enterprises, L. P.

                         INNOVATIVE TECH SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION RELATING TO THREE MONTHS ENDED APRIL 30, 1997 AND 1998 IS
                                   UNAUDITED)

11. RELATED PARTY TRANSACTIONS (CONTINUED) refinanced the mortgage loan, and the certificate of deposit was released and was classified as cash and cash equivalents in the January 31, 1997 balance sheet.

12. ACQUISITION

    Effective July 26, 1996, a subsidiary of the Company acquired 100% of the outstanding common stock of Facility Management Systems, Inc. ("FMS") in exchange for 645,619 shares of Innovative Tech Common Stock valued at $801,708. The total purchase price aggregated $2,559,739, including acquisition costs and liabilities assumed and was allocated based on relative fair values as follows:

Current assets....................................  $    814,252
Property and equipment............................       251,084
Software development costs........................       923,903
In-process research and development...............       485,000
Other assets......................................        85,500
                                                    ------------
                                                    $  2,559,739
                                                    ------------
                                                    ------------

    The in-process research and development of $485,000 represented the fair value of in-process development projects that had not reached technological feasibility and had no probable alternative future uses, which the Company expensed at the date of the acquisition.

    The results of operations are included in the Company's consolidated financial statements from the date of acquisition. The following unaudited pro forma financial information combines the consolidated results of operations as if the acquisition had occurred as of the beginning of the periods presented. Pro forma adjustments include only the effects of events directly attributed to the transaction that are factually supportable and expected to have a continuing impact.

                                                                      FOR THE YEARS ENDED
                                                                          JANUARY 31,
                                                                  ----------------------------
                                                                      1996           1997
                                                                  -------------  -------------
Revenues........................................................  $   7,224,252  $  10,564,018
Net Loss........................................................  $  (1,220,378) $    (658,248)
Loss per Share..................................................  $        (.12) $        (.06)

    The pro forma financial information does not necessarily reflect the operating results that would have occurred had the acquisition been consummated as of the above dates, nor is such information indicative of future operating results. In addition, the pro forma financial results contain estimates since the acquired business did not maintain information on a period comparable with the Company's fiscal year end.

13. 401(k) PLAN

    Effective January 1, 1996, the Company instituted a 401(k) Plan to cover all eligible employees. The Company makes a matching contribution of $.25 for every dollar a participant contributes on the first 6% contributed, subject to a five
(5) year vesting schedule. The Company made matching contributions of $24,906 and $28,050 for the years ended January 31, 1997 and 1998, respectively.

                         INNOVATIVE TECH SYSTEMS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (INFORMATION RELATING TO THREE MONTHS ENDED APRIL 30, 1997 AND 1998 IS
                                   UNAUDITED)

14. EARNINGS PER SHARE

    Earnings per share have been restated in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share." This restatement resulted in no material change from amounts previously reported. Earnings per share are computed as follows:

                                                               FOR THE YEARS ENDED
                                                                   JANUARY 31,
                                                     ----------------------------------------
                                                         1996          1997          1998
                                                     ------------  ------------  ------------      FOR THE THREE MONTHS
                                                                                                     ENDED APRIL 30,
                                                                                               ----------------------------
                                                                                                   1997           1998
                                                                                               -------------  -------------
                                                                                                (UNAUDITED)    (UNAUDITED)
Basic earnings per share:
  Net income (loss) available for common stock.....  $   (858,174) $   (364,183) $    911,242   $    75,045    $   196,139
                                                     ------------  ------------  ------------  -------------  -------------
                                                     ------------  ------------  ------------  -------------  -------------
  Average common stock outstanding.................    10,227,837    10,569,089    10,888,456    10,888,456     11,078,963
Basic earnings (loss) per share....................  $      (0.08) $      (0.03) $       0.08   $      0.01    $      0.02
                                                     ------------  ------------  ------------  -------------  -------------
                                                     ------------  ------------  ------------  -------------  -------------
Diluted earnings per share:
  Net income (loss) available for common stock and
    dilutive securities............................  $   (858,174) $   (364,183) $    911,242   $    75,045    $   196,139
                                                     ------------  ------------  ------------  -------------  -------------
                                                     ------------  ------------  ------------  -------------  -------------
  Average common stock outstanding.................    10,227,837    10,569,089    10,888,456    10,888,456     11,078,963
Additional common shares resulting from
  dilutive securities:
  Stock options....................................            --            --       266,310        50,157      1,327,361
  Warrants.........................................            --            --       428,616            --      1,280,369
                                                     ------------  ------------  ------------  -------------  -------------
  Average common stock and dilutive securities
    outstanding....................................    10,227,837    10,569,089    11,583,382    10,938,613     13,686,693
                                                     ------------  ------------  ------------  -------------  -------------
                                                     ------------  ------------  ------------  -------------  -------------
Diluted earnings (loss) per share..................  $      (0.08) $      (0.03) $       0.08   $      0.01    $      0.01
                                                     ------------  ------------  ------------  -------------  -------------
                                                     ------------  ------------  ------------  -------------  -------------

15. EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE REPORT OF INDEPENDENT ACCOUNTANTS

    On May 7, 1998, Peregrine Systems, Inc. ("PSI") and the Company entered into a definitive agreement (the "Merger Agreement") pursuant to which PSI will acquire Innovative Tech in a tax-free merger in which a wholly-owned subsidiary of PSI will merge with and into the Company, with the Company being the surviving corporation. Accordingly, following the merger, the Company will become a wholly-owned subsidiary of PSI.

    Pursuant to the Merger Agreement, holders of shares of the Company's Common Stock will receive 0.2341 shares of PSI's Common Stock for each share of the Company's Common Stock held by them in a tax-free, stock-for-stock exchange. PSI expects to issue approximately 3.19 million shares of its Common Stock in exchange for all of the outstanding equity securities of the Company.

    Consummation of the merger is subject to customary closing conditions, including the approval of the merger by the stockholders of the Company, and the registration with the Securities and Exchange Commission of the PSI shares to be issued. The acquisition is expected to be consummated during the calendar quarter ending September 30, 1998.

                                                                         ANNEX A

                      AGREEMENT AND PLAN OF REORGANIZATION
                                  BY AND AMONG
                            PEREGRINE SYSTEMS, INC.
                         HOMER ACQUISITION CORPORATION
                                      AND
                         INNOVATIVE TECH SYSTEMS, INC.
                            DATED AS OF MAY 7, 1998

                               TABLE OF CONTENTS

                                                                                                                  PAGE
                                                                                                                ---------
ARTICLE I  THE MERGER.........................................................................................        A-1
1.1        The Merger.........................................................................................        A-1
1.2        Effective Time; Closing............................................................................        A-1
1.3        Effect of the Merger...............................................................................        A-2
1.4        Certificate of Incorporation; Bylaws...............................................................        A-2
1.5        Directors and Officers.............................................................................        A-2
1.6        Effect on Capital Stock............................................................................        A-2
1.7        Appraisal Rights...................................................................................        A-3
1.8        Surrender of Certificates..........................................................................        A-4
1.9        No Further Ownership Rights in Company Common Stock................................................        A-5
1.10       Lost, Stolen, or Destroyed Certificates............................................................        A-5
1.11       Tax Consequences...................................................................................        A-5
1.12       Taking of Necessary Action; Further Action.........................................................        A-5

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................................................        A-6
2.1        Organization of the Company........................................................................        A-6
2.2        Company Capital Structure..........................................................................        A-6
2.3        Obligations With Respect to Capital Stock..........................................................        A-8
2.4        Authority..........................................................................................        A-8
2.5        SEC Filings; Company Financial Statements..........................................................        A-9
2.6        Absence of Certain Changes or Events...............................................................       A-10
2.7        Taxes..............................................................................................       A-12
2.8        Restrictions on Business Activities................................................................       A-13
2.9        Title to Properties; Absence of Liens and Encumbrances.............................................       A-14
2.10       Intellectual Property..............................................................................       A-14
2.11       Compliance; Permits; Restrictions..................................................................       A-17
2.12       Litigation.........................................................................................       A-17
2.13       Interested Party Transactions......................................................................       A-18
2.14       Brokers' and Finders' Fees.........................................................................       A-18
2.15       Employee Benefit Plans.............................................................................       A-18
2.16       Environmental Matters..............................................................................       A-21
2.17       Agreements, Contracts, and Commitments.............................................................       A-21
2.18       Change of Control Payments.........................................................................       A-22
2.19       Statements; Proxy Statement/Prospectus.............................................................       A-22
2.20       Board Approval.....................................................................................       A-23
2.21       Fairness Opinion...................................................................................       A-23
2.22       Section 11.75 of the Illinois General Corporation Law Not Applicable...............................       A-23

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PARENT
  AND MERGER SUB..............................................................................................       A-23
3.1        Organization of Parent and Merger Sub..............................................................       A-23
3.2        Authority..........................................................................................       A-23
3.3        Parent Common Stock................................................................................       A-24
3.4        SEC Filings; Parent Financial Statements...........................................................       A-24
3.5        No Material Adverse Change.........................................................................       A-24
3.6        Statements; Proxy Statement/Prospectus.............................................................       A-25

ARTICLE IV  CONDUCT PRIOR TO THE EFFECTIVE TIME...............................................................       A-25
4.1        Conduct of Business by the Company.................................................................       A-25
4.2        Termination of 401(k) Plans........................................................................       A-27

                                                                                                                  PAGE
                                                                                                                ---------
ARTICLE V  ADDITIONAL AGREEMENTS..............................................................................       A-27
5.1        Proxy Statement/Prospectus; Registration Statement; Other Filings; Board Recommendations...........       A-27
5.2        Meeting of Company Shareholders....................................................................       A-28
5.3        Confidentiality; Access to Information.............................................................       A-29
5.4        No Solicitation....................................................................................       A-29
5.5        Public Disclosure..................................................................................       A-31
5.6        Reasonable Efforts; Notification...................................................................       A-31
5.7        Third Party Consents...............................................................................       A-32
5.8        Stock Options and Employee Benefits................................................................       A-32
5.9        Form S-8...........................................................................................       A-32
5.10       Indemnification....................................................................................       A-32
5.11       Nasdaq Listing.....................................................................................       A-33
5.12       Company Affiliate Agreement........................................................................       A-33
5.13       Tax-Free Reorganization............................................................................       A-33
5.14       Comfort Letter.....................................................................................       A-33
5.15       Shareholder Rights Plan............................................................................       A-33
5.16       Amendment of Redeemable Warrants...................................................................       A-33
5.17       Warrant Assumption.................................................................................       A-34

ARTICLE VI  CONDITIONS TO THE MERGER..........................................................................       A-34
6.1        Conditions to Obligations of Each Party to Effect the Merger.......................................       A-34
6.2        Additional Conditions to Obligations of the Company................................................       A-35
6.3        Additional Conditions to the Obligations of Parent and Merger Sub..................................       A-35

ARTICLE VII  TERMINATION, AMENDMENT AND WAIVER................................................................       A-36
7.1        Termination........................................................................................       A-36
7.2        Notice of Termination; Effect of Termination.......................................................       A-37
7.3        Fees and Expenses..................................................................................       A-37
7.4        Amendment..........................................................................................       A-39
7.5        Extension; Waiver..................................................................................       A-39

ARTICLE VIII  GENERAL PROVISIONS..............................................................................       A-39
8.1        Non-Survival of Representations and Warranties.....................................................       A-39
8.2        Notices............................................................................................       A-39
8.3        Interpretation.....................................................................................       A-40
8.4        Counterparts.......................................................................................       A-40
8.5        Entire Agreement; Third Party Beneficiaries........................................................       A-40
8.6        Severability.......................................................................................       A-41
8.7        Other Remedies; Specific Performance...............................................................       A-41
8.8        Governing Law......................................................................................       A-41
8.9        Rules of Construction..............................................................................       A-41
8.10       Assignment.........................................................................................       A-41
8.11       Waiver of Jury Trial...............................................................................       A-41

                               INDEX OF EXHIBITS

Exhibit A  Form of Voting Agreement

Exhibit B  Form of Non-Competition Agreement

Exhibit C  Form of Employee Offer Letter

Exhibit D  Form of Company Affiliate Agreement

                      AGREEMENT AND PLAN OF REORGANIZATION

    This AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of May 7, 1998, among Peregrine Systems, Inc., a Delaware corporation (the "PARENT"), Homer Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (the "MERGER SUB"), and Innovative Tech Systems, Inc., an Illinois corporation (the "COMPANY").

                                    RECITALS

    A. Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2 below) and in accordance with the Delaware General Corporation Law ("DELAWARE LAW") and the Illinois Business Corporation Act ("ILLINOIS LAW"), Parent and the Company intend to enter into a business combination transaction.

    B. The Board of Directors of the Company (i) has determined that the Merger (as defined in Section 1.1) is consistent with and in furtherance of the long-term business strategy of the Company and is fair to, and in the best interests of, the Company and its shareholders, (ii) has unanimously approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) has determined to recommend that the shareholders of the Company adopt and approve this Agreement and approve the Merger.

    C. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain affiliates of the Company are entering into Voting Agreements in substantially the form attached hereto as EXHIBIT A.

    D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

    E. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain officers of the Company are entering into Noncompetition Agreements in substantially the form attached hereto as EXHIBIT B in favor of the Company following the Merger.

    F. Concurrently with the execution of this Agreement, Parent and certain officers of the Company are entering into employment agreements, effective upon the Effective Time (as defined in Section 1.2), in substantially the form attached hereto as EXHIBIT C.

    NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1 THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law and Illinois Law, Merger Sub shall be merged with and into the Company (the "MERGER"), the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

    1.2 EFFECTIVE TIME; CLOSING. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing concurrently (i) a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "CERTIFICATE OF MERGER") (the time of such filing (or such later time as may be agreed in writing by the

Company and Parent and specified in the Certificate of Merger) being the "EFFECTIVE TIME") as soon as practicable on or after the Closing Date (as herein defined) and (ii) Articles of Merger with the Secretary of State of the State of Illinois in accordance with the relevant provisions of Illinois Law (the "ARTICLES OF MERGER"). The Certificate of Merger and the Articles of Merger are referred to collectively herein as the "MERGER FILINGS." Unless the context otherwise requires, the term "AGREEMENT" as used herein refers collectively to this Agreement and Plan of Reorganization and the Merger Filings. The closing of the Merger (the "CLOSING") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304-1050, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

    1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law and Illinois Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    1.4  CERTIFICATE OF INCORPORATION; BYLAWS.

    (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; PROVIDED, HOWEVER, that
Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Peregrine Systems Facilities Management, Inc."

    (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

    1.5 DIRECTORS AND OFFICERS. The director(s) of Merger Sub immediately prior to the Effective Time shall be the initial director(s) of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation until their respective successors are duly appointed.

    1.6 EFFECT ON CAPITAL STOCK. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any shares of the Company's capital stock, the following shall occur:

    (a) CONVERSION OF COMPANY COMMON STOCK. Each share of Common Stock, $0.0185 par value per share, of the Company (the "COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be cancelled pursuant to Section 1.6(b) and any Dissenting Shares (as defined and to the extent provided in Section 1.7(a)), will be cancelled and extinguished and automatically converted into the right to receive .2341 shares of the Common Stock of Parent (the "PARENT COMMON STOCK") (such ratio, as adjusted pursuant to Section 1.6(f) below, being defined herein as the "EXCHANGE RATIO") upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.10).

    (b) CANCELLATION OF PARENT-OWNED AND COMPANY-OWNED STOCK. Each share of Company Common Stock held by the Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of the Company or Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

    (c) STOCK OPTIONS. At the Effective Time, all options to purchase Company Common Stock then outstanding under the Company's 1994 Stock Option Plan (the "1994 OPTION PLAN") shall be assumed by Parent in accordance with Section 5.8 hereof (each a "COMPANY OPTION" and, collectively, the "COMPANY OPTIONS").

    (d) WARRANTS. Subject to Section 5.17 of this Agreement, all outstanding Redeemable Warrants (as defined in Section 2.2(b)) below, shall have been amended and exercised in accordance with Section 5.16 of this Agreement, and the Goldmen Warrants (as defined in Section 2.2(b) below) shall have been either redeemed or exercised not later than the Effective Time, or amended to require their exchange for Parent Common Stock at the Effective Time, as contemplated by
Section 2.2(d) below.

    (e) CAPITAL STOCK OF MERGER SUB. Each share of Common Stock, $0.001 par value per share, of Merger Sub (the "MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time, shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.001 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

    (f) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

    (g) FRACTIONAL SHARES. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof, each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall be entitled to receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction and (ii) the average of the last reported sale prices of Parent Common Stock for the five (5) most recent days that Parent Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market ("NASDAQ").

    1.7  APPRAISAL RIGHTS.

    (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock held by a holder who has demanded and perfected appraisal rights for such shares in accordance with Illinois Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("DISSENTING SHARES"), shall not be converted into or represent a right to receive Parent Common Stock pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by Illinois Law.

    (b) Notwithstanding the provisions of subsection (a), if any holder of shares of Company Common Stock who demands appraisal of such shares under Illinois Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time or the occurrence of such event, such holder's shares of Company Common Stock shall automatically be converted into and represent only the right to receive, upon surrender of the certificate representing such shares of Company Common Stock, shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Common Stock, cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(g), and any dividends or other distributions pursuant to Section 1.8(d).

    (c) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to Illinois Law and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Illinois Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Company Common Stock or offer to settle or settle any such demands.

    1.8  SURRENDER OF CERTIFICATES.

    (a) EXCHANGE AGENT. Prior to the Effective Time, Parent shall select a bank or trust company to act as the exchange agent in the Merger (the "EXCHANGE AGENT").

    (b) PARENT TO PROVIDE COMMON STOCK. Promptly after the Effective Time, Parent shall make available to the Exchange Agent, for exchange in accordance with this Article I, (i) the shares of Parent Common Stock issuable pursuant to
Section 1.6 in exchange for outstanding shares of Company Common Stock and (ii) cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(g) and any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 1.8(d).

    (c) EXCHANGE PROCEDURES. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective
Time) of a certificate or certificates (the "CERTIFICATES"), which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6, cash in lieu of any fractional shares pursuant to Section 1.6(g), and any dividends or other distributions pursuant to
Section 1.8(d), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(g), and any dividends or other distributions pursuant to Section 1.8(d). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock into which their shares of Company Common Stock were converted at the Effective Time, payment in lieu of fractional shares which such holder has the right to receive pursuant to
Section 1.6(g) and any dividends or distributions payable pursuant to Section 1.8(d), and the Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed, from and after the Effective Time, for all corporate purposes, subject to Section 1.8(d) as to the payment of dividends, to evidence only the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(g), and any dividends or distributions payable pursuant to Section 1.8(d).

    (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, the Exchange Agent shall deliver to the record holder thereof, without interest, a certificate representing whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(g) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

    (e) TRANSFERS OF OWNERSHIP. If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

    (f) NO LIABILITY. Notwithstanding anything to the contrary in this Section 1.8, none of the Exchange Agent, Parent, the Surviving Corporation, or any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat, or similar law.

    1.9 NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(g) and 1.8(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article I.

    1.10 LOST, STOLEN, OR DESTROYED CERTIFICATES. In the event that any Certificate shall have been lost, stolen, or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen, or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificates were converted pursuant to Section 1.6, cash for fractional shares, if any, as may be required pursuant to Section 1.6(g), and any dividends or distributions payable pursuant to Section 1.8(d); PROVIDED, HOWEVER, that Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock, cash, and other distributions, require the owner of such lost, stolen, or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation, or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen, or destroyed.

    1.11 TAX CONSEQUENCES. It is intended by the parties hereto that the Merger shall (i) constitute a reorganization within the meaning of Section 368 of the Code and (ii) qualify for accounting treatment as a purchase. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

    1.12 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub, are fully authorized in the names of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to Parent and Merger Sub, subject to the specific exceptions specifically disclosed in writing in the disclosure letter and schedules thereto (each referencing the appropriate section numbers of this Article II for which an exception exists), dated as of the date hereof, certified by a duly authorized officer of the Company, and delivered by the Company to Parent (the "COMPANY SCHEDULES"), as follows:

    2.1  ORGANIZATION OF THE COMPANY.

    (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Illinois, and each Subsidiary (as defined herein) is a corporation duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation. The Company and each Subsidiary has the corporate power and authority to own, lease, and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as defined in Section 8.3(c) below) on the Company.

    (b) Schedule 2.1(b) sets forth a complete list of each corporation, partnership, limited liability company, joint venture, business trust or association, or other entity in which the Company, directly or indirectly, holds an equity, partnership, or other ownership interest (each, a "SUBSIDIARY" and collectively, the "SUBSIDIARIES"). Schedule 2.1(b) identifies, for each Subsidiary, the issued and outstanding capital stock (or partnership or other ownership interests), the identity and address of each holder of the issued and outstanding capital stock of such Subsidiary (or partnership or other ownership interests), and the number of shares of capital stock (or similar partnership or ownership interests) of such Subsidiary held by such holder. All of the outstanding shares of the capital stock of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and all such shares (or partnership or other ownership interests) are wholly owned by the Company, directly or indirectly through a Subsidiary, free and clear of any lien, adverse claim, security interest, equity or other encumbrance. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which any Subsidiary is a party or by which any Subsidiary is bound, obligating such Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of such Subsidiary's capital stock or any partnership or other ownership interest in such Subsidiary.

    (c) The Company has made available to Parent a true and correct copy of its Articles of Incorporation and Bylaws and the similar constituent documents of each Subsidiary, each as amended to date, and each such instrument is in full force and effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent governing instruments.

    2.2  COMPANY CAPITAL STRUCTURE.

    (a) The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, $0.0185 par value per share, of which there were 11,344,845 shares issued and outstanding as of May 7, 1998 (excluding shares held in treasury of which there were none), and 200,000,000 shares of Senior Preferred Stock, $0.001 par value per share, of which no shares were issued or outstanding as of May 7, 1998. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of the Company, or any agreement or document to which the Company is a party or by which it is bound. As of May 7, 1998, the Company had reserved an aggregate of 2,089,334 shares of Company Common Stock, net of exercises, for issuance pursuant to the 1994 Option Plan. In addition, there was an option outstanding outside the 1994 Option Plan to acquire 100,000 shares of Company Common Stock held by a consultant to the Company. As of May 7, 1998, there were options outstanding to purchase an aggregate of 2,089,334 shares of Company Common Stock pursuant to the 1994 Option Plan, of which options to purchase 1,160,145 shares were fully vested and exercisable as of May 7, 1998. As of May 7, 1998, there were outstanding warrants to purchase an aggregate of 1,336,937 shares of Company Common Stock (including warrants issuable upon exercise of outstanding warrants).

    (b) The Warrant Agreement (the "WARRANT AGREEMENT") dated as of July 26, 1994 between the Company and Continental Stock Transfer & Trust Company (the "WARRANT AGENT") governs outstanding warrants for the purchase of a total of 940,187 shares of Company Common Stock as of the date of this Agreement (the "REDEEMABLE WARRANTS"); PROVIDED, HOWEVER, that warrants (the "GOLDMEN WARRANTS") for the purchase of (x) a total of 390,000 shares of Company Common Stock and (y) additional warrants for the purchase of 6,750 shares of Company Common Stock, all of which are held by transferees of A.S. Goldmen & Co., Inc. ("GOLDMEN"), are subject to the provisions of the Underwriter's Warrant Agreement dated as of July 26, 1994 between the Company and Goldmen. The Redeemable Warrants and the Goldmen Warrants (including the warrants issuable upon exercise of the Goldmen Warrants) are referred to collectively herein as the "WARRANTS." The Warrant Agreement, together with the certificates for the Redeemable Warrants, constitutes the entire agreement among the Company, the Warrant Agent and the holders of the Redeemable Warrants with respect to the Redeemable Warrants, and except as the terms of the Redeemable Warrants have been amended in connection with the solicitation of the holders of the Redeemable Warrants effected September 30, 1997, there has been no change in or modification or alteration of such terms, nor has there been any amendment or modification of the Warrant Agreement or any other agreement which would affect the terms of the Redeemable Warrants or the related rights and obligations of the holders of the Redeemable Warrants or the parties to the Warrant Agreement. Among other terms, the Redeemable Warrants (i) are currently exercisable at a price of $0.08 per share of Company Common Stock, (ii) expire July 25, 1999 (subject to adjustment in accordance with the Warrant Agreement), and (iii) are currently redeemable at a redemption price of $0.67 per share, subject to the requirements set forth in Section 9 of the Warrant Agreement, which condition the redemption of the Redeemable Warrants based on an average closing sale price of the Company Common Stock (as required in such Section 9) of $2.33 per share, after adjustment for the three-for-one forward split of the Company Common Stock effected on September 18, 1995. The amendment to the Redeemable Warrants made in connection with the solicitation of the holders of the Redeemable Warrants in September 1997 was in compliance with applicable federal and state securities laws. The Company has complied and continues to comply with the terms of the Redeemable Warrants and the Warrant Agreement; has not issued or agreed to issue at any time any securities, including any options, warrants or similar rights for the purchase of securities of the Company, which would result in any adjustment to the number of shares underlying the Redeemable Warrants or the exercise price thereof; and has maintained the currency of the registration statement permitting the exercise of the Redeemable Warrants in accordance with
Section 5(b) of the Warrant Agreement. Warrants for the purchase of 940,187 shares are listed for trading on the Nasdaq SmallCap Market, and the grant of Redeemable Warrants and/or the issue and sale of shares of Company Common Stock upon exercise thereof comply or will comply with applicable federal and state securities laws.

    (c) All shares of Company Common Stock subject to issuance upon exercise of outstanding options or warrants, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Company Common Stock, all outstanding securities exchangeable or convertible into or exercisable for Company Common Stock, and any other outstanding securities of the Company were issued in compliance with applicable federal and state securities laws. Schedule 2.2 lists for each person who held options to acquire shares of Company Common Stock as of May 7, 1998, the name of the holder of such option, the exercise price of such option, the number of shares as to which such option had vested at such date, the vesting schedule for such option, and the extent to which such option will be accelerated in any way by the transactions contemplated by this Agreement. Schedule 2.2 also lists all outstanding Warrants and other securities exercisable for or convertible into shares of Company Common Stock, the record holder thereof, the applicable exercise or conversion price therefor, and the expiration or termination date thereof. All Company Options have been granted under and in accordance with the requirements of the 1994 Option Plan, have been properly authorized by appropriate action of the Company's Board of Directors, have been granted with an exercise price of not less than fair market value as of the date of grant, and, except with respect to the grant of Company Options to consultants or directors of the Company, have not required or resulted in compensation charges under generally accepted accounting principles.

    (d) Prior to the execution of this Agreement, the Company has obtained in writing from Goldmen and each of the holders of the Goldmen Warrants such waivers and consents, in a form satisfactory to Parent and signed copies of which have been attached to the Company Schedules, to ensure that (i) the Goldmen Warrants will be either redeemed or exercised not later than the Effective Time, or amended prior to the execution of this Agreement to provide that the Goldmen Warrants shall be exchanged for Parent Common Stock at the Effective Time, with appropriate adjustments based on the Exchange Ratio, and
(ii) neither Goldmen nor any holder of the Goldmen Warrants has (or at the Effective Time will have) any contractual rights or claims against the Company or Parent of any nature (including but not limited to Board representation rights, registration rights, rights to payment of commissions or fees, or information rights).

    2.3  OBLIGATIONS WITH RESPECT TO CAPITAL STOCK.  Except as set forth in
Section 2.2, there are no equity securities, partnership interests or similar ownership interests of any class of equity securities of the Company, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or any Subsidiary is a party or by which it is bound obligating the Company or any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any Subsidiary or obligating the Company or any Subsidiary to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, and except as set forth on Schedule
2.3 and as contemplated by this Agreement, no person or entity holds the right to require the registration or qualification under applicable securities laws of any securities of the Company or any Subsidiary, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company is a party or by which it is bound with respect to any class of equity security of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of equity security of any Subsidiary.

    2.4  AUTHORITY.

    (a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval and adoption of this Agreement and the approval of the Merger by the Company's shareholders in accordance with Illinois Law and the filing of the Merger Filings pursuant to Delaware Law and Illinois Law. The vote required of the Company's shareholders to approve and adopt this Agreement and approve the Merger is a majority of the outstanding shares of Company Common Stock. The Company's Board of Directors has unanimously approved the Merger and this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, and as of the Effective Time, the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Articles of

Incorporation or Bylaws of the Company or the constituent documents of any Subsidiary; (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Company's shareholders as contemplated in Section 5.2 and compliance with the requirements set forth in
Section 2.4(b) below, conflict with, or result in any violation of, law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary or by which the Company or any Subsidiary or any of their respective properties is bound or affected; or (iii) except for the consents, waivers, and approvals described in Schedule 2.4(a), result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or its or any of their respective assets are bound or affected. Schedule 2.4(a) lists all consents, waivers and approvals under any agreements, contracts, licenses or leases of the Company or any Subsidiary required to be obtained in connection with the Merger and the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result in a material loss of benefits to the Company, Parent, or the Surviving Corporation.

    (b) No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local, or foreign governmental authority or instrumentality ("GOVERNMENTAL ENTITY") or any third party, is required to be obtained or made by the Company or any Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the Merger Filings with the Secretaries of State of the States of Delaware and Illinois; (ii) the filing of the Proxy Statement/Prospectus (as defined in Section 2.19) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"); (iii) such consents, approvals, orders, authorizations, registrations, declarations, and filings as may be required under applicable federal, foreign, and state securities (or related) laws, and the securities or antitrust laws of any foreign country; and (iv) such other consents, authorizations, filings, approvals, and registrations which if not obtained or made would not be material to the Company or Parent or adversely effect the ability of the parties hereto to consummate the Merger.

    2.5  SEC FILINGS; COMPANY FINANCIAL STATEMENTS.

    (a) Except as set forth on Schedule 2.5, the Company has filed all forms, reports, and documents required to be filed by the Company with the SEC since July 26, 1994. All such required forms, reports and documents (including those that the Company may file subsequent to the date hereof, are referred to herein as the "COMPANY SEC REPORTS." As of their respective filing dates: the Company SEC Reports (i) complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any forms, reports, or other documents with the SEC.

    (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "COMPANY FINANCIAL STATEMENTS"), including each Company SEC Report filed after the date hereof until the Closing (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto; (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act); and (iii) fairly presented the consolidated financial position of the Company and the Subsidiaries as at the respective dates thereof and the consolidated results of the Company's operations and cash flows for the periods indicated (subject, in the case of unaudited financial statements, to normal audit adjustments). The balance sheet of the Company contained in the Company's Annual Report on Form 10-K for the year ended January 31, 1998 (as filed with the SEC on May 1, 1998) is hereinafter referred to as the "COMPANY BALANCE SHEET." Except as disclosed in the Company Financial Statements, since the date of the Company Balance Sheet, neither the Company nor any Subsidiary has incurred any liability required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which is, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and the Subsidiaries, taken as a whole, except for liabilities incurred since the date of the Company Balance Sheet in the ordinary and usual course of business consistent with past practices.

    (c) The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents, or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

    2.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Company Balance Sheet (or such other date specifically set forth herein), except as otherwise contemplated by this Agreement, disclosed in the Company SEC Reports, or described in Schedule 2.6, the Company and each Subsidiary have conducted their businesses only in the ordinary and usual course and, without limiting the generality of the foregoing:

        (a) Neither the Company nor any Subsidiary has sustained any damage, destruction, or loss by reason of fire, explosion, earthquake, casualty, labor trouble (including but not limited to any claim of wrongful discharge or other unlawful labor practice), requisition or taking of property by any government or agent thereof, windstorm, embargo, riot, act of God or public enemy, flood, accident, revocation of license or right to do business, total or partial termination, suspension, default or modification of contracts, governmental restriction or regulation, other calamity, or other similar or dissimilar event (whether or not covered by insurance) that has resulted or would result in a Material Adverse Effect on the Company.

        (b) There have been no changes in the condition (financial or otherwise), business, net worth, assets, properties, operations, obligations, liabilities (fixed or contingent), or prospects of the Company which, individually or in the aggregate, have resulted or will result (whether before or after the Effective Time) in a Material Adverse Effect on the Company.

        (c) Neither the Company nor any Subsidiary has issued, or authorized for issuance, any equity security, bond, note, or other security, except for shares of Company Common Stock issued upon exercise of outstanding Company Options and the Warrants, except for shares of Company Common Stock and options to acquire Company Common Stock granted under the 1994 Option Plan, which options are listed in Schedule 2.2, or accelerated the vesting of any employee stock benefits (including vesting under stock purchase agreements or the exercisability of Company Options). Neither the Company nor any Subsidiary has granted or entered into any commitment or obligation to issue or sell any such equity security, bond, note or other security of the Company or such Subsidiary, whether pursuant to offers, stock option agreements, stock bonus agreements, stock purchase plans, incentive compensation plans, warrants, calls, conversion rights or otherwise, except for shares of Company Common Stock issued upon the exercise of the Company Options and the Warrants.

        (d) Neither the Company nor any Subsidiary has incurred any additional debt for borrowed money, nor incurred any obligation or liability (fixed, contingent, or otherwise) except in the ordinary and usual course of business.

        (e) Neither the Company nor any Subsidiary has paid any obligation or liability (fixed, contingent, or otherwise), or discharged or satisfied any lien or encumbrance, or settled any liability, claim, dispute, proceeding, suit, or appeal, pending or threatened against it or any of its assets or properties, except for current liabilities included in the Company Balance Sheet and current liabilities incurred since the date of the Company Balance Sheet in the ordinary and usual course of business.

        (f) Neither the Company nor any Subsidiary has declared, set aside for payment, or paid any dividend, payment, or other distribution on or with respect to any share of its capital stock.

        (g) Neither the Company nor any Subsidiary has purchased, redeemed, or otherwise acquired or committed itself to acquire, directly or indirectly, any shares of its capital stock.

        (h) Neither the Company nor any Subsidiary has mortgaged, pledged, otherwise encumbered, or subjected to lien any of its material assets or properties, tangible or intangible, nor has it committed itself to do any of the foregoing, except for liens for current Taxes (as defined in Section 2.7) which are not yet due and payable and purchase money liens arising out of the purchase and sale of products or services made in the ordinary and usual course of business.

        (i) Neither the Company nor any Subsidiary has disposed of, or agreed to dispose of, any material asset or property, tangible or intangible, except in the ordinary and usual course of business, nor has the Company or any Subsidiary leased or licensed to others (including officers and directors of the Company), or agreed so to lease or license, any asset or property, except for the licensing of the Company's software to customers, distributors, and resellers in the ordinary and usual course of business.

        (j) Neither the Company nor any Subsidiary has purchased or agreed to purchase or otherwise acquire any debt or equity securities of any corporation, partnership, joint venture, firm, or other entity.

        (k) Neither the Company nor any Subsidiary has entered into any material transaction or contract, or made any commitment to do the same, except in the ordinary and usual course of business. Neither the Company nor any Subsidiary has made any expenditure or commitment for the purchase, acquisition, construction, or improvement of a capital asset except in the ordinary and usual course of business. Neither the Company nor any Subsidiary has waived any right of substantial value or cancelled any material debts or claims or voluntarily suffered any extraordinary losses.

        (l) Neither the Company nor any Subsidiary has sold, assigned, transferred, or conveyed, or committed itself to sell, assign, transfer or convey, any Company Intellectual Property Rights (as defined in Section 2.10), except for the licensing of software to customers, distributors, and resellers in the ordinary and usual course of business, and neither the Company nor any Subsidiary has entered into any product development, technology or product sharing, or similar strategic arrangement with any other party.

        (m) Neither the Company nor any Subsidiary has effected or agreed to effect any amendment or supplement to any employee profit sharing, stock option, stock purchase, pension, bonus, incentive, retirement, medical reimbursement, life insurance, deferred compensation or any other employee benefit plan or arrangement. Neither the Company nor any Subsidiary has paid or committed itself to pay to or for the benefit of any of its directors, officers, employees, consultants or shareholders any compensation of any kind other than wages, salaries, and benefits at times and rates in effect prior to the date of the Company Balance Sheet (other than regularly scheduled increases for non-officer employees in the ordinary and usual course of business). Neither the Company nor any Subsidiary has effected or agreed to effect any change, including by way of hiring or involuntary termination, in the employment or engagement terms of any of its directors, executive officers, or key employees.

        (n) Since July 22, 1994, the Company has not effected or committed itself to effect any amendment or modification to its Articles of Incorporation or Bylaws.

        (o) The Company has not changed in any way its accounting methods or practices (including any change in depreciation or amortization policies or rates, any changes in policies in making or reversing accruals, or any change in capitalization of software development costs).

        (p) Neither the Company nor any Subsidiary has made any loan to any person or entity, and neither the Company nor any Subsidiary has guaranteed the payment of any loan or debt of any person or entity, except for (i) travel or similar advances made to employees in connection with their employment duties in the ordinary and usual course of business, consistent with past practices and (ii) accounts receivable incurred in the ordinary and usual course of business consistent with past practices.

        (q) Neither the Company nor any Subsidiary has changed in any material respect the prices or royalties set or charged by the Company or such Subsidiary.

        (r) Neither the Company nor any Subsidiary has negotiated or agreed to do any of the things described in the preceding clauses (a) through (q) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

    2.7  TAXES.

    (a) DEFINITION OF TAXES. For the purposes of this Agreement, "TAX" or collectively, "TAXES," means any and all federal, state, local and foreign taxes, assessments, and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

    (b)  TAX RETURNS AND AUDITS.

        (i) The Company and each Subsidiary has accurately prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements, and reports ("RETURNS") relating to Taxes of the Company, any Subsidiary, or their operations and have paid all Taxes shown to be due on such Returns. Such Returns are true and correct in all material respects and have been completed in accordance with applicable law.

        (ii) The Company and each Subsidiary as of the Effective Time (A) will have paid or accrued all Taxes it is required to pay or accrue and (B) will have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA"), and other Taxes required to be withheld.

       (iii) Neither the Company nor any Subsidiary has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed, or assessed against the Company or any Subsidiary, nor has the Company or any Subsidiary executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

        (iv) No audit or other examination of any Return of the Company or any Subsidiary by any Tax authority is presently in progress, nor has the Company or any Subsidiary been notified of any request for such an audit or other examination.

        (v) No adjustment relating to any Returns filed by the Company or any Subsidiary has been proposed formally or informally by any Tax authority to the Company or any of its subsidiaries or any representative thereof.

        (vi) Neither the Company nor any Subsidiary has any liability for unpaid Taxes which has not been accrued or reserved against in accordance with GAAP on the Company Balance Sheet, whether asserted or unasserted, contingent or otherwise other than any liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in connection with the operation in the ordinary course of the business of the Company and the Subsidiaries. The accrual for Taxes of the Company and the Subsidiaries shown on the Company Balance Sheet is sufficient to discharge the Taxes for all periods (or the portion of any period) ending on or prior to the date of the Company Balance Sheet, and no Taxes will be incurred by the Company or any Subsidiary between that date and the Closing Date, except in the ordinary course of business.

       (vii) The Company has provided Parent copies of all federal, state, and foreign income and all state sales and use Tax Returns of the Company or any Subsidiary for each of the Company's last five fiscal years.

      (viii) There are (and, as of immediately following the Closing, there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any kind ("LIENS") on the assets of the Company or any Subsidiary relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable or Liens that would not materially impair the use of the encumbered assets.

        (ix) There is no contract, agreement, plan or arrangement to which the Company is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

        (x) Neither the Company nor any Subsidiary has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subSection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

        (xi) Neither the Company nor any Subsidiary is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

       (xii) Except as may be required as a result of the Merger, the Company and the Subsidiary have not been and will not be required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any comparable provision under state or foreign tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

      (xiii) None of the assets of the Company or any Subsidiary is tax exempt use property within the meaning of Section 168(h) of the Code.

       (xiv) The Company Schedules list (A) any foreign tax holidays, (B) any intercompany transfer pricing agreements, or other arrangements that have been established by the Company or any Subsidiary with any Tax authority, and (C) any expatriate programs or policies affecting the Company or any Subsidiary.

    2.8 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement (noncompetition, field of use, or otherwise), judgment, injunction, order, or decree binding upon the Company or any Subsidiary which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of the Company or any Subsidiary, any acquisition of property (tangible or intangible) by the Company or any Subsidiary, or the conduct of any line of business by the Company or any Subsidiary. Without limiting the foregoing, neither the Company nor any Subsidiary has entered into any agreement under which the Company or any Subsidiary is restricted from selling, licensing, or otherwise distributing any products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

    2.9  TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES.

    (a) Neither the Company nor any Subsidiary owns any real property, nor has the Company or any Subsidiary ever owned any real property. Schedule 2.9(a) sets forth a list of all real property currently leased by the Company and the Subsidiaries, the name of the lessor, and the date and term of the lease and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute an event of default) that would give rise to a claim in an amount greater than $15,000. To the knowledge of the Company, neither its operations nor the operation of the Subsidiaries on any such real property, nor such real property, including improvements thereon, violate in any material respect any applicable building code, zoning requirement, or classification, or pollution control ordinance or statute relating to the particular property to such operations, and such non-violation is not dependent, in any instance, on so-called non-conforming use exceptions.

    (b) The Company and the Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their tangible properties and assets, real, personal and mixed, used or held for use in their business, free and clear of any Liens, except as reflected in the Company Financial Statements, except for liens created by the lessors of such properties or assets, and except for Liens for Taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

    2.10 INTELLECTUAL PROPERTY. For the purposes of this Agreement, the following terms have the following definitions:

        "INTELLECTUAL PROPERTY" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, know how, computer software programs (in both source code and object code form), technology, technical data and customer lists, tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world;
    (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

        "COMMERCIAL SOFTWARE RIGHTS" shall mean packaged commercially available software programs generally available to the public through retail dealers in computer software which have been licensed to the Company or a Subsidiary pursuant to end-user licenses and which are used in the business of the Company and the Subsidiaries but are in no way a component of or incorporated in any products of the Company or any Subsidiary or any related Company Intellectual Property.

        "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is used in the business of the Company and the Subsidiaries as currently conducted and as proposed to be conducted.

        "REGISTERED INTELLECTUAL PROPERTY" shall mean all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and

    (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

        "COMPANY REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, the Company.

    (a) Schedule 2.10(a) sets forth a complete list of all Registered Intellectual Property and all material Intellectual Property included in the Company Intellectual Property and specifies the jurisdictions in which such Company Intellectual Property has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners, together with a list of all software products currently marketed by the Company and the Subsidiaries and an indication as to which, if any, of such software products have been registered for copyright protection with the United States Copyright Office and any foreign offices and by whom such items have been registered.

    (b) Schedule 2.10(b) sets forth a complete list of (i) any requests the Company or any Subsidiary has received to make any such registration, including the identity of the requestor and the item requested to be so registered and the jurisdiction for which such request has been made; (ii) all licenses, sublicenses, and other agreements to which the Company or any Subsidiary is a party and pursuant to which the Company, any Subsidiary, or any other person is authorized to use any Company Intellectual Property or trade secret material to the Company or any Subsidiary, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty, and the term thereof (other than standard customer, distributor, and reseller software license agreements entered into by the Company or any Subsidiary in the ordinary course of business); and (iii) any agreement pursuant to which a third party has licensed or transferred any Intellectual Property to the Company (other than licenses of Commercial Software Rights). The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will cause neither the Company nor any Subsidiary to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement.

    (c) Neither the Company nor any Subsidiary has been sued or charged as a defendant in any claim, suit, action, or proceeding which involves a claim of infringement of any Intellectual Property of any third party and which has not been finally terminated prior to the date hereof nor does the Company have any knowledge of any such charge or claim, and there is not any infringement liability with respect to, or infringement or violation by, the Company or any Subsidiary of any Intellectual Property of another. No Company Intellectual Property or product of the Company or any of Subsidiary is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing of products by the Company and the Subsidiaries.

    (d) Each item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

    (e) The Company or a Subsidiary is the sole and exclusive owner or licensee of, with all right, title, and interest in and to each item of Company Intellectual Property, free and clear of any Lien, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Company Intellectual Property is being used. Neither the Company nor any Subsidiary uses or is licensed to use, and none of their products include or incorporate, any
(i) software distributed free of charge on a trial basis for which a paid license would be required for commercial distribution, (ii) software whose ownership has been retained by a third party who controls its distribution, or (iii) any other code obtained from the public domain.

    (f) To the extent that any material Intellectual Property has been developed or created by a third party for the Company or any Subsidiary, the Company or a Subsidiary has a written agreement with such third party with respect thereto, and the Company or a Subsidiary thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

    (g) The Company has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Company Intellectual Property, to any third party.

    (h) All contracts, licenses and agreements relating to the Company Intellectual Property are in full force and effect. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements. The Company is in compliance with, and has not breached any term of such contracts, licenses and agreements and, to the knowledge of the Company, all other parties to such contracts, licenses and agreements are in compliance with, and have not breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company's rights under such contracts, licenses and agreements to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties, or payments which the Company would otherwise be required to pay.

    (i) No claims with respect to Company Intellectual Property have been asserted or, to the Company's knowledge, are threatened by any person, nor to the Company's knowledge are there any valid grounds for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any of the products of the Company and the Subsidiaries infringes on or misappropriates any Intellectual Property or constitutes unfair competition or trade practices under the laws of any jurisdiction; (ii) against the use by the Company or any Subsidiary of any Intellectual Property used in the business of the Company and the Subsidiaries as currently conducted or as proposed to be conducted; or (iii) challenging the ownership by the Company or any Subsidiary, validity or effectiveness of any Company Intellectual Property. The business of the Subsidiaries as currently conducted or as proposed to be conducted has not and does not infringe on any proprietary right of any third party. To the Company's knowledge, there is no unauthorized use, infringement or misappropriation of any Company Intellectual Property by any third party, including any employee or former employee of the Company or any Subsidiary.

    (j) To the Company's knowledge, neither the Company nor any Subsidiary has breached or violated the terms of its license, sublicense, or other agreement relating to any Commercial Software Rights, and the Company and the Subsidiaries have a valid right to use such Commercial Software Rights under such licenses and agreements. Neither the Company nor any Subsidiary is or will be as a result of the execution and delivery of this Agreement or the performance of the Company's obligations hereunder, in violation of any license, sublicense, or agreement relating to Commercial Software Rights. No claims with respect to the Commercial Software Rights have been asserted or, to the knowledge of the Company, are threatened by any person against the Company or any Subsidiary, nor to the knowledge of the Company is there any valid grounds for any bona fide claims (i) to the effect that the use of any product as now used or proposed for use by the Company and the Subsidiaries infringes on any Intellectual Property,
(ii) against the use by the Company or any Subsidiary of any Company Intellectual Property, or (iii) challenging the validity or effectiveness of any of the rights of the Company and the Subsidiaries to use Commercial Software Rights.

To the knowledge of the Company, there is no material unauthorized use, infringement, or misappropriation of any of the Commercial Software Rights by the Company or any Subsidiary or any employee or former employee of the Company or any Subsidiary. To the knowledge of the Company, no Commercial Software Right is subject to any outstanding order, judgment, decree, stipulation, or agreement restricting in any manner the use thereof by the Company or any Subsidiary.

    (k) The Company has taken reasonable steps to protect the Company's rights in the Company's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to the Company, and, without limiting the foregoing, the Company has and enforces a policy requiring each employee and contractor to execute a proprietary information/ confidentiality agreement substantially in the form provided to Parent and all current and former employees and contractors of the Company have executed such an agreement, except where the failure to do so is not reasonably expected to be material to the Company.

    2.11  COMPLIANCE; PERMITS; RESTRICTIONS.

    (a) Neither the Company nor any Subsidiary is in conflict with, or in default or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary or by which the Company or any Subsidiary or any of their respective properties is bound or affected or
(ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties are bound or affected, except for conflicts, violations and defaults that (individually or in the aggregate) would not cause the Company to lose any material benefit or incur any material liability. No investigation or review by any Governmental Entity is pending or, to the Company's knowledge, has been threatened against the Company or any Subsidiary, nor, to the Company's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of the Company or any Subsidiary.

    (b) The Company and the Subsidiaries hold, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to and required for the operation of the business of the Company or such Subsidiary as currently conducted (collectively, the "COMPANY PERMITS"). The Company and the Subsidiaries are in compliance in all material respects with the terms of the Company Permits, except where the failure to be in compliance with the terms of the Company Permits would not have a Material Adverse Effect on the Company.

    2.12 LITIGATION. Except as disclosed in the Company Schedules, there is no action, suit, proceeding, claim, arbitration, or investigation pending before any court or administrative agency against the Company or any Subsidiary (or any officer, director, or key employee of the Company or any Subsidiary in their capacity as such). To the Company's knowledge, no such action, proceeding, claim, arbitration, or investigation has been threatened, and the Company is not aware of any basis for any such action, suit, proceeding, claim, arbitration, or investigation. No Governmental Entity has at any time challenged or questioned the legal right of the Company to design, manufacture, offer or sell any of its products in the present manner or style thereof.

    Except as disclosed in Schedule 2.12, the Company has never been subject to an audit, compliance review, investigation, or like contract review by the GSA office of the Inspector General or other Governmental Entity or agent thereof in connection with any government contract (a "GOVERNMENT AUDIT"). To the Company's knowledge, no Government Audit is threatened or reasonably anticipated, and in the event of such Government Audit, to the knowledge of the Company, no basis would exist for a finding of noncompliance with any material provision of any government contract or a refund of any amounts paid or owed by any Governmental Entity pursuant to such government contract. For each item disclosed in Schedule 2.12, a true and complete copy of all correspondence and documentation with respect thereto has been provided to Parent.

    2.13 INTERESTED PARTY TRANSACTIONS. Except as set forth in Schedule 2.13, no officer, director, or key employee of the Company or any Subsidiary or any holder of 5% or more of the Company's outstanding capital stock (nor any ancestor, sibling, descendant, or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has an economic interest) has, directly or indirectly, (i) an economic interest in any entity which furnishes or sells services or products that the Company or any Subsidiary furnishes or sells, or proposes to furnish or sell, (ii) an economic interest in any entity that purchases from or sells or furnishes to the Company or any Subsidiary any goods or services, or (iii) a beneficial interest in any contract or agreement of the Company or any Subsidiary; PROVIDED, HOWEVER, that no officer, director, key employee, or shareholder of the Company or any Subsidiary shall be deemed to have such an economic interest solely by virtue of holding less than one percent (1%) of the outstanding voting stock of a corporation whose equity securities are traded on a recognized stock exchange in the United States or quoted on The Nasdaq Stock Market. There are no receivables of the Company or any Subsidiary owing by any director, officer, employee, or consultant to the Company or any Subsidiary (or any ancestor, sibling, descendant, or spouse of any such persons, or any trust, partnership, or corporation in which any of such persons has an economic interest), other than advances in the ordinary and usual course of business for reimbursable business expenses (as determined in accordance with the Company's established employee reimbursement policies and consistent with past practice).

    2.14 BROKERS' AND FINDERS' FEES. Except for fees payable to NationsBanc Montgomery Securities ("MONTGOMERY") pursuant to an engagement letter dated April 20, 1998, a copy of which has been provided to Parent, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

    2.15  EMPLOYEE BENEFIT PLANS.

    (a) DEFINITIONS. With the exception of the definition of "Affiliate" set forth in Section 2.15(a)(i) below (which definition shall apply only to this Section 2.15), for purposes of this Agreement, the following terms shall have the meanings set forth below:

        (i) "AFFILIATE" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or
    (o) of the Code and the regulations issued thereunder;

        (ii) "COMPANY EMPLOYEE PLAN" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee

       (iii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended

        (iv) "DOL" shall mean the Department of Labor;

        (v) "EMPLOYEE" shall mean any current, former, or retired employee, officer, or director of the Company or any Affiliate;

        (vi) "EMPLOYEE AGREEMENT" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between the Company or any Affiliate and any Employee or consultant;

       (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

      (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

        (ix) "INTERNATIONAL EMPLOYEE PLAN" shall mean each Company Employee Plan that has been adopted or maintained by the Company, whether informally or formally, for the benefit of Employees outside the United States;

        (x) "IRS" shall mean the Internal Revenue Service;

        (xi) "MULTIEMPLOYER PLAN" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

       (xii) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

      (xiii) "PENSION PLAN" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

    (b) SCHEDULE. Schedule 2.15 contains an accurate and complete list of each Company Employee Plan and each material Employee Agreement. The Company does not have any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or material Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

    (c) DOCUMENTS. The Company has provided to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof;
(ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Company Employee Plan; (vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (ix) all COBRA forms and related notices; and (x) all registration statements and prospectuses prepared in connection with each Company Employee Plan.

    (d) EMPLOYEE PLAN COMPLIANCE. (i) The Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event);
(vi) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under
Section 402(i) of ERISA or Sections 4975 through 4980 of the Code.

    (e) PENSION PLANS. The Company does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

    (f) MULTIEMPLOYER PLANS. At no time has the Company contributed to or been requested to contribute to any Multiemployer Plan.

    (g) NO POST-EMPLOYMENT OBLIGATIONS. No Company Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statutes, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

    (h) Neither the Company nor any Affiliate has, prior to the Effective Time, and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees.

    (i)  EFFECT OF TRANSACTION

        (i) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

        (ii) No payment or benefit which will or may be made by the Company or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

    (j) EMPLOYMENT MATTERS. The Company (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against the Company under any worker's compensation policy or long-term disability policy. To the Company's knowledge, no employee of the Company has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such employee is bound due to such employee being employed by the Company and disclosing to the Company or using trade secrets or proprietary information of any other person or entity.

    (k) LABOR. No work stoppage or labor strike against the Company is pending, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees, and no collective bargaining agreement is being negotiated by the Company.

    (l) INTERNATIONAL EMPLOYEE PLAN. Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason.

    2.16 ENVIRONMENTAL MATTERS. The Company and each of the Subsidiaries (i) have obtained all approvals which are required to be obtained under all applicable federal, state, foreign or local laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved hereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company or the Subsidiaries ("ENVIRONMENTAL LAWS");
(ii) are in compliance with all terms and conditions of such required approvals, and prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against the Company or any of the Subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste; and (iv) have taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by the Company or the Subsidiaries (or any of their respective agents) thereunder.

    2.17  AGREEMENTS, CONTRACTS, AND COMMITMENTS.  Except as set forth in
Schedule 2.17, neither the Company nor any Subsidiary is a party to or is bound by:

    (a) any employment or consulting agreement, contract or commitment with any officer, director, higher level employee, or member of the Company's Board of Directors, other than those that are terminable by the Company or any Subsidiary on no more than thirty days' notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit the ability of the Company or any Subsidiary to terminate employees at will;

    (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

    (c) any collective bargaining agreements;

    (d) any bonus, deferred compensation, pension, profit sharing or retirement plans;

    (e) any agreement of indemnification or any guaranty (other than as set forth in standard customer, distributor, and reseller software license agreements entered into in connection with the sale or license of software products in the ordinary course of business);

    (f) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business since July 26, 1996;

    (g) any distribution, joint marketing, or development agreement under which the Company or any Subsidiary has continuing obligations to jointly market any product, technology or service, or any agreement pursuant to which the Company or any Subsidiary has continuing obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by the Company or such Subsidiary;

    (h) any agreement, contract, or commitment to provide source code to any third party for any product or technology;

    (i) any agreement containing any covenant limiting the freedom of the Company or any Subsidiary to engage in any line of business or to compete with any person or entity; or

    (j) any agreement, contract or commitment currently to license any third party to manufacture or reproduce any product, service or technology (other than as set forth in standard distributor and reseller software license agreements entered into in the normal course of business).

    Neither the Company nor any Subsidiary, is in breach, violation or default under, and neither the Company nor any Subsidiary has received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts, or commitments to which the Company or any Subsidiary is a party or by which it is bound that are required to be disclosed in the Company Schedules pursuant to clauses (a) through (j) above or pursuant to Section 2.10 hereof (any such agreement, contract or commitment, a "COMPANY CONTRACT"). Each Company Contract is in full force and effect and, except as otherwise disclosed in Schedule 2.17, is not subject to any default thereunder of which the Company has knowledge by any party obligated to the Company or any Subsidiary pursuant thereto.

    2.18 CHANGE OF CONTROL PAYMENTS. Schedule 2.18 sets forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers and directors of the Company or any Subsidiary as a result of or in connection with the Merger.

    2.19 STATEMENTS; PROXY STATEMENT/PROSPECTUS. The information supplied by the Company for inclusion in the Registration Statement (as defined in Section 3.2(b)) shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The information supplied by the Company for inclusion in the proxy statement/prospectus to be sent to the shareholders of the Company in connection with the meeting of the Company's shareholders to consider the approval and adoption of this Agreement and the approval of the

Merger (the "COMPANY SHAREHOLDERS' MEETING") (such proxy statement/prospectus as amended or supplemented being referred to herein as the "PROXY STATEMENT/PROSPECTUS") shall not, on the date the Proxy Statement/Prospectus is first mailed to the Company's shareholders or at the time of the Company Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders' Meeting which has become false or misleading. The Proxy Statement/ Prospectus will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act, and the rules and regulations thereunder. If, at any time prior to the Effective Time, any event relating to the Company or any of its affiliates, officers, or directors should be discovered by the Company which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

    2.20 BOARD APPROVAL. The Board of Directors of the Company has, as of the date of this Agreement, unanimously determined (i) that the Merger is fair to and in the best interests of the Company and its shareholders and (ii) to recommend that the shareholders of the Company approve and adopt this Agreement and approve the Merger.

    2.21 FAIRNESS OPINION. The Company's Board of Directors has received a written opinion from Montgomery, dated as of the date hereof, to the effect that as of the date hereof, the Exchange Ratio is fair to the Company's shareholders from a financial point of view. The Company has delivered a copy of such opinion to Parent.

    2.22  SECTION 11.75 OF THE ILLINOIS GENERAL CORPORATION LAW NOT
APPLICABLE. The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 11.75 of the Illinois Business Corporation Act applicable to a "business combination" (as defined in such Section 11.75) will not apply to the execution, delivery, or performance of this Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement.

                                  ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

    Parent and Merger Sub represent and warrant to the Company as follows:

    3.1 ORGANIZATION OF PARENT AND MERGER SUB. Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated hereby.

    3.2  AUTHORITY.

    (a) Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under any provision of
(i) the Certificate of Incorporation or Bylaws of Parent or Merger Sub or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or representation applicable to Parent or on which Parent's business, financial condition, operations or prospects is substantially dependent, the breach, violation, default, termination or forfeiture of which would result in a material adverse effect upon the ability of Parent or Merger Sub to consummate the Merger, or a Material Adverse Effect on Parent or Merger Sub.

    (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of a Registration Statement (the "REGISTRATION STATEMENT") on Form S-4 (or any similar successor form thereto) with the SEC in accordance with the Securities Act; (ii) the Merger Filings with the Secretaries of State of the States of Delaware and Illinois; (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the securities or antitrust laws of any foreign country; and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Parent or the Company or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

    3.3 PARENT COMMON STOCK. The Parent Common Stock to be issued pursuant to the Merger has been duly authorized and will, when issued and delivered in accordance with this Agreement be validly issued, fully paid and nonassessable will not be subject to any restrictions on resale under the Securities Act, other than restrictions imposed by Rule 145 promulgated under the Securities Act.

    3.4  SEC FILINGS; PARENT FINANCIAL STATEMENTS.

    (a) Parent has filed all forms, reports, and documents required to be filed by Parent with the SEC and has made available to the Company such forms, reports, and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the "PARENT SEC REPORTS." As of their respective filing dates, the Parent SEC Reports (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

    (b) Each of the consolidated financial statements of Parent (including, in each case, the notes thereto), included in the Parent SEC Reports (the "PARENT FINANCIAL STATEMENTS"), including each Parent SEC Report filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act); and (iii) fairly presented the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of Parent's operations and cash flows for the periods indicated (subject, in the case of unaudited financial statements, to normal audit adjustments). There has been no change in Parent's accounting policies except as described in the notes to the Parent Financial Statements.

    3.5 NO MATERIAL ADVERSE CHANGE. Since December 31, 1997, Parent has conducted its business in the ordinary course and there has not occurred (a) any material adverse change in the financial condition, results of operations, liabilities, assets (including intangible assets), business, or prospects of Parent and its subsidiaries, taken as a whole; (b) any amendment or change in the Certificate of Incorporation or Bylaws of Parent; or
(c) any damage to, destruction or loss of any assets of the Parent (whether or not covered by insurance) that materially and adversely affects the financial condition or business of Parent and its subsidiaries, taken as a whole.

    3.6 STATEMENTS; PROXY STATEMENT/PROSPECTUS. The information supplied by Parent for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC, and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The information supplied by Parent for inclusion in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is first mailed to the Company's shareholders or at the time of the Company Shareholders' Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders' Meeting which has become false or misleading. If at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents.

                                   ARTICLE IV
                      CONDUCT PRIOR TO THE EFFECTIVE TIME

    4.1 CONDUCT OF BUSINESS BY THE COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing) to carry on its business and to cause the Subsidiaries to carry on their business in the ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, to pay their debts and Taxes when due (subject to good faith disputes over such debts or Taxes), to pay or perform other material obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact their present business organizations, keep available the services of their present officers and key employees, and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company and the Subsidiaries at the Effective Time. The Company shall promptly notify Parent of any event which materially adversely affects the Company, any Subsidiary, or their businesses. Except as expressly contemplated by this Agreement or disclosed in Schedule 4.1, the Company shall not, and shall not permit any Subsidiary to, without the prior written consent of Parent:

    (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any Company Options or Company Common Stock subject to vesting, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

    (b) Grant any severance or termination pay to any director, officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as disclosed in the Company Schedules, or adopt any new severance plan;

    (c) Transfer or license to any person or entity or otherwise extend, amend, or modify in any respect any rights to the Company Intellectual Property (other than end-user licenses granted to customers of the Company and the Subsidiaries in the ordinary course of business), or enter into grants to future patent rights;

    (d) Enter into or amend any agreements pursuant to which any other party is granted marketing, distribution, or similar rights of any type or scope with respect to any products or products licensed by the Company and the Subsidiaries;

    (e) Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the agreements set forth or described in the Company Schedules;

    (f) Commence any litigation except to enforce its rights under or to interpret this Agreement or any other agreement, obligation, or arrangement contemplated hereby or entered into or established in connection therewith.

    (g) Declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock, equity securities, or property) in respect of any capital stock or split, combine, or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for any capital stock;

    (h) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or any Subsidiary, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

    (i) Issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of the Company's capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities (other than Company Common Stock issued upon exercise of Company Options outstanding as of the date hereof and the Warrants);

    (j) Cause, permit or propose any amendments to its Articles of Incorporation, Bylaws or similar governing instruments;

    (k) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company or enter into any joint ventures, strategic partnerships, or alliances;

    (l) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of the Company;

    (m) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any Subsidiary, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

    (n) Effect or agree to effect, including by way of hiring or involuntary termination, any change in its directors, officers, or key employees;

    (o) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay or agree to pay any special bonus or special remuneration to any director, employee, or consultant or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

    (p) Make any payments outside of the ordinary course of business in excess of $75,000;

    (q) Except in the ordinary course of business, modify, amend or terminate any material contract or agreement to which the Company or any Subsidiary is a party or waive, release, or assign any material rights or claims thereunder;

    (r) Revalue any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

    (s) Except as required by GAAP, effect any changes in its accounting methods, principles, or practices;

    (t) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, provided that Parent shall not unreasonably withhold its consent to any of the foregoing;

    (u) Engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement; or

    (v) Agree in writing or otherwise to take any of the actions described in
Article 4 (a) through (u) above.

    4.2 TERMINATION OF 401(K) PLANS. The Company agrees to terminate the 401(k) plans of the Company and of Facility Management Systems, Inc. immediately prior to the Effective Time, unless Parent, in its sole and absolute discretion, agrees to sponsor and maintain such plans by providing the Company with written notice of such election at least three (3) days before the Effective Time.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    5.1 PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT; OTHER FILINGS; BOARD RECOMMENDATIONS. As promptly as practicable after the execution of this Agreement, the Company and Parent will prepare, and file with the SEC, the Proxy Statement/Prospectus, and Parent will prepare and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus. Each of the Company and Parent will respond to any comments of the SEC, will use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and, subject to Section 5.2(c), the Company will cause the Proxy Statement/Prospectus to be mailed to its shareholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of the Company and Parent will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). Each of the Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus, or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/ Prospectus, the Merger or any Other Filing. Each of the Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1(a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any Other Filing, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of the Company, such amendment or supplement.

    5.2  MEETING OF COMPANY SHAREHOLDERS.

    (a) Promptly after the date hereof, the Company will take all action necessary in accordance with the Illinois Law and its Articles of Incorporation and Bylaws to convene the Company Shareholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement and the Merger or the issuance of shares of Parent Common Stock pursuant to the Merger, respectively, subject to Section 5.2(c). The Company will use its commercially reasonable efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of Nasdaq or Illinois Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Shareholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to the Company's shareholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Company Shareholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company's Shareholders' Meeting. Subject to Section 5.2(c), the Company shall ensure that the Company Shareholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Shareholders' Meeting are solicited, in compliance with Illinois Law, its Articles of Incorporation and Bylaws, the rules of Nasdaq, and all other applicable legal requirements. The Company's obligation to call, give notice of, convene and hold the Company Shareholders' Meeting in accordance with this
Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement, or submission to the Company of any Acquisition Proposal (as defined in Section 5.4), or by any withdrawal, amendment, or modification of the recommendation of the Board of Directors of the Company with respect to the Merger, except as permitted by Section 5.2(c).

    (b) Subject to Section 5.2(c), (i) the Board of Directors of the Company shall unanimously recommend that the Company's shareholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Shareholders' Meeting; (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has unanimously recommended that the Company's shareholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Shareholders' Meeting; and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of the Board of Directors of the Company that the Company's shareholders vote in favor of and adopt and approve this Agreement and the Merger. For purposes of this Agreement, the recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to Parent if such recommendation shall no longer be unanimous.

    (c) Nothing in this Agreement shall prevent the Board of Directors of the Company from withholding, withdrawing, amending or modifying its unanimous recommendation in favor of the Merger if (i) a Superior Offer (as defined below) is made to the Company and is not withdrawn, (ii) neither the Company nor any of its representatives shall have violated any of the restrictions set forth in Section 5.4, and (iii) the Board of Directors of the Company or any committee thereof concludes in good faith, after consultation with its outside legal counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment, or modification of such recommendation is required in order for the Board of Directors of the Company or any committee thereof to comply with its fiduciary obligations to the Company's shareholders under applicable law. Subject to applicable laws, nothing contained in this Section
5.2 shall limit the Company's obligation to hold and convene the Company Shareholders' Meeting (regardless of whether the unanimous recommendation of the Board of Directors of the Company shall have been withdrawn, amended, or modified); PROVIDED, HOWEVER, that in the event the Board of Directors of the Company shall recommend a Superior Offer to the shareholders of the Company in accordance with the provisions of Section 5.2(c) and such recommendation occurs prior to the date of mailing of the Prospectus/Proxy Statement to the shareholders of the Company (the "SHAREHOLDER MAILING DATE") and the Company is not otherwise in material breach of this Agreement, the Company's obligation to hold and convene the Company Shareholders' Meeting shall cease. For purposes of this Agreement, "SUPERIOR OFFER" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; (ii) a sale or other disposition by the Company of assets representing in excess of 50% of the fair market value of the Company's business immediately prior to such sale; or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Company, on terms that the Board of Directors of the Company determines, in its reasonable judgment, after consultation with its financial advisor, to be more favorable to the Company's shareholders from a financial point of view than the terms of the Merger; PROVIDED, HOWEVER, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the judgment of the Company's Board of Directors to be obtained by such third party on a timely basis.

    5.3  CONFIDENTIALITY; ACCESS TO INFORMATION.

    (a) CONFIDENTIALITY AGREEMENT. The parties acknowledge that the Company and Parent have previously executed a Mutual Confidentiality Agreement, dated as of November 12, 1997 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

    (b) ACCESS TO INFORMATION. Each of the Company and Parent will afford the other party and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of the Company during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of such party. No information or knowledge obtained in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

    5.4  NO SOLICITATION.

    (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, the Company and the Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney, or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal; (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal; (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions; (iv) subject to Section 5.2(c), approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (as hereinafter defined); PROVIDED, HOWEVER, that prior to the approval of this Agreement by the required vote of the Company's shareholders, this Section 5.4(a) shall not prohibit the Company from furnishing nonpublic information regarding the Company and the Subsidiaries to, entering into a confidentiality agreement with or entering into discussions with, any person or group in response to an Acquisition Proposal submitted by such person or group (and not withdrawn) if (A) neither the Company nor any representative of the Company or any of the Subsidiaries shall have violated any of the restrictions set forth in this Section 5.4; (B) the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company's shareholders under applicable law; (C) prior to furnishing any such nonpublic information to, or entering into discussions with, such person or group, the Company gives Parent written notice of the identity of such person or group and of the Company's intention to furnish nonpublic information to, or enter into discussions with, such person or group and the Company receives from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or group by or on behalf of the Company and such limitations are at least as restrictive as the limitations set forth in the Confidentiality Agreement; and (D) contemporaneously with furnishing any such nonpublic information to such person or group, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). The Company and the Subsidiaries will immediately cease any and all existing activities, discussions, or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director, or employee of the Company or any Subsidiary or any investment banker, attorney or other advisor or representative of the Company or any Subsidiary shall be deemed to be a breach of this Section 5.4 by the Company. In addition to the foregoing, the Company shall (i) provide Parent with at least 24 hours prior notice of any meeting of the Company's Board of Directors at which the Company's Board of Directors is reasonably expected to consider a Superior Offer and (ii) not accept or recommend to its shareholders a Superior Offer for a period of at least five (5) business days after Parent's receipt of a copy of such Superior Offer (or a written description of the significant terms and conditions of such Superior Offer, if not in writing).

    For purposes of this Agreement, "ACQUISITION PROPOSAL" shall mean any offer or proposal (other than an offer or proposal by Parent) relating to any Acquisition Transaction. For the purposes of this Agreement, "ACQUISITION TRANSACTION" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving (A) any acquisition or purchase from the Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 10% interest in the total outstanding voting securities of the Company or any of Subsidiary or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 10% or more of the total outstanding voting securities of the Company or any Subsidiary or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 90% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 50% of the assets of the Company; or (C) any liquidation or dissolution of the Company.

    (b) In addition to the obligations of the Company set forth in paragraph (a) of this Section 5.4, the Company, as promptly as practicable, shall advise Parent orally and in writing of any request for non-public information which the Company reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which the Company reasonably should believe would lead to any Acquisition Proposal; the material terms and conditions of such request, Acquisition Proposal or inquiry; and the identity of the person or group making any such request, Acquisition Proposal or inquiry. The Company will keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

    5.5 PUBLIC DISCLOSURE. Parent and the Company will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement, or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

    5.6  REASONABLE EFFORTS; NOTIFICATION.

    (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity; (iii) the obtaining of all necessary consents, approvals or waivers from third parties; (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, upon the terms and subject to the conditions set forth in this Agreement, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require the Parent or Company or any Subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

    (b) The Company shall give prompt notice to Parent in the event any representation or warranty made by it in this Agreement becomes untrue or inaccurate, or the Company fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in
Section 6.3(a) or 6.3(b) would not be
satisfied; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants, or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

    (c) Parent shall give prompt notice to the Company in the event any representation or warranty made by it or Merger Sub in this Agreement becomes untrue or inaccurate, or either Parent or Merger Sub fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

    5.7 THIRD PARTY CONSENTS. As soon as practicable following the date hereof, each of Parent and the Company will use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

    5.8  STOCK OPTIONS AND EMPLOYEE BENEFITS.

    (a) At the Effective Time, each Company Option, whether or not exercisable, will be assumed by Parent. Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the 1994 Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (i) each Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

    (b) It is intended that Company Options assumed by Parent shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent Company Options qualified as incentive stock options immediately prior to the Effective Time, and the provisions of this
Section 5.8 shall be applied consistent with such intent.

    (c) Notwithstanding anything to the contrary in this Section 5.8, in lieu of assuming outstanding options under the 1994 Option Plan, Parent may, at its election, cause such outstanding options to be replaced by issuing substantially equivalent replacement stock options therefor.

    5.9 FORM S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Options as soon as is reasonably practicable after the Effective Time but in any event within five (5) days of the Closing Date.

    5.10  INDEMNIFICATION.

    (a) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers as of the Effective Time (the "INDEMNIFIED PARTIES") and any indemnification provisions under the Company's Certificate of Incorporation or Bylaws as in effect on the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such modification is required by law.

    (b) For a period of six years after the Effective Time, Parent will cause the Surviving Corporation to use its commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of the Company; PROVIDED, HOWEVER, that in no event will Parent or the Surviving Corporation be required to expend in excess of 125% of the annual premium currently paid by the Company for such coverage (or such coverage as is available for 125% of such annual premium).

    5.11 NASDAQ LISTING. Parent agrees to authorize for listing on the Nasdaq National Market the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

    5.12 COMPANY AFFILIATE AGREEMENT. Schedule 5.12 lists those persons who may be deemed to be, in the Company's reasonable judgment, affiliates of the Company within the meaning of Rule 145 promulgated under the Securities Act (each a "COMPANY AFFILIATE"). The Company will provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing such list. The Company will use its commercially reasonable efforts to deliver or cause to be delivered to Parent, as promptly as practicable on or following the date hereof, from each Company Affiliate an executed affiliate agreement in substantially the form attached hereto as EXHIBIT D (the "COMPANY AFFILIATE AGREEMENT"), each of which will be in full force and effect as of the Effective Time. Parent will be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by a Company Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Company Affiliate Agreement.

    5.13 TAX-FREE REORGANIZATION. No party shall take any action either prior to or after the Effective Time that could reasonably be expected to cause the Merger to qualify as a "reorganization" under Section 368(a) of the Code.

    5.14 COMFORT LETTER. Company shall use its reasonable best efforts to cause Price Waterhouse, certified public accountants to Company, to provide a letter reasonably acceptable to Parent, relating to their review of the financial statements and other financial data and schedules relating to Company contained in or incorporated by reference in the Registration Statement.

    5.15 SHAREHOLDER RIGHTS PLAN. Prior to the Effective Time, without Parent's prior written consent, Company will not adopt a shareholder rights plan.

    5.16 AMENDMENT OF REDEEMABLE WARRANTS. As promptly as practicable after the execution of this Agreement:

    (a) The Company shall prepare and include within the Registration Statement as part of the Proxy Statement/Prospectus an information statement meeting the requirements of Schedule 14C of the Exchange Act for the purpose of soliciting the holders of the Redeemable Warrants. The purpose of such solicitation shall be to seek the requisite approval of the holders of the Redeemable Warrants to amend all of the outstanding Redeemable Warrants, such amendment to be conditioned upon and effective concurrent with the Effective Time, to provide that as of the Effective Time, the Redeemable Warrants shall be deemed automatically exchanged for and converted into the right to receive that number of shares of Parent Common Stock, based on the Exchange Ratio, (or cash in lieu thereof for any fractional share, in accordance with Section 1.6(g) above) as would be the case if the Redeemable Warrants had been exercised for Company Common Stock immediately prior to the Effective Time on a net issuance basis, based on the average of the last reported sale prices of Parent Common Stock as reported by Nasdaq on the five (5) most recent trading days ending on the trading day immediately preceding the Effective Time, subject to the surrender of the certificates representing the Redeemable Warrants.

    (b) The Company shall cooperate with Parent in providing all necessary information required for the solicitation of the holders of the Redeemable Warrants as contemplated in subparagraph (a) above in the preparation of the Registration Statement, and shall solicit the holders of the Redeemable Warrants in accordance with the requirements of Section 14(c) of the Exchange Act and the related rules and regulations. The Company shall ensure that the amendment of the Redeemable Warrants is completed in accordance with the requirements of the Warrant Agreement, and shall take such actions as may be reasonably requested by the Warrant Agent (as defined in the Warrant Agreement) to effect such amendment. In addition, the Company shall ensure that the amendment of the Redeemable Warrants is in compliance with all applicable state securities laws.

    5.17 WARRANT ASSUMPTION. In the event that the amendment of the Redeemable Warrants is not completed as provided in Section 5.16 above, Parent shall take such actions as shall be necessary to assume the Redeemable Warrants in accordance with the provisions of the Warrant Agreement, except that (i) each Redeemable Warrant will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Redeemable Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, (ii) the per share exercise price and redemption price for the shares of Parent Common Stock subject to the Redeemable Warrants so assumed will be equal to the quotient determined by dividing the exercise price and redemption price per share of Company Common Stock subject to the Redeemable Warrant by the Exchange Ratio, rounded up to the nearest whole cent, (iii) and such other adjustments may be made as are consistent with the provisions of the Warrant Agreement.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

    6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

    (a) COMPANY SHAREHOLDER APPROVAL. This Agreement and the Merger and other transactions contemplated hereby shall have been approved and adopted by the Company's shareholders by the requisite vote under applicable law and the Company's Articles of Incorporation.

    (b) REGISTRATION STATEMENT EFFECTIVE; PROXY STATEMENT. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

    (c) NO ORDER. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

    (d) TAX OPINIONS. The Company shall have received from Archer & Greiner, P.C., and Parent shall have received from Wilson Sonsini Goodrich & Rosati, P.C., written opinions to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code. In rendering such opinions, counsel may rely on (and to the extent reasonably required, the parties shall make) reasonable representations related thereto.

    6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

    (a) REPRESENTATIONS AND WARRANTIES. Each representation and warranty of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except for changes contemplated by this Agreement and for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date), and except, with regard to the foregoing clauses (i) and (ii), in such cases where the failure to be so true and correct would not have a Material Adverse Effect on Parent (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Parent Schedules made or purported to have been made after the date of this Agreement shall be disregarded). The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

    (b) AGREEMENTS AND COVENANTS. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

    (c) MATERIAL ADVERSE EFFECT. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement.

    6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Parent:

    (a) REPRESENTATIONS AND WARRANTIES. Each representation and warranty of the Company contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for changes contemplated by this Agreement and for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct and except, with regard to the foregoing clauses (i) and (ii), in such cases (other than with respect to the representations and warranties set forth in Sections 2.2, 2.3, and 2.21) where the failure to be so true and correct would not have a Material Adverse Effect on the Company as of such particular date (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Schedules made or purported to have been made after the date of this Agreement shall be disregarded)). Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer.

    (b) AGREEMENTS AND COVENANTS. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.

    (c) MATERIAL ADVERSE EFFECT. No Material Adverse Effect with respect to the Company and the Subsidiaries shall have occurred since the date of this Agreement.

    (d) AFFILIATE AGREEMENTS. Each of the Company Affiliates shall have entered into the Company Affiliate Agreement and each of such agreements will be in full force and effect as of the Effective Time.

    (e) CONSENTS. The Company shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby in connection with the agreements, contracts, licenses or leases set forth on Schedule 6.3(e).

    (f) LEASE AMENDMENT. Parent, the Company, and Thompson Enterprises, L.P. shall have entered an amendment to the Business Lease dated June 1, 1995, providing for (i) the potential adjustment of the applicable rent owing thereunder based on a market appraisal to be completed by an independent appraiser, (ii) the amendment of the tenant's renewal option thereunder from one additional five year term to five additional one year terms, (iii) the amendment of the environmental indemnification provisions to reflect more standard terms for commercial leases, and (iv) such additional amendments relating to such lease as the parties shall agree.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

    7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the shareholders of the Company:

    (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

    (b) by either the Company or Parent if the Merger shall not have been consummated by October 31, 1998 for any reason; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

    (c) by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

    (d) by either the Company or Parent if the required approvals of the shareholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company's shareholders duly convened therefor or at any adjournment thereof (provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company where the failure to obtain approval of the Company's shareholder shall have been caused by the action or failure to act of the Company in breach of this Agreement);

    (e) by Parent, if (i) the Board of Directors of the Company shall have withheld, withdrawn or modified in a manner adverse to Parent its recommendation in favor of adoption and approval of this Agreement or the Merger; (ii) the Company shall have failed to include in the Proxy Statement/Prospectus the unanimous recommendation of the Board of Directors of Company in favor of the Merger and this Agreement; (iii) the Board of Directors of Company shall have failed to reconfirm such recommendation within ten (10) business days after a written request to do so at any time following the announcement or disclosure of an Acquisition Proposal; (iv) the Board of Directors of the Company shall have accepted any Acquisition Proposal or recommended any Acquisition Proposal to the shareholders of the Company; (v) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal; or (vi) the Board of Directors of the Company shall have resolved to do any of the foregoing;

    (f) by the Company, upon a breach of any representation, warranty, covenant, or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through the exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(f) for ten (10) days after notice from the Company of such breach, provided that Parent continues to exercise such commercially reasonable efforts to cure such breach;

    (g) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(g) for ten (10) days after notice from Parent of such breach, provided that the Company continues to exercise such commercially reasonable efforts to cure such breach;

    (h) by the Company at any time prior to the approval of the Merger by the shareholders of the Company, if the Board of Directors recommends a Superior Offer to the shareholders of the Company in accordance with the provisions of
Section 5.4(c); provided that in the event such recommendation occurs after the Shareholder Mailing Date, the right of the Company under this Section 7.1(h) shall not be exercisable until the sooner to occur of (A) the date that is one hundred twenty (120) days after the date of this Agreement, or (B) the date of a Company Negative Vote.

    7.2 NOTICE OF TERMINATION; EFFECT OF TERMINATION. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article VIII (General Provisions), each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful or intentional breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement or the Company Option Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

    7.3  FEES AND EXPENSES.

    (a) GENERAL. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; PROVIDED, HOWEVER, that Parent and the Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

    (b)  COMPANY PAYMENTS.

        (i) If prior to or concurrent with the termination of this Agreement,
    (A) the Board of Directors of the Company shall have withheld, withdrawn, or modified in a manner adverse to Parent its unanimous recommendation in favor of the adoption and approval of this Agreement and the approval of the Merger or (B) Company shall have failed to include in the Proxy Statement/ Prospectus the unanimous recommendation of the Board of Directors of Company in favor of this

    Agreement and the Merger, or (C) the Board of Directors of the Company shall have failed to reconfirm such unanimous recommendation within ten (10) business days after a written request from Parent to do so at any time following the announcement or disclosure of an Acquisition Proposal, or (D) the Board of Directors of the Company shall have accepted any Acquisition Proposal or recommended any Acquisition Proposal to the shareholders of Company, or (E) the Company shall have entered into any letter of intent or similar agreement or any contract, agreement, or commitment accepting any Acquisition Proposal, or (F) the Board of Directors shall have resolved to take any of the actions described in the foregoing clauses (A) through (E), then the Company shall pay to Parent an amount equal to $1,700,000 in immediately available funds within one business day following the earlier to occur of (x) the termination of this Agreement pursuant to Section 7.1(e),
    (y) the termination of this Agreement pursuant to Section 7.1(h), or (z) a Company Negative Vote (as defined below); PROVIDED, HOWEVER, that in the event a payment is required pursuant to this subparagraph 7.3(b)(i) and within 12 months following the date the Company is required to make such payment the Company consummates a Company Acquisition, the Company shall pay to Parent an amount (which shall be in addition to the amount previously required to be paid) equal to $2,500,000 in immediately payable funds within one business day following such consummation.

        (ii) If no payment shall be required pursuant to clause 7.3(b)(i) above, and if (x) the vote of the shareholders of Company as contemplated by this Agreement approving and adopting this Agreement and approving the Merger shall not have been obtained by reason of the failure to obtain the required vote at a meeting duly convened therefor or at any adjournment thereof (a "COMPANY NEGATIVE VOTE") and (y) prior to such Company Negative Vote there shall have occurred an Acquisition Proposal which shall have been publicly disclosed, and (z) within 12 months following such Company Negative Vote, the Company shall enter into a definitive agreement with respect to a Company Acquisition, then Company shall pay to Parent an amount equal to $1,700,000 in immediately available funds within one business day following the execution by the Company of such definitive agreement; PROVIDED, HOWEVER, that in the event a payment is required pursuant to this subparagraph 7.3(b)(ii) and within four months following the date the Company is required to make such payment the Company consummates a Company Acquisition, the Company shall pay to Parent an amount (which shall be in addition to the amount previously required to be paid) equal to $2,500,000 in immediately payable funds within one business day following such consummation. "COMPANY ACQUISITION" shall mean any of the following transactions or series of related transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction or series of related transactions hold less than 60% of the equity interests in the surviving or resulting entity of such transaction or transactions; (ii) a sale and issuance by the Company of shares of capital stock of the Company which would, upon issuance, represent more than 40% of the outstanding shares of capital stock of the Company; (iii) a sale or other disposition by the Company of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of 40% of the fair market value of the Company's business immediately prior to such sale; or
    (iv) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of 40% or more of the then outstanding shares of capital stock of the Company.

    (c) The Company acknowledges that the agreements contained in Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amounts due pursuant to
Section 7.3(b), and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the amounts set forth in
Section 7.3(b) and such judgment is not set aside or reversed, Company shall pay to Parent its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 7.3(b) at the prime rate announced by Bank of America in effect on the date such payment was required to be made.

    (d) Payment of the fees described in Section 7.3(b) above shall not be in lieu of damages incurred in the event of breach of this Agreement.

    7.4 AMENDMENT. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and the Company.

    7.5 EXTENSION; WAIVER. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

    8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

    (a) if to Parent or Merger Sub, to:

       Peregrine Systems, Inc.
       12670 High Bluff Drive
       San Diego, California 92130
       ATTN: Richard T. Nelson, General Counsel
       Telephone No.: (619) 481-5000
       Facsimile No.: (619) 794-6033
       with a copy (which shall not constitute notice) to:
       Wilson Sonsini Goodrich & Rosati, P.C.
       650 Page Mill Road
       Palo Alto, California 94304-1050
       ATTN: Douglas H. Collom, Esq.
       Telephone No.: (650) 493-9300
       Facsimile No.: (650) 493-6811

    (b) if to the Company, to:

       Innovative Tech Systems, Inc.
       445 Jacksonville Road, Suite 200
       Warminster, Pennsylvania 18974
       ATTN: John M. Thompson, President
       Telephone No.: (215) 441-5600
       Facsimile No.: (215) 441-5733
       with a copy (which shall not constitute notice) to:
       Archer & Greiner
       A Professional Corporation
       One Centennial Square
       Haddonfield, New Jersey 08033
       ATTN: Gary L. Green, Esq.
       Telephone No.: (609) 795-2121
       Facsimile No.: (609) 795-0574

    8.3  INTERPRETATION.

    (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "INCLUDE," "INCLUDES," and "INCLUDING," when used herein, shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

    (b) For purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

    (c) For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets (including intangible assets), capitalization, financial condition, results of operations or prospects of such entity and its subsidiaries taken as a whole, except for those changes, events, violations, inaccuracies, circumstances and effects that (i) are caused by conditions affecting the United States economy as a whole or affecting the industry in which such entity competes as a whole, which conditions do not affect such entity in a disproportionate manner, or (ii) are related to or result from announcement or pendency of the Merger.

    (d) For purposes of this Agreement, "TO THE KNOWLEDGE OF THE COMPANY" shall mean the knowledge of any of William M. Thompson, John M. Thompson, Karen A. Thompson, John R. Smart, Mark R. Hernick, Julie Moore, Jerry Cox, Hugo J. Affanato, Richard M. Salva, or Jonathan Manin. "KNOWLEDGE," when used in this context shall mean, as to the facts or circumstances represented, (i) actual knowledge of such person, and (ii) knowledge that an officer or director should be expected to have after examination of such books and records which such officer or director would be expected to examine, and otherwise, through the exercise of reasonable care in the conduct of the business of the Company.

    8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

    8.5 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Schedules and the Parent Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in
Section 5.10.

    8.6 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    8.7 OTHER REMEDIES; SPECIFIC PERFORMANCE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    8.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; provided that issues involving the corporate governance of any of the parties hereto shall be governed by their respective jurisdictions of incorporation. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court within the Southern District of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, other than issues involving the corporate governance of any of the parties hereto, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons, and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

    8.9 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

    8.10 ASSIGNMENT. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

    8.11 WAIVER OF JURY TRIAL. EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

    IN WITNESS WHEREOF, Parent, Merger Sub, and the Company have caused this Agreement to be signed as of the date first written above.

PEREGRINE SYSTEMS, INC.                             INNOVATIVE TECH SYSTEMS, INC.
a Delaware Corporation                              an Illinois Corporation

By                 /s/ STEPHEN P. GARDNER                  By          /s/ WILLIAM M. THOMPSON
           --------------------------------------              --------------------------------------
                     Stephen P. Gardner                                  William M. Thompson
            PRESIDENT AND CHIEF EXECUTIVE OFFICER               CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                                                    HOMER ACQUISITION CORPORATION
                                                    a Delaware Corporation

                                                           By          /s/ STEPHEN P. GARDNER
                                                               --------------------------------------
                                                                         Stephen P. Gardner
                                                                PRESIDENT AND CHIEF EXECUTIVE OFFICER

            [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

                         EXHIBIT A TO MERGER AGREEMENT
                            FORM OF VOTING AGREEMENT

    This Voting Agreement ("Agreement") is made and entered into as of May 7, 1998, between Peregrine Systems, Inc., a Delaware corporation ("Parent"), and the undersigned shareholder ("Shareholder") of Innovative Tech Systems, Inc., an Illinois corporation (the "Company").

                                    RECITALS

    A. Concurrently with the execution of this Agreement, Parent, Company and Homer Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), have entered into an Agreement and Plan of Reorganization dated as of May 7, 1998 (the "Merger Agreement") which provides for the merger (the "Merger") of Merger Sub with and into the Company. Pursuant to the Merger, shares of Common Stock of the Company will be converted into Common Stock of Parent on the basis described in the Merger Agreement.

    B. The Shareholder is the record holder and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such number of shares of the outstanding Common Stock of the Company as is indicated on the final page of this Agreement (the "Shares").

    C. Parent desires the Shareholder to agree, and the Shareholder is willing to agree, not to transfer or otherwise dispose of any of the Shares, or any other shares of capital stock of the Company acquired hereafter and prior to the Expiration Date (as defined in Section 1.1 below, except as otherwise permitted hereby), and to vote the Shares and any other such shares of capital stock of the Company so as to facilitate consummation of the Merger.

    NOW, THEREFORE, in consideration of the parties agree as follows:

    1. AGREEMENT TO RETAIN SHARES.

    1.1 TRANSFER AND ENCUMBRANCE. Shareholder agrees not to transfer (except as may be specifically required by court order), sell, exchange, pledge or otherwise dispose of or encumber any of the Shares or any New Shares as defined in Section 1.2 below, or to make any offer or agreement relating thereto, at any time prior to the Expiration Date. As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement and (ii) such date as the Merger Agreement shall be terminated pursuant to Article VII thereof.

    1.2 ADDITIONAL PURCHASES. Shareholder agrees that any shares of capital stock of the Company that Shareholder purchases or with respect to which Shareholder otherwise acquires beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) after the execution of this Agreement and prior to the Expiration Date ("New Shares") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

    2. AGREEMENT TO VOTE SHARES. At every meeting of the shareholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the Shareholders of the Company with respect to any of the following, Shareholder shall vote the Shares and any New Shares: (i) in favor of approval of the Merger Agreement and the Merger and any matter that could reasonably be expected to facilitate the Merger; and (ii) against approval of any proposal made in opposition to or competition with consummation of the Merger and against any merger, consolidation, sale of assets, reorganization or recapitalization, with any party other than with Parent and its affiliates and against any liquidation or winding up of the Company (each of the foregoing is hereinafter referred to as an "Opposing Proposal"). Shareholder agrees not to take any actions contrary to Shareholder's obligations under this Agreement.

    3. IRREVOCABLE PROXY. Concurrently with the execution of this Agreement, Shareholder agrees to deliver to Parent a proxy in the form attached hereto as Exhibit A (the "Proxy"), which shall be irrevocable, with the total number of shares of capital stock of the Company beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act) by Shareholder set forth therein.

    4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE
SHAREHOLDER. Shareholder hereby represents, warrants and covenants to Parent as follows:

    4.1 OWNERSHIP OF SHARES. Shareholder (i) is the beneficial owner of the Shares, which at the date hereof and at all times up until the Expiration Date will be free and clear of any liens, claims, options, charges or other encumbrances; (ii) does not beneficially own any shares of capital stock of the Company other than the Shares (excluding shares as to which Shareholder currently disclaims beneficial ownership in accordance with applicable law); and
(iii) has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy.

    4.2 NO PROXY SOLICITATIONS. Shareholder will not, and will not permit any entity under Shareholder's control to: (i) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Opposing Proposal or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement; (ii) initiate a Shareholders' vote or action by consent of the Company Shareholders with respect to an Opposing Proposal; or (iii) become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to an Opposing Proposal.

    5. ADDITIONAL DOCUMENTS. Shareholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Parent or Shareholder, as the case may be, to carry out the intent of this Agreement.

    6. CONSENT AND WAIVER. Shareholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which Shareholder is a party or pursuant to any rights Shareholder may have.

    7. TERMINATION. This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date.

    8. MISCELLANEOUS.

    8.1 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

    8.2 BINDING EFFECT AND ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, either this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

    8.3 AMENDMENTS AND MODIFICATION. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

    8.4 SPECIFIC PERFORMANCE; INJUNCTIVE RELIEF. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreement of Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

    8.5 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and sufficient if delivered in person, by cable, telegram or telex, or sent by mail (registered or certified mail, postage prepaid, return receipt requested) or overnight courier (prepaid) to the respective parties as follows:

If to Parent:                      Peregrine Systems, Inc.
                                   12670 High Bluff Drive
                                   San Diego, California 92130
                                   Attn: General Counsel

With a copy to:                    Wilson Sonsini Goodrich & Rosati
                                   650 Page Mill Road
                                   Palo Alto, California 94304
                                   Attn: Douglas H. Collom, Esq.

If to the Shareholder:             --------------------------------
                                   --------------------------------
                                   --------------------------------

With a copy to:                    Archer & Greiner
                                   One Centennial Square
                                   Haddonfield, New Jersey 08033
                                   Attn: Gary L. Green, Esq.

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

    8.6 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California.

    8.7 ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

    8.8 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

    8.9 EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

    IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be duly executed on the date and year first above written.

                                PEREGRINE SYSTEMS, INC.

                                By:
                                     -----------------------------------------
                                                 Stephen P. Gardner
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                SHAREHOLDER:

                                By:
                                     -----------------------------------------
                                     Shareholder's Address for Notice:
                                     ---------------------------------------
                                     ---------------------------------------
                                     ---------------------------------------
                                     Shares beneficially owned:
                                     shares of Common Stock

                         EXHIBIT A TO VOTING AGREEMENT

                               IRREVOCABLE PROXY

    The undersigned Shareholder of Innovative Tech Systems, Inc., an Illinois corporation ("Company"), hereby irrevocably appoints the directors on the Board of Directors of Peregrine Systems, Inc., a Delaware corporation ("Parent"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to the shares of capital stock of the Company beneficially owned by the undersigned, which shares are listed on the final page of this Proxy (the "Shares"), and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof, until such time as that certain Agreement and Plan of Reorganization dated as of May 7, 1998 (the "Merger Agreement"), among Parent, Homer Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Company, shall be terminated in accordance with its terms or the Merger (as defined in the Merger Agreement) is effective. Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof are hereby revoked and no subsequent proxies will be given.

    This proxy is irrevocable, is granted pursuant to the Voting Agreement dated as of May 7, 1998 between Parent and the undersigned Shareholder (the "Voting Agreement"), and is granted in consideration of Parent entering into the Merger Agreement. The attorneys and proxies named above will be empowered at any time prior to termination of the Merger Agreement to exercise all voting and other rights (including, without limitation, the power to execute and deliver written consents with respect to the Shares) of the undersigned at every annual, special or adjourned meeting of Company Shareholders, and in every written consent in lieu of such a meeting, or otherwise, in favor of approval of the Merger and the Merger Agreement and any matter that could reasonably be expected to facilitate the Merger, and against any proposal made in opposition to or competition with the consummation of the Merger and against any merger, consolidation, sale of assets, reorganization or recapitalization of the Company with any party other than Parent and its affiliates and against any liquidation or winding up of the Company.

    The attorneys and proxies named above may only exercise this proxy to vote the Shares subject hereto at any time prior to termination of the Merger Agreement at every annual, special or adjourned meeting of the Shareholders of Company and in every written consent in lieu of such meeting, in favor of approval of the Merger and the Merger Agreement and any matter that could reasonably be expected to facilitate the Merger, and against any merger, consolidation, sale of assets, reorganization or recapitalization of Company with any party other than Parent and its affiliates, and against any liquidation or winding up of the Company, and may not exercise this proxy on any other matter. The undersigned Shareholder may vote the Shares on all other matters.

    Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

    This proxy is irrevocable.

Dated: May 7, 1998

                           Signature of Shareholder: ___________________________

                           Print Name of Shareholder: __________________________

                           Shares beneficially owned:
                           ______________ shares of Common Stock

                                  ***PROXY***

                         EXHIBIT B TO MERGER AGREEMENT
                        FORM OF NONCOMPETITION AGREEMENT

    THIS NONCOMPETITION AGREEMENT is being executed and delivered as of May   ,
1998 by                     (the "Shareholder") in favor of and for the benefit
of PEREGRINE SYSTEMS, INC., a Delaware corporation ("Parent"), and INNOVATIVE TECH SYSTEMS, INC., an Illinois corporation (the "Company"). For purposes of this Agreement, the term "Company" shall mean, following consummation of the Merger (as defined herein), Peregrine Systems Facilities Management, Inc. as successor in interest to the business of the Company.

                                    RECITALS

    A. As an employee and shareholder of the Company, Shareholder has obtained and will obtain extensive and valuable knowledge and information concerning the business of the Company (including confidential information relating to the Company and its operations, assets, contracts, customers, personnel, plans and prospects).

    B. Contemporaneously with the execution and delivery of this Noncompetition Agreement, the Company is entering into an Agreement and Plan of Reorganization with Parent and a subsidiary of Parent (the "Reorganization Agreement"), which provides (subject to the conditions set forth therein) for the merger of Parent's subsidiary into the Company (the "Merger"). It is contemplated that, as a result of the Merger, the Company will become a wholly-owned subsidiary of Parent, and Shareholder will receive shares of common stock of Parent in exchange for Shareholder's shares of common stock of the Company.

    C. It is also contemplated that, on the date as of which the Merger becomes effective (the "Effective Date"), Shareholder will remain an employee of the Company and, as such, will obtain extensive and valuable knowledge and information concerning the business of Parent (including confidential information relating to Parent and its operations, assets, contracts, customers, personnel, plans and prospects).

    D. In connection with the Merger (and as a condition to entering into the Reorganization Agreement and consummating the Merger), and to more fully secure unto Parent the benefits of the Merger, Parent has requested that Shareholder enter into this Noncompetition Agreement; and Shareholder is entering into this Noncompetition Agreement in order to induce Parent to enter into the Reorganization Agreement and consummate the Merger.

    E. Both Parent and the Company have conducted, are conducting and will continue to conduct their respective businesses on a worldwide basis.

                                   AGREEMENT

    In order to induce Parent to enter into the Reorganization Agreement and consummate the Merger, and in consideration of the issuance and delivery to Shareholder of shares of common stock of Parent pursuant to the Reorganization Agreement and the payment by Parent to the Shareholder of $2,000,000 upon the closing of the Merger, Shareholder agrees as follows:

    1. ACKNOWLEDGMENTS BY SHAREHOLDER. Shareholder acknowledges that the promises and restrictive covenants that Shareholder is providing in this Noncompetition Agreement are reasonable and necessary to the protection of Parent's business and Parent's legitimate interests in its acquisition of the Company (including the Company's goodwill) pursuant to the Reorganization Agreement. Shareholder acknowledges that, in connection with the consummation of the Merger, all of the Shareholder's shares of stock of the Company will be exchanged for shares of common stock of Parent.

    2. NONCOMPETITION. During the Restriction Period (as defined below), Shareholder shall not (other than in connection with employment with the Company, Parent, their successors, or assigns):

    (a) engage in software development in the market for infrastructure management software applications (including, without limitation, related help desk, asset management, and facilities management applications);

    (b) be or become an officer, director, shareholder, owner, affiliate, salesperson, co-owner, partner, trustee, promoter, technician, engineer, analyst, employee, agent, representative, supplier, consultant, advisor or manager of or to, or otherwise acquire or hold any interest in, any person or entity that competes in the market for infrastructure management software applications (including, without limitation, related help desk, asset management, and facilities management applications); or

    (c) provide any service (as an employee, consultant or otherwise), support, product or technology to any person or entity, if such service, support, product or technology involves or relates to software development in the market for infrastructure management software applications (including, without limitation, related help desk, asset management, and facilities management applications);

PROVIDED, HOWEVER, that nothing in this Section 2 shall prevent Shareholder from owning as a passive investment less than 1% of the outstanding shares of the capital stock of a publicly-held Company if (A) such shares are actively traded on an established national securities market in the United States and (B) Shareholder is not otherwise associated directly or indirectly with such corporation or any affiliate of such corporation.

    "Restriction Period" as used herein shall mean the period commencing on the Effective Date and ending on the date that is 72 months from the Effective Date; provided that notwithstanding the lapse of such period, the Restriction Period shall continue for six months from the date of Shareholder's termination of employment by Parent or any subsidiary of Parent for any reason.

    3. NONSOLICITATION.  Shareholder further agrees that Shareholder will not:

    (a) personally or through others, encourage, induce, attempt to induce, solicit or attempt to solicit (on Shareholder's own behalf or on behalf of any other person or entity) during the Restricted Period any employee of the Company, Parent or any of Parent's subsidiaries to leave his or her employment with the Company, Parent or any of Parent's subsidiaries;

    (b) employ, or permit any entity over which Shareholder exercises voting control to employ, during the Restricted Period any person who shall have terminated his or her employment with the Company, Parent or any of Parent's subsidiaries, provided that the foregoing restriction shall not limit the Shareholder's ability to employ any member of the Shareholder's immediate family following the third anniversary of the closing of the Merger; or

    (c) personally or through others, interfere or attempt to interfere with the relationship or prospective relationship of the Company, Parent or any of Parent's subsidiaries with any person or entity that is, was or is expected to become a customer or client of the Company, Parent or any of Parent's subsidiaries.

    4. INDEPENDENCE OF OBLIGATIONS. The covenants and obligations of Shareholder set forth in this Noncompetition Agreement shall be construed as independent of any other agreement or arrangement between Shareholder, on the one hand, and the Company or Parent on the other.

    5. SPECIFIC PERFORMANCE. Shareholder agrees that in the event of any breach by Shareholder of any covenant, obligation or other provision contained in this Noncompetition Agreement, Parent and the Company shall be entitled (in addition to any other remedy that may be available to them including but not limited to a claim for damages based on the stock and cash consideration paid to Shareholder by Parent) to the extent permitted by applicable law (a) a decree or order of specific performance to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

    6. NON-EXCLUSIVITY. The rights and remedies of Parent and the Company hereunder are not exclusive of or limited by any other rights or remedies which parent or the Company may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent and the Company hereunder, and the obligations and liabilities of Shareholder hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, misappropriation of trade secrets and the like. This Noncompetition Agreement does not limit Shareholder's obligations or the rights of Parent or the Company (or any affiliate of Parent or the Company) under the terms of any other agreement between Shareholder and Parent or the Company or any affiliate of Parent or the Company.

    7. NOTICES. Any notice or other communication required or permitted to be delivered to Shareholder, the Company or Parent under this Noncompetition Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice delivered in accordance with this Section 7):

IF TO PARENT:                      Peregrine Systems, Inc.
                                   12670 High Bluff Drive
                                   San Diego, California 92130
                                   Attention:  Richard T. Nelson
                                   Facsimile No.:  (619) 794-6033
                                   with a copy to:
                                   Peregrine Systems Facilities
                                   Management, Inc.
                                   445 Jacksonville Road, Suite 200
                                   Warminster, Pennsylvania 18974
                                   Attention:  President
                                   Facsimile No.:  (215) 441-5733

IF TO SHAREHOLDER:                 William M. Thompson
                                   301 Haines Drive
                                   North Wales, Pennsylvania 19454

    8. SEVERABILITY. If any provision of this Noncompetition Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) such invalidity of enforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Noncompetition Agreement. Each provision of this Noncompetition Agreement is separable from every other provision of this Noncompetition Agreement, and each part of each provision of this Noncompetition Agreement is separable from every other part of such provision.

    9. GOVERNING LAW. This Noncompetition Agreement shall be construed in accordance with, and governed in all respects by, the laws of the Commonwealth of Pennsylvania (without giving effect to principles of conflicts of laws).

    10. WAIVER. No failure on the part of Parent or the Company to exercise any power, right, privilege or remedy under this Noncompetition Agreement, and no delay on the part of Parent or the Company in exercising any power, right, privilege or remedy under this Noncompetition Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither Parent nor the Company shall be deemed to have waived any claim arising out of this Noncompetition Agreement, or any power, right, privilege or remedy under this Noncompetition Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

    11. CAPTIONS. The captions contained in this Noncompetition Agreement are for convenience of reference only, shall not be deemed to be a part of this Noncompetition Agreement and shall not be referred to in connection with the construction or interpretation of this Noncompetition Agreement.

    12. FURTHER ASSURANCES. Shareholder shall execute and/or cause to be delivered to the Company and Parent such instruments and other documents and shall take such other actions as Company and Parent may reasonably request to effectuate the intent and purposes of this Noncompetition Agreement.

    13. ENTIRE AGREEMENT. This Noncompetition Agreement, and the other agreements referred to herein set forth the entire understanding of Shareholder, the Company and Parent relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between any of such parties relating to the subject matter hereof and thereof.

    14. AMENDMENTS. This Noncompetition Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Shareholder.

    15. ASSIGNMENT. This Noncompetition Agreement and all obligations hereunder are personal to Shareholder and may not be transferred or assigned by Shareholder at any time. Parent may assign its rights under this Noncompetition Agreement to any entity in connection with any sale or transfer of all or substantially all of Parent's assets to such entity.

    16. BINDING NATURE. Subject to Section 15, this Noncompetition Agreement will be binding upon Shareholder and Shareholder's representatives, executors, administrators, estate, heirs, successors and assigns, and will inure to the benefit of Parent and the Company and their respective successors and assigns.

    IN WITNESS WHEREOF, the undersigned has executed this Noncompetition Agreement as of the date first above written.

                                ------------------------------------------
                                SHAREHOLDER

                         EXHIBIT C TO MERGER AGREEMENT
                        FORM OF EMPLOYMENT OFFER LETTERS
                                  May   , 1998

Name and address of Offeree

Dear         :

    On behalf of Peregrine Systems Facilities Management, Inc. ("PSFM"), I would
like to extend our offer to you for the position of                     of PSFM,
reporting to                . Your employment will become effective on the date
of the closing (the "Closing Date") of the acquisition by Peregrine Systems, Inc. ("PSI") of Innovative Tech Systems, Inc., the predecessor-in-interest to PSFM, although this agreement is being entered as of the date of signing of definitive agreements relating to such acquisition. Between the date of this letter and the Closing Date, your employment will continue with Innovative Tech Systems, Inc. under your existing terms of employment. The terms of this letter shall govern your employment with PSFM from the Closing Date until the earlier of a termination of your employment or the third anniversary of the Closing Date. Although you will be an employee of PSFM, PSI hereby guarantees payment of all amounts and the provision of all benefits due hereunder.

    Upon the effectiveness of this agreement, your starting salary will be
$       per semi-monthly pay period. In addition, you will be eligible for a
bonus of up to $       per annum based on the attainment of specific employment
objectives. You will be entitled to the employment benefits offered to all employees of PSFM, which currently include medical and group life insurance benefits and participation in the 401(k) plan available to PSFM employees. Upon
your commencement of employment, you will also receive $       in consideration
of your execution and delivery of and agreement to be bound by the Noncompetition Agreement entered into by you and PSI in connection with the acquisition. All amounts payable under this agreement, including the $ payable under the Noncompetition Agreement, will be subject to applicable tax withholding requirements.

    Upon your commencement of employment, you will receive        options to
purchase common stock of PSI. This grant has been approved by the PSI Board of Directors in connection with your employment and shall be priced at an exercise price determined by, and four-year vesting pursuant to, the PSI 1994 Stock Option Plan on the date of your first day of employment. Your employment shall not be effective until we have received an executed Invention and Non-Disclosure, and Arbitration Agreement, a copy of which is attached.

    In addition, PSFM agrees to maintain a key man life insurance policy under which you will be the insured party and under which benefits in the amount of
$       will be payable, one-half to PSFM and one-half to a beneficiary or beneficiaries to be designated by you. PSFM's obligation to maintain such insurance shall terminate upon the earliest to occur of (i) the third anniversary of the Closing Date, (ii) your voluntary termination of employment with PSFM, and (iii) a termination of your employment by PSFM for Cause (as defined herein).

    PSFM is an "at-will" employer, and as such your employment is subject to termination at any time by either party, with or without Cause. Accordingly, either PSFM or you may terminate your employment for any reason or no reason and at any time. In the event that PSFM terminates your employment without Cause prior to the third anniversary of the Closing Date, you will be entitled (i) to continue to receive your base salary, payable in accordance with PSFM's payroll procedures, from the date of such termination until the third anniversary of the Closing Date, (ii) to receive on each April 1 following the termination date
until the third anniversary of the Closing Date the amount of $       ,
representing the maximum bonus to which you could have become entitled had you remained employed on that date, and (iii) to continued vesting of the options granted hereunder, in accordance with the terms of such options as if you had remained employed with PSFM through the third anniversary of the Closing Date.

    For purposes of this agreement, "Cause" shall mean (i) willful failure to perform your employment duties, other than a failure resulting from complete or partial incapacity due to physical or mental illness or impairment, (ii) a willful act which constitutes gross misconduct and which is injurious to PSI, PSFM, or any of their subsidiaries (collectively, the "Company), (iii) a willful breach of a material provision of this agreement, (iv) any breach of any material provision of the Noncompetition Agreement or the Invention and Non-Disclosure, and Arbitration Agreement, or (v) a material and willful violation of a federal or state law or regulation applicable to the business of the Company. No act, or failure to act, by you shall be considered "willful" unless committed without good faith without a reasonable belief that the act or omission was in the Company's best interest.

    During the term of this agreement, the Company agrees that (i) the total number of days on which you will be required to travel on an overnight basis will not exceed 40% of the total number of business days during any calendar year, (ii) you will not be required to relocate to any office of the Company outside metropolitan Philadelphia without your prior consent, and (iii) your job responsibilities as an employee of the Company will be consistent with those of a senior executive of PSFM. For purposes of this agreement, your job responsibilities will be deemed to be inconsistent with those of a senior
executive of PSFM if, among other reasons, you no longer report to        (or
other senior executive of the Company responsible for the management of the Company's facilities management software product). The Company's breach of any obligation pursuant to this paragraph shall be deemed a termination of your employment without Cause.

    No compensation or benefits will be paid or provided to you under this agreement for any period following the effectiveness of any termination of employment by you, any termination by PSFM or PSI for Cause, or as a result of your death. Except as set forth in this agreement relating to the vesting of the options in the event of a termination by PSI without Cause, your rights under the benefit plans of the Company shall be determined under the provisions of those plans.

    In compliance with the Immigration Control and Reform Act, this offer of employment is contingent upon your showing proof within three days of commencing work of eligibility and right to work in the United States. Proof is comprised of original documents that establish your identity and your eligibility to work in this country.

           , we are confident that you will enjoy our environment and that your talents will contribute to the continued success of Peregrine Systems Facilities Management.

Very truly yours,

Stephen P. Gardner
Chief Executive Officer of Peregrine Systems, Inc.
Chief Executive Officer of Peregrine Systems Facilities Management, Inc.

SPG/ssw

Acknowledged and Agreed:

-------------------------------------------   -------------------------------------------
Signature                                     Date

                         EXHIBIT D TO MERGER AGREEMENT
                         INNOVATIVE TECH SYSTEMS, INC.
                          FORM OF AFFILIATE AGREEMENT

    This AFFILIATE AGREEMENT (the "Agreement") is made and entered into as of
May   , 1998, between Peregrine Systems, Inc., a Delaware corporation (the
"Parent"), and the undersigned shareholder (the "Affiliate") of Innovative Tech Systems, Inc., an Illinois corporation (the "Company").

                                    RECITALS

    WHEREAS, the Parent, the Company, and Homer Acquisition Corporation, a Delaware corporation ("Homer"), have entered into an Agreement and Plan of Reorganization (the "Merger Agreement") of even date herewith pursuant to which Homer will merge with and into the Company (the "Merger"), and the Company will become a subsidiary of Parent (capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement);

    WHEREAS, pursuant to the Merger, at the Effective Time, outstanding shares of Company Common Stock, including any shares owned by Affiliate, will be converted into the right to receive shares of Parent Common Stock;

    WHEREAS, the execution and delivery of this Agreement by the Affiliate is a material inducement to Parent to enter into the Merger Agreement;

    WHEREAS, it is intended that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 as amended (the "Code"), and that it will be a condition to the effectiveness of the Merger that legal counsel for each of the Company and Parent deliver written opinions to such effect;

    WHEREAS, the Affiliate has been advised that Affiliate may be deemed to be an "affiliate" of the Company, as the term "affiliate" is used for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission"), as amended, although nothing contained herein shall be construed as an admission by Affiliate that Affiliate is in fact an "affiliate" of the Company.

                                   AGREEMENT

    NOW, THEREFORE, intending to be legally bound, the parties hereby agree as follows:

    1. COMPLIANCE WITH RULE 145 AND THE SECURITIES ACT.

    (a) The Affiliate has been advised that (i) the issuance of shares of Parent Common Stock in connection with the Merger is expected to be effected pursuant to a Registration Statement on Form S-4 to be filed with the Commission to register the shares of Parent Common Stock under the Securities Act of 1933, as amended (the "Securities Act"), and as such will not be deemed "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act, and resale of such shares will not be subject to any restrictions other than as set forth in Rule 145 under the Securities Act (which will not apply if such shares are otherwise transferred pursuant to an effective registration statement under the Securities Act or an appropriate exemption from registration), and
(ii) the Affiliate may be deemed to be an "affiliate" of the Company within the meaning of the Securities Act and, in particular, Rule 145 promulgated thereunder. Affiliate accordingly agrees not to sell, transfer, or otherwise dispose of any Parent Common Stock issued to the Affiliate in the Merger unless
(i) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145(d) promulgated under the Securities Act; (ii) such sale, transfer or other disposition is made pursuant to an effective registration statement under the Securities Act; or (iii) the Affiliate delivers to Parent a written opinion of counsel, reasonably acceptable to Parent in form and substance, that such sale, transfer, or other disposition is otherwise exempt from registration under the Securities Act. In connection with the obligations of the Affiliate hereunder, Parent agrees to file all reports required under the Exchange Act to satisfy the requirements of Rule 144(c) as long as the Affiliate shall be subject to the requirements of Rule 145.

    (b) Parent will give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received by Affiliate pursuant to the Merger, and there will be placed on the certificates representing such Common Stock, or any substitutions therefor, a legend stating in substance:

        "The shares represented by this certificate were issued in a transaction to which Rule 145 applies and may only be transferred in conformity with Rule 145(d), pursuant to an effective registration statement under the Securities Act of 1933, as amended, or in accordance with a written opinion of counsel, reasonably acceptable to the issuer in form and substance, that such transfer is exempt from registration under the Securities Act of 1933, as amended."

    The foregoing legend shall be removed (by delivery of a substitute certificate without such legend) if the Affiliate delivers to Parent (i) satisfactory written evidence that the shares have been sold in compliance with Rule 145 (in which case, the substitute certificate will be issued in the name of the transferee) or (ii) an opinion of counsel, in form and substance reasonably satisfactory to Parent, to the effect that public sale of the shares by the holder thereof is no longer subject to Rule 145.

    2. SHARE OWNERSHIP. The Affiliate is the beneficial owner of that number of shares of Company Common Stock (including shares issuable upon exercise of stock options and warrants) as set forth on the signature page hereto (the "Company Securities"). Except for the Company Securities, the Affiliate does not beneficially own any shares of Company Common Stock or any other equity securities of the Company or any options, warrants, or other rights to acquire any equity securities of the Company.

    3. MISCELLANEOUS.

    (a) For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    (b) This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties hereto and their respective successors and assigns. As used herein, the term "successors and assigns" shall mean, where the context so permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

    (c) This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of California.

    (d) If a court of competent jurisdiction determines that any provision of this Agreement is not enforceable or enforceable only if limited in time or scope, this Agreement shall continue in full force and effect with such provision stricken or so limited.

    (e) Counsel to the parties to the Merger Agreement shall be entitled to rely upon this Agreement as appropriate.

    (f) This Agreement shall not be modified or amended, or any right hereunder waived or any obligation excused, except by a written agreement signed by both parties.

               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

    IN WITNESS WHEREOF, the parties have executed this Affiliate Agreement as of the date set forth on the first page of this Agreement.

                                PEREGRINE SYSTEMS, INC.

                                By:    --------------------------------------

                                Name:   --------------------------------------

                                Title:   --------------------------------------

                                AFFILIATE

                                By:    --------------------------------------

                                Name of
                                Affiliate: ------------------------------------

                                Name of Signatory (if different from name of

                                Affiliate):
                                ------------------------------------

                                Title of Signatory (if applicable):

                                ---------------------------------------------

                                Company shares beneficially owned:

                                ------------------- shares of Common Stock

                                Company shares subject to outstanding options:

                                ------------------- shares of Common Stock

                                Company shares subject to outstanding warrants:

                                ------------------- shares of Common Stock

            ***INNOVATIVE TECH SYSTEMS, INC. AFFILIATE AGREEMENT***

                                                                         ANNEX B

                    AMENDMENT NUMBER 2 TO WARRANT AGREEMENT

    In accordance with Section 11 of the Warrant Agreement dated July 24, 1996, as amended effective September 30, 1997 (the "WARRANT AGREEMENT") between Innovative Tech Systems, Inc., an Illinois corporation (the "COMPANY") and Continental Stock Transfer & Trust Company, a New York company (the "WARRANT AGENT"), this Amendment Number 2 to the Warrant Agreement (the "WARRANT AMENDMENT") is entered into, as of the Warrant Effective Time (as defined herein), by and among the Company, the Warrant Agent, Peregrine Systems, Inc., a Delaware corporation ("PEREGRINE"), and each holder (each, a "HOLDER" and collectively, the "HOLDERS") of record as of June 18, 1998 (the "INNOVATIVE RECORD DATE") of certain redeemable warrants (the "INNOVATIVE WARRANTS") to purchase shares of the Company's Common Stock, par value $0.0185 per share ("INNOVATIVE COMMON STOCK").

                                    RECITALS

    A. Peregrine, Innovative, and Homer Acquisition Corporation, a Delaware corporation, are parties to the Agreement and Plan of Reorganization, dated as of May 7, 1998 (the "MERGER AGREEMENT"), pursuant to which Merger Sub will be merged with and into the Company (the "MERGER"), and the Company will survive the Merger and become a wholly-owned subsidiary of Peregrine.

    B. In connection with the Merger, each share of Innovative Common Stock issued and outstanding at the time the Merger becomes effective (the "MERGER EFFECTIVE TIME") will be converted into 0.2341 of a share (the "EXCHANGE RATIO") of Peregrine's common stock, par value $0.001 per share ("PEREGRINE COMMON STOCK").

    C. Peregrine and Innovative have requested that, in connection with the Merger, each Holder exchange and convert his or her Innovative Warrants at the Merger Effective Time into and for the right to receive that number of shares of Peregrine Common Stock, based on the Exchange Ratio, as would have been the case if such Holder had exercised his or her Innovative Warrants immediately prior to the Effective Time on a net issuance basis, based on the average of the last reported sales price of Peregrine Common Stock as reported on the Nasdaq National Market on the five most recent trading days ending on the trading day immediately prior to the Effective Time.

    D. Pursuant to Section 11 of the Warrant Agreement, the Warrant Amendment will require that Innovative receive executed Warrant Consents approving the Warrant Amendment from (i) Holders representing 66 2/3% in interest of the Innovative Warrants outstanding as of the Innovative Record Date (based on the number of shares of Innovative Common Stock issuable upon exercise of the Innovative Warrants) and (ii) A.S. Goldmen & Company, Inc., the underwriter of the Company's 1994 public offering.

    E. Innovative is soliciting the Warrant Consent in connection with the solicitation of approval of the Merger from holders of Innovative Common Stock and has mailed to each registered Holder, in connection with this solicitation, a copy of the Innovative Tech Systems, Inc. Shareholder Proxy Statement and Warrant Holder Information Statement/Peregrine Systems, Inc. Prospectus.

    NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                   AGREEMENT

    1. EFFECTIVE TIME. This Warrant Amendment will become effective at 5:00 p.m. (Eastern Time) on the date on which Innovative has received properly executed Warrant Consents approving the Warrant Amendment, and such Warrant Consents have not been revoked or otherwise withdrawn, from Holders of 66 2/3% in interest of the Innovative Warrants (based on the number of shares of Innovative Common Stock issuable upon exercise of the Innovative Warrants) (the "WARRANT EFFECTIVE TIME").

    2. TERMINATION ON MERGER TERMINATION. In the event of a termination of the Merger Agreement in accordance with its terms, this Warrant Amendment will terminate and be of no further force or effect.

    3. REVOCATION. The Holder may revoke a properly executed and delivered Warrant Consent at any time prior to the Warrant Effective Time by a writing delivered by personal delivery, certified U.S. mail, or recognized overnight courier service to John M. Thompson, President and Chief Operating Officer, Innovative Tech Systems, Inc., 444 Jacksonville Road, Warminster, Pennsylvania 18974. No written revocation received after the Warrant Effective Time will be effective.

    4. AMENDMENT. Section 4 of the Warrant Agreement is hereby amended and restated to read in its entirety as follows:

        "4.  EXCHANGE AND CONVERSION OF WARRANTS.

           (a) WARRANT EXCHANGE. At the Merger Effective Time, each Innovative Warrant issued and outstanding will be exchanged for and converted into that number of shares of Peregrine Common Stock (rounded down to the nearest whole share), based on the Exchange Ratio, as would have been issued to the holder of such Innovative Warrant in the Merger had such warrant been exercised for Innovative Common Stock immediately prior to the effective time of the Merger on a net issuance basis as provided in subsection 4(b) hereof, subject to the surrender to Peregrine or its transfer agent of the certificates representing the Innovative Warrants (or a bond in respect thereof).

           (b) NET ISSUANCE. Upon exchange and conversion of the Innovative Warrants in the manner described in subsection 4(b), Peregrine shall issue to each Holder, in consideration for such exchange and conversion, that number of shares of Peregrine Common Stock determined as follows:

            Y*Z*(A-B)
X =             A

 Where X  =   the number of shares of Peregrine Common Stock to be issued to the
              Holder (any fraction to be rounded to the fifth decimal place);

       Y  =   the aggregate number of shares of Innovative Common Stock issuable upon exercise of Innovative Warrants held by such Holder
              (aggregating all Innovative Warrants held by such Holder);

       Z  =   the Exchange Ratio;

       A  =   the average of the last reported sales price of Peregrine Common
              Stock as reported on the Nasdaq National Market on the five most recent trading days ending on the trading day immediately prior to the Effective Time; and

       B  =   the per share exercise price that would be due upon exercise of
              Innovative Warrants (as adjusted to the date of such calculation) held by such Holder.

           (c) FRACTIONAL SHARES. No fractional shares of Peregrine Common Stock will be issued pursuant to this Section 4. Peregrine will instead pay cash to the Holders in an amount equal to any fractional amount calculated pursuant to Section 4(b) above multiplied by the average of the last reported sale prices of Peregrine Common Stock as reported by the Nasdaq National Market for the five most recent days the Peregrine Common Stock has traded, ending on the trading day immediately prior to the Effective Time."

    5. MISCELLANEOUS. This Second Amendment may be executed in one or more counterparts, each of which shall constitute one and the same instrument. This Second Amendment shall be governed by and construed in accordance with the laws of the State of New York as applied to agreements among New York residents entered and to be performed entirely within the State of New York. Except as expressly set forth herein, the Warrant Agreement shall continue in full force and effect in accordance with its terms.

                                                                         ANNEX C

                                     [LOGO]

May 5, 1998

Board of Directors
Innovative Tech Systems, Inc.
444 Jacksonville Road
Warminster, PA 18974

Members of the Board:

    We understand that Innovative Tech Systems, Inc., an Illinois corporation ("Seller"), and Peregrine Systems, Inc., a Delaware corporation ("Buyer"), are expected to enter into a merger agreement to be dated May 6, 1998 (the "Merger Agreement"), pursuant to which Seller will become a wholly-owned subsidiary of the Buyer (the "Merger"). Pursuant to the Merger, as more fully described in the Merger Agreement and as further described to us by management of Seller, we understand that each outstanding share of the common stock, $0.0185 par value per share ("Seller Common Stock"), of Seller will be converted into and exchangeable for 0.2341 shares of the common stock, $0.001 par value per share ("Buyer Common Stock"), of Buyer (the "Consideration"). The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

    You have asked for our opinion as investment bankers as to whether the Consideration to be received by the shareholders of Seller pursuant to the Merger is fair to such shareholders from a financial point of view, as of the date hereof. For purposes of our opinion, we have assumed that the Merger will qualify as a tax-free reorganization under the United States Internal Revenue Code for the shareholders of the Seller. As you are aware, we were not requested to nor did we assist Seller in soliciting indications of interest from third parties for all or any part of the Seller.

    In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to Seller and Buyer, including the consolidated financial statements for recent years and interim periods to March 31, 1998 and certain other relevant financial and operating data relating to Seller and Buyer made available to us from published sources and from the internal records of Seller and Buyer; (ii) reviewed the financial terms and conditions of the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Seller Common Stock and Buyer Common Stock; (iv) compared Seller and Buyer from a financial point of view with certain other companies in the software industry which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the software industry which we deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed the premiums paid of selected recent mergers which we deemed to be comparable in whole or in part, to the Merger;
(vii) reviewed the financial contribution each company is making to the combined company and compared that contribution to the percentage ownership each company's shareholders will hold in the combined company after the transaction closes; (viii) reviewed and discussed with representatives of the management of Seller and Buyer certain information of a business and financial nature regarding Seller and Buyer, furnished to us by them, including financial forecasts and related assumptions of Seller and Buyer; and (ix) performed such other analyses and examinations as we have deemed appropriate.

Innovative Tech Systems, Inc.
May 5, 1998
Page 2 of 3

    In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for Seller and Buyer provided to us by their respective managements, upon their advice and with your consent we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of their respective managements at the time of preparation as to the future financial performance of Seller and Buyer and that they provide a reasonable basis upon which we can form our opinion. With respect to the forecasts for Buyer provided to us by its management, for purposes of our analyses we have assumed that they provide a reasonable basis upon which we can form our opinions. We have also assumed that there have been no material changes in Seller's or Buyer's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of counsel and independent accountants to Seller as to all legal and financial reporting matters with respect to Seller, the Merger and the Merger Agreement. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Seller or Buyer, nor have we been furnished with any such appraisals. You have informed us, and we have assumed, that the Merger will be recorded as a purchase under generally accepted accounting principles. Finally, our opinion is based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

    We have further assumed with your consent that the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by Seller of any of the conditions to its obligations thereunder.

    We have acted as financial advisor to Seller in connection with the Merger and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger.

    Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be received by the shareholders of Seller pursuant to the Merger is fair to such shareholders from a financial point of view, as of the date hereof.

    We are not expressing an opinion regarding the price at which the Buyer Common Stock may trade at any future time. The Consideration to be received by the shareholders of Seller pursuant to the Merger is based upon a fixed exchange ratio, accordingly, the market value of the Consideration may vary significantly.

    This opinion is directed to the Board of Directors of Seller in its consideration of the Merger and is not a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. Further, this opinion addresses only the financial fairness of the Consideration to the shareholders and does not address the relative merits of the Merger and any alternatives to the Merger, Seller's underlying decision to proceed with or effect the Merger, or any other aspect of the Merger. This opinion may not be used or referred to by Seller, or quoted or disclosed to any person in any manner, without our

Innovative Tech Systems, Inc.
May 5, 1998
Page 3 of 3

prior written consent, which consent is hereby given to the inclusion of this opinion in any proxy statement or prospectus filed with the Securities and Exchange Commission in connection with the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

                                    Very truly yours,

                                    NATIONSBANC MONTGOMERY SECURITIES LLC

                                    /s/ NationsBanc Montgomery Securities LLC

                                                                         ANNEX D

                       ILLINOIS BUSINESS CORPORATION ACT

SECTION 11.65 RIGHT TO DISSENT.

    (a) A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:

        (1) consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if (i) shareholder authorization is required for the merger or consolidation or the share exchange by Section 11.20 or the articles of incorporation or (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30;

        (2) consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;

        (3) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

            (i) alters or abolishes a preferential right of such shares;

            (ii) alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares;

           (iii) in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or

        (4) any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by-laws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in
    Section 11.70 or as may be otherwise provided in the articles, by-laws or resolution.

    (b) A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.

    (c) A record owner of shares may assert dissenters' rights as to fewer than all the shares recorded in such person's name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters' rights as to shares held on such person's behalf only if the beneficial owner submits to the corporation the record owner's written consent to the dissent before or at the same time the beneficial owner asserts dissenters' rights. (Last amended by P.A. 85-1269, L. '88, eff. 1-1-89.)

SECTION 11.70 PROCEDURE TO DISSENT.

    (a) If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenters' rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

    (b) If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenter's rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.

    (c) Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation's latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares with 10 days after delivery of the corporation's statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market of the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.

    (d) A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

    (e) If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the share or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation's statement of value, shall notify the corporation in writing of the shareholder's estimated fair value and amount of interest due and demand payment for the difference between the shareholder's estimate of fair value and interest date and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).

    (f) If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their share and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

    (g) The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

    (h) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

    (i) The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection
(c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

        (1) Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).

        (2) Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.

    If the Court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.

    (j) As used in this Section:

        (1) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

        (2) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances. (Last amended by P.A. 86-1156, L. '90, eff. 8-10-90.)

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

    Article IX of the Registrant's Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permitted under Delaware law.

    Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation to the fullest extent permitted under the General Corporation Law of Delaware.

    The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

    In addition, pursuant to the terms of the Merger Agreement, the Registrant has agreed to fulfill and honor in all respects the obligations of Innovative pursuant to any indemnification agreements between Innovative and its directors and officers as of the Effective Time (the "Indemnified Parties") and any indemnification provisions under Innovative's Certificate of Incorporation or Bylaws as in effect immediately prior to the Merger. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of Innovative as in effect immediately prior to the Merger, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Innovative, unless such modification is required by law.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT
NO.    EXHIBIT TITLE
------ --------------------------------------------------------------------------
 *2.1(a) Agreement and Plan of Reorganization by and among Peregrine Systems, Inc.,
         Homer Acquisition Corporation and Innovative Tech Systems, Inc., dated as of May 7, 1998.

  3.1(c) Amended and Restated Certificate of Incorporation as filed with the Secretary of the State of Delaware on February 11, 1997.

  3.2(c) Bylaws, as amended.

  4.1(c) Specimen Stock Certificate.

  4.2(c) Declaration of Registration Rights, dated September 19, 1997, granted by the Registrant to Stockholders of United Software, Inc.

  5.1(a) Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

EXHIBIT
NO.    EXHIBIT TITLE
------ --------------------------------------------------------------------------
  8.1(a) Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as
         to Tax Matters.

  8.2(a) Opinion of Archer & Greiner, A Professional Corporation, as to Tax
         Matters.

 *9.1(a) Form of Voting Agreement between Peregrine Systems, Inc. and certain shareholders of Innovative Tech Systems, Inc., dated as of May 7, 1998.

 10.1(c) Nonqualified Stock Option Plan, as amended, and forms of Stock Option
         Agreement and Stock Buy-Sell Agreement

 10.2(c) Nonqualified Stock Option Plan, as amended, and forms of Stock Option
         Agreement and Stock Buy-Sell Agreement

 10.3(d) 1994 Stock Option Plan, as amended through February 6, 1997, including
         1995 Stock Plan for French Employees.

 10.4(d) Form of Stock Option Agreement under the 1994 Stock Option Plan, as amended through February 6, 1997.

 10.5(d) 1997 Employee Stock Purchase Plan and Forms of Participation Agreement thereunder.

 10.6(d) 1997 Director Stock Option Plan.

 10.7(c) Form of Indemnification Agreement for directors and officers.

 10.8(e) Credit Agreement dated as of July 1, 1997 by and between the Registrant and Wells Fargo Bank, N.A.

 10.9(c) Sublease between the Registrant and JMI Services, Inc.

 10.10(c) Lease between the Registrant and the Mutual Life Insurance Company of New
         York dated October 26, 1994, as amended in August 1995, and
         Notifications of Assignment dated June 14, 1996 and December 9, 1996 for the Registrant's headquarters at 12670 High Bluff Drive, San Diego, CA.

 10.11(c) Lease between the Registrant and the Mutual Life Insurance Company of New
         York dated October 26, 1994, as amended in August 1995, and Notification of Assignment dated December 9, 1996 for the Registrant's headquarters at 12680 High Bluff Drive, San Diego, CA.

 10.14(c) XVT Stock Option Agreement dated January 18, 1995 between the Registrant and Christopher Cole, as amended on October 3, 1996.

 10.15(d) Restricted Stock Agreement dated November 1, 1995 between the Registrant and Alan Hunt.

 10.16(d) Restricted Stock Agreement dated November 1, 1995 between the Registrant and David Farley.

 10.17(c) Stock Option Agreement dated as of December 7, 1990 between the Registrant and Christopher Cole, as amended on October 26, 1995.

 10.18(c) Form of Stock Option Agreement under the 1995 Stock Option Plan for French
         Employees.

 10.19(c) Form of Stock Option Agreement under the 1997 Director Option Plan.

 10.20(a) Nonsolicitation and Non-Hiring Agreement between the Registrant and
         Douglas F. Garn, dated January 8, 1998.

 10.21(g) Certificate of Amendment, dated November 3, 1997, for amendment of 1994
         Stock Option Plan.

EXHIBIT
NO.    EXHIBIT TITLE
------ --------------------------------------------------------------------------
 10.22(b) Executive Officer Incentive Program and Form of Restricted Stock
         Agreement.

 10.23(f) Severance Settlement Agreement and Release of Claims between the
         Registrant and Alan H. Hunt, dated January 30, 1998.

 21.1(a) Peregrine Systems, Inc. Subsidiaries

 23.1A(a) Consent of Arthur Andersen LLP, Independent Public Accountants (relating to financial statements for Peregrine Systems)

 23.1B(a) Consent of Arthur Andersen LLP, Independent Public Accountants (relating to financial statements for United Software, Inc.)

 23.2A(a) Consent of Price Waterhouse LLP, Independent Accountants (relating to financial statements for Innovative Tech Systems, Inc. for its fiscal years ended January 31, 1998 and 1997)

 23.2B(a) Consent of Coopers & Lybrand L.L.P., Independent Accountants (relating to financial statements for Innovative Tech Systems, Inc. for its fiscal year ended January 31, 1996)

 23.3(a) Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
         (included in Exhibits 5.1 and 8.1).

 23.4(a) Consent of Archer & Greiner, a Professional Corporation (included in
         Exhibit 8.2)

 24.1(a) Power of Attorney (See page II-6)

 27.1(a) Financial Data Schedule for Peregrine Systems, Inc.

 27.2(a) Financial Data Schedule for Innovative Tech Systems, Inc. for its fiscal years ended January 31, 1996, 1997, and 1998

 27.3(a) Financial Data Schedule for Innovative Tech Systems, Inc. for its quarters ended April 30, 1997 and 1998

*99.1(a) Opinion of Nationsbanc Montgomery Securities LLC

 99.2(a) Form of Proxy Card of Innovative Tech Systems, Inc.

 99.3(a) Form of Written Consent to Warrant Amendment.

------------------------

* Filed as an annex to the Proxy Statement/Prospectus constituting part of this Registration Statement and incorporated herein by reference.

(a) Filed herewith.

(b) Incorporated by reference to the exhibit bearing the same number filed with the Registrant's Registration Statement on Form S-1 (Registration Statement 333-39891), which the Securities and Exchange Commission declared effective on November 19, 1997.

(c) Incorporated by reference to the exhibit bearing the same number filed with the Registrant's Registration Statement on Form S-1 (Registration Statement 333-21483), which the Securities and Exchange Commission declared effective on April 8, 1997.

(d) Incorporated by reference to the exhibit bearing the same number filed with the Registrant's Annual Report on Form 10-K for the Year ended March 31, 1997.

(e) Incorporated by reference to the exhibit bearing the same number filed with the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 20, 1997.

(f) Incorporated by reference to the exhibit bearing the same number filed with the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997.

(g) Incorporated by reference to Exhibit 10.23 filed with the Registrant's Registration Statement on Form S-8, which became effective upon its filing on January 22, 1998.

ITEM 22.  UNDERTAKINGS.

        (a) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (b) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning the transaction, and the company being acquired therein, that was not the subject of and included in the registration statement when it became effective.

        (c) The undersigned registrant hereby undertakes as follows:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material changes to such information in the registration statement;

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (e) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (f) The undersigned registrant hereby undertakes as follows:

            (1) Prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable forms; and

            (2) That every prospectus (i) that is filed pursuant to paragraph
(f)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on June 22, 1998.

                                PEREGRINE SYSTEMS, INC.

                                By:             /s/ DAVID A. FARLEY
                                     -----------------------------------------
                                                  David A. Farley
                                            VICE PRESIDENT, FINANCE, AND
                                              CHIEF FINANCIAL OFFICER

                               POWER OF ATTORNEY

    Each of the officers and directors of Peregrine Systems, Inc. whose signature appears below hereby constitutes and appoints Stephen P. Gardner and David A. Farley their true and lawful attorney and agent, with full power of substitution to sign and execute on behalf of the undersigned any amendment or amendments to the Registration Statement on From S-4 and to perform any acts necessary in order to file such amendments, and each of the undersigned does hereby ratify and confirm any such acts that said attorney and agent, or his substitutes, shall or do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the 22nd day of June 1998.

          SIGNATURES                      TITLE                    DATE
------------------------------  --------------------------  -------------------
                                President and Chief
    /s/ STEPHEN P. GARDNER        Executive Officer
------------------------------    (Principal Executive         June 22, 1998
     (Stephen P. Gardner)         Officer) and Director

                                Vice President, Finance,
     /s/ DAVID A. FARLEY          and Chief Financial
------------------------------    Officer (Principal           June 22, 1998
      (David A. Farley)           Financial and Accounting
                                  Officer) and Director

      /s/ JOHN J. MOORES
------------------------------  Chairman of the Board of       June 22, 1998
       (John J. Moores)           Directors

    /s/ CHRISTOPER A. COLE
------------------------------  Director                       June 22, 1998
    (Christopher A. Cole)

   /s/ RICHARD A. HOSLEY II
------------------------------  Director                       June 22, 1998
    (Richard A. Hosley II)

   /s/ CHARLES E. NOELL III
------------------------------  Director                       June 22, 1998
    (Charles E. Noell III)

   /s/ NORRIS VAN DEN BERG
------------------------------  Director                       June 22, 1998
    (Norris van den Berg)